EXHIBIT 99.1
Clear Channel Communications, Inc.
200 East Basse Road
San Antonio, Texas 78209
December 9, 2005
Dear Clear Channel Communications, Inc. Stockholder:
      We are pleased to inform you that on December 2, 2005, the Board of Directors of Clear Channel Communications, Inc. approved the spin-off of CCE Spinco, Inc., a wholly-owned subsidiary of Clear Channel Communications, which we believe is one of the world’s largest diversified promoters and producers of, and venue operators for, live entertainment events.
      The spin-off of CCE Spinco will occur on December 21, 2005 by way of a pro rata dividend to Clear Channel Communications’ stockholders. Each Clear Channel Communications stockholder will be entitled to receive a dividend of one share of CCE Spinco common stock (and a related stock purchase right) for every eight shares of Clear Channel Communications common stock held at 5:00 p.m., New York City time, on December 14, 2005, which is the record date of the spin-off. The dividend will be paid in book-entry form, and physical stock certificates will be issued only upon request. No fractional shares of CCE Spinco common stock will be issued. If you would be entitled to a fractional share of CCE Spinco common stock in the distribution, you will receive its net cash value instead.
      Stockholder approval of the spin-off is not required, and you are not required to take any action to receive your CCE Spinco common stock.
      Following the spin-off, you will own shares in both Clear Channel Communications and CCE Spinco. Clear Channel Communications common stock will continue to trade on the New York Stock Exchange under the symbol “CCU.” CCE Spinco’s common stock has been approved for listing on the New York Stock Exchange under the symbol “LYV.”
      The enclosed information statement, which is being mailed to all Clear Channel Communications stockholders, describes the spin-off in detail and contains important information about CCE Spinco, including its financial statements.
      We look forward to your continued support as a stockholder in both Clear Channel Communications and CCE Spinco.
Sincerely,

L. Lowry Mays	Mark P. Mays	Randall T. Mays
Chairman	President and	Executive Vice President and
	Chief Executive Officer	Chief Financial Officer

NORTH AMERICAN VENUES

Seattle
Sacramento
(2) San Francisco
San Jose
Los Angeles
(2)
Phoenix
Albuquerque
Denver
San Antonio
Houston
Kansas City
St. Louis
Milwaukee
Chicago
(2)
Indianapolis
Cincinnati
Louisville
Nashville
Birmingham
Atlanta
Detroit
Cleveland
Columbus
Toronto (2)
Buffalo
(2) Pittsburgh
Wheeling
Virginia Beach
Raleigh-Durham
Charlotte
Tampa
West Palm Beach
Albany
Wilkes-Barre
(2) (5) Boston
Hartford
New Haven
Nassau
(2) New York
Monmouth
(2) Philadelphia
Baltimore
Washington
Amphitheater
Arena
Club
Theater
Festival Site

Note: Does not include 3 amphitheaters and 4 theaters in which we have non-controlling equity interests and 7 amphitheaters, 3 arenas, 8 clubs and 6 theaters in which we have booking, promotion or consulting agreements.

* See inside back cover for a map of our international venues.

CCE Spinco, Inc.
9348 Civic Center Drive
Beverly Hills, California 90210
December 9, 2005
Dear CCE Spinco, Inc. Stockholder:
      It is my pleasure to welcome you as a stockholder of our new company, CCE Spinco, Inc. We believe we are one of the world’s largest diversified promoters and producers of, and venue operators for, live entertainment events. For the year ended December 31, 2004, we promoted or produced over 28,500 events, including music concerts, theatrical shows, specialized motor sports and other events, with total attendance exceeding 61 million. In addition, we believe we operate one of the largest networks of venues used principally for music concerts and theatrical performances in the United States and Europe. As of September 30, 2005, we owned or operated 117 venues, consisting of 75 domestic and 42 international venues.
      As a separate publicly-traded company, CCE Spinco will continue to provide high-quality, customer-oriented live entertainment services to our clients. We plan to continue to focus our energies on producing and promoting compelling live entertainment events.
      Our common stock has been approved for listing on the New York Stock Exchange under the symbol “LYV” in connection with the spin-off. We expect the distribution will be completed on December 21, 2005 and that your new stock will begin trading on December 22, 2005.
      I invite you to learn more about CCE Spinco by reviewing the enclosed information statement. We look forward to our future as a separate publicly-traded company and to your support as a holder of CCE Spinco common stock.

Sincerely,

Randall T. Mays
Chairman of the Board of Directors

INFORMATION STATEMENT
CCE Spinco, Inc.
Common Stock
(Par Value $0.01 per share)
      This information statement is being furnished in connection with the distribution of all the outstanding shares of CCE Spinco, Inc. common stock by Clear Channel Communications, Inc. to holders of its common stock.
      Shares of our common stock will be distributed to holders of Clear Channel Communications common stock of record as of 5:00 p.m., New York City time on December 14, 2005, which will be the record date. These stockholders will be entitled to receive one share of our common stock (and a related stock purchase right) for every eight shares of Clear Channel Communications common stock held on the record date. The distribution will be effective at 11:59 p.m., New York City time, on December 21, 2005. No fractional shares of our common stock will be issued. Any stockholder that would be entitled to fractional shares will receive net cash in lieu of such shares. The distribution is intended to be tax-free to Clear Channel Communications and its stockholders for U.S. federal income tax purposes, except for any cash received in lieu of fractional shares.
      No stockholder approval of the distribution is required or sought. We are not asking you for a proxy and you are requested not to send us a proxy. Clear Channel Communications stockholders will not be required to pay for the shares of our common stock to be received by them in the distribution, or to surrender or to exchange shares of Clear Channel Communications common stock in order to receive our common stock or to take any other action in connection with the distribution. There is no current trading market for our common stock. However, we expect that a limited market, commonly known as a “when-issued” trading market, for our common stock will develop on or shortly before the record date for the spin-off, and we expect “regular way” trading of our common stock will begin the first trading day after the spin-off. Our common stock has been approved for listing on the New York Stock Exchange under the symbol “LYV.”
       In reviewing this information statement, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 20.
       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.
      This information statement is not an offer to sell, or a solicitation of an offer to buy, any securities.
The date of this information statement is December 9, 2005.
Clear Channel Communications first mailed this document to its stockholders on December 15, 2005.

INDUSTRY DATA
      This information statement includes industry data, forecasts and information that we have prepared based, in part, upon industry data, forecasts and information obtained from independent industry publications and surveys and other information available to us. Some data are also based on our good faith estimates, which are derived from management’s knowledge of the industry and independent sources. The primary sources for third-party industry data and forecasts were Nielsen Media Research, Inc., Pollstar, Inc., The League of American Theatres and Producers, Inc. and other industry reports and articles. These third-party publications and surveys generally state that they believe the information contained therein was obtained from sources they believe to be reliable, but that they can give no assurance as to the accuracy or completeness of included information. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein. Similarly, we believe our internal research is reliable, but it has not been verified by any independent sources.

SUMMARY
      This summary highlights information contained elsewhere in this information statement and provides an overview of our company and the material aspects of our spin-off from Clear Channel Communications, Inc. You should read this entire information statement carefully, especially the risk factors discussed beginning on page 20 and our combined historical and pro forma financial statements and notes to those statements appearing elsewhere in this information statement. References in this information statement to (i) “Clear Channel Entertainment,” “CCE Spinco,” “we,” “our” and “us” refer to CCE Spinco, Inc. and its consolidated subsidiaries and (ii) “Clear Channel Communications” refers to Clear Channel Communications, Inc. and its consolidated subsidiaries (other than us), unless the context otherwise requires.
      We describe in this information statement the businesses to be transferred to us by Clear Channel Communications in connection with the distribution as if the transferred businesses were our business for all historical periods described herein. However, we are a newly formed entity that has not conducted any operations prior to the distribution. References in this information statement to our historical assets, liabilities, products, businesses or activities of our business are generally intended to refer to the historical assets, liabilities, services, businesses or activities of the transferred businesses as the businesses were conducted as a part of Clear Channel Communications and its subsidiaries prior to the distribution. Following the distribution, we will be a separate publicly-traded company and Clear Channel Communications will have no continuing stock ownership in us. Our historical financial results as part of Clear Channel Communications contained herein may not reflect our financial results in the future as an independent company or what our financial results would have been had we been operated as a separate publicly-traded company during the periods presented.
CCE Spinco, Inc.
Our Business
      We believe we are one of the world’s largest diversified promoters and producers of, and venue operators for, live entertainment events. For the year ended December 31, 2004, we promoted or produced over 28,500 events, including music concerts, theatrical performances, specialized motor sports and other events, with total attendance exceeding 61 million. In addition, we believe we operate one of the largest networks of venues used principally for music concerts and theatrical performances in the United States and Europe. As of September 30, 2005, we owned or operated 117 venues, consisting of 75 domestic and 42 international venues. These venues include 39 amphitheaters, 58 theaters, 14 clubs, four arenas and two festival sites. In addition, through equity, booking or similar arrangements we have the right to book events at 33 additional venues. For the year ended December 31, 2004, we generated revenues of approximately $2.8 billion, net income of approximately $16.3 million, and operating income (loss) before depreciation, amortization, loss (gain) on sale of operating assets and non-cash compensation expense, or OIBDAN, of approximately $130.5 million. Please read “— Summary Historical and Pro Forma Financial and Other Data — Non-GAAP Financial Measures” for an explanation of OIBDAN and a reconciliation of OIBDAN to operating income. Approximately 90% of our total revenues for 2004 resulted from our promotion or production of music concerts and theatrical performances and from revenues related to our owned or operated venues.

Our Business Segments
      We operate in two reportable business segments: global music and global theater. In addition, we operate in the specialized motor sports, sport representation and other businesses, which are included under “other.”
      Global Music. Our global music business principally involves the promotion or production of live music shows and tours by music artists in our owned and operated venues and in rented third-party venues. For the year ended December 31, 2004, our global music business generated approximately $2.2 billion, or 78%, of our total revenues. We promoted or produced over 10,000 events in 2004, including tours for artists such as Madonna, Sting, Dave Matthews Band and Toby Keith. In addition, we produced several large festivals in Europe, including Rock Werchter in Belgium and the North Sea Jazz Festival in Holland. Part of our growth strategy is to expand our promotion and production of festivals, particularly in Europe. While our global music business operates year-round, we experience higher revenues during the second and third quarters due to the seasonal nature of our amphitheaters and international festivals, which are primarily used during or occur in May through September.
      Global Theater. Our global theater business promotes, which we commonly refer to as “presents,” and produces touring and other theatrical performances. Our touring theatrical performances consist primarily of revivals of previous commercial successes and new productions of theatrical performances playing on Broadway in New York City or the West End in London. For the year ended December 31, 2004, our global theater business generated approximately $314.0 million, or 11%, of our total revenues. In 2004, we presented or produced over 12,000 theatrical performances of productions such as The Producers, The Lion King, Mamma Mia! and Chicago. We pre-sell tickets for our touring shows through one of the largest subscription series in the United States and Canada in approximately 45 touring markets. While our global theater business operates year-round, we experience higher revenues during September through April, which coincides with the theatrical touring season.
      Other. We believe we are one of the largest promoters and producers of specialized motor sports events, primarily in North America. In 2004, we held over 600 events in stadiums, arenas and other venues, including monster truck shows, supercross races, motocross races, freestyle motocross events and motorcycle road racing. In addition, we own numerous trademarked properties, including monster trucks such as Grave Diggertm and Blue Thundertm, which generate additional licensing revenues. While our specialized motor sports business operates year-round, we experience higher revenues during January through March, which is the period when a larger number of specialized motor sports events occur.
      We also provide integrated sports marketing and management services, primarily for professional athletes. Our marketing and management services generally involve our negotiation of player contracts with professional sports teams and of endorsement contracts with major brands. As of September 30, 2005, we had approximately 600 clients, including Tracy McGrady (basketball), David Ortiz (baseball), Tom Lehman (golf), Andy Roddick (tennis), Roy E. Williams (football) and Steven Gerrard (soccer).
      We also promote and produce other live entertainment events, including family shows such as Dora the Explorer and Blue’s Clues, as well as museum and other exhibitions, such as Saint Peter and The Vatican: The Legacy of the Popes. In addition, we produce and distribute television shows and DVDs, including programs such as A&E Biographies: Rod Stewart and HBO Sports’ The Curse of the Bambino.
      For the year ended December 31, 2004, businesses included under “other” generated approximately $291.1 million, or 11%, of our total revenues.

Our Business Activities
      We principally act in the following capacities, performing one, some or all of these roles in connection with our events and tours:
      Promotion. As a promoter, we typically book performers, arrange performances and tours, secure venues, provide for third-party production services, sell tickets and advertise events to attract audiences. We earn revenues primarily from the sale of tickets and pay performers under one of several formulas, including a fixed guaranteed amount and/or a percentage of ticket sales. For each event, we either use a venue we own or operate, or rent a third-party venue. In our global theater business, we generally refer to promotion as “presentation.” Revenues related to promotion activities represent the majority of our combined revenues. These revenues are generally related to the volume of ticket sales and ticket prices. Event costs, included in divisional operating expenses, such as artist and production service expenses, are typically substantial in relation to the revenues they generate. As a result, significant increases or decreases in promotion revenue do not typically result in comparable changes to operating income.
      Production. As a producer, we generally develop event content, hire directors and artistic talent, develop sets and costumes, and coordinate the actual performances of the events. We produce tours on a global, national and regional basis. We generate revenues from fixed producer fees and by sharing in a percentage of event or tour profits primarily related to the sale of tickets, merchandise and event and tour sponsorships.
      Venue Operation. As a venue operator, we contract with promoters to rent our venues for events and provide related services such as concessions, merchandising, parking, security, ushering and ticket-taking. We generate revenues primarily from rental income, ticket service charges, premium seating and venue sponsorships, as well as sharing in percentages of concessions, merchandise and parking. Our outdoor entertainment venues are primarily used, and our international festivals occur, during May through September. As a result, we experience higher revenues during the second and third quarters. Revenues generated from venue operations, which are partially driven by attendance, typically have a higher margin than promotion or production revenues and therefore typically have a more direct relationship to operating income.
      Sponsorships and Advertising. We actively pursue the sale of national and local sponsorships and placement of advertising, including signage, promotional programs, naming of subscription series and tour sponsorships. Many of our venues also have name-in-title sponsorship programs. We believe national sponsorships allow us to maximize our network of venues and to arrange multi-venue branding opportunities for advertisers. Our national sponsorship programs have included companies such as American Express, Anheuser Busch and Coca-Cola. Our local and venue-focused sponsorships include venue signage, promotional programs, on-site activation, hospitality and tickets, and are derived from a variety of companies across various industry categories. Revenues generated from sponsorships and advertising typically have a higher margin than promotion or production revenues and therefore typically have a more direct relationship to operating income.
Our Strategy
      We are pursuing the following key strategies:

•	We seek to maximize cash flow from operations through the ownership and operation of a leading distribution network of live entertainment venues.

•	We seek to attract large audiences by securing, promoting and producing compelling live entertainment events in our own venues and third party venues.

•	We seek to use our venues, live events and customers to develop and maintain relationships with our sponsorship and marketing partners, and sell an expanded line of products and services to our customers.

•	We intend to selectively pursue investments and acquisitions that enhance our business where the returns and growth potential are consistent with our goal of increasing stockholder value.
Our Challenges
      We face a number of risks associated with our business and industry and must overcome a variety of challenges in implementing our operating strategy in order to be successful. For instance:

•	We will have substantial indebtedness and lease obligations after the spin-off and will not be able to rely on Clear Channel Communications to fund our future capital requirements. Our total indebtedness for borrowed money will be approximately $367.6 million. Our substantial indebted-

ness could have adverse consequences on our business and results of operations. If our cash flow and capital resources are insufficient to service our debt, we may be forced to sell assets, seek additional equity or debt capital or restructure our debt and business.

•	The live entertainment industry is highly competitive and the success of our events are primarily dependent on public taste and our ability to secure popular artists. Many events require substantial upfront costs before they generate any receipts and it is extremely difficult to predict if an event will be a success. To be successful, we must promote and present live entertainment events that generate significant receipts to offset fixed promotion and overhead costs.

•	We have not operated as an independent company and have in the past relied on Clear Channel Communications for financing and other services. We may be unable to make the changes necessary to operate as an independent company or to obtain necessary financing and other services from unrelated third parties on reasonable terms or at all.

•	We are subject to extensive governmental regulation. Regulations regarding permitting, health, safety, food and alcoholic beverage service, working conditions, the Americans with Disabilities Act, and taxes, among others, may restrict our live entertainment operations. From time to time, state and federal governmental bodies propose legislation that may introduce additional restrictions on us.
      For further discussion of these challenges and other risks that we face, see “Risk Factors” beginning on page 20.

Questions and Answers about CCE Spinco and the Distribution

Why is Clear Channel Communications separating CCE Spinco and distributing its stock?	The board of directors of Clear Channel Communications has determined that the separation of CCE Spinco from Clear Channel Communications is in the best interests of Clear Channel Communications, its stockholders and us, by providing each company with certain opportunities and benefits, such as:

• The separation will allow us and Clear Channel Communications to better attract, retain and motivate current and future employees through the use of equity-based compensation policies that more directly link employee compensation with our respective financial performances.

• The separation will permit the independent management of each of Clear Channel Communications and us to focus its attention and its company’s financial resources on its respective distinct business and business challenges and to lead each independent company to adopt strategies and pursue objectives that are appropriate to its respective business.

• Both we and Clear Channel Communications expect to have better access to the equity capital markets in connection with acquisitions and financings after the separation as our investors will not be forced to understand and make investment decisions with respect to Clear Channel Communications’ business and Clear Channel Communications’ investors will not be forced to understand and make investment decisions with respect to our business.

See “The Distribution.”

Why is the separation of the two companies structured as a spin-off?	Clear Channel Communications believes that a tax-free distribution of shares in CCE Spinco offers Clear Channel Communications and its stockholders long-term value in a tax efficient way to separate the companies.

How will the separation and distribution work?	The separation and distribution will be accomplished through a series of transactions in which substantially all of the assets and liabilities of Clear Channel Communications’ entertainment business comprised of global music, global theater, specialized motor sports and sport representation businesses will be transferred to us and all of the shares of our common stock will be distributed by Clear Channel Communications to its stockholders on a pro rata basis.

What do stockholders need to do to participate in the distribution?	Nothing. You are not required to take any action to receive CCE Spinco common stock in the distribution, although we urge you to read this entire document carefully. You do not need to mail in Clear Channel Communications common stock certificates to receive CCE Spinco common stock. No stockholder approval of the distribution is required or sought. We are not asking you for a proxy and you are requested not to send us a proxy. You will not be required either to pay anything for the new shares or to surrender any shares of Clear Channel Communications common stock. If you own Clear Channel Communications common stock as of 5:00 p.m., New York City time, on the record date, a book-entry account statement reflecting your ownership of CCE Spinco shares will be mailed to you, or your brokerage account will be credited for the shares, on or about December 21, 2005. Following the distribution, stockholders whose shares are held in book-entry form may request that their shares of our common stock be transferred to a brokerage or other account at any time as well as delivery of physical stock certificates for their shares, in each case without charge.

When will the distribution occur?	We expect that Clear Channel Communications will distribute the shares of our common stock on December 21, 2005 to holders of record of Clear Channel Communications common stock at 5:00 p.m., New York City time, on December 14, 2005, the record date.

Can Clear Channel Communications decide to cancel the distribution of the common stock even if all the conditions have been met?	Yes. The distribution is conditioned upon satisfaction or waiver of certain conditions. See “The Distribution — Distribution Conditions and Termination.” Clear Channel Communications has the right to terminate the stock distribution, even if all of these conditions are met, if at any time Clear Channel Communications’ board of directors determines, in its sole discretion, that Clear Channel Communications and CCE Spinco are better served being a combined company, thereby making the distribution not in the best interest of Clear Channel Communications and its stockholders, or that market conditions are such that it is not advisable to spin-off the entertainment business.

Does CCE Spinco plan to pay dividends?	No. We do not expect to pay any cash dividends in the foreseeable future. Moreover, we anticipate the terms of our credit agreement governing our senior secured credit facility and designations governing Holdco #2’s preferred stock will limit the amount of funds which we will have available to declare and distribute as dividends on our common stock. Payment of future cash dividends, if any, will be at the discretion of our board of directors in accordance with applicable law. See “Dividend Policy” and “Description of Indebtedness.”

What are the U.S. federal income tax consequences of the distribution to Clear Channel Communications stockholders?	The spin-off is conditioned upon Clear Channel Communications’ receipt of a private letter ruling from the IRS, which it has received, and the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, in each case, to the effect that the spin-off will qualify as a tax-free distribution for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code”). Assuming the spin-off so qualifies, for U.S. federal income tax purposes, no gain or loss will be recognized by you, and no amount will be included in your income, upon the receipt of shares of our common stock pursuant to the spin-off. You will generally recognize gain or loss with respect to cash received in lieu of a fractional share of our common stock. See “The Distribution — Material U.S. Federal Income Tax Consequences of the Distribution.”

What will the relationship between Clear Channel Communications and CCE Spinco be following the distribution?	After the distribution, Clear Channel Communications will not own any shares of our common stock and we will not own any shares of Clear Channel Communications common stock. Three of our directors will also be directors of Clear Channel Communications, and our chairman will continue to serve as chief financial officer of Clear Channel Communications. In addition, in connection with the distribution, we and Clear Channel Communications are entering into a number of agreements that will govern our spin-off from Clear Channel Communications and our future relationship. We cannot assure you that these agreements will be on terms as favorable to us as agreements with other third parties. See “Our Relationship with Clear Channel Communications After the Distribution.” In addition, if Clear Channel Communications acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both us and Clear Channel Communications, our certificate of incorporation provides that we will generally renounce our interest in the corporate opportunity. See “Description of Capital Stock — Provisions of our Amended and Restated Certificate of Incorporation Relating to Related-Party Transactions and Corporate Opportunities.”

What if I want to sell my Clear Channel Communications common stock or my CCE Spinco common stock?	You should consult with your own financial advisors, such as your stockbroker, bank or tax advisor. Clear Channel Communications does not make any recommendations on the purchase, retention or sale of shares of Clear Channel Communications common stock or CCE Spinco common stock to be distributed.

If you do decide to sell any shares, you should make sure your stockbroker, bank or other nominee understands whether you want to sell your Clear Channel Communications common stock or your CCE Spinco common stock after it is distributed, or both.

Where will I be able to trade shares of CCE Spinco common stock?	There is not currently a public market for our common stock. Our common stock has been approved for listing on the New York Stork Exchange, or NYSE, under the symbol “LYV.” We anticipate that trading in shares of our common stock will begin on a “when-issued” basis on or shortly before the record date and before the distribution date, and “regular way” trading will begin on the first trading day following the distribution date. If trading does begin on a “when-issued” basis, you may purchase or sell our common stock after that time, but your transaction will not settle until after the distribution date. On the first trading day following the distribution date, when-issued trading in respect of our common stock will end and regular way trading will begin. We cannot predict the trading prices for our common stock before or after the distribution date.

Will the number of Clear Channel Communications shares I own change as a result of the distribution?	No. The number of shares of Clear Channel Communications common stock you own will not change as a result of the distribution.

What will happen to the listing of Clear Channel Communications common stock?	Nothing. Clear Channel Communications common stock will continue to be traded on the NYSE under the symbol of “CCU.”

Will the distribution affect the market price of my Clear Channel Communications shares?	Yes. As a result of the distribution, we expect the trading price of Clear Channel Communications shares immediately following the distribution to be lower than immediately prior to the distribution because the trading price should no longer reflect the value of the CCE Spinco businesses. Furthermore, until the market has fully analyzed the operations of Clear Channel

Communications without these businesses, the price of Clear Channel Communications shares may fluctuate significantly. In addition, the combined trading prices of Clear Channel Communications common stock and CCE Spinco common stock after the distribution may be less than the trading price of Clear Channel Communications common stock prior to the distribution.

Are there risks to owning CCE Spinco common stock?	Yes. Our business is subject both to general and specific business risks relating to our leverage, our business, our relationship with Clear Channel Communications and our being a separate publicly-traded company, as well as risks related to the nature of the spin-off transaction itself. These risks are described in the “Risk Factors” section of this information statement beginning on page 20. We encourage you to read that section carefully.

Where can Clear Channel Communications stockholders get more information?	Before the distribution, if you have any questions relating to the distribution, you should contact:

Clear Channel Communications, Inc. Investor Relations P.O. Box 659512 San Antonio, Texas 78265-9512 Tel: (210) 822-2828 Fax: (210) 822-2299 www.clearchannel.com

After the distribution, if you have any questions relating to our common stock, you should contact:

CCE Spinco, Inc. Investor Relations c/o Brainerd Communicators, Inc. 521 5th Avenue New York, New York 10175 Tel: (212) 986-6667 Fax: (212) 986-8302 www.ccespinco.com

Who will be the distribution agent, transfer agent and registrar for our common stock?	The Bank of New York Company, Inc. 101 Barclay Street New York, New York 10286 Toll-Free Shareholder Services Line: 1-800-524-4458 Email: shareowners@bankofny.com

Summary of the Transactions
      The following is a brief summary of the terms of the distribution and other concurrent transactions:

Distributing company	Clear Channel Communications, Inc. After the spin-off, Clear Channel Communications will not own any shares of our capital stock.

Distributed company	CCE Spinco, Inc. is currently a wholly-owned subsidiary of Clear Channel Communications. After the spin-off, CCE Spinco will be a separate publicly-traded company. However, three of our directors will also be directors of Clear Channel Communications, and our chairman will continue to serve as chief financial officer of Clear Channel Communications.

Securities to be distributed	Shares of CCE Spinco common stock, which will constitute all of the outstanding shares of our common stock immediately after the distribution.

Delivery of a share of our common stock in connection with the distribution also will constitute the delivery of the preferred stock purchase right associated with the share. The existence of the preferred stock purchase rights may deter a potential acquiror from making a hostile takeover proposal or a tender offer. For a more detailed discussion of these rights, see “Description of Our Capital Stock — The Rights Agreement.”

Distribution ratio	Each holder of Clear Channel Communications common stock will be entitled to receive a dividend of one share of our common stock (and a related stock purchase right) for every eight shares of Clear Channel Communications common stock held on the record date. Cash will be distributed in lieu of fractional shares.

Fractional shares	Fractional shares of our common stock will not be distributed. In lieu of fractional shares of our common stock, stockholders of Clear Channel Communications will receive cash. Fractional shares you would otherwise be entitled to receive will be aggregated and sold in the public market by the distribution agent, who will determine in its sole discretion the timing and terms of such sale. The aggregate net cash proceeds of these sales will be distributed ratably to those stockholders who would otherwise have received fractional shares of our common stock in accordance with their fractional share interests. If you own fewer than eight shares of Clear Channel Communications common stock on the record date, you will not receive any shares of our common stock in the distribution, but you will receive cash in lieu of a fractional share. The receipt of cash in lieu of fractional shares will generally be taxable to the recipient stockholders. For more information, see “The Distribution — Manner of Effecting the Distribution” and “The Distribution — Material U.S. Federal Income Tax Consequences of the Distribution.”

Record date	The record date is December 14, 2005.

Distribution date	11:59 p.m., New York City time, on December 21, 2005.

Incurrence of debt	Prior to or concurrently with the completion of the distribution, one of our operating subsidiaries, Holdco #3, will enter into a $575.0 million senior secured credit facility consisting of:

• a $325.0 million 7 1/2-year term loan; and

• a $250.0 million 6 1/2-year revolving credit facility, of which up to $200.0 million will be available for the issuance of letters of credit and up to $100.0 million will be available for borrowings in foreign currencies.

Subject to then market pricing and maturity extending longer than that of the senior secured credit facility, we will be able to add additional term and revolving credit facilities in an aggregate amount not to exceed $250.0 million. We anticipate that the senior secured credit facility will be secured by a first priority lien on substantially all of our domestic assets (other than real property and deposits maintained by us in connection with promoting or producing live entertainment events) and a pledge of the capital stock of our domestic subsidiaries and a portion of the capital stock of certain of our foreign subsidiaries. Borrowings in foreign currencies by our foreign subsidiaries will, in addition, be secured by a first priority lien on substantially all of our foreign assets (other than real property and deposits maintained by us in connection with promoting or producing live entertainment events) and a pledge of the capital stock of all subsidiaries held by such borrowing subsidiary.

After giving effect to the borrowings under the senior secured credit facility, we expect to have approximately $367.6 million of indebtedness for borrowed money outstanding. We intend to use $200.0 million of borrowings under the term loan portion of our senior secured credit facility and the $20 million of proceeds from the issuance of the Series A redeemable preferred stock of Holdco #2 to repay a portion of the indebtedness we owe Clear Channel Communications. We intend to use the remaining $125.0 million of borrowings under the term loan portion of our senior secured credit facility for general corporate purposes, including working capital, potential acquisitions and stock repurchases. We expect that approximately $200.0 million of the revolving credit facility will remain available for working capital and general corporate purposes of Holdco #3 and its subsidiaries immediately following the completion of the distribution and after the transfer of approximately $50.0 million of letters of credit previously issued under Clear Channel Communications’ credit facilities on behalf of certain Holdco #3 subsidiaries. The issuance of letters of credit will reduce this availability by the notional amount of issued letters of credit. However, on or prior to the distribution date, we may draw advances under the senior secured credit facility for working capital and other general corporate purposes. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” and “Description of Indebtedness.”

The agreements governing the senior secured credit facility are subject to ongoing negotiation. We cannot be certain the terms described herein will not change or be supplemented. See “Description of Indebtedness.”

Preferred stock issuance	Prior to the completion of the distribution, third-party investors unrelated to Clear Channel Communications will acquire all of the shares of Series A (voting) and Series B (non-voting) mandatorily redeemable preferred stock of Holdco #2, the parent company of Holdco #3, one of our operating subsidiaries, which operating subsidiary owns more than 95% of the gross value of our assets. The preferred stock will have an aggregate liquidation preference of $40 million plus accrued but unpaid dividends. We expect the Series A redeemable preferred stock will have a liquidation preference of $20 million plus accrued but unpaid dividends and will be issued to a third-party investor for $20 million. We anticipate the Series B redeemable preferred stock will have a liquidation preference of $20 million plus accrued but unpaid dividends and will be issued to Clear Channel Communications in connection with the Holdco #3 Exchange for no cash and immediately resold to a third-party purchaser for $20 million. See “Our Relationship with Clear Channel Communications After the Distribution — Tax Matters Agreement — Holdco #3 Loss.” We will not receive any of the proceeds from the sale of the Series B redeemable preferred stock sold by Clear Channel Communications. The issuance and sale of the Series A and Series B redeemable preferred stock together with the Holdco #3 Exchange are structured to raise desired financing and to facilitate the overall tax efficiency of the distribution.

The holders of Series A redeemable preferred stock will have the right to appoint one out of four members to Holdco #2’s board of directors and to otherwise control 25% of the voting power of all outstanding shares of Holdco #2. The Series B redeemable preferred stock will have no voting rights other than the right to vote as a class with the Series A redeemable preferred stock to elect one additional member to the board of directors of Holdco #2 in the event Holdco #2 breaches certain terms of the designations of the preferred stock. The holders of Holdco #2 preferred stock will not have the right to appoint or vote for any of our directors. Each of the Series A and Series B preferred stock is expected to pay an annual cash dividend of approximately 13% and will be mandatorily redeemable upon the six year anniversary of the date of issuance. Holdco #2 will be required to make an offer to purchase the Series A and Series B redeemable preferred stock at 101% of each series liquidation preference in the event of a change of control. We expect the Series A and Series B redeemable preferred stock will be subject to financial and other covenants substantially similar to the covenants applicable to our senior secured credit facility. If we default under any of the covenants applicable to Holdco #2’s preferred stock, we will have to pay additional dividends. The terms of the Holdco #2’s preferred stock are subject to ongoing negotiation. We cannot be certain the terms described in this information statement will not change or be supplemented. See “Description of Subsidiary Preferred Stock” and “— Corporate Information and Structure” below.

Payment of intercompany note	Prior to the completion of the distribution, Clear Channel Communications will contribute to our capital $508.0 million of the intercompany indebtedness owed by us. Prior to or concurrently with the completion of the distribution, we intend to use $200.0 million of the proceeds from borrowings from our term loan under our senior secured credit facility and the $20 million of proceeds from the issuance of the Series A redeemable preferred stock of Holdco #2 to repay the remaining portion of the intercompany note.

Tax consequences to stockholders	The spin-off is conditioned upon Clear Channel Communications’ receipt of a private letter ruling from the IRS, which it has received, and the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, in each case to the effect that the spin-off will qualify as a tax-free distribution for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code. Assuming the spin-off so qualifies, for U.S. federal income tax purposes, no gain or loss will be recognized by, and no amount will be included in the income of, a holder of Clear Channel Communications common stock upon the receipt of shares of our common stock pursuant to the spin-off. A holder of Clear Channel Communications common stock will generally recognize gain or loss with respect to cash received in lieu of a fractional share of our common stock. See “The Distribution — Material U.S. Federal Income Tax Consequences of the Distribution” for a more detailed description of the U.S. federal income tax consequences of the spin-off.

Anti-takeover effects	Some provisions of our amended and restated certificate of incorporation, our amended and restated bylaws, our rights plan and Delaware law may have the effect of making more difficult an acquisition of control of us in a transaction not approved by our board of directors. We also will indemnify Clear Channel Communications under the tax matters agreement we have entered into in connection with the distribution for the tax, if any, resulting from any acquisition or issuance of our stock that triggers the application of Section 355(e) of the Code, and this potential liability could discourage, delay or prevent a change of control. See “Our Relationship with Clear Channel Communications After the Distribution” and “Description of Our Capital Stock.”

Our Relationship with Clear Channel Communications
      Since August 2000, our predecessor companies have been wholly-owned by Clear Channel Communications, Inc. In connection with the distribution, we and Clear Channel Communications will be parties to a number of agreements that will govern our spin-off from Clear Channel Communications and our future relationship. These agreements will be entered into with Clear Channel Communications in the context of our relationship as a wholly-owned subsidiary of Clear Channel Communications. Accordingly, some of the terms and provisions of these agreements may be considered more or less favorable to us than terms and provisions we could have obtained in arm’s length negotiations with unaffiliated third parties.
      In anticipation of the spin-off, we believe we have developed and implemented systems and infrastructure to support our operation as a separate publicly-traded company. However, these newly developed systems and infrastructure may be inadequate and we may be required to develop or otherwise acquire other systems and infrastructure, which could reduce our profitability. In the past, Clear Channel Communications has generally provided capital for our general corporate purposes and has at times guaranteed some of our contractual obligations under contracts with some clients. We have also historically used cash from Clear Channel Communications to fund our operations. After the distribution, Clear Channel Communications will not provide funds to finance our operations or guarantee our contractual obligations. After the spin-off, we will initially have a nine member Board of Directors, and three of our directors will serve as directors of Clear Channel Communications, and our chairman will continue to serve as chief financial officer of Clear Channel Communications.
      For a description of certain provisions of our amended and restated certificate of incorporation concerning the allocation of business opportunities that may be suitable for both us and Clear Channel Communications, see “Description of Our Capital Stock.” This policy is not necessarily favorable to us.
      For a further discussion of the spin-off and our relationship with Clear Channel Communications and the related risks, see “Our Relationship with Clear Channel Communications After the Distribution” and “Risk Factors — Risk Factors Relating to Our Relationship with Clear Channel Communications.”
Corporate Information and Structure
      We were formed through acquisitions of various entertainment businesses and assets by our predecessors, and a number of our businesses have been operating in the live entertainment industry for more than 30 years. On August 1, 2000, Clear Channel Communications acquired our live entertainment business, which was initially formed in 1997. We were incorporated in our current form as a Delaware corporation on August 2, 2005 to own substantially all of the entertainment business of Clear Channel Communications, Inc. Our principal executive offices are located at 9348 Civic Center Drive, Beverly Hills, California 90210, and our telephone number is (310) 867-7000. Our international executive offices are located at 220 West 42nd Street, New York, New York 10036, and our telephone number at that location is (917) 421-4000. We maintain a Web site at www.ccespinco.com. Our Web site and the information contained on that site, or connected to that site, are not incorporated into this information statement. Various trademarks, copyrights, service marks, and other types of marks are used throughout this information statement, including the trademarks Grave Digger™ and Blue Thunder™, which are owned by us.

      The following diagram depicts our corporate structure after giving effect to the distribution and the other concurrent transactions described in this information statement:

(1)	Holdco #1 owns certain theatrical property located in New York City, which represents less than 5% of the gross value of our assets.

(2)	Holdco #1 will own 100% of Holdco #2’s common stock, will control 75% of the voting power of all outstanding shares of Holdco #2 and, absent a breach by Holdco #2 of certain terms of the designations of the Holdco #2 preferred stock, will have the ability to elect three out of four members of Holdco #2’s board of directors.

(3)	The holders of Series A mandatorily redeemable preferred stock will have the right to appoint one out of four members to Holdco #2’s board of directors and to otherwise control 25% of the voting power of all outstanding shares of Holdco #2.

(4)	The Series B mandatorily redeemable preferred stock will have no voting rights other than the right to vote as a class with the Series A redeemable preferred stock to elect one additional member to the board of directors of Holdco #2 in the event Holdco #2 breaches certain terms of the designations of the preferred stock.

(5)	Holdco #3, together with its subsidiaries, represent more than 95% of the gross value of our assets.

Summary Historical and Pro Forma Financial and Other Data
      The table below presents our summary historical financial information prepared on a combined basis and has been derived from our audited combined financial statements for the years ended December 31, 2002, December 31, 2003 and December 31, 2004, and our unaudited combined interim financial statements for the nine months ended September 30, 2004 and September 30, 2005, each of which is included elsewhere in this information statement. The unaudited combined interim financial statements have been prepared on a basis consistent with the audited combined financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data. The results for the nine months ended September 30, 2005 are not necessarily indicative of the results to be expected for the full year.
      The following table also presents our summary unaudited pro forma condensed combined financial information, which has been derived from our unaudited pro forma condensed combined financial information included elsewhere in this information statement.
      Our unaudited pro forma combined financial statements give pro forma effect to:

•	the distribution of our common stock to the stockholders of Clear Channel Communications;

•	the incurrence of debt and related debt issuance costs, comprised of a $325.0 million senior secured term loan under the $575.0 million senior secured credit facility to be entered into prior to or concurrently with the completion of the distribution;

•	the issuance of mandatorily redeemable Series A preferred stock by Holdco #2 having a liquidation preference of $20 million to a third-party investor for $20 million;

•	the issuance to Clear Channel Communications of mandatorily redeemable Series B preferred stock by Holdco #2 having a liquidation preference of $20 million in connection with the Holdco #3 Exchange, for which we will not receive any cash;

•	the contribution by Clear Channel Communications to our capital of $508.0 million of the intercompany debt owed to Clear Channel Communications;

•	the retention of $125.0 million of the proceeds from borrowings under the term loan portion of our senior secured credit facility to be used for general corporate purposes, including working capital, potential acquisitions and stock repurchases; and

•	the use of $200.0 million from borrowings under the term loan portion of our senior secured credit facility and $20 million of proceeds from the sale of Holdco #2’s Series A preferred stock offering to repay the remaining portion of intercompany debt owed to Clear Channel Communications.
      Each of the Series A and Series B preferred stock of Holdco #2 is expected to pay an annual cash dividend of approximately 13% and will be mandatory redeemable upon the six year anniversary of the date of issuance.
      The unaudited pro forma financial data presented as of the year ended December 31, 2004 and for the nine months ended September 30, 2005 are derived from our unaudited pro forma combined financial statements. The pro forma balance sheet assumes the items listed above occurred as of September 30, 2005. The unaudited pro forma income statement data for the year ended December 31, 2004, and the nine months ended September 30, 2005, assumes the items listed above occurred as of January 1, 2004. A more complete explanation can be found in our unaudited pro forma combined financial statements included elsewhere in this information statement.
      You should read the summary and unaudited pro forma combined financial information in conjunction with our audited and unaudited combined financial statements and the notes to the audited and unaudited combined financial statements. You should also read the sections “Selected Combined Financial Data,” “Unaudited Pro Forma Condensed Combined Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The summary historical and unaudited pro forma combined financial information is qualified by reference to these sections, the audited and unaudited combined financial statements and the notes to the audited and unaudited combined financial statements that are included elsewhere in this information statement.
      The historical financial and other data have been prepared on a combined basis from Clear Channel Communications’ consolidated financial statements using the historical results of operations and bases of the assets and liabilities of Clear Channel Communications businesses and give effect to allocations of expenses from Clear Channel Communications. The unaudited pro forma combined financial information is not indicative of our future performance or what our results of operations and financial position would have been if we had operated as a separate company during the periods presented or if the transactions reflected therein had actually occurred as of January 1, 2004 or September 30, 2005, as the case may be. The unaudited pro forma condensed combined statement of income does not reflect the complete impact of one-time and ongoing incremental costs required to operate as a separate company. Clear Channel Communications allocated to us $8.5 million in 2002, $9.2 million in 2003 and $9.8 million in 2004 of expenses incurred by it for providing us accounting, treasury, tax, legal, public affairs, executive oversight, human resources and other services. Through September 30, 2005, Clear Channel Communications allocated to us $6.9 million of expenses. By the end of 2005, we expect to have assumed responsibility for substantially all of these services and their related expenses. We currently believe the estimate for the costs of these services could be approximately $11.0 million to $13.0 million in 2006, our first full year as a separate publicly-traded company. However, the actual total costs of these services associated with our transition to, and operation as, a separate publicly-traded company could be significantly greater than our estimates.

      The following table presents a non-GAAP financial measure, OIBDAN, which we use to evaluate segment and combined performance of our business. OIBDAN is not calculated or presented in accordance with U.S. generally accepted accounting principles, or GAAP. In Note 3 and “— Non-GAAP Financial Measure” below, we explain OIBDAN and reconcile it to operating income (loss), its most directly comparable financial measure calculated and presented in accordance with GAAP.

	Year Ended December 31,				Nine Months Ended September 30,

	2002	2003	2004	Pro Forma	2004	2005	Pro Forma
(In thousands, except per share amounts)
				(unaudited)	(unaudited)		(unaudited)
Results of Operations Data:
Revenue	$2,473,319	$2,707,902	$2,806,128	$2,806,128	$2,261,879	$2,184,588	$2,184,588
Operating Expenses:
Divisional operating expenses	2,302,707	2,506,635	2,645,293	2,645,293	2,107,785	2,050,631	2,050,631
Depreciation and amortization	64,836	63,436	64,095	64,095	47,499	46,392	46,392
Loss (gain) on sale of operating assets	(15,241)	(978)	6,371	6,371	7,400	(426)	(426)
Corporate expenses	26,101	30,820	31,386	31,386	19,977	38,391	38,391

Operating income	94,916	107,989	58,983	58,983	79,218	49,600	49,600
Interest expense	3,998	2,788	3,119	31,199	2,198	2,671	23,731
Intercompany interest expense	58,608	41,415	42,355	—	32,550	35,719	—
Equity in earnings (loss) of nonconsolidated affiliates	(212)	1,357	2,906	2,906	3,231	157	157
Other income (expense) — net	332	3,224	(1,690)	(1,690)	(1,437)	(4,157)	(4,157)

Income before income taxes and cumulative effect of a change in accounting principle	32,430	68,367	14,725	29,000	46,264	7,210	21,869
Income tax benefit (expense):
Current	(40,102)	68,272	55,946	50,236	42,633	11,975	6,111
Deferred	11,103	(79,607)	(54,411)	(54,411)	(37,808)	(14,859)	(14,859)

Income before cumulative effect of a change in accounting principle	3,431	57,032	16,260	$24,825	51,089	4,326	$13,121

Cumulative effect of a change in accounting principle, net of tax of $198,640(1)	(3,932,007)	—	—		—	—

Net income (loss)	$(3,928,576)	$57,032	$16,260		$51,089	$4,326

Basic and diluted pro forma income before cumulative effect of a change in accounting principle per common share(2)	$0.05	$0.84	$0.24	$0.37	$0.76	$0.06	$0.19

Segment Data:
Revenue:
Global Music	$1,821,215	$2,069,857	$2,201,007		$1,793,072	$1,708,369
Global Theater	296,460	318,219	313,974		222,871	233,265
Other	355,644	319,826	291,147		245,936	242,954

Total revenue	$2,473,319	$2,707,902	$2,806,128		$2,261,879	$2,184,588

Operating income (loss):
Global Music	$97,731	$111,326	$85,457		$94,269	$85,604
Global Theater	30,352	22,714	20,996		12,973	2,742
Other	(1,342)	10,156	(11,147)		(4,281)	2,923
Corporate	(31,825)	(36,207)	(36,323)		(23,743)	(41,669)

Total operating income	$94,916	$107,989	$58,983		$79,218	$49,600

				Nine Months Ended
	Year Ended December 31,			September 30,

(In thousands)	2002	2003	2004	2004	2005

				(unaudited)
Cash Flow Data:
Cash flows provided by (used in):
Operating activities	$142,237	$138,713	$119,898	$88,557	$2,203
Investing activities	$(31,329)	$(51,960)	$(84,076)	$(64,662)	$(72,603)
Financing activities	$(112,281)	$(56,894)	$23,254	$44,331	$156,618
Capital expenditures	$68,185	$69,936	$73,435	$56,516	$71,997
Other Data:
OIBDAN:(3)
Global Music	$127,881	$145,725	$119,062	$118,412	$112,935
Global Theater	41,489	35,899	35,647	23,929	14,133
Other	1,242	19,643	6,126	11,753	6,889
Corporate	(24,700)	(29,518)	(30,302)	(19,216)	(36,656)

Total OIBDAN(3)	$145,912	$171,749	$130,533	$134,878	$97,301

	As of December 31,			As of September 30, 2005

	2002	2003	2004	Historical	Pro Forma
(in thousands)
				(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$104,897	$116,360	$179,137	$273,474	$398,474
Current assets	396,687	423,617	472,557	782,320	907,320
Property, plant and equipment — net	745,239	782,154	793,316	815,270	815,270
Total assets	1,518,644	1,495,715	1,478,706	1,892,233	2,019,733
Current liabilities	530,314	547,751	579,345	799,778	803,028
Long-term debt, including current maturities	622,831	617,838	650,675	768,079	367,584
Total liabilities	1,287,730	1,307,432	1,321,730	1,658,217	1,297,722
Owner’s equity	230,914	188,283	156,976	234,016	722,011
Total liabilities and owner’s equity	1,518,644	1,495,715	1,478,706	1,892,233	2,019,733

(1)	Cumulative effect of change in accounting principle for the year ended December 31, 2002, related to impairment of goodwill recognized in accordance with the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”

(2)	Basic and diluted income before cumulative effect of a change in accounting principle per share is calculated by dividing income before cumulative effect of a change in accounting principle by the weighted average number of common shares outstanding. The historic and pro forma basic and diluted income per share before cumulative effect of changes in accounting principles is based on 67,565,491 shares outstanding (based upon the number of outstanding shares of Clear Channel Communications’ common stock at November 4, 2005).

(3)	We evaluate segment and combined performance based on several factors, one of the primary measures of which is operating income (loss) before depreciation, amortization, loss (gain) on sale of operating assets and non-cash compensation expense, which we refer to as OIBDAN. See “— Non-GAAP Financial Measure” below, “Unaudited Pro Forma Condensed Combined Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — OIBDAN” elsewhere herein.
Non-GAAP Financial Measure
      In addition to operating income, we evaluate segment and combined performance based on other factors, one primary measure of which is operating income (loss) before depreciation, amortization, loss

(gain) on sale of operating assets and non-cash compensation expense, which we refer to as OIBDAN. We use OIBDAN as a measure of the operational strengths and performance of our business and not as a measure of liquidity. However, a limitation of the use of OIBDAN as a performance measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. Accordingly, OIBDAN should be considered in addition to, and not as a substitute for, operating income (loss), net income (loss) and other measures of financial performance reported in accordance with U.S. GAAP. Furthermore, this measure may vary among other companies; thus, OIBDAN as presented below may not be comparable to similarly titled measures of other companies.
      We believe OIBDAN is useful to investors and other external users of our financial statements in evaluating our operating performance because it helps investors more meaningfully evaluate and compare the results of our operations from period to period and with those of other companies in the entertainment industry (to the extent the same components of OIBDAN are used), in each case without regard to items such as non-cash depreciation and amortization and non-cash compensation expense, which can vary depending upon the accounting method used and the book value of assets.
      Our management uses OIBDAN (i) as a measure for planning and forecasting overall and individual expectations and for evaluating actual results against such expectations, (ii) as a basis for incentive bonuses paid to certain employees and (iii) in presentations to our board of directors to enable them to have the same consistent measurement basis of operating performance used by management.
      The following table presents a reconciliation of OIBDAN to operating income, which is a GAAP measure of our operating results:

				Nine Months Ended
	Year Ended December 31,			September 30,

	2002	2003	2004	2004	2005
(In thousands)
	Actual			Actual

				(unaudited)
Reconciliation of OIBDAN to Operating Income:
OIBDAN	$145,912	$171,749	$130,533	$134,878	$97,301
Depreciation and amortization	64,836	63,436	64,095	47,499	46,392
Loss (gain) on sale of operating assets	(15,241)	(978)	6,371	7,400	(426)
Non-cash compensation expense*	1,401	1,302	1,084	761	1,735

Operating income	$94,916	$107,989	$58,983	$79,218	$49,600

*	Non-cash compensation expense, which is based on an allocation from Clear Channel Communications and is related to issuance of Clear Channel Communications stock awards, is included in corporate expenses in our statement of operations.

RISK FACTORS
      You should carefully consider each of the following risks and all of the other information set forth in this information statement. The following risks relate principally to our leverage, our business, our relationship with Clear Channel Communications and our being a separate publicly-traded company, as well as risks related to the nature of the spin-off transaction itself. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business. If any of the following risks and uncertainties develop into actual events, this could have a material adverse effect on our business, financial condition or results of operations. In that case, the trading price of our common stock could decline.
Risks Associated with Our Leverage
Following the spin-off, we will have substantial debt, redeemable preferred stock and lease obligations that could restrict our operations and impair our financial condition.
      Historically, we have not had significant indebtedness for borrowed money, other than our intercompany promissory note to Clear Channel Communications. Following the spin-off, we will have substantial indebtedness, redeemable preferred stock and lease obligations. Giving effect to borrowings and advances anticipated to be made under the senior secured credit facility prior to or concurrently with the completion of the spin-off, our total indebtedness for borrowed money will be approximately $367.6 million, and such prospective indebtedness is currently rated B1 by Moody’s Investors Services, Inc. and B+ by Standards & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., which is currently below the ratings given to Clear Channel Communications’ senior debt by such ratings agencies. We expect that available borrowing capacity under the senior secured credit facility initially will be approximately $575.0 million, consisting of our $325.0 million term loan facility, all of which will be borrowed at closing, and our $250.0 million revolving credit facility, of which $200.0 million will be available for working capital and general corporate purposes immediately following its closing, with $200.0 million of such amount being available for letters of credit; outstanding letters of credit, of which approximately $50.0 million will be initially outstanding, will reduce borrowing availability under the revolving credit facility, and $100.0 million will be available for borrowings in foreign currencies. We may also incur additional substantial indebtedness in the future.
      Our substantial indebtedness could have adverse consequences, including:

•	increasing our vulnerability to adverse economic, regulatory and industry conditions;

•	limiting our ability to compete and our flexibility in planning for, or reacting to, changes in our business and the industry;

•	limiting our ability to borrow additional funds; and

•	requiring us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing funds available for working capital, capital expenditures, acquisitions and other purposes.
      In addition, Holdco #2’s redeemable preferred stock bears an annual dividend rate of 13% and will be subject to financial and other covenants substantially similar to the covenants applicable to our senior secured credit facility. If we default under any of these covenants, we will have to pay additional dividends.
      In addition, as of September 30, 2005, we had approximately $760.5 million in operating lease agreements, of which approximately $55.3 million is due in 2006 and $50.7 million is due in 2007.
      If our cash flow and capital resources are insufficient to service our debt, redeemable preferred stock or lease obligations, we may be forced to sell assets, seek additional equity or debt capital or restructure our debt. However, these measures might be unsuccessful or inadequate in permitting us to meet scheduled debt, redeemable preferred stock or lease service obligations. We may be unable to restructure or refinance our obligations and obtain additional equity financing or sell assets on satisfactory terms or at all. As a result, the inability to meet our debt, redeemable preferred stock or lease obligations could cause us to default on those obligations. If we fail to meet any minimum financial requirements contained in instruments governing our debt, we would be in default under such instruments, which, in turn, could result in defaults under other debt instruments. In addition, if we default under any of the covenants applicable to Holdco #2’s preferred stock, we will have to pay additional dividends. Any such defaults could materially impair our financial condition and liquidity. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” for a discussion of our obligations following the spin-off.
To service our debt, lease and preferred stock obligations and to fund potential capital expenditures, we will require a significant amount of cash to meet our needs, which depends on many factors beyond our control.
      Our ability to service our debt, lease and preferred stock obligations and to fund potential capital expenditures for venue construction, expansion or renovation will require a significant amount of cash, which depends on many factors beyond our control. Our ability to make payments on and to refinance our debt, including our senior secured credit facility, will also depend on our ability to generate cash in the future. This, to an extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.
      We cannot assure you that our business will generate sufficient cash flow or that future borrowings will be available to us in an amount sufficient to enable us to pay our debt, or to fund our other liquidity needs. As of December 31, 2004, on a pro forma basis, approximately $4.5 million of total indebtedness (excluding interest) is due in 2005, $5.8 million is due in 2006 and 2007, $5.9 million is due in 2008 and 2009, and $330.6 million is due thereafter. See the pro forma table in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Contractual Obligations and Commitments — Firm Commitments.” If our future cash flow from operations and other capital resources are insufficient to pay our obligations as they mature or to fund our liquidity needs, we may be forced to reduce or delay our business activities and capital expenditures, sell assets, obtain additional equity capital or restructure or refinance all or a portion of our debt, including the notes, on or before maturity. We cannot assure you that we will be able to refinance any of our debt on a timely basis or on satisfactory terms, if at all. In addition, the terms of our existing debt, including our senior secured credit facility, other future debt and Holdco #2’s preferred stock may limit our ability to pursue any of these alternatives. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”
Our senior secured credit facility and the Holdco #2 preferred stock designations may restrict our ability to finance operations and capital needs and our operating flexibility.
      We anticipate that our senior secured credit facility and the Holdco #2 preferred stock designations may include restrictive covenants that, among other things, restrict our ability to:

•	incur additional debt;

•	pay dividends and make distributions;

•	make certain investments;

•	repurchase our stock and prepay certain indebtedness;

•	create liens;

•	enter into transactions with affiliates;

•	modify the nature of our business;

•	enter into sale-leaseback transactions;

•	transfer and sell material assets; and

•	merge or consolidate.

      In addition, we anticipate that the senior secured credit facility and Holdco #2 preferred stock designations will include additional restrictions, including requirements to maintain certain financial ratios. Our failure to comply with the terms and covenants in our indebtedness could lead to a default under the terms of those documents, which would entitle the lenders to accelerate the indebtedness and declare all amounts owed due and payable. If we default under any of the covenants applicable to the Holdco #2 preferred stock, the holder of our preferred stock may be entitled to elect a director of Holdco #2, and we will have to pay additional dividends. The agreements governing our senior secured credit facility and the redeemable preferred stock of Holdco #2 are subject to ongoing negotiations. We cannot be certain the terms described herein will not change or be supplemented. See “Description of Indebtedness.”
We are a holding company and depend on our subsidiaries for repayment of our debt, which will be structurally subordinated to the liabilities of our subsidiaries.
      We conduct almost all of our business through subsidiaries of Holdco #3. As a result, our debt, the majority of which will be owed by Holdco #3, will be effectively subordinated to all existing and future liabilities (including trade payables) of such subsidiaries. As of September 30, 2005, we had current liabilities of $799.8 million and long-term liabilities, net of any debt to Clear Channel Communications, of $132.9 million. All of these liabilities are held by subsidiaries of Holdco #3 except for current liabilities of $5.7 million. Future acquisitions may be made through present or future subsidiaries; therefore, our cash flow from operations and consequent ability to service our debt, is, in part, dependent upon the earnings of our subsidiaries and the distribution (through dividends or otherwise) of those earnings to Holdco #3, or upon loans, advances or other payments of funds by those subsidiaries to Holdco #3. Moreover, the payment of dividends and the making of loans or advances to us by our subsidiaries are subject to various state laws and business considerations of the subsidiaries.
      Our subsidiaries will have no obligation, contingent or otherwise, to make any funds available to us or Holdco #3 for payment of the principal of or interest on our debt. To the extent our assets are or will be held by our subsidiaries, the claims of holders of our debt will, in effect, be subordinated to the claims of creditors, including trade creditors, of such subsidiaries. As of September 30, 2005, substantially all of our assets on a book value basis were held by operating subsidiaries and, for fiscal year ended December 31, 2004 and for the nine months ended September 30, 2005, substantially all of our revenues came from the operations of our subsidiaries. We anticipate that under the terms of instruments governing senior secured credit facility of Holdco #3, certain of its subsidiaries will be restricted in their ability to incur debt in the future. See “Description of Indebtedness.”
Risk Factors Relating to Our Business
Our live entertainment business is highly sensitive to public tastes and dependent on our ability to secure popular artists and other live entertainment events, and we may be unable to anticipate changes in consumer preferences, which may result in decreased demand for our services.
      Our ability to generate revenues from our entertainment operations is highly sensitive to rapidly changing public tastes and dependent on the availability of popular artists and events. Our success depends in part on our ability to anticipate the tastes of consumers and to offer events that appeal to them. Since we rely on unrelated parties to create and perform live entertainment content, any unwillingness to tour or lack of availability of popular artists, touring theatrical performances, specialized motor sports talent and other performers could limit our ability to generate revenues. In addition, we typically book our live music tours one to four months in advance of the beginning of the tour and often agree to pay an artist a fixed guaranteed amount prior to our receiving any operating income. Therefore, if the public is not receptive to the tour or we or a performer cancel the tour, we may incur a loss for the tour depending on the amount of the fixed guarantee or incurred costs relative to any revenues earned, as well as foregone revenue we could have earned at booked venues. Furthermore, consumer preferences change from time to time, and our failure to anticipate, identify or react to these changes could result in reduced demand for our services, which would adversely affect our operating results and profitability.
We have incurred net losses and may experience future net losses; therefore, we may not sustain our profitability.
      Our operating results have been adversely affected by, among other things, a global economic slowdown, increased cost of entertainers and a decline in attendance at live entertainment events. We generated net income of approximately $4.3 million and $51.1 million for the nine months ended September 30, 2005 and 2004, respectively, and net income of approximately $16.3 million and $57.0 million for the years ended 2004 and 2003, respectively, and incurred a net loss of approximately $3.9 billion for the year ended 2002, primarily as a result of a $3.9 billion write-off of goodwill. Our net income would have been $24.8 million for 2004 and $13.1 million for the nine months ended September 30, 2005, on a pro forma basis after giving effect to the distribution and the concurrent transactions described in this information statement. We may face reduced demand for our live entertainment events and other factors that could adversely affect our results of operations in the future. We cannot predict whether we will achieve profitability in future periods.
      In the 2002 to 2004 period, our global music revenues increased from $1.8 billion to $2.2 billion although our operating income decreased from $97.7 million to $85.5 million. Our growth in revenues in global music during this period resulted primarily from increased ticket prices and acquisitions. During the same period, our global theater revenues increased from $296.5 million to $314.0 million while our operating income decreased from $30.4 million to $21.0 million. Our overall operating income decreased 45% from 2003 to 2004 due primarily to a decline in attendance and the number of our events, a loss on sale of operating assets in 2004, as well as other economic and geopolitical factors. In 2005, we instituted a ticket price and service charge reduction program. For the nine months ended September 30, 2005 and 2004, our global music revenues were $1.7 billion and $1.8 billion, respectively, and our operating income was $85.6 million and $94.3 million, respectively. For the nine months ended September 30, 2005 and 2004, our global theater revenues were $233.3 million and $222.9 million, respectively, and our operating income was $2.7 million and $13.0 million, respectively.
We have no operating history as a separate publicly-traded company and our historical and pro forma combined financial information are not necessarily representative of the results we would have achieved as a separate publicly-traded company and may not be a reliable indicator of our future results.
      We are being spun-off from Clear Channel Communications, our parent company, and, therefore, we have no operating history as a separate publicly-traded company. The historical and pro forma combined financial information included in this information statement does not reflect the financial condition, results of operations or cash flows we would have achieved as a separate publicly-traded company during the periods presented or those we will achieve in the future. This is primarily a result of the following factors:

•	Our historical and pro forma combined financial results reflect allocations of corporate expenses from Clear Channel Communications. Those allocations are less than the comparable expenses we would have incurred had we operated as a separate publicly-traded company.

•	Our working capital requirements and capital for our general corporate purposes, including acquisitions and capital expenditures, have historically been satisfied as part of the corporate-wide cash management policies of Clear Channel Communications. Subsequent to this distribution, Clear Channel Communications will not be providing us with funds to finance our working capital or other cash requirements. Without the opportunity to obtain financing from Clear Channel Communications, we may need to obtain additional financing from banks, or through public offerings or private placements of debt or equity securities, strategic relationships or other arrangements. We currently have a credit rating that is lower than Clear Channel Communications’ credit rating and, as a result, will incur debt on terms and at interest rates that will not be as favorable as those generally enjoyed by Clear Channel Communications.

•	Currently, our business is integrated with the other businesses of Clear Channel Communications. We share economies of scope and scale in costs, employees, vendor relationships and customer relationships. While we expect to enter into short-term transition agreements that will govern certain commercial and other relationships with Clear Channel Communications after the spin-off, those temporary arrangements may not capture the benefits our businesses have enjoyed as a result of common ownership prior to the spin-off. The loss of these benefits as a consequence of the spin-off could have an adverse effect on our business, results of operations and financial condition following the spin-off.

•	Significant changes may occur in our cost structure, management, financing and business operations as a result of our operating as a company separate from Clear Channel Communications. These changes will result in increased costs associated with reduced economies of scale, stand-alone costs for services currently provided by Clear Channel Communications, the need for additional personnel to perform services currently provided by Clear Channel Communications and the legal, accounting, compliance and other costs associated with being a public company with equity securities listed on a national stock exchange. We will temporarily continue to use certain services of Clear Channel Communications under the transition services agreements and we may not be able to adequately replace the services that Clear Channel Communications provides us in a timely manner or on comparable terms.
Prior to the spin-off, we will not have been an independent company and we may be unable to make, on a timely or cost-effective basis, the changes necessary to operate as an independent company.
      Prior to the spin-off, our business was operated by Clear Channel Communications as part of its broader corporate organization, rather than as an independent company. Clear Channel Communications’ senior management oversaw the strategic direction of our businesses and Clear Channel Communications performed various corporate functions for us, including, but not limited to:

•	selected human resources related functions;

•	tax administration;

•	selected legal functions (including compliance with the Sarbanes-Oxley Act of 2002), as well as external reporting;

•	treasury administration, investor relations, internal audit and insurance functions; and

•	selected information technology and telecommunications services.
      Following the spin-off, neither Clear Channel Communications nor any of its affiliates will have any obligation to provide these functions to us other than those services that will be provided by Clear Channel Communications pursuant to the transition services agreement between us and Clear Channel Communications. See “Our Relationship with Clear Channel Communications After the Distribution — Transition Services Agreement.” If, once our transition services agreement terminates, we do not have in place our own systems and business functions, we do not have agreements with other providers of these services or we are not able to make these changes cost effectively, we may not be able to operate our business effectively and our losses may increase. If Clear Channel Communications does not continue to perform effectively the services that are required under the transition services agreement, we may not be able to operate our business effectively after the spin-off.
      Our separation from Clear Channel Communications could also adversely affect our ability to attract and retain dedicated employees. We may be required to accept less favorable terms in contracts with entertainers, sponsors, professional athletes, performers and independent sales intermediaries, increase our fees, change long-term selling and marketing agreements and take other action to maintain our relationship with our sponsors, professional athletes, performers, independent sales intermediaries, entertainers, suppliers, customers and dedicated sales specialists, all of which could have an adverse effect on our financial condition and results of operations.

Our operations are seasonal and our results of operations vary from quarter to quarter, so our financial performance in certain financial quarters may not be indicative of or comparable to our financial performance in subsequent financial quarters.
      We believe our financial results and cash needs will vary greatly from quarter to quarter depending on, among other things, the timing of tours and theatrical productions, tour cancellations, capital expenditures, seasonal and other fluctuations in our operating results, the timing of guaranteed payments and receipt of ticket sales, financing activities, acquisitions and investments and receivables management. Because our results may vary significantly from quarter to quarter, our financial results for one quarter cannot necessarily be compared to another quarter and may not be indicative of our future financial performance in subsequent quarters. Typically, our global music segment experiences its lowest financial performance in the first and fourth quarters of the calendar year as our outdoor venues are primarily used during May through September. Our global theater segment experiences its strongest demand in the first, second and fourth quarters of the calendar year as the theatrical touring season runs during September through April.
      The following table sets forth our operating income (loss) for the last seven fiscal quarters (in thousands):

Operating
Fiscal Quarter	Income

March 31, 2004	$293
June 30, 2004	$8,056
September 30, 2004	$70,869
December 31, 2004	$(20,235)
March 31, 2005	$(27,526)
June 30, 2005	$15,258
September 30, 2005	$61,868
Our senior management team is new in their current positions, and there can be no assurance that it will be able to operate our business effectively.
      On August 18, 2005, Michael Rapino, who previously served as chief executive officer and president of Clear Channel Entertainment — Global Music, was appointed our new chief executive officer, and most members of our management team are new to their positions. Our success depends, in part, upon the contributions of our senior management and key employees, in particular, those that have long-standing relationships with popular music performers, agents and other influential persons in the entertainment industry, which we depend on to obtain bookings of popular performers and arrange tours. Therefore, losing the services of one or more members of our senior management or our key employees could adversely affect our business and results of operations. In late 2004 and 2005, we reorganized our management, and, as a result, the former chief executive officer, chief financial officer, general counsel and two co-heads of music are no longer with the company or have different responsibilities. If our new management team is not able to develop and implement an effective business strategy to optimize and grow our current business, our business and results of operations could be adversely affected.
We may be adversely affected by a general deterioration in economic conditions, which could affect consumer and corporate spending and, therefore, significantly adversely impact our operating results.
      A decline in attendance at live entertainment events has had an adverse effect on our revenues and operating income. In addition, during the most recent economic slowdown in the United States, many consumers reduced their discretionary spending and advertisers reduced their advertising expenditures. The impact of slowdowns on our business is difficult to predict, but they may result in reductions in ticket sales, sponsorship opportunities and our ability to generate revenues. The risks associated with our businesses become more acute in periods of a slowing economy or recession, which may be accompanied by a decrease in attendance at live entertainment events.

      Our business depends on discretionary consumer and corporate spending. Many factors related to corporate spending and discretionary consumer spending, including economic conditions affecting disposable consumer income such as employment, fuel prices, interest and tax rates and inflation can significantly impact our operating results. Business conditions, as well as various industry conditions, including corporate marketing and promotional spending and interest levels, can also significantly impact our operating results. These factors can affect attendance at our events, premium seats, sponsorship, advertising and hospitality spending, concession and souvenir sales, as well as the financial results of sponsors of our venues, events and the industry. Negative factors such as challenging economic conditions, public concerns over additional terrorism and security incidents, particularly when combined, can impact corporate and consumer spending, and one negative factor can impact our results more than another. There can be no assurance that consumer and corporate spending will not be adversely impacted by economic conditions, thereby possibly impacting our operating results and growth.
Doing business in foreign countries creates certain risks not found in doing business in the United States.
      Doing business in foreign countries involves certain risks that may not exist when doing business in the United States. For the nine months ended September 30, 2005, and the year ended December 31, 2004, our international operations accounted for approximately 31% and 28%, respectively, of our revenues during those periods. The risks involved in foreign operations that could result in losses against which we are not insured include:

•	exposure to local economic conditions;

•	potential adverse changes in the diplomatic relations of foreign countries with the United States;

•	hostility from local populations;

•	restrictions on the withdrawal of foreign investment and earnings;

•	government policies against businesses owned by foreigners;

•	investment restrictions or requirements;

•	expropriations of property;

•	potential instability of foreign governments;

•	risks of insurrections;

•	risks of renegotiation or modification of existing agreements with governmental authorities;

•	diminished ability to legally enforce our contractual rights in foreign countries;

•	foreign exchange restrictions;

•	withholding and other taxes on remittances and other payments by subsidiaries; and

•	changes in foreign taxation structures.
      In addition, we may incur substantial tax liabilities if we repatriate any of the cash generated by our international operations back to the United States due to our current inability to recognize any foreign tax credits that would be associated with such repatriation. We are not currently in a position to recognize any tax assets in the United States that are the result of payments of income or withholding taxes in foreign jurisdictions.
Exchange rates may cause fluctuations in our results of operations that are not related to our operations.
      Because we own assets overseas and derive revenues from our international operations, we may incur currency translation losses or gains due to changes in the values of foreign currencies relative to the United States Dollar. We cannot predict the effect of exchange rate fluctuations upon future operating results. For the nine months ended September 30, 2005, and the year ended December 31, 2004, our international operations accounted for approximately 31% and 28%, respectively, of our revenues during those periods. Although we cannot predict the future relationship between the United States Dollar and the currencies used by our international businesses, principally the British Pound and the Euro, for the years ended December 31, 2004, 2003 and 2002 and the nine months ended September 30, 2005 and 2004, we experienced foreign exchange rate net gains of $6.3 million, $7.6 million, $3.7 million, $0.3 million and $4.1 million, respectively, for those periods, which had a positive effect on our OIBDAN. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Quantitative and Qualitative Disclosure about Market Risk — Foreign Currency Risk.”
We may be unsuccessful in our future acquisition endeavors, if any, which may have an adverse effect on our business. Our compliance with antitrust, competition and other regulations may limit our operations and future acquisitions.
      Our future growth rate depends in part on our selective acquisition of additional businesses. We may be unable to identify suitable targets for acquisition or make acquisitions at favorable prices. If we identify a suitable acquisition candidate, our ability to successfully implement the acquisition would depend on a variety of factors, including our ability to obtain financing on acceptable terms and requisite government approvals.
      Acquisitions involve risks, including those associated with integrating the operations, financial reporting, technologies and personnel of acquired companies; managing geographically dispersed operations; the diversion of management’s attention from other business concerns; the inherent risks in entering markets or lines of business in which we have either limited or no direct experience; unknown risks; and the potential loss of key employees, customers and strategic partners of acquired companies. We may not successfully integrate any businesses or technologies we may acquire in the future and may not achieve anticipated revenue and cost benefits. Acquisitions may be expensive, time consuming and may strain our resources. Acquisitions may not be accretive to our earnings and may negatively impact our results of operations as a result of, among other things, the incurrence of debt, one-time write-offs of goodwill and amortization expenses of other intangible assets. In addition, future acquisitions that we may pursue could result in dilutive issuances of equity securities.
      We are also subject to laws and regulations, including those relating to antitrust, that could significantly affect our ability to expand our business through acquisitions. For example, the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice with respect to our domestic acquisitions, and the European Commission, the antitrust regulator of the European Union, with respect to our European acquisitions, have the authority to challenge our acquisitions on antitrust grounds before or after the acquisitions are completed. State agencies may also have standing to challenge these acquisitions under state or federal antitrust law. Comparable authorities in foreign countries also have the ability to challenge our foreign acquisitions. Our failure to comply with all applicable laws and regulations could result in, among other things, regulatory actions or legal proceedings against us, the imposition of fines, penalties or judgments against us or significant limitations on our activities. In addition, the regulatory environment in which we operate is subject to change. New or revised requirements imposed by governmental regulatory authorities could have adverse effects on us, including increased costs of compliance. We also may be adversely affected by changes in the interpretation or enforcement of existing laws and regulations by these governmental authorities.
      In addition, restrictions contained in the tax matters agreement and the credit agreement for the senior secured credit facility may restrict our ability to make acquisitions following the distribution.
There is the risk of personal injuries and accidents in connection with our live entertainment events, which could subject us to personal injury or other claims and increase our expenses, as well as reduce attendance at our live entertainment events, causing a decrease in our revenues.
      There are inherent risks involved with producing live entertainment events. As a result, personal injuries and accidents have, and may, occur from time to time, which could subject us to claims and liabilities for personal injuries. Incidents in connection with our live entertainment events at any of our venues or venues that we rent could also result in claims, reducing operating income or reducing attendance at our events, causing a decrease in our revenues. We are currently subject to wrongful death claims, as well as other litigation. While we maintain insurance polices that provide coverage within limits that are sufficient, in management’s judgment, to protect us from material financial loss for personal injuries sustained by persons at our venues or accidents in the ordinary course of business, there can be no assurance that such insurance will be adequate at all times and in all circumstances.
Costs associated with, and our ability to, obtain adequate insurance could adversely affect our profitability and financial condition.
      Heightened concerns and challenges regarding property, casualty, liability, business interruption and other insurance coverage have resulted from the terrorist and related security incidents on and after September 11, 2001 in the United States, as well as the more recent terrorist attacks in Madrid, London and Amman. We have been covered by Clear Channel Communications’ insurance policies. Following the spin-off, we expect we may experience increased difficulty as an independent company obtaining high policy limits of coverage at reasonable costs, including coverage for acts of terrorism. We have a material investment in property and equipment at each of our venues, which are generally located near highly populated cities and which hold events typically attended by large numbers of fans. At September 30, 2005, we had property and equipment with a net book value of approximately $815.3 million.
      These operational, geographical and situational factors, among others, have resulted in, and may continue to result in, significant increases in insurance premium costs and difficulties obtaining sufficiently high policy limits with deductibles that we believe to be reasonable. We cannot assure you that future increases in insurance costs and difficulties obtaining high policy limits will not adversely impact our profitability, thereby possibly impacting our operating results and growth.
      We cannot guarantee that our insurance policy coverage limits, including insurance coverage for property, casualty, liability and business interruption losses and acts of terrorism, would be adequate under the circumstances should one or multiple events occur at or near any of our venues, or that our insurers would have adequate financial resources to sufficiently or fully pay our related claims or damages. When we are independent from Clear Channel Communications, we cannot guarantee that adequate coverage limits will be available, offered at reasonable costs, or offered by insurers with sufficient financial soundness. The occurrence of such an incident or incidents affecting any one or more of our venues could have a material adverse effect on our financial position and future results of operations if asset damage and/or company liability were to exceed insurance coverage limits or if an insurer were unable to sufficiently or fully pay our related claims or damages.
Costs associated with capital improvements could adversely affect our profitability.
      Growth or maintenance of our existing revenues depends in part on consistent investment in our venues. Therefore, we expect to continue to make substantial capital improvements in our venues to meet long-term increasing demand, to increase entertainment value and to increase revenues. We frequently have a number of significant capital projects under way. Numerous factors, many of which are beyond our control, may influence the ultimate costs and timing of various capital improvements at our venues, including:

•	availability of financing on favorable terms;

•	unforeseen changes in design;

•	increases in the cost of construction materials and labor;

•	additional land acquisition costs;

•	fluctuations in foreign exchange rates;

•	litigation, accidents or natural disasters affecting the construction site;

•	national or regional economic changes;

•	environmental or hazardous conditions; and

•	undetected soil or land conditions.
      The amount of capital expenditures can vary significantly from year to year. In addition, actual costs could vary materially from our estimates if the factors listed above and our assumptions about the quality of materials or workmanship required or the cost of financing such construction were to change. Construction is also subject to governmental permitting processes which, if changed, could materially affect the ultimate cost.
We are subject to extensive governmental regulation, and our failure to comply with these regulations could adversely affect our business, results of operations and financial condition.
      Our live entertainment venue operations are subject to federal, state and local laws, both domestically and internationally, governing matters such as construction, renovation and operation of our venues as well as:

•	licensing and permitting;

•	human health, safety and sanitation requirements;

•	the service of food and alcoholic beverages;

•	working conditions, labor, minimum wage and hour, citizenship and employment laws;

•	compliance with The Americans with Disabilities Act of 1990;

•	sales and other taxes and withholding of taxes;

•	historic landmark rules; and

•	environmental protection.
      While we believe that our venues are in material compliance with these laws, we cannot predict the extent to which any future laws or regulations will impact our operations. The regulations relating to our food and support service in our venues are many and complex. Although we generally contract with a third-party vendor for these services at our operated venues, we cannot assure you that we or our third-party vendors are in full compliance with all applicable laws and regulations at all times or that we or our third-party vendors will be able to comply with any future laws and regulations or that we will not be held liable for violations by third-party vendors. Furthermore, additional or amended regulations in this area may significantly increase the cost of compliance.
      We also serve alcoholic beverages at many of our venues during live entertainment events and must comply with applicable licensing laws, as well as state and local service laws, commonly called dram shop statutes. Dram shop statutes generally prohibit serving alcoholic beverages to certain persons such as an individual who is intoxicated or a minor. If we violate dram shop laws, we may be liable to third parties for the acts of the patron. Although we generally hire outside vendors to provide these services at our operated venues and regularly sponsor training programs designed to minimize the likelihood of such a situation, we cannot guarantee that intoxicated or minor patrons will not be served or that liability for their acts will not be imposed on us. There can be no assurance that additional regulation in this area would not limit our activities in the future or significantly increase the cost of regulatory compliance. We must also obtain and comply with the terms of licenses in order to sell alcoholic beverages in the states in which we serve alcoholic beverages.
      From time to time, state and federal governmental bodies have proposed legislation that could have an effect on our business. For example, some legislatures have proposed laws in the past that would impose potential liability on us and other promoters and producers of live entertainment events for entertainment taxes and for incidents that occur at our events, particularly relating to drugs and alcohol.

      In addition, we and our venues are subject to extensive environmental laws and regulations relating to the use, storage, disposal, emission and release of hazardous and non-hazardous substances, as well as zoning and noise level restrictions which may affect, among other things, the hours of operations of our venues.
We face intense competition in the live entertainment industry, and we may not be able to maintain or increase our current revenues, which could adversely affect our financial performance.
      Our business segments are in highly competitive industries, and we may not be able to maintain or increase our current live entertainment revenues. We compete in the global music and global theater industries, and within such industries we compete with other venues to book performers, and, in the markets in which we promote musical concerts, we face competition from other promoters, as well as from certain performers who promote their own concerts. Our competitors also compete with us for key employees who have relationships with popular music artists that have a history of being able to book such artists for concerts and tours. These competitors may engage in more extensive development efforts, undertake more far-reaching marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to existing and potential artists. Our competitors may develop services, advertising options or entertainment venues that are equal or superior to those we provide or that achieve greater market acceptance and brand recognition than we achieve. It is possible that new competitors may emerge and rapidly acquire significant market share. Other variables that could adversely affect our financial performance by, among other things, leading to decreases in overall revenues, the numbers of advertising customers, event attendance, ticket prices or profit margins include:

•	an increased level of competition for advertising dollars, which may lead to lower sponsorships as we attempt to retain advertisers or which may cause us to lose advertisers to our competitors offering better programs that we are unable or unwilling to match;

•	unfavorable fluctuations in operating costs, including increased guarantees to performers, which we may be unwilling or unable to pass through to our customers;

•	our competitors may offer more favorable terms than we do in order to obtain agreements for new venues;

•	technological changes and innovations that we are unable to adopt or are late in adopting that offer more attractive entertainment alternatives than what we currently offer, which may lead to reduction in attendance at live events, a loss of ticket sales or to lower ticket prices;

•	other entertainment options available to our audiences that we do not offer;

•	unfavorable changes in labor conditions which may require us to spend more to retain and attract key employees; and

•	unfavorable shifts in population and other demographics which may cause us to lose audiences as people migrate to markets where we have a smaller presence, or which may cause sponsors to be unwilling to pay for sponsorship and advertising opportunities if the general population shifts into a less desirable age or geographical demographic from an advertising perspective.
      We believe that barriers to entry into the live entertainment promotion business are low and that certain local promoters are increasingly expanding the geographic scope of their operations.
We depend upon unionized labor for the provision of some of our services and any work stoppages or labor disturbances could disrupt our business.
      The stagehands at some of our venues, and the actors, musicians and others involved in some of our business operations are subject to collective bargaining agreements. Our union agreements typically have a term of three years and thus regularly expire and require negotiation in the course of our business. Upon the expiration of any of our collective bargaining agreements, however, we may be unable to negotiate new collective bargaining agreements on terms favorable to us, and our business operations may be interrupted as a result of labor disputes or difficulties and delays in the process of renegotiating our collective bargaining agreements. A work stoppage at one or more of our owned or operated venues or at our produced or presented events could have a material adverse effect on our business, results of operations and financial condition. We cannot predict the effect that new collective bargaining agreements will have on our expenses or that caps on agents’ fees will have on the revenues and operating income of our sports representation business.
We are dependent upon our ability to lease, acquire and develop live entertainment venues, and if we are unable to do so on acceptable terms, or at all, our results of operations could be adversely affected.
      We require access to venues to generate revenues from live entertainment events. For these events, we use venues that we own, but we also operate a number of our live entertainment venues under various agreements which include leases with third-parties or equity or booking agreements, which are agreements where we contract to book the events at a venue for a specific period of time. Our long-term success in the live entertainment business will depend in part on the availability of venues, our ability to lease these venues and our ability to enter into booking agreements upon their expiration. As many of these agreements are with third parties over whom we have little or no control, we may be unable to renew these agreements or enter into new agreements on acceptable terms or at all, and may be unable to obtain favorable agreements with venues. Our ability to renew these agreements or obtain new agreements on favorable terms depends on a number of other factors, many of which are also beyond our control, such as national and local business conditions and competition from other promoters. If the cost of renewing these agreements is too high or the terms of any new agreement with a new venue are unacceptable or incompatible with our existing operations, we may decide to forgo these opportunities. There can be no assurance that we will be able to renew these agreements on acceptable terms or at all, or that we will be able to obtain attractive agreements with substitute venues, which could have a material adverse effect on our results of operations.
      We plan to continue to expand our operations through the development of live entertainment venues and the expansion of existing live entertainment venues, which poses a number of risks, including:

•	construction of live entertainment venues may result in cost overruns, delays or unanticipated expenses;

•	desirable sites for live entertainment venues may be unavailable or costly; and

•	the attractiveness of our venue locations may deteriorate over time.
      Additionally, the market potential of live entertainment venues sites cannot be precisely determined, and our live entertainment venues may face competition in markets from unexpected sources. Newly constructed live entertainment venues may not perform up to our expectations. We face significant competition for potential live entertainment venue locations and for opportunities to acquire existing live entertainment venues. Because of this competition, we may be unable to add to the number of our live entertainment venues on terms we consider acceptable.
Our separation from Clear Channel Communications could adversely affect our business and profitability due to Clear Channel Communications’ strong brand and reputation. In addition, our new brand will not be immediately recognized, which will cause us to spend significant amounts of time and resources to build a brand identity.
      As a subsidiary of Clear Channel Communications, some of our businesses have marketed many of their products and services using the “Clear Channel” brand name and logo, and we believe our association with Clear Channel Communications has provided many benefits, including:

•	an established brand associated with trust, integrity and longevity;

•	perception of high-quality products and services;

•	preferred status among our customers, suppliers, sponsors, performers, independent sales intermediaries, entertainers and employees;

•	a strong capital base and financial strength; and

•	established relationships with U.S. federal and state and non-U.S. regulators.
      Our business will be conducted under our new brand name following completion of the distribution, which may not be immediately recognized by our customers and suppliers or by potential employees we are trying to recruit. In addition, Clear Channel Communications may engage in activities that overlap our business, such as its local radio stations continuing to promote concerts and other events that are similar to those customarily promoted by our entertainment business, which would increase the risks associated with our establishing a new strong brand in the live entertainment industry. We will need to expend significant time, effort and resources to establish our new brand name in the marketplace, particularly in our industry. We cannot guarantee that this effort will ultimately be successful. If our efforts to establish our new brand identity is unsuccessful, our business, financial condition and results of operations may suffer.
Our revenues depend on the promotional success of our marketing campaigns, and there can be no assurance that such advertising, promotional and other marketing campaigns will be successful or will generate revenues or profits.
      Similar to many companies, we spend significant amounts on advertising, promotional and other marketing campaigns for our live entertainment events and other business activities. Such marketing activities include, among others, promotion of ticket sales, premium seat sales, hospitality and other services for our events and venues and advertising associated with our wholesale and retail distribution of related souvenir merchandise and apparel. In the nine months ended September 30, 2005 and September 30, 2004, we spent approximately 5.4% and 6.4%, respectively, of our revenues on marketing, including advertising, and there can be no assurance that such advertising, promotional and other marketing campaigns will be successful or will generate revenues or profits.
Our sports representation business can be significantly adversely affected by factors beyond our control.
      The amount of endorsement and other revenues that our sports representation clients generate is a function of, among other things, our clients’ professional performances and public appeal. Factors beyond our control, such as injuries to such clients, declining skill, labor unrest or limits on agent fees by the sports leagues, among others, could have an adverse effect on the results of operations of our sports representation business. Representation agreements with clients vary by sport but generally are for a term of three years with automatic renewal options. A significant number of the representation agreements are terminable on 15 days’ notice, although we would continue to be entitled to certain of the revenue streams generated during the remaining term of such terminated agreements.
Poor weather adversely affects attendance at our live entertainment events, which could negatively impact our financial performance from period to period.
      We promote many live entertainment events. Weather conditions surrounding these events affect sales of tickets, concessions and souvenirs, among other things. Poor weather conditions can have a material effect on our results of operations particularly because we promote a finite number of events. Due to weather conditions, we may be required to reschedule an event to the next available day or a different venue, which would increase our costs for the event and could negatively impact the attendance at the event, and food, beverage and merchandise sales. Poor weather can affect current periods as well as successive events in future periods. If we are unable to reschedule events due to poor weather, we are forced to refund the tickets for those events.

We may be adversely affected by the occurrence of extraordinary events, such as terrorist attacks.
      The occurrence and threat of extraordinary events, such as terrorist attacks, intentional or unintentional mass-casualty incidents, natural disasters or similar events, may substantially decrease the use of and demand for our services and the attendance at live entertainment events, which may decrease our revenues or expose us to substantial liability. The terrorism and security incidents of September 11, 2001, military actions in Iraq, and periodic elevated terrorism alerts have raised numerous challenging operating factors, including public concerns regarding air travel, military actions and additional national or local catastrophic incidents, causing a nationwide disruption of commercial and leisure activities.
      Following September 11, 2001, some artists refused to travel or book tours, which adversely affected our music business, and many people did not travel to New York City, which caused us to experience lower attendance levels at our theatrical performances playing on Broadway in New York City and adversely affected our theatrical business. The occurrence of the recent terrorist attacks in London, England, also caused us to experience lower attendance levels at our theatrical performances playing on the West End in London. The occurrence or threat of future terrorist attacks, military actions by the United States, contagious disease outbreaks, natural disasters such as earthquakes and severe floods or similar events cannot be predicted, and their occurrence can be expected to negatively affect the economies of the United States and other foreign countries where we do business generally, specifically the market for live entertainment.
Risk Factors Relating to Our Relationship with Clear Channel Communications
We will not be able to rely on Clear Channel Communications to fund our future capital requirements, and financing from other sources may not be available on favorable terms or at all.
      In the past, our capital requirements have been funded by Clear Channel Communications. However, following our separation, Clear Channel Communications will not provide funds to finance our working capital or other cash requirements. We believe our capital requirements will vary greatly from quarter to quarter depending on, among other things, capital expenditures, seasonal and other fluctuations in our operating results, financing activities, acquisitions and investments and receivables management. We believe that the amounts under our credit facility, along with our future cash flow from operations, will be sufficient to satisfy our working capital and capital expenditure requirements for the foreseeable future. However, we may require or choose to obtain additional debt or equity financing in order to finance acquisitions or other investments in our business. Future equity financings would be dilutive to the existing holders of our common stock. Future debt financings could involve restrictive covenants. We do not expect to be able to obtain financing with interest rates or debt ratings as favorable as those that Clear Channel Communications could obtain, and our current debt ratings are below those of Clear Channel Communications.
Conflicts of interest may arise between us and Clear Channel Communications that could be resolved in a manner unfavorable to us.
      Questions relating to conflicts of interest may arise between us and Clear Channel Communications in a number of areas relating to our past and ongoing relationships. After the spin-off, three of our directors will continue to serve as directors of Clear Channel Communications, and our chairman will continue to serve as chief financial officer and a director of Clear Channel Communications.
      Areas in which conflicts of interest between us and Clear Channel Communications could arise include, but are not limited to, the following:

•	Cross Directorships, Officerships and Stock Ownership. Ownership interests of our directors or officers in the common stock of Clear Channel Communications or service as a director or officer of both us and Clear Channel Communications could create, or appear to create, potential control issues or conflicts of interest when directors and officers are faced with decisions that could have different implications for the two companies. For example, these decisions could relate to:

•	the nature, quality and cost of services rendered to us by Clear Channel Communications;

•	competition for potential acquisition opportunities; or

•	employee retention or recruiting.

•	Our intercompany agreements were negotiated when we were a subsidiary of Clear Channel Communications. We have entered into agreements with Clear Channel Communications pursuant to which Clear Channel Communications will provide to us certain management, administrative, accounting, tax, legal and other services, for which we will reimburse Clear Channel Communications on a cost basis. In addition, we have entered into a number of intercompany agreements covering matters such as tax sharing and our responsibility for certain liabilities previously undertaken by Clear Channel Communications for certain of our businesses. The terms of these agreements were established while we were a wholly-owned subsidiary of Clear Channel Communications, and hence were not the result of arms’ length negotiations. In addition, conflicts could arise in the interpretation or any extension or renegotiation of the foregoing agreements after the spin-off. See “Our Relationship with Clear Channel Communications After the Distribution.”

•	Intercompany Transactions. From time to time, Clear Channel Communications or its affiliates may enter into transactions with us or our subsidiaries or other affiliates. Although the terms of any such transactions will be established based upon negotiations between employees of the transacting companies and, when appropriate, subject to the approval of the independent directors on our board or a committee of disinterested directors, there can be no assurance that the terms of any such transactions will be as favorable to us or our subsidiaries or affiliates as would be the case where the parties were completely at arms’ length.
If Clear Channel Communications engages in the same type of business we conduct or takes advantage of business opportunities that might be attractive to us, our ability to successfully operate and expand our business may be hampered.
      Our amended and restated certificate of incorporation provides that, subject to any contractual provision to the contrary, Clear Channel Communications will have no obligation to refrain from:

•	engaging in the same or similar business activities or lines of business as us; or

•	doing business with any of our clients, customers or vendors.
      Clear Channel Communications’ radio business conducts concert events from time to time. In the event Clear Channel Communications expands its operations in this area, it may compete with us.
      In addition, the corporate opportunity policy set forth in our amended and restated certificate of incorporation addresses potential conflicts of interest for officers and directors of Clear Channel Communications who are also officers or directors of our company. The policy provides that if one of our directors or officers who is also a director or officer of Clear Channel Communications learns of a potential transaction or matter that may be a corporate opportunity for both us and Clear Channel Communications, we will have renounced our interest in the corporate opportunity unless that opportunity is expressly offered to that person in writing solely in his or her capacity as our director or officer. If one of our officers or directors, who also serves as a director or officer of Clear Channel Communications, learns of a potential transaction or matter that may be a corporate opportunity for both us and Clear Channel Communications, our amended and restated certificate of incorporation provides that the director or officer will have no duty to communicate or present that corporate opportunity to us and will not be liable to us or our stockholders for breach of fiduciary duty by reason of Clear Channel Communications’ actions with respect to that corporate opportunity. This policy could interfere with our ability to take advantage of certain corporate opportunities.

      By becoming a stockholder in our company, you will be deemed to have notice of and have consented to these provisions of our amended and restated certificate of incorporation. The principles for resolving such potential conflicts of interest are described under “Description of Our Capital Stock — Provisions of Our Amended and Restated Certificate of Incorporation Relating to Related-Party Transactions and Corporate Opportunities.”
The spin-off could result in significant tax liability to our initial public stockholders.
      Clear Channel Communications has received a private letter ruling from the IRS substantially to the effect that the distribution of our common stock to its stockholders will qualify as a tax-free distribution for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code. Although a private letter ruling from the IRS generally is binding on the IRS, if the factual representations or assumptions made in the letter ruling request are untrue or incomplete in any material respect, we will not be able to rely on the ruling.
      Furthermore, the IRS will not rule on whether a distribution satisfies certain requirements necessary to obtain tax-free treatment under Section 355 of the Code. Rather, the ruling is based upon representations by Clear Channel Communications that these conditions have been satisfied, and any inaccuracy in such representations could invalidate the ruling. Therefore, in addition to obtaining the ruling from the IRS, Clear Channel Communications has made it a condition to the spin-off that Clear Channel Communications obtain an opinion of Skadden, Arps, Slate, Meagher & Flom LLP that the distribution will qualify as a tax-free distribution for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code. The opinion will rely on the ruling as to matters covered by the ruling. In addition, the opinion will be based on, among other things, certain assumptions and representations as to factual matters made by Clear Channel Communications and us, which if incorrect or inaccurate in any material respect would jeopardize the conclusions reached by counsel in its opinion. The opinion will not be binding on the IRS or the courts, and the IRS or the courts may not agree with the opinion.
      Notwithstanding receipt by Clear Channel Communications of the ruling and opinion of counsel, the IRS could assert that the distribution does not qualify for tax-free treatment for U.S. federal income tax purposes. If the IRS were successful in taking this position, our initial public stockholders could be subject to significant U.S. federal income tax liability. In general, our initial public stockholders could be subject to tax as if they had received a taxable distribution equal to the fair market value of our common stock that was distributed to them. For a more complete discussion of the U.S. federal income tax consequences of the distribution, see “The Distribution — Material U.S. Federal Income Tax Consequences of the Distribution.”
The spin-off could result in significant tax-related liabilities to us.
      As discussed above, notwithstanding receipt by Clear Channel Communications of the ruling and the opinion of counsel, the IRS could assert that the distribution does not qualify for tax-free treatment for U.S. federal income tax purposes. If the IRS were successful in taking this position, Clear Channel Communications could be subject to significant U.S. federal income tax liability. In general, Clear Channel Communications would be subject to tax as if it had sold the common stock of our company in a taxable sale for its fair market value. In addition, even if the distribution otherwise were to qualify under Section 355 of the Code, it may be taxable to Clear Channel Communications as if it had sold the common stock of our company in a taxable sale for its fair market value under Section 355(e) of the Code, if the distribution were later deemed to be part of a plan (or series of related transactions) pursuant to which one or more persons acquire directly or indirectly stock representing a 50% or greater interest in Clear Channel Communications or us. For this purpose, any acquisitions of Clear Channel Communications stock or of our stock within the period beginning two years before the distribution and ending two years after the distribution are presumed to be part of such a plan, although we or Clear Channel Communications may be able to rebut that presumption. For a more complete discussion of the U.S. federal income tax consequences of the distribution, see “The Distribution — Material U.S. Federal Income Tax Consequences of the Distribution.”

      Although such corporate-level taxes, if any, resulting from a taxable distribution generally would be imposed on Clear Channel Communications, we have agreed in the tax matters agreement to indemnify Clear Channel Communications and its affiliates against tax-related liabilities, if any, caused by the failure of the spin-off to qualify as a tax-free transaction under Section 355 of the Code (including as a result of Section 355(e) of the Code) if the failure to so qualify is attributable to actions, events or transactions relating to our stock, assets or business, or a breach of the relevant representations or covenants made by us in the tax matters agreement. If the failure of the spin-off to qualify under Section 355 of the Code is for any reason for which neither we nor Clear Channel Communications is responsible, we and Clear Channel Communications have agreed in the tax matters agreement that we will each be responsible for 50% of the tax-related liabilities arising from the failure to so qualify. See “Our Relationship with Clear Channel Communications After the Distribution — Tax Matters Agreement” for a more detailed discussion of the tax matters agreement between Clear Channel Communications and us.
We could be liable for income taxes owed by Clear Channel Communications.
      Each member of the Clear Channel Communications consolidated group, which includes Clear Channel Communications, our company and Clear Channel Communications’ other subsidiaries, is jointly and severally liable for the U.S. federal income tax liability of each other member of the consolidated group. Consequently, we could be liable in the event any such liability is incurred, and not discharged, by any other member of the Clear Channel Communications consolidated group. Disputes or assessments could arise during future audits by the IRS in amounts that we cannot quantify. In addition, Clear Channel Communications expects to recognize a capital loss for U.S. federal income tax purposes (the “Holdco #3 Loss”) in connection with the distribution and the Holdco #3 Exchange. The amount of such loss is not determinable prior to the Holdco #3 Exchange since it will depend upon Clear Channel Communications’ tax basis in the stock of Holdco #3 under applicable income tax regulations as well as the fair market value of Holdco #3 stock, in each case, as of the time of the Holdco #3 Exchange. If Clear Channel Communications is unable to deduct such capital loss for U.S. federal income tax purposes as a result of any action we take following the spin-off or our breach of a relevant representation or covenant made by us in the tax matters agreement, we have agreed in the tax matters agreement to indemnify Clear Channel Communications for the lost tax benefits that Clear Channel Communications would have otherwise realized if it were able to deduct the Holdco #3 Loss. See “Our Relationship with Clear Channel Communications After the Distribution — Tax Matters Agreement.”
Risks Related to Our Common Stock and the Distribution
There is no existing market for our common stock and a trading market that will provide you with adequate liquidity may not develop for the common stock, and you could lose all or part of your investment.
      Prior to the distribution, there has been no public market for our common stock. However, our common stock has been approved for listing on the NYSE under the symbol “LYV.” We anticipate that trading will commence on a when-issued basis on or shortly before the record date. On the first trading day following the distribution date, when-issued trading in respect of the common stock will end and regular way trading will begin. We cannot predict the extent to which investor interest will lead to the development of an active and liquid trading market in our common stock on the NYSE or otherwise. If an active trading market does not develop, you may have difficulty selling any of your shares of common stock or receiving a price when you sell your shares of common stock that will be favorable.

We cannot predict the prices at which our common stock may trade after the spin-off.
      The market price of our common stock may decline below the initial price on the distribution date. The market price of our common stock may fluctuate significantly due to a number of factors, some of which may be beyond our control, including:

•	our business profile and market capitalization may not fit the investment objectives of Clear Channel Communications’ stockholders, causing them to sell our shares after the spin-off; this is particularly true of Clear Channel Communications stockholders who hold Clear Channel Communications stock based on its inclusion in the S&P 500 Index, as our common stock would not be eligible to be included in the S&P 500 Index;

•	our quarterly or annual earnings, or those of other companies in our industry;

•	actual or anticipated fluctuations in our operating results due to the seasonality of our business and other factors related to our business;

•	our loss or inability to obtain significant popular artists or theatrical productions;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	announcements by us or our competitors of significant contracts or acquisitions;

•	the failure of securities analysts to cover our common stock after the distribution or changes in financial estimates by analysts;

•	changes in earnings estimates by securities analysts or our ability to meet those estimates;

•	the operating and stock price performance of other comparable companies;

•	overall market fluctuations; and

•	general economic conditions.
      In particular, the realization of any of the risks described in these “Risk Factors” could have a significant and adverse impact on the market price of our common stock. In addition, the stock market in general has experienced extreme price and volume volatility that has often been unrelated to the operating performance of particular companies. This volatility has had a significant impact on the market price of securities issued by many companies, including companies in our industry. The changes frequently appear to occur without regard to the operating performance of these companies. The price of our common stock could fluctuate based upon factors that have little or nothing to do with our company, and these fluctuations could materially reduce our stock price.
The price of our common stock may fluctuate significantly, and you could lose all or part of the value of your common stock.
      In recent years, the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies, including companies in our industry. The changes frequently appear to occur without regard to the operating performance of these companies. The price of our common stock could fluctuate based upon factors that have little or nothing to do with our company, and these fluctuations could materially reduce our stock price.
      In the past, some companies that have had volatile market prices for their securities have been subject to securities class action suits filed against them. If a suit were to be filed against us, regardless of the outcome, it could result in substantial legal costs and a diversion of our management’s attention and resources. This could have a material adverse effect on our business, results of operations and financial condition.

Substantial sales of our common stock following the distribution may have an adverse impact on the trading price of our common stock.
      Clear Channel Communications expects that under the United States federal securities laws, all of our shares of common stock may be resold immediately in the public market, except for shares held by our affiliates.
      Some of the Clear Channel Communications stockholders who receive our shares of common stock may decide that their investment objectives do not include ownership of shares in a small capitalization company, and may sell their shares of common stock following the distribution. In particular, certain Clear Channel Communications stockholders that are institutional investors have investment parameters that depend on their portfolio companies maintaining a minimum market capitalization that we may not achieve after the distribution or paying dividends, which we do not currently intend to do. We cannot predict whether stockholders will resell large numbers of our shares of common stock in the public market following the distribution or how quickly they may resell these shares. If our stockholders sell large numbers of our shares of common stock over a short period of time, or if investors anticipate large sales of our shares of common stock over a short period of time, this could adversely affect the trading price of our shares of common stock.
If we are not able to grow our business as planned, we may not be able to pay the annual dividend on the Holdco #2 preferred stock or redeem the Holdco #2 preferred stock, and our failure to make these payments could have a material adverse effect on our business and results of operations.
      In connection with our spin-off from Clear Channel Communications, third-party investors unrelated to Clear Channel Communications are expected to acquire all of the voting and non-voting preferred stock of Holdco #2, one of our subsidiaries. The preferred stock will have an aggregate liquidation preference of $40 million, plus accrued but unpaid dividends. We expect the voting and non-voting preferred stock of Holdco #2 will pay an annual dividend of approximately 13% and will be mandatorily redeemable six years after issuance. In addition, if we default under any of the covenants applicable to the Holdco #2 preferred stock, we will have to pay additional dividends. The holders of Series A redeemable preferred stock will have the right to appoint one out of four members to Holdco #2’s board of directors and to otherwise control 25% of the voting power of all outstanding shares of Holdco #2. The Series B redeemable preferred stock will have no voting rights other than the right to vote as a class with the Series A redeemable preferred stock to elect one additional member to the board of directors of Holdco #2 in the event the subsidiary breaches certain terms of the designations of the preferred stock. Our ability to make scheduled payments of the dividend and redeem the preferred stock of Holdco #2 will depend on our ability to grow our business as planned and generate sufficient cash flow to make these payments, as well as our ability to dividend such funds to Holdco #2. If we fail to make these payments, such failure to pay could have a material adverse effect on our business and results of operation. In addition, the board of directors of Holdco #2 may owe conflicting fiduciary duties to the holders of the preferred stock and us, as the indirect sole common stockholder of Holdco #2.
We currently do not intend to pay dividends on our common stock.
      We do not expect to pay dividends on our common stock in the foreseeable future. In addition, the terms of the credit agreement governing our senior secured credit facility and the designations governing Holdco #2’s preferred stock will limit the amount of dividends we may pay on our common stock. Moreover, if we could pay dividends, we would first have to pay dividends on the Series A redeemable preferred stock and Series B redeemable preferred stock of Holdco #2 prior to the payment of dividends on our common stock. Accordingly, if you receive shares of our common stock in the spin-off, the price of our common stock must appreciate in order to realize a gain on your investment. This appreciation may not occur.

Our corporate governance documents, rights agreement and Delaware law may delay or prevent an acquisition of us that stockholders may consider favorable, which could decrease the value of your shares.
      Our amended and restated certificate of incorporation and amended and restated bylaws and Delaware law contain provisions that could make it more difficult for a third-party to acquire us without the consent of our board of directors. These provisions include restrictions on the ability of our stockholders to remove directors and supermajority voting requirements for stockholders to amend our organizational documents, a classified board of directors and limitations on action by our stockholders by written consent. Three of our initial nine directors will also be directors of Clear Channel Communications. In addition, our board of directors has the right to issue preferred stock without stockholder approval, which could be used to dilute the stock ownership of a potential hostile acquiror. Delaware law, for instance, also imposes some restrictions on mergers and other business combinations between any holder of 15% or more of our outstanding common stock and us. Although we believe these provisions protect our stockholders from coercive or otherwise unfair takeover tactics and thereby provide for an opportunity to receive a higher bid by requiring potential acquirers to negotiate with our board of directors, these provisions apply even if the offer may be considered beneficial by some stockholders. See “Description of Our Capital Stock.”
      Our amended and restated certificate of incorporation provides that, subject to any written agreement to the contrary, which agreement does not currently exist, Clear Channel Communications will have no duty to refrain from engaging in the same or similar business activities or lines of business as us or doing business with any of our customers or vendors or employing or otherwise engaging or soliciting any of our officers, directors or employees. Our amended and restated certificate of incorporation provides that if Clear Channel Communications acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both us and Clear Channel Communications, we will generally renounce our interest in the corporate opportunity. Our amended and restated certificate of incorporation renounces any interest or expectancy in such corporate opportunity that will belong to Clear Channel Communications. Clear Channel Communications will, to the fullest extent permitted by law, have satisfied its fiduciary duty with respect to such a corporate opportunity and will not be liable to us or our stockholders for breach of any fiduciary duty as our stockholder by reason of the fact that it acquires or seeks the corporate opportunity for itself, directs that corporate opportunity to another person or does not present that corporate opportunity to us. These provisions could make an acquisition of us less advantageous to a third-party.
      Our obligation to indemnify, under certain circumstances, Clear Channel Communications and its affiliates pursuant to the tax matters agreement against tax-related liabilities, if any, caused by the failure of the spin-off to qualify as a tax-free transaction under Section 355 of the Code (including as a result of Section 355(e) of the Code) could deter a change of control of us.
      We have also adopted a stockholder rights plan intended to deter hostile or coercive attempts to acquire us. Under the plan, if any person or group acquires, or begins a tender or exchange offer that could result in such person acquiring, 15% or more of our common stock, and in the case of certain Schedule 13G filers, 20% or more of our common stock, without approval of our Board of Directors under specified circumstances, our other stockholders have the right to purchase shares of our common stock, or shares of the acquiring company, at a substantial discount to the public market price. Therefore, the plan makes an acquisition much more costly to a potential acquirer. See “Description of Our Capital Stock — The Rights Agreement.”
      In addition, the terms of our senior secured credit facility provide that the lenders can require us to repay all outstanding indebtedness upon a change of control, and the Holdco #2 preferred stock requires Holdco #2 to offer to repurchase the preferred stock at 101% of the liquidation preference upon a change of control. These provisions make an acquisition more costly to a potential acquirer. See “Description of Indebtedness” and “Description of Subsidiary Preferred Stock.”

Increased costs associated with corporate governance compliance may significantly affect our results of operations.
      The Sarbanes-Oxley Act of 2002 and the Securities Exchange Act of 1934, as amended, will require changes in our corporate governance and securities disclosure and compliance practices, and will require a review of our internal control procedures. We expect these developments to increase our legal compliance and financial reporting costs. In addition, they could make it more difficult for us to attract and retain qualified members of our board of directors, or qualified executive officers. Finally, director and officer liability insurance for public companies like us has become more difficult and more expensive to obtain, and we may be required to accept reduced coverage or incur higher costs to obtain coverage than what we paid under Clear Channel Communications’ policies that is satisfactory to us and our officers or directors. We are presently evaluating and monitoring regulatory developments and cannot estimate the timing or magnitude or additional costs we may incur as a result.
      If, following the spin-off, we are unable to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or our internal control over financial reporting is not effective, the reliability of our financial statements may be questioned and our stock price may suffer.
      Section 404 of the Sarbanes-Oxley Act of 2002 requires any company subject to the reporting requirements of the U.S. securities laws to do a comprehensive evaluation of its and its consolidated subsidiaries’ internal control over financial reporting. To comply with this statute, we will be required to document and test our internal control procedures; our management will be required to assess and issue a report concerning our internal control over financial reporting; and our independent auditors will be required to issue an opinion on management’s assessment of those matters. Our compliance with Section 404 of the Sarbanes-Oxley Act will first be tested in connection with the filing of our annual Report on Form 10-K for the fiscal year ending December 31, 2006. The rules governing the standards that must be met for management to assess our internal control over financial reporting are new and complex and require significant documentation, testing and possible remediation to meet the detailed standards under the rules. During the course of its testing, our management may identify material weaknesses or deficiencies which may not be remedied in time to meet the deadline imposed by the Sarbanes-Oxley Act. If our management cannot favorably assess the effectiveness of our internal control over financial reporting or our auditors identify material weaknesses in our internal control, investor confidence in our financial results may weaken, and our stock price may suffer.
SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS
      We have made forward-looking statements in this information statement, including the sections entitled “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” that are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include, but are not limited to, the information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, potential growth opportunities, potential operating performance improvements, benefits resulting from our spin-off from Clear Channel Communications, the effects of competition and the effects of future legislation or regulations. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believe,” “expect,” “plan,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “will,” “should” or the negative of these terms or similar expressions.
      Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. The risk factors discussed in “Risk Factors” beginning on page 20 set forth many of the risks and uncertainties that may cause actual results to differ from those expressed in the forward looking statements. There may be other risks and uncertainties that could have a similar impact. Therefore, you should not put undue reliance on any forward-looking statements. We do not have any intention or obligation to update forward-looking statements after we distribute this information statement.

THE DISTRIBUTION
Reasons for the Spin-Off
      In April 2005, Clear Channel Communications announced, among other things, that it had determined that the separation of CCE Spinco from Clear Channel Communications is in the best interests of Clear Channel Communications, its stockholders and us, by providing each company with certain opportunities and benefits, such as:

•	The separation will allow us to develop incentive programs to better attract, retain and motivate current and future employees through the use of equity-based compensation policies that more directly link employee compensation with our financial performance. Similarly, the removal of our fundamentally different business from Clear Channel Communications will more closely correlate Clear Channel Communications’ equity-based compensation with Clear Channel Communications’ financial performance.

•	The separation will permit the independent management of each of us and Clear Channel Communications to focus its attention and its company’s financial resources on its respective distinct business and business challenges and to lead each independent company to adopt strategies and pursue objectives that are appropriate to its respective business. This is of particular importance given the fundamental differences between our respective businesses: Clear Channel Communications’ other two synergistic businesses — radio broadcasting and outdoor advertising — typically generate high cash flows on a relatively stable basis and have low capital expenditure requirements while our business tends to be a more volatile, lower margin, capital intensive business.

•	We anticipate that we may use our stock in the future in connection with acquisitions and financings. In this regard, we expect to have better access to the equity capital markets after the separation as our investors will not be forced to understand and make investment decisions with respect to Clear Channel Communications’ other two businesses that are fundamentally different from our business. At the same time, Clear Channel Communications, which also expects to use its stock in the future in connection with acquisitions and financings, will similarly benefit since its investors will not need to understand and make investment decisions with respect to our business.
      Clear Channel Communications announced a plan to strategically realign its businesses on April 29, 2005 through the initial public offering, or IPO, of 10% of the common stock of Clear Channel Outdoor and a 100% spin-off of CCE Spinco. The strategic plan also provided for a 50% increase to Clear Channel Communications’ regular dividend and the return of approximately $1.6 billion of capital to stockholders in the form of dividends, share repurchases or both. After evaluating various alternatives, the board of directors of Clear Channel Communications determined that this series of transactions represented the best course of action for stockholders. The timing of the transactions was undertaken simultaneously as part of the April 29th announcement to effect the required internal reorganizations and other activities in an efficient manner and, in part, to help fund the $1.6 billion return of capital to stockholders.
      The decision to sell 10% of Clear Channel Outdoor’s shares in an IPO was based on several factors, including the ability to establish a separately traded currency to highlight the value of the outdoor business and attract a stockholder base interested in this business while permitting Clear Channel Communications stockholders to benefit from the retained interest in the business. Clear Channel Communications believes that a tax-free distribution of shares in CCE Spinco offers Clear Channel Communications and its stockholders the greatest long-term value as described above and is the most tax efficient way to separate the companies. On November 11, 2005, Clear Channel Communications completed the IPO of 35,000,000 shares of Class A common stock of Clear Channel Outdoor at a price of $18.00 per share. Clear Channel Communications retained 315,000,000 shares of Class B common stock of Clear Channel Outdoor, each of which is entitled to 20 votes per share. After the IPO, Clear Channel Communications retained and owns 90% of the outstanding stock of Clear Channel Outdoor, representing 99.4% of its total voting power.

The Separation of CCE Spinco from Clear Channel Communications
      We are currently a wholly-owned subsidiary of Clear Channel Communications. We were incorporated in Delaware on August 2, 2005, in preparation for our spin-off from Clear Channel Communications. Prior to the distribution, Clear Channel Communications will contribute or otherwise transfer to us generally all of the entertainment assets, and we will assume generally all of the liabilities, comprising the CCE Spinco business. We call this transfer of assets and assumption of liabilities the “separation.” We and Clear Channel Communications have agreed to transfer legal title to any remaining assets of the CCE Spinco business not transferred prior to the distribution, most of which are foreign assets and liabilities subject to regulatory and other delays, as soon as practicable. In the interim, we will operate and receive the economic benefits of (and bear the economic burdens of) these assets. These assets are not, individually or in the aggregate, material to our business. The information included in this information statement, including our combined financial statements, assumes the completion of all of these transfers.
Description of the Spin-Off
      Clear Channel Communications will effect the spin-off by distributing on a pro rata basis 100% of our outstanding common stock to Clear Channel Communications stockholders, which we refer to as the distribution, or the spin-off, on December 21, 2005, the distribution date. As a result of the distribution, each Clear Channel Communications stockholder will:

•	receive one share of our common stock (and a related preferred stock purchase right) for every eight shares of Clear Channel Communications common stock it owns; and

•	retain its shares in Clear Channel Communications.
Manner of Effecting the Distribution
      You will receive one share of our common stock (and a related preferred stock purchase right) for every eight shares of Clear Channel Communications common stock held on the record date. The shares of our common stock will be validly issued, fully paid and nonassessable.
      Clear Channel Communications stockholders will not be required to pay for shares of our common stock received in the distribution or to surrender or exchange shares of Clear Channel Communications common stock in order to receive our common stock or to take any other action in connection with the distribution. No vote of Clear Channel Communications stockholders is required or sought in connection with the distribution, and Clear Channel Communications stockholders have no appraisal rights in connection with the distribution.
      As part of the spin-off, we will be adopting a book-entry share transfer and registration system for our common stock. Instead of receiving physical share certificates, registered holders of eight or more shares of Clear Channel Communications common stock on the record date will have their shares of CCE Spinco common stock distributed on the date of the spin-off credited to book-entry accounts established for them by the distribution agent. The distribution agent will mail an account statement to each such registered holder stating the number of shares of our common stock credited to the holder’s account. After the spin-off, any holder may request:

•	a transfer of all or a portion of their CCE Spinco shares to a brokerage or other account; and

•	receipt of one or more physical share certificates representing their CCE Spinco shares.
      Registered holders of fewer than eight shares of Clear Channel Communications common stock, or any multiple thereof, on the record date, which would entitle them to receive less than one whole share of our common stock, will receive cash in lieu of fractional shares. Fractional shares of our common stock will not be issued to Clear Channel Communications stockholders as part of the distribution nor credited to book-entry accounts. Instead, the distribution agent will aggregate all of these fractional shares and sell them in the open market at then prevailing prices on behalf of these holders. These holders will receive cash payments in the amount of their proportionate share of the net sale proceeds from the sale of the aggregated fractional shares, based upon the average gross selling price per share of our common stock after making appropriate deductions for any required withholdings for U.S. federal income tax purposes. See “— Material U.S. Federal Income Tax Consequences of the Distribution” for a discussion of the U.S. federal income tax treatment of proceeds received from the sale of fractional shares. We will bear the cost of brokerage fees incurred in connection with these sales. The amount of these brokerage fees is not expected to be material to us. We anticipate that these sales will occur as soon after the date of the spin-off as practicable as determined by the distribution agent. None of Clear Channel Communications, CCE Spinco or the distribution agent will guarantee any minimum sale price for the fractional shares of CCE Spinco common stock. Neither we nor Clear Channel Communications will pay any interest on the proceeds from the sale of fractional shares. The distribution agent will have the sole discretion to select the broker-dealer(s) through which to sell the shares and to determine when, how and at what price to sell the shares. Further, neither the distribution agent nor the selected broker-dealer(s) will be our affiliates or affiliates of Clear Channel Communications.
      If you become a registered holder of our common stock in connection with the spin-off and you prefer to receive one or more physical share certificates representing your shareholding of our common stock, you will receive one or more certificates for all whole shares of CCE Spinco common stock and, if applicable, cash for any fractional interest. The distribution agent will mail you certificates representing your proportionate number of whole shares of our common stock as soon after the date of request as practicable.
      For those holders of Clear Channel Communications common stock who hold their shares through a broker, bank or other nominee, the distribution agent will credit the shares of our common stock to the accounts of those nominees who are registered holders, who, in turn, will credit their customers’ accounts with our common stock. We and Clear Channel Communications anticipate that brokers, banks and other nominees will generally credit their customers’ accounts with CCE Spinco common stock on or shortly after December 21, 2005.
      Delivery of a share of our common stock in connection with the distribution also will constitute the delivery of the preferred stock purchase right associated with the share. The existence of the preferred stock purchase rights may deter a potential acquirer from making a hostile takeover proposal or a tender offer. For a more detailed discussion of these rights, see “Description of Our Capital Stock — The Rights Agreement.”
Results of the Separation and the Distribution
      After the separation and distribution, we will be a separate publicly-traded company. Immediately following the distribution, we expect to have approximately 67,565,591 shares of our common stock outstanding, based on the distribution ratio described above and the number of outstanding shares of Clear Channel Communications common stock on November 4, 2005. The actual number of shares to be distributed will be determined on the record date and will reflect any exercise of Clear Channel Communications options between the date Clear Channel Communications’ board declares the dividend for the spin-off and the record date for the spin-off.
      We and Clear Channel Communications will be parties to a number of agreements that govern our spin-off from Clear Channel Communications and our future relationship. For a more detailed description of these agreements, see “Our Relationship with Clear Channel Communications After the Distribution.”
      The distribution will not affect the number of outstanding shares of Clear Channel Communications common stock or any rights of Clear Channel Communications stockholders.
Incurrence of Debt
      In the past, our capital requirements have been funded by Clear Channel Communications. However, following the spin-off, Clear Channel Communications will not provide funds to finance our working capital or other cash requirements. Therefore, we currently plan to enter into a senior secured credit facility with lenders to fund a portion of our working capital or other cash requirements after the spin-off. We also intend to issue Series A and Series B redeemable preferred stock of Holdco #2 as described below prior to or concurrently with the completion of the spin-off. We intend to use $200.0 million of borrowings under the term loan portion of our senior secured credit facility and the $20 million of proceeds from the issuance of the Series A redeemable preferred stock of Holdco #2 to repay a portion of the indebtedness we owe Clear Channel Communications. We intend to use the remaining $125.0 million of borrowings under the term loan portion of our senior secured credit facility for general corporate proposals, including working capital, potential acquisitions and stock repurchases.
      Senior Secured Credit Facility. Prior to or concurrently with the completion of the distribution, one of our operating subsidiaries, Holdco #3, which owns more than 95% of the gross value of our assets, will enter into a $575.0 million senior secured credit facility consisting of:

•	a $325.0 million 7 1/2-year term loan; and

•	a $250.0 million 6 1/2-year revolving credit facility, of which up to $200.0 million will be available for the issuance of letters of credit and up to $100.0 million will be available for borrowings in foreign currencies.
      Subject to then market pricing and maturity extending longer than that of the senior secured credit facility, we will be able to add additional term and revolving credit facilities in an aggregate amount not to exceed $250.0 million. We anticipate that the senior secured credit facility will be secured by a first priority lien on substantially all of our domestic assets (other than real property and deposits maintained by us in connection with promoting or producing live entertainment events) and a pledge of the capital stock of our domestic subsidiaries and a portion of the capital stock of certain of our foreign subsidiaries. Borrowings in foreign currencies by our foreign subsidiaries will, in addition, be secured by a first priority lien on substantially all of our foreign assets (other than real property and deposits maintained by us in connection with promoting or producing live entertainment events) and a pledge of the capital stock of all subsidiaries held by such borrowing subsidiary. We expect that approximately $200.0 million of the revolving credit facility will remain available for working capital and general corporate purposes of Holdco #3 and its subsidiaries immediately following the completion of the distribution, and after the transfer of approximately $50.0 million of letters of credit previously issued under Clear Channel Communications’ credit facilities on behalf of certain Holdco #3 subsidiaries. The issuance of letters of credit will reduce this availability by the notional amount of issued letters of credit. However, on or prior to the distribution date, we may draw advances under the senior secured credit facility for working capital and other general corporate purposes. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” and “Description of Indebtedness” for more information.
      The agreements governing the senior secured credit facility are subject to ongoing negotiation. We cannot be certain the terms described herein will not change or be supplemented. See “Description of Indebtedness.”
Preferred Stock Issuance
      Prior to the completion of the distribution, third-party investors unrelated to Clear Channel Communications will acquire all of the shares of Series A (voting) and Series B (non-voting) mandatorily redeemable preferred stock of Holdco #2, the parent company of Holdco #3, one of our operating subsidiaries which owns more than 95% of the gross value of our assets. The preferred stock of Holdco #2 will have an aggregate liquidation preference of $40 million, plus accrued but unpaid dividends. We expect the Series A redeemable preferred stock will have a liquidation preference of $20 million, plus accrued but unpaid dividends and will be issued to a third-party investor for $20 million. We anticipate the Series B redeemable preferred stock will have a liquidation preference of $20 million, plus accrued but unpaid dividends and will be issued to Clear Channel Communications in connection with the Holdco #3 Exchange for no cash and immediately resold by Clear Channel Communications to a third-party purchaser for $20 million. See “Our Relationship with Clear Channel Communications After the Distribution — Tax Matters Agreement — Holdco #3 Loss.” We will not receive any of the proceeds from the sale of the Series B redeemable preferred stock sold by Clear Channel Communications. The issuance and sale of the Series A and Series B redeemable preferred stock of Holdco #2 together with the Holdco #3 Exchange are structured to raise desired financing and to facilitate the overall tax efficiency of the distribution.
      The holders of Series A redeemable preferred stock will have the right to appoint one out of four members to Holdco #2’s board of directors and to otherwise control 25% of the voting power of all outstanding shares of Holdco #2. The Series B redeemable preferred stock will have no voting rights other than the right to vote as a class with the Series A redeemable preferred stock to elect one additional member to the board of directors of Holdco #2 in the event Holdco #2 breaches certain terms of the designations of the preferred stock. The holders of Holdco #2 preferred stock will not have the right to appoint or vote for any of our directors. Each of the Series A and Series B preferred stock is expected to pay an annual cash dividend of approximately 13% and will be mandatorily redeemable upon the six year anniversary of the date of issuance. If we default under any of the covenants applicable to Holdco #2’s preferred stock, we will have to pay additional dividends. Holdco #2 will be required to make an offer to purchase the Series A and Series B redeemable preferred stock at 101% of each series’ liquidation preference in the event of a change of control. We expect the Series A and Series B redeemable preferred stock will be subject to financial and other covenants substantially similar to the covenants contained in our senior secured credit facility. The terms of the Holdco #2 preferred stock are subject to ongoing negotiation. We cannot be certain the terms described in this information statement will not change or be supplemented.
      We will use the $20 million from the issuance of the Series A preferred stock to repay a portion of our intercompany promissory note to Clear Channel Communications. The issuance of the Series B redeemable preferred stock to Clear Channel Communications will be part of the Holdco #3 Exchange, and the sale thereof to a third-party will raise $20 million for Clear Channel Communications, from which we will not receive any proceeds. We intend to use all proceeds from borrowings under the term loan portion of our senior secured credit facility and the $20 million of proceeds from the issuance of the Series A redeemable preferred stock of Holdco #2 to repay a portion of the intercompany note.
Material U.S. Federal Income Tax Consequences of the Distribution
      The following is a summary of certain material U.S. federal income tax consequences relating to our spin-off from Clear Channel Communications. This summary is based on the Code, the Treasury regulations promulgated thereunder, and interpretations of the Code and the Treasury regulations by the courts and the IRS, in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. This summary does not discuss all the tax considerations that may be relevant to Clear Channel Communications stockholders in light of their particular circumstances, nor does it address the consequences to Clear Channel Communications stockholders subject to special treatment under the U.S. federal income tax laws (such as non-U.S. persons, insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations, financial institutions, mutual funds, pass-through entities and investors in such entities, holders who hold their shares as a hedge or as part of a hedging, straddle, conversion, synthetic security, integrated investment or other risk-reduction transaction or who are subject to alternative minimum tax or holders who acquired their shares upon the exercise of employee stock options or otherwise as compensation). In addition, this summary does not address the U.S. federal income tax consequences to those Clear Channel Communications stockholders who do not hold their Clear Channel Communications common stock as a capital asset. Finally, this summary does not address any state, local or foreign tax consequences. CLEAR CHANNEL COMMUNICATIONS STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE SPIN-OFF TO THEM.

      The spin-off is conditioned upon Clear Channel Communications’ receipt of a private letter ruling from the IRS, which it has received, and the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, in each case, to the effect that the spin-off will qualify as a tax-free distribution for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code. Assuming the spin-off so qualifies: (i) no gain or loss will be recognized by (and no amount will be included in the income of) Clear Channel Communications common stockholders upon their receipt of shares of CCE Spinco common stock in the spin-off; (ii) any cash received in lieu of fractional share interests in CCE Spinco will give rise to gain or loss equal to the difference between the amount of cash received and the tax basis allocable to the fractional share interests (determined as described below), and such gain or loss will be capital gain or loss if the Clear Channel Communications common stock on which the distribution is made is held as a capital asset on the date of the spin-off; (iii) the aggregate basis of the Clear Channel Communications common stock and the CCE Spinco common stock in the hands of each Clear Channel Communications common stockholder after the spin-off (including any fractional interests to which the stockholder would be entitled) will equal the aggregate basis of Clear Channel Communications common stock held by the stockholder immediately before the spin-off, allocated between the Clear Channel Communications common stock and the CCE Spinco common stock in proportion to the relative fair market value of each on the date of the spin-off; and (iv) the holding period of the CCE Spinco common stock received by each Clear Channel Communications common stockholder will include the holding period at the time of the spin-off for the Clear Channel Communications common stock on which the distribution is made, provided that the Clear Channel Communications common stock is held as a capital asset on the date of the spin-off.
      Although a private letter ruling from the IRS generally is binding on the IRS, if the factual representations or assumptions made in the letter ruling request are untrue or incomplete in any material respect, we will not be able to rely on the ruling. Furthermore, the IRS will not rule on whether a distribution satisfies certain requirements necessary to obtain tax-free treatment under Section 355 of the Code. Rather, the ruling will be based upon representations by Clear Channel Communications that these conditions have been satisfied, and any inaccuracy in such representations could invalidate the ruling. Therefore, in addition to obtaining the ruling from the IRS, Clear Channel Communications has made it a condition to the spin-off that Clear Channel Communications obtain an opinion of Skadden, Arps, Slate, Meagher & Flom LLP that the distribution will qualify as a tax-free distribution for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code. The opinion will rely on the ruling as to matters covered by the ruling. In addition, the opinion will be based on, among other things, certain assumptions and representations as to factual matters made by Clear Channel Communications and us, which if incorrect or inaccurate in any material respect would jeopardize the conclusions reached by counsel in its opinion. The opinion will not be binding on the IRS or the courts, and the IRS or the courts may not agree with the opinion.
      Notwithstanding receipt by Clear Channel Communications of the ruling and opinion of counsel, the IRS could assert that the distribution does not qualify for tax-free treatment for U.S. federal income tax purposes. If the IRS were successful in taking this position, our initial public stockholders and Clear Channel Communications could be subject to significant U.S. federal income tax liability. In general, Clear Channel Communications would be subject to tax as if it had sold the common stock of our company in a taxable sale for its fair market value and our initial public stockholders would be subject to tax as if they had received a taxable distribution equal to the fair market value of our common stock that was distributed to them. In addition, even if the distribution otherwise were to qualify under Section 355 of the Code, it may be taxable to Clear Channel Communications (but not to Clear Channel Communications’ stockholders) under Section 355(e) of the Code, if the distribution were later deemed to be part of a plan (or series of related transactions) pursuant to which one or more persons acquire directly or indirectly stock representing a 50% or greater interest in Clear Channel Communications or us. For this purpose, any acquisitions of Clear Channel Communications stock or of our common stock within the period beginning two years before the distribution and ending two years after the distribution are presumed to be part of such a plan, although we or Clear Channel Communications may be able to rebut that presumption.
      Although the taxes, if any, resulting from a taxable distribution generally would be imposed on Clear Channel Communications and our initial public stockholders, we have agreed in the tax matters agreement to indemnify Clear Channel Communications and its affiliates against all tax-related liabilities, if any, caused by the failure of the spin-off to qualify as a tax-free transaction under Section 355 of the Code (including as a result of Section 355(e) of the Code) if the failure to so qualify is attributable to actions, events or transactions relating to our stock, assets or business, or a breach of the relevant representations or covenants made by us in the tax matters agreement. If the failure of the spin-off to qualify under Section 355 of the Code is for any reason for which neither we nor Clear Channel Communications is responsible, we and Clear Channel Communications have agreed in the tax matters agreement that we will each be responsible for 50% of the tax related liabilities arising from the failure to so qualify. See “Our Relationship with Clear Channel Communications After the Distribution — Tax Matters Agreement” for a more detailed discussion of the tax matters agreement between Clear Channel Communications and us.
      U.S. Treasury regulations require each stockholder that receives stock in a spin-off to attach to the stockholder’s U.S. federal income tax return for the year in which the spin-off occurs a detailed statement setting forth certain information relating to the tax-free nature of the spin-off. Shortly after the spin-off, Clear Channel Communications will provide stockholders who will receive CCE Spinco shares in the spin-off with the information necessary to comply with that requirement.
      YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE SPIN-OFF TO YOU.
      For a description of the agreements under which we and Clear Channel Communications have provided for tax sharing and other tax matters, see “Our Relationship with Clear Channel Communications After the Distribution — Tax Matters Agreement.”
Market for Our Common Stock
      There is currently no public market for our common stock. A condition to the distribution is the listing on the New York Stock Exchange of our common stock. Our common stock has been approved for listing on the NYSE under the symbol “LYV.” We anticipate that trading of our common stock will commence trading on a when-issued basis on or shortly before the record date. “When-issued trading” refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. On the first trading day following the distribution date, when-issued trading with respect to our common stock will end and regular way trading will begin. “Regular way trading” refers to trading after a security has been issued and typically involves a transaction that settles on the third full business day following the date of the transaction. We cannot predict what the trading prices for our common stock will be before or after the distribution date. In addition, we cannot predict any change that may occur in the trading price of Clear Channel Communications’ common stock as a result of the distribution.
      The shares of our common stock distributed to Clear Channel Communications stockholders will be freely transferable, except for shares received by persons that may have a special relationship or affiliation with us.
Pre-Distribution Transactions and Distribution Conditions
      We expect that the distribution will be effective on the distribution date, December 21, 2005, provided that, among other conditions and transactions described in this information statement:

•	the SEC has declared effective our registration statement on Form 10, of which this information statement is a part, under the Securities Exchange Act of 1934, as amended, and no stop order relating to the registration statement is in effect;

•	we and Clear Channel Communications have received all permits, registrations and consents required under the securities or blue sky laws of states or other political subdivisions of the United States or of foreign jurisdictions in connection with the distribution;

•	Clear Channel Communications has received a private letter ruling from the IRS and the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, in each case, to the effect that the spin-off will qualify as a tax-free distribution for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code;

•	Clear Channel Communications has contributed $508.0 million of our outstanding intercompany note to Clear Channel Communications to our capital and we have repaid the remaining portion of the intercompany note to Clear Channel Communications, prior to or concurrently with the distribution date;

•	no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the distribution or any of the transactions related thereto, including the transfers of assets and liabilities contemplated by the master separation and distribution agreement, is in effect;

•	we and Clear Channel Communications have received an opinion that we will be solvent following the distribution and the concurrent transactions described herein;

•	the Series A redeemable preferred stock and the Series B redeemable preferred stock described under “The Distribution — Preferred Stock Issuance” have been issued;

•	we have entered into the senior secured credit facility described under “Description of Indebtedness;” and

•	we have received any material government approvals and other consents necessary to consummate the distribution.

      The fulfillment of the foregoing transactions and conditions will not create any obligations on Clear Channel Communications’ part to effect the distribution, and Clear Channel Communications’ board of directors has reserved the right to amend, modify or abandon the distribution and the related transactions at any time prior to the distribution date. Clear Channel Communications’ board of directors may, in its sole discretion, also waive any of these conditions.
      In addition, Clear Channel Communications has the right not to complete the distribution if, at any time, Clear Channel Communications’ board of directors determines, in its sole discretion, that the distribution is not in the best interest of Clear Channel Communications or its stockholders, or that market conditions are such that it is not advisable to spin-off the entertainment business.
Reason for Furnishing this Information Statement
      This information statement is being furnished solely to provide information to Clear Channel Communications stockholders who will receive shares of CCE Spinco common stock in the distribution. It is not and is not to be construed as an inducement or encouragement to buy, hold or sell any of our securities. We believe that the information contained in this information statement is accurate as of the date set forth on the cover. Changes may occur after that date and neither Clear Channel Communications nor we undertake any obligation to update the information except in the normal course of our respective public disclosure obligations.
DIVIDEND POLICY
      We presently intend to retain future earnings, if any, to finance the expansion of our business. Therefore, we do not expect to pay any cash dividends in the foreseeable future. Moreover, the terms of our senior secured credit facility and the designations of Holdco #2’s preferred stock limit the amount of funds which we will have available to declare and distribute as dividends on our common stock. Payment of future cash dividends, if any, will be at the discretion of our board of directors in accordance with applicable law after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs, plans for expansion and contractual restrictions with respect to the payment of dividends.

CAPITALIZATION
      The following table sets forth our capitalization (1) on an actual basis as of September 30, 2005 and (2) on pro forma basis as of September 30, 2005 as adjusted to give effect to:

•	the distribution of our common stock to the stockholders of Clear Channel Communications;

•	the incurrence of debt and related debt issuance costs, comprised of a $325.0 million senior secured term loan under the $575.0 million senior secured credit facility to be entered into prior to or concurrently with the completion of the distribution;

•	the issuance of mandatorily redeemable Series A preferred stock by Holdco #2 having a liquidation preference of $20 million to a third-party investor for $20 million;

•	the issuance to Clear Channel Communications of mandatorily redeemable Series B preferred stock by Holdco #2 having a liquidation preference of $20 million in connection with the Holdco #3 Exchange, for which we will not receive any cash;

•	the contribution by Clear Channel Communications to our capital of $508.0 million of the intercompany debt owed to Clear Channel Communications;

•	the retention of $125.0 million of the proceeds from borrowings under the term loan portion of our senior secured credit facility to be used for general corporate purposes, including working capital, potential acquisitions and stock repurchases; and

•	the use of $200.0 million from borrowings under the term loan portion of our senior secured credit facility and $20 million of proceeds from the sale of Holdco #2 Series A preferred stock offering to repay the remaining portion of intercompany debt owed to Clear Channel Communications.
      Each of the Series A and Series B preferred stock of Holdco #2 is expected to pay an annual cash dividend of approximately 13% and will be mandatory redeemable upon the six year anniversary of the date of issuance.
      This table should be read in conjunction with “Selected Combined Financial Data,” “Unaudited Pro Forma Condensed Combined Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our combined financial statements and the notes to our combined financial statements included elsewhere in this information statement.

	As of September 30, 2005

	Actual	As Adjusted
(In thousands)
	(unaudited)
Cash and cash equivalents	$273,474	$398,474

Current portion of long-term debt	$22,546	$25,796
Long-term debt, net of current portion:
Debt with Clear Channel Communications	725,495	—
Senior secured credit facility	—	321,750
Other long-term debt	20,038	20,038
Mandatorily redeemable preferred stock(1):
Holdco #2 Series A preferred stock	—	20,000
Holdco #2 Series B preferred stock	—	20,000

Total long-term debt and mandatorily redeemable preferred stock	745,533	381,788
Total owner’s equity	234,016	722,011

Total capitalization	$1,002,095	$1,129,595

(1)	We classify the mandatorily redeemable preferred stock as other long-term obligations in accordance with Statement of Financial Accounting Standards No. 150 “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.”

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA
      The following unaudited pro forma condensed combined financial information is derived from our audited combined financial statements for the year ended December 31, 2004 and our unaudited combined interim financial statements for the nine months ended September 30, 2005, each of which is included elsewhere in this information statement. The unaudited combined interim financial statements are derived from our unaudited accounting records for that period and have been prepared on a basis consistent with the audited combined financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data. The results for the nine months ended September 30, 2005 are not necessarily indicative of the results to be expected for the full year. The unaudited pro forma condensed combined financial information has been prepared to reflect adjustments to our historical financial information to give effect to the following transactions, each as described elsewhere in this information statement, as if those transactions had been completed at earlier dates:

•	the distribution of our common stock to the stockholders of Clear Channel Communications;

•	the incurrence of debt and related debt issuance costs, comprised of a $325.0 million senior secured term loan under the $575.0 million senior secured credit facility to be entered into prior to or concurrently with the completion of the distribution;

•	the issuance of mandatorily redeemable Series A preferred stock by Holdco #2 having a liquidation preference of $20 million to a third-party investor for $20 million;

•	the issuance to Clear Channel Communications of mandatorily redeemable Series B preferred stock by Holdco #2 having a liquidation preference of $20 million in connection with the Holdco #3 Exchange, for which we will not receive any cash;

•	the contribution by Clear Channel Communications to our capital of $508.0 million of the intercompany debt owed to Clear Channel Communications;

•	the retention of $125.0 million of the proceeds from borrowings under the term loan portion of our senior secured credit facility to be used for general corporate purposes, including working capital, potential acquisitions and stock repurchases; and

•	the use of $200.0 million from borrowings under the term loan portion of our senior secured credit facility and $20 million of proceeds from the sale of Holdco #2’s Series A preferred stock offering to repay the remaining portion of intercompany debt owed to Clear Channel Communications.
      Each of the Series A and Series B preferred stock of Holdco #2 is expected to pay an annual cash dividend of approximately 13% and will be mandatory redeemable upon the six year anniversary of the date of issuance.
      The unaudited pro forma condensed combined statements of income assume that these transactions occurred as of January 1, 2004 and the unaudited pro forma condensed combined balance sheet assumes that these transactions occurred as of September 30, 2005.
      You should read the unaudited pro forma condensed combined financial information in conjunction with our audited and unaudited combined financial statements and the notes to the audited and unaudited combined financial statements included elsewhere herein. You should also read the sections “Selected Combined Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The unaudited pro forma condensed combined financial information is qualified by reference to these sections, the audited and unaudited combined financial statements and the notes to the audited and unaudited combined financial statements, each of which is included elsewhere in this information statement.
      The historical financial and other data have been prepared on a combined basis from Clear Channel Communications’ consolidated financial statements using the historical results of operations and bases of the assets and liabilities of Clear Channel Communications businesses and give effect to allocations of expenses from Clear Channel Communications. The unaudited pro forma combined financial information is not indicative of our future performance or what our results of operations and financial position would have been if we had operated as a separate company during the periods presented or if the transactions reflected therein had actually occurred as of January 1, 2004 or September 30, 2005, as the case may be. The unaudited pro forma condensed combined statement of income does not reflect the complete impact of one-time and ongoing incremental costs required to operate as a separate publicly-traded company. Clear Channel Communications allocated to us $8.5 million in 2002, $9.2 million in 2003 and $9.8 million in 2004 of expenses incurred by it for providing us accounting, treasury, tax, legal, public affairs, executive oversight, human resources and other services. Through September 30, 2005, Clear Channel Communications allocated to us $6.9 million of expenses. By the end of 2005, we expect to have assumed responsibility for substantially all of these services and their related expenses. We currently believe the estimate for the costs of these services could be approximately $11.0 million to $13.0 million in 2006, our first full year as a separate publicly-traded company. However, the actual total costs of these services associated with our transition to, and operating as, a separate publicly-traded company could be significantly greater than our estimates.
Unaudited Pro Forma Condensed Combined Statements of Income

	Year Ended December 31, 2004				Nine Months Ended September 30, 2005

	Historical	Adjustments		Pro Forma	Historical	Adjustments		Pro Forma
(In thousands, except per share amounts)
		(unaudited)		(unaudited)	(unaudited)	(unaudited)		(unaudited)
Statement of Operations Data:
Revenues	$2,806,128	$—		$2,806,128	$2,184,588	$—		$2,184,588
Operating Expenses:
Divisional operating expenses	2,645,293	—		2,645,293	2,050,631	—		2,050,631
Depreciation and amortization	64,095	—		64,095	46,392	—		46,392
Loss (gain) on sale of operating assets	6,371	—		6,371	(426)	—		(426)
Corporate expenses	31,386	—		31,386	38,391	—		38,391

Operating income	58,983	—		58,983	49,600	—		49,600
Interest expense	3,119	28,080	(b)	31,199	2,671	21,060	(b)	23,731
Intercompany interest expense	42,355	(42,355	)(c)	—	35,719	(35,719	)(c)	—
Equity in earnings of nonconsolidated affiliates	2,906	—		2,906	157	—		157
Other income (expense) — net	(1,690)	—		(1,690)	(4,157)	—		(4,157)

Income before income taxes	14,725	14,275		29,000	7,210	14,659		21,869
Income tax benefit (expense):
Current	55,946	(5,710	)(d)	50,236	11,975	(5,864	)(d)	6,111
Deferred	(54,411)	—		(54,411)	(14,859)	—		(14,859)

Net income	$16,260	$8,565		$24,825	$4,326	$8,795		$13,121

Basic and diluted pro forma net income per common share(a)	$0.24			$0.37	$0.06			$0.19

Notes to Unaudited Pro Forma Condensed Combined Statements of Income

(a)	Basic and diluted net income per share is calculated by dividing net income available to common stockholders by 67,565,491 shares (based upon the number of outstanding shares of Clear Channel Communications’ common stock at November 4, 2005).

(b)	Includes estimated interest expense of $2.6 million and $2.6 million related to dividends associated with the Series A and Series B Preferred Stock, respectively. Also includes estimated annual interest expense of $22.9 million related to $325.0 million of indebtedness that we expect to incur prior to or concurrently with the completion of the distribution, at an estimated annual interest rate of 7.04%, which is based upon the current 12-month LIBOR plus 2.25. Several factors could change the annual interest rate, including but not limited to a change in our credit rating or a change in the reference rates used under the credit facilities. A 25 basis point change to the annual interest rate would change our annual interest expense by $0.8 million. We may incur additional interest expense if we draw down under the $250.0 million revolving credit that we expect to enter into prior to or concurrently with the completion of the distribution.

(c)	Represents the elimination of intercompany interest expense incurred pursuant to intercompany indebtedness between Clear Channel Communications and us.

(d)	Represents estimated tax (expense) benefit related to the estimated interest expense adjustments discussed in notes (b) and (c) above at our combined statutory tax rate of 40% for the year ended December 31, 2004 and for the nine months ended September 30, 2005.

Unaudited Pro Forma Condensed Combined Balance Sheet

	As of September 30, 2005

	Historical	Adjustments		Pro Forma
(In thousands)
	(unaudited)	(unaudited)		(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$273,474	$125,000	(a)	$398,474
Accounts receivable, net	241,936	—		241,936
Prepaid expenses	218,293	—		218,293
Other current assets	48,617	—		48,617

Total Current Assets	782,320	125,000		907,320
Property, plant & equipment, net	815,270	—		815,270
Intangible Assets:
Definite-lived intangibles, net	12,787	—		12,787
Goodwill	143,170	—		143,170
Other Assets:
Notes receivable	6,436	—		6,436
Investments in, and advances to, nonconsolidated affiliates	25,281	—		25,281
Deferred tax asset	87,069	—		87,069
Other assets	19,900	2,500	(b)	22,400

Total Assets	$1,892,233	$127,500		$2,019,733

	As of September 30, 2005

(In thousands)	Historical	Adjustments		Pro Forma

	(unaudited)	(unaudited)		(unaudited)

Liabilities and Owner’s Equity
Current Liabilities:
Accounts payable	$67,125	$—		$67,125
Deferred income	240,753	—		240,753
Accrued expenses	469,354	—		469,354
Current portion of long-term debt	22,546	3,250	(c)	25,796

Total Current Liabilities	799,778	3,250		803,028
Long-term debt	20,038	321,750	(c)	341,788
Debt with Clear Channel Communications	725,495	(725,495	)(d)	—
Other long-term liabilities	84,399	—		84,399
Holdco #2 Series A and Series B Preferred Stock	—	40,000	(e)	40,000
Minority interest	28,507	—		28,507
Owner’s Equity:
Common Stock	—	676	(f)	676
Additional paid-in capital	—	4,896,622	(g)	4,896,622
Owner’s net investment	4,409,303	(4,409,303	)(h)	—
Retained deficit	(4,183,529)	—		(4,183,529)
Accumulated other comprehensive income	8,242	—		8,242

Total Owner’s Equity	234,016	487,995		722,011

Total Liabilities and Owner’s Equity	$1,892,233	$127,500		$2,019,733

Notes to Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2005

(a)	Represents $125.0 million of the net proceeds from borrowings under the term loan portion of our senior secured credit facility that will be retained as cash to be used for general corporate purposes, including working capital, potential acquisitions and stock repurchases.

(b)	We expect to record approximately $2.5 million in debt issuance costs in connection with the incurrence of the debt described in note (c) below.

(c)	Prior to or concurrently with the completion of the distribution, we intend to incur $325.0 million in long-term indebtedness, of which $3.3 million represents the current portion. We may incur additional indebtedness if we draw down under the $250.0 million revolving credit facility that we expect to enter into prior to or concurrently with the completion of the distribution.

(d)	Our debt with Clear Channel Communications will be paid or otherwise contributed to our capital concurrently with or prior to the distribution.

(e)	Represents the redemption value of the 200,000 shares of Series A and the 200,000 shares of Series B preferred stock issued by Holdco #2.

(f)	Represents the par value of 67,565,491 shares of our common stock (based on the number of outstanding shares of Clear Channel Communications common stock outstanding at November 4, 2005).

(g)	Represents (i) the reclassification of “owner’s net investment” into “Additional paid-in capital,” (ii) the portion of our debt with Clear Channel Communications that was contributed to our capital, and (iii) the balancing entry to set up the par value of our common stock.

(h)	Represents a reclassification into additional paid-in capital.

SELECTED COMBINED FINANCIAL DATA
      The historical financial and other data have been prepared on a combined basis from Clear Channel Communications consolidated financial statements using the historical results of operations and bases of the assets and liabilities of Clear Channel Communications’ businesses and give effect to allocations of expenses from Clear Channel Communications. The historical combined statement of income data set forth below does not reflect changes that will occur in the operations and funding of our company as a result of our spin-off from Clear Channel Communications. The historical combined balance sheet data set forth below reflect the assets and liabilities that were or are expected to be transferred to our company in accordance with the master agreement.
      The selected combined financial data should be read in conjunction with, and are qualified by reference to, “Unaudited Pro Forma Condensed Combined Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical audited and interim unaudited financial statements and the accompanying notes thereto of us and our consolidated subsidiaries included elsewhere in this information statement. The combined statements of operations set forth below for the period from August 1, 2000 through December 31, 2000 and the year ended December 31, 2001 and the combined balance sheet data as of December 31, 2000 and 2001 are derived from our unaudited financial statements. The combined balance sheet data for the year ended December 31, 2002 is derived from our audited financial statements. The combined statements of operations and cash flow data for each of the three years in the period ended December 31, 2004, and the combined balance sheet data for each of the periods as of December 31, 2003 and 2004, are derived from the audited combined financial statements included elsewhere in this information statement, and should be read in conjunction with those combined financial statements and the accompanying notes. The combined statement of operations and cash flow data set forth below for the nine months ended September 30, 2005 and 2004, and the consolidated balance sheet data for the nine months ended September 30, 2005, are derived from the unaudited consolidated financial statements included elsewhere in this information statement. In management’s opinion, these unaudited combined financial statements have been prepared on substantially the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial data for the periods presented. The results of operations for the interim period are not necessarily indicative of the operating results for the entire year or any future period.
      We have not presented cash flow data for the five months ended December 31, 2000 because this was our first partial year of operations as a subsidiary of Clear Channel Communications and this period is not comparable to the annual periods presented. We also have not presented cash flow data for the year ended December 31, 2001 because we believe it is not comparable to the three subsequent years, which are presented, because 2001 was the first full year after the acquisition of our business by Clear Channel Communications and during 2002, 2003 and 2004 Clear Channel Communications significantly expanded our operations. Therefore, the cash flow statements for these periods are not otherwise available and we believe that the cost associated with creating the cash flow statement for these periods would outweigh the benefits that the data would provide to our stockholders.
      The financial information presented below may not reflect what our results of operations, financial position and cash flows would have been had we operated as a separate, stand-alone entity during the periods presented or what our results of operations, financial position and cash flows will be in the future.

      The following table presents a non-GAAP financial measure, OIBDAN, which we use to evaluate segment and consolidated performance of our business. OIBDAN is not calculated or presented in accordance with U.S. generally accepted accounting principles, or GAAP. In Note 4 and “— Non-GAAP Financial Measure” below, we explain OIBDAN and reconcile it to operating income (loss), its most directly comparable financial measure calculated and presented in accordance with GAAP.

	Five Months					Nine Months Ended
	Ended	Year Ended December 31,				September 30,
	December 31,
(In thousands, except per share amounts)	2000(1)	2001	2002	2003	2004	2004	2005

	(unaudited)	(unaudited)				(unaudited)
Results of Operations Data:
Revenue	$984,048	$2,543,668	$2,473,319	$2,707,902	$2,806,128	$2,261,879	$2,184,588
Operating Expenses:
Divisional operating expenses	904,442	2,386,504	2,302,707	2,506,635	2,645,293	2,107,785	2,050,631
Depreciation and amortization	118,040	299,343	64,836	63,436	64,095	47,499	46,392
Loss (gain) on sale of operating assets	(369)	(1,278)	(15,241)	(978)	6,371	7,400	(426)
Corporate expenses	14,422	49,294	26,101	30,820	31,386	19,977	38,391

Operating income (loss)	(52,487)	(190,195)	94,916	107,989	58,983	79,218	49,600
Interest expense	17,758	9,476	3,998	2,788	3,119	2,198	2,671
Intercompany interest expense	17,643	65,501	58,608	41,415	42,355	32,550	35,719
Equity in earnings (loss) of nonconsolidated affiliates	1,958	6,690	(212)	1,357	2,906	3,231	157
Other income (expense) — net	1,985	3,213	332	3,224	(1,690)	(1,437)	(4,157)

Income (loss) before income taxes and cumulative effect of a change in accounting principle	(83,945)	(255,269)	32,430	68,367	14,725	46,264	7,210
Income tax benefit (expense):
Current	213,056	44,112	(40,102)	68,272	55,946	42,633	11,975
Deferred	(206,942)	(43,581)	11,103	(79,607)	(54,411)	(37,808)	(14,859)

Income (loss) before cumulative effect of a change in accounting principle	(77,831)	(254,738)	3,431	57,032	16,260	51,089	4,326
Cumulative effect of a change in accounting principle, net of tax of $198,640(2)	—	—	(3,932,007)	—	—	—	—

Net income (loss)	$(77,831)	$(254,738)	$(3,928,576)	$57,032	$16,260	$51,089	$4,326

Basic and diluted pro forma income (loss) before cumulative effect of a change in accounting principle per common share(3)	$(1.15)	$(3.77)	$0.05	$0.84	$0.24	$0.76	$0.06

Segment Data:
Revenue:
Global Music	$695,162	$1,847,731	$1,821,215	$2,069,857	$2,201,007	$1,793,072	$1,708,369
Global Theater	137,547	316,159	296,460	318,219	313,974	222,871	233,265
Other	151,339	379,778	355,644	319,826	291,147	245,936	242,954

Total Revenue	$984,048	$2,543,668	$2,473,319	$2,707,902	$2,806,128	$2,261,879	$2,184,588

	Five Months					Nine Months Ended
	Ended	Year Ended December 31,				September 30,
	December 31,
	2000(1)	2001	2002	2003	2004	2004	2005
(In thousands)
	(unaudited)	(unaudited)
						(unaudited)
Operating income (loss):
Global Music	$(26,407)	$(102,037)	$97,731	$111,326	$85,457	$94,269	$85,604
Global Theater	(11,879)	(26,155)	30,352	22,714	20,996	12,973	2,742
Other	3,804	(4,817)	(1,342)	10,156	(11,147)	(4,281)	2,923
Corporate	(18,005)	(57,186)	(31,825)	(36,207)	(36,323)	(23,743)	(41,669)

Total operating income (loss)	$(52,487)	$(190,195)	$94,916	$107,989	$58,983	$79,218	$49,600

Cash Flow Data:
Cash flows provided by (used in):
Operating activities			$142,237	$138,713	$119,898	$88,557	$2,203
Investing activities			$(31,329)	$(51,960)	$(84,076)	$(64,662)	$(72,603)
Financing activities			$(112,281)	$(56,894)	$23,254	$44,331	$156,618
Capital expenditures			$68,185	$69,936	$73,435	$56,516	$71,997
Other Data:
OIBDAN(4)
Global Music	$57,124	$108,765	$127,881	$145,725	$119,062	$118,412	$112,935
Global Theater	12,060	36,648	41,489	35,899	35,647	23,929	14,133
Other	10,422	11,751	1,242	19,643	6,126	11,753	6,889
Corporate	(14,422)	(45,343)	(24,700)	(29,518)	(30,302)	(19,216)	(36,656)

Total OIBDAN(4)	$65,184	$111,821	$145,912	$171,749	$130,533	$134,878	$97,301

	As of December 31,					As of
						September 30,
	2000	2001	2002	2003	2004	2005

	(Unaudited)	(Unaudited)				(Unaudited)
Balance Sheet Data:
Total assets	$5,188,500	$5,391,088	$1,518,644	$1,495,715	$1,478,706	$1,892,233
Long-term debt, including current maturities	$829,649	$1,112,842	$622,831	$617,838	$650,675	$768,079
Owner’s equity	$3,768,934	$3,701,975	$230,914	$188,283	$156,976	$234,016

(1)	Represents our operations commencing on August 1, 2000 (when Clear Channel Communications acquired our live entertainment business) to December 31, 2000.

(2)	Cumulative effect of change in accounting principle for the year ended December 31, 2002, related to impairment of goodwill recognized in accordance with the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.”

(3)	Basic and diluted income (loss) before cumulative effect of a change in accounting principle per share is calculated by dividing income (loss) before cumulative effect of a change in accounting principle by the weighted average number of common shares outstanding. The historic basic and diluted income (loss) before cumulative effect of changes in accounting principles is based on shares outstanding and the pro forma basic and diluted income (loss) before cumulative effect of changes in accounting principles is based on 67,565,491 shares outstanding (based on the number of outstanding shares of Clear Channel Communications’ common stock at November 4, 2005.)

(4)	We evaluate segment and consolidated performance based on several factors, one of the primary measures of which is operating income (loss) before depreciation, amortization, loss (gain) on sale of operating assets and non-cash compensation expense, which we refer to as OIBDAN. See “— Non-GAAP Financial Measure” below, “Unaudited Pro Forma Condensed Combined Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — OIBDAN”.

Non-GAAP Financial Measure
      In addition to operating income, we evaluate segment and combined performance based on other factors, one primary measure of which is operating income (loss) before depreciation, amortization, loss (gain) on sale of operating assets and non-cash compensation expense, which we refer to as OIBDAN. We use OIBDAN as a measure of the operational strengths and performance of our business and not as a measure of liquidity. However, a limitation of the use of OIBDAN as a performance measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. Accordingly, OIBDAN should be considered in addition to, and not as a substitute for, operating income (loss), net income (loss) and other measures of financial performance reported in accordance with U.S. GAAP. Furthermore, this measure may vary among other companies; thus, OIBDAN as presented below may not be comparable to similarly titled measures of other companies.
      We believe OIBDAN is useful to investors and other external users of our financial statements in evaluating our operating performance because it helps investors more meaningfully evaluate and compare the results of our operations from period to period and with those of other companies in the entertainment industry (to the extent the same components of OIBDAN are used), in each case without regard to items such as non-cash depreciation and amortization and non-cash compensation expense, which can vary depending upon the accounting method used and the book value of assets.
      Our management uses OIBDAN (i) as a measure for planning and forecasting overall and individual expectations and for evaluating actual results against such expectations, (ii) as a basis for incentive bonuses paid to certain employees and (iii) in presentations to our board of directors to enable them to have the same consistent measurement basis of operating performance used by management.
      The following table presents a reconciliation of OIBDAN to operating income, which is a GAAP measure of our operating results:

	Five Months					Nine Months Ended
	Ended	Year Ended December 31,				September 30,
	December 31,
	2000(1)	2001	2002	2003	2004	2004	2005
(In thousands)
	(unaudited)	(unaudited)				(unaudited)
Reconciliation of OIBDAN to Operating Income (loss):
OIBDAN	$65,184	$111,821	$145,912	$171,749	$130,533	$134,878	$97,301
Depreciation and amortization	118,040	299,343	64,836	63,436	64,095	47,499	46,392
Loss (gain) on sale of operating assets	(369)	(1,278)	(15,241)	(978)	6,371	7,400	(426)
Non-cash compensation expense*	—	3,951	1,401	1,302	1,084	761	1,735

Operating income (loss)	$(52,487)	$(190,195)	$94,916	$107,989	$58,983	$79,218	$49,600

*	Non-cash compensation expense, which is based on an allocation from Clear Channel Communications and is related to issuance of Clear Channel Communications stock awards, is included in corporate expenses in our statement of operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
      You should read the following discussion of our financial condition and results of operations together with the audited and unaudited combined financial statements and notes to the financial statements included elsewhere in this information statement. This discussion contains forward-looking statements that involve risks and uncertainties. The forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about our industry, business and future financial results. Our actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including those discussed in the sections of this information statement entitled “Risk Factors,” “Special Note About Forward-Looking Statements” and other sections in this information statement.
Overview
      On April 29, 2005, Clear Channel Communications announced its intention to separate its entertainment business into a separate publicly-traded company. We were incorporated in Delaware on August 2, 2005 to effect the separation, and currently are a wholly owned subsidiary of Clear Channel Communications. We will have no material assets or activities as a separate corporate entity until the contribution to us by Clear Channel Communications, prior to the completion of the spin-off, of the business described in this information statement. Clear Channel Communications conducted such business through various subsidiaries, principally representing the entertainment segment. Clear Channel Communications will distribute all of our common stock to the stockholders of Clear Channel Communications.
Basis of Presentation
      The combined financial statements are comprised of entities included in the consolidated financial statements and accounting records of Clear Channel Communications, principally representing the live entertainment segment, using the historical results of operations and the historical basis of assets and liabilities of our business. The combined statements of operations include expense allocations for certain corporate functions historically provided to us by Clear Channel Communications, including general corporate expenses, employee benefits and incentives, and interest expense. These allocations were made on a specifically identifiable basis or using the relative percentages, as compared to Clear Channel Communications’ other businesses, of net sales, payroll, fixed assets, inventory and other assets, headcount or other reasonable methods. We and Clear Channel Communications consider these allocations to be a reasonable reflection of the utilization of services provided. We expect that our expenses as a separate publicly-traded company may be significantly higher than the amounts reflected in the combined statements of operations.
      We will incur increased costs as a result of becoming an independent publicly traded company, primarily from audit fees paid to our independent public accounting firm, Public Company Accounting Oversight Board fees, the hiring of additional staff to fulfill reporting requirements of a public company, NYSE listing fees, legal fees and stockholder communications fees. We will bear the costs of certain services currently provided to us by Clear Channel Communications. We believe cash flow from operations will be sufficient to fund these additional corporate expenses.
      We do not anticipate that increased costs solely from becoming an independent publicly traded company will have an adverse effect on our growth rates in the future because we will be substantially the same entity as the entertainment segment of Clear Channel Communications. Our success will continue to be highly dependent on the overall health of the local and national economies in which we operate and the availability of affordable and desirable content. We anticipate that being an independent publicly traded company will (1) provide a stock-based currency that could potentially be used for incentive programs to better attract, retain and motivate current and future employees through the use of equity-based compensation policies that more directly link employee compensation with our financial performance, (2) permit our management to focus its attention and our financial resources on our distinct business and business challenges and to lead us to adopt strategies and pursue objectives that are appropriate to our respective business and (3) allow us to have better access to the capital markets in connection with acquisitions and financings after the separation as our investors will not be forced to understand and make investment decisions with respect to Clear Channel Communications’ business.
      We believe the assumptions underlying the combined financial statements are reasonable. However, the combined financial statements included herein may not necessarily reflect our results of operations, financial position and cash flows in the future or what our results of operations, financial position and cash flows would have been had we been a separate, stand-alone company during the periods presented.
Introduction
      Management’s discussion and analysis, or MD&A, of our results of operations and financial condition is provided as a supplement to the audited annual financial statements and unaudited interim financial statements and footnotes thereto included elsewhere herein to help provide an understanding of our financial condition, changes in financial condition and results of our operations. The information included in MD&A should be read in conjunction with the annual and interim financial statements. MD&A is organized as follows:

•	Business overview. This section provides a general description of our business, as well as other matters that we believe are important in understanding our results of operations and financial condition and in anticipating future trends.

•	Combined results of operations. This section provides an analysis of our results of operations for the nine months ended September 30, 2005 and 2004, and the years ended December 31, 2004, 2003 and 2002. Our discussion is presented on both a combined and segment basis. Our reportable operating segments are global music, global theater and other. Approximately 70% of our revenue is derived in North America, with the remainder being derived internationally, primarily in the United Kingdom, Sweden and Holland. We manage our operating segments primarily on their operating income (loss) before depreciation, amortization, loss (gain) on sale of assets and non-cash compensation expense, which we refer to as OIBDAN. Since a significant portion of our business is conducted in foreign markets, principally Europe, management looks at the operating results from our foreign operations on a constant dollar basis, which allows for comparison of operations independent of foreign exchange movements. Corporate expenses, interest expense, equity in earnings (loss) of nonconsolidated affiliates, other income (expense) — net, income taxes and cumulative effect of change in accounting principle are managed on a total company basis and are, therefore, included only in our discussion of combined results.

In addition to operating income, we evaluate segment and combined performance based on other factors, one primary measure of which is operating income (loss) before depreciation, amortization, loss (gain) on sale of assets and non-cash compensation expense, which we refer to as OIBDAN. While we use OIBDAN as a measure of the operational strengths and performance of our business, we do not use it as a measure of liquidity. However, a limitation of the use of OIBDAN as a performance measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. Accordingly, OIBDAN should be considered in addition to, not as a substitute for, operating income (loss), net income (loss) and other measures of financial performance reported in accordance with U.S. GAAP. Furthermore, this measure may vary among other companies; thus, OIBDAN as presented below may not be comparable to similarly titled measures of other companies.

We believe OIBDAN is useful to an investor in evaluating our operating performance because it helps investors more meaningfully evaluate and compare the results of our operations from period to period without regard to items such as non-cash depreciation and amortization and non-cash compensation expense, which can vary depending upon the accounting method used and the book value of assets. This measure also excludes loss (gain) on sale of assets, which we exclude when measuring segment performance.

Our management uses OIBDAN (i) as a measure for planning and forecasting overall and individual expectations and for evaluating actual results against such expectations, (ii) as a basis for incentive bonuses paid to certain employees and (iii) in presentations to our board of directors to enable them to have the same consistent measurement basis of operating performance used by management.

•	Liquidity and capital resources. This section provides a discussion of our financial condition as of December 31, 2004 and September 30, 2005, as well as an analysis of our cash flows for the nine months ended September 30, 2005 and 2004 and the years ended December 31, 2004 and 2003. The discussion of our financial condition and liquidity includes summaries of (i) our primary sources of liquidity and (ii) our outstanding debt and commitments (both firm and contingent) that existed at December 31, 2004 and on a pro forma basis to reflect the term loans under our new senior secured credit facility and Holdco #2’s issuance of mandatorily redeemable preferred stock.

•	Seasonality. This section discusses the seasonal performance of our global music, global theater and other segments. Because of the seasonality of our business, the results for the nine months ended September 30 are not necessarily indicative of full-year performance.

•	Market risk management. This section discusses how we manage exposure to potential losses arising from adverse changes in foreign currency exchange and interest rates.

•	Recent accounting pronouncements and critical accounting policies. This section discusses accounting policies considered to be important to our financial condition and results of operations, which require significant judgment and estimates on the part of management in their application. In addition, all of our significant accounting policies, including our critical accounting policies, are summarized in Note A to our combined financial statements included elsewhere in this information statement.
Business Overview
      We believe we are one of the world’s largest diversified promoters and producers of, and venue operators for, live entertainment events. For the year ended December 31, 2004, we promoted or produced over 28,500 events, including music concerts, theatrical performances, specialized motor sports and other events, with total attendance exceeding 61 million. In addition, we believe we operate one of the largest networks of venues used principally for music concerts and theatrical performances in the United States and Europe. As of September 30, 2005, we owned or operated 117 venues, consisting of 75 domestic and 42 international venues. These venues include 39 amphitheaters, 58 theaters, 14 clubs, four arenas and two festival sites. In addition, through equity, booking or similar arrangements we have the right to book events at 33 additional venues. Approximately 90% of our total revenues for 2004 resulted from our promotion or production of music concerts and theatrical performances and from revenues related to our owned or operated venues.

Our Business Segments
      We operate in two reportable business segments: global music and global theater. In addition, we operate in the specialized motor sports, sport representation and other businesses, which are included under “other.”
      Global Music. Our global music business principally involves the promotion or production of live music shows and tours by music artists in our owned and operated venues and in rented third-party venues. For the year ended December 31, 2004, our global music business generated approximately $2.2 billion, or 78%, of our total revenues. We promoted or produced over 10,000 events in 2004, including tours for artists such as Madonna, Sting, Dave Matthews Band and Toby Keith. In addition, we produced several large festivals in Europe, including Rock Werchter in Belgium and the North Sea Jazz Festival in Holland. Part of our growth strategy is to expand our promotion and production of festivals, particularly in

Europe. While our global music business operates year-round, we experience higher revenues during the second and third quarters due to the seasonal nature of our amphitheaters and international festivals, which are primarily used during or occur in May through September.
      Global Theater. Our global theater business presents and produces touring and other theatrical performances. Our touring theatrical performances consist primarily of revivals of previous commercial successes and new productions of theatrical performances playing on Broadway in New York City or the West End in London. For the year ended December 31, 2004, our global theater business generated approximately $314.0 million, or 11%, of our total revenues. In 2004, we presented or produced over 12,000 theatrical performances of productions such as The Producers, The Lion King, Mamma Mia! and Chicago. We pre-sell tickets for our touring shows through one of the largest subscription series in the United States and Canada in approximately 45 touring markets. While our global theater business operates year-round, we experience higher revenues during September through April, which coincides with the theatrical touring season.
      Other. We believe we are one of the largest promoters and producers of specialized motor sports events, primarily in North America. In 2004, we held over 600 events in stadiums, arenas and other venues, including monster truck shows, supercross races, motocross races, freestyle motocross events and motorcycle road racing. In addition, we own numerous trademarked properties, including monster trucks such as Grave Diggertm and Blue Thundertm, which generate additional licensing revenues. While our specialized motor sports business operates year-round, we experience higher revenues during January through March, which is the period when a larger number of specialized motor sports events occur.
      We also provide integrated sports marketing and management services, primarily for professional athletes. Our marketing and management services generally involve our negotiation of player contracts with professional sports teams and of endorsement contracts with major brands. As of September 30, 2005, we had approximately 600 clients, including Tracy McGrady (basketball), David Ortiz (baseball), Tom Lehman (golf), Andy Roddick (tennis), Roy E. Williams (football) and Steven Gerrard (soccer).
      We also promote and produce other live entertainment events, including family shows, such as Dora the Explorer and Blue’s Clues, as well as museum and other exhibitions, such as Saint Peter and The Vatican: The Legacy of the Popes. In addition, we produce and distribute television shows and DVDs, including programs such as A&E Biographies: Rod Stewart and HBO Sports’ The Curse of the Bambino.
      For the year ended December 31, 2004, businesses included under “other” generated approximately $291.1 million, or 11%, of our total revenues.

Our Business Activities
      We principally act in the following capacities, performing one, some or all of these roles in connection with our events and tours:
      Promotion. As a promoter, we typically book performers, arrange performances and tours, secure venues, provide for third-party production services, sell tickets and advertise events to attract audiences. We earn revenues primarily from the sale of tickets and pay performers under one of several formulas, including a fixed guaranteed amount and/or a percentage of ticket sales. For each event, we either use a venue we own or operate, or rent a third-party venue. In our global theater business, we generally refer to promotion as presentation. Revenues related to promotion activities represent the majority of our combined revenues. These revenues are generally related to the volume of ticket sales and ticket prices. Event costs, included in divisional operating expenses, such as artist and production service expenses, are typically substantial in relation to the revenues. As a result, significant increases or decreases in promotion revenue do not typically result in comparable changes to operating income.
      Production. As a producer, we generally develop event content, hire directors and artistic talent, develop sets and costumes, and coordinate the actual performances of the events. We produce tours on a global, national and regional basis. We generate revenues from fixed producer fees and by sharing in a percentage of event or tour profits primarily related to the sale of tickets, merchandise and event and tour sponsorships. These production revenues are generally related to the size and profitability of the production. Production costs, included in divisional operating expenses, are typically substantial in relation to the revenues. As a result, significant increases or decreases in production revenue do not typically result in comparable changes to operating income.
      Venue Operation. As a venue operator, we contract with promoters to rent our venues for events and provide related services such as concessions, merchandising, parking, security, ushering and ticket-taking. We generate revenues primarily from rental income, ticket service charges, premium seating and venue sponsorships, as well as sharing in percentages of concessions, merchandise and parking. Our outdoor entertainment venues are primarily used, and our international festivals occur, during May through September. As a result, we experience higher revenues during the second and third quarters. Revenues generated from venue operations, which are partially driven by attendance, typically have a significantly higher margin than promotion or production revenues and therefore typically have a more direct relationship to operating income.
      Sponsorships and Advertising. We actively pursue the sale of national and local sponsorships and placement of advertising, including signage, promotional programs, naming of subscription series and tour sponsorships. Many of our venues also have name-in-title sponsorship programs. We believe national sponsorships allow us to maximize our network of venues and to arrange multi-venue branding opportunities for advertisers. Our national sponsorship programs have included companies such as American Express, Anheuser Busch and Coca-Cola. Our local and venue-focused sponsorships include venue signage, promotional programs, on-site activation, hospitality and tickets, and are derived from a variety of companies across various industry categories. Revenues generated from sponsorships and advertising typically have a significantly higher margin than promotion or production revenues and therefore typically have a more direct relationship to operating income.

Combined Results of Operations

	Nine Months Ended
	September 30,		Year Ended December 31,

(In thousands)	2005	2004	2004	2003	2002

	(unaudited)
Revenue	$2,184,588	$2,261,879	$2,806,128	$2,707,902	$2,473,319
Operating expenses:
Divisional operating expenses	2,050,631	2,107,785	2,645,293	2,506,635	2,302,707
Depreciation and amortization	46,392	47,499	64,095	63,436	64,836
Loss (gain) on sale of operating assets	(426)	7,400	6,371	(978)	(15,241)
Corporate expenses	38,391	19,977	31,386	30,820	26,101

Operating income	49,600	79,218	58,983	107,989	94,916
Interest expense	2,671	2,198	3,119	2,788	3,998
Intercompany interest expense	35,719	32,550	42,355	41,415	58,608
Equity in earnings (loss) of nonconsolidated affiliates	157	3,231	2,906	1,357	(212)
Other income (expense) — net	(4,157)	(1,437)	(1,690)	3,224	332

Income before income taxes and cumulative effect of a change in accounting principle	7,210	46,264	14,725	68,367	32,430
Income tax (expense) benefit:
Current	11,975	42,633	55,946	68,272	(40,102)
Deferred	(14,859)	(37,808)	(54,411)	(79,607)	11,103

Income before cumulative effect of a change in accounting principle	4,326	51,089	16,260	57,032	3,431
Cumulative effect of a change in accounting principle, net of tax of, $198,640	—	—	—	—	(3,932,007)

Net income (loss)	$4,326	$51,089	$16,260	$57,032	$(3,928,576)

	Nine Months Ended
	September 30,		Year Ended December 31,

	2005	2004	2004	2003	2002
(In thousands)
	(unaudited)
Cash provided by (used in):
Operating activities	$2,203	$88,557	$119,898	$138,713	$142,237
Investing activities	$(72,603)	$(64,662)	$(84,076)	$(51,960)	$(31,329)
Financing activities	$156,618	$44,331	$23,254	$(56,894)	$(112,281)
OIBDAN Reconciliation to Operating Income

	Nine Months Ended
	September 30,		Year Ended December 31,

(In thousands)	2005	2004	2004	2003	2002

	(unaudited)
Operating income	$49,600	$79,218	$58,983	$107,989	$94,916
Depreciation and amortization	46,392	47,499	64,095	63,436	64,836
Loss (gain) on sale of operating assets	(426)	7,400	6,371	(978)	(15,241)
Non-cash compensation expense*	1,735	761	1,084	1,302	1,401

OIBDAN	$97,301	$134,878	$130,533	$171,749	$145,912

*	Non-cash compensation expense, which is based on an allocation from Clear Channel Communications and is related to issuance of Clear Channel Communications stock awards, is included in corporate expenses in our statement of operations.

Revenue
      Our combined revenue decreased $77.3 million, or 3%, during the nine months ended September 30, 2005 as compared to the same period in 2004 primarily due to a decrease in our global music and other operations of $84.7 million and $3.0 million, respectively. These decreases were partially offset by a $10.4 million increase in global theater revenue. Included in the nine months ended September 30, 2005 is approximately $11.2 million from increases in foreign exchange rates as compared to the same period of 2004.
      Our combined revenue increased $98.2 million, or 4%, in fiscal year 2004 as compared to fiscal year 2003 due to an increase in global music revenue of $131.2 million. Partially offsetting this increase were declines in revenue from our other operations and global theater of $28.7 million and $4.2 million, respectively. Included in the fiscal year 2004 results is approximately $74.3 million, or 76% of the total increase in combined revenues, from increases in foreign exchange rates as compared to the same period of 2003.
      Our combined revenue increased $234.6 million, or 10%, during fiscal year 2003 as compared to fiscal year 2002 due to an increase in global music and global theater revenue of $248.6 million and $21.8 million, respectively. Partially offsetting these increases was a decline in revenue for other operations of $35.8 million. Included in the fiscal year 2003 results is approximately $88.9 million, or 38% of the total increase in combined revenues, from increases in foreign exchange rates as compared to the same period of 2002.

Divisional Operating Expenses
      Our combined divisional operating expenses decreased $57.2 million, or 3%, during the nine months ended September 30, 2005 as compared to the same period in 2004 due to a decrease in our global music segment of $79.2 million. Partially offsetting this decrease were increases in global theater and other operations of $20.2 million and $1.9 million, respectively. Divisional operating expenses for 2005 include $8.4 million in expenses related to a reorganization and reductions in personnel. This reorganization and recording of additional expenses not yet incurred related to the reorganization are expected to be complete by year end. Included in the nine months ended September 30, 2005 results is approximately $10.9 million from increases in foreign exchange rates as compared to the same period of 2004.
      Our combined divisional operating expenses increased $138.7 million, or 6%, in fiscal year 2004 as compared to fiscal year 2003 due to a $157.8 million increase in global music divisional operating expenses, partially offset by a decrease in divisional operating expenses from our other operations and global theater of $15.2 million and $4.0 million, respectively. Included in the fiscal year 2004 results is approximately $68.0 million from increases in foreign exchange rates as compared to the same period of 2003.
      Our combined divisional operating expenses increased $203.9 million, or 9%, in fiscal year 2003 as compared to fiscal year 2002 due to an increase in our global music and global theater divisional operating expenses of $230.8 million and $27.3 million, respectively. Partially offsetting these increases was a $54.2 million decline in divisional operating expenses for other operations. Included in the fiscal year 2003 results is approximately $81.3 million from increases in foreign exchange rates as compared to the same period of 2002.

Loss (Gain) on sale of operating assets
      Our gain on sale of operating assets increased $7.8 million during the nine months ended September 30, 2005 as compared to the same period in 2004 due primarily to the divestiture of our international leisure center operations during the second quarter of 2004.
      Our loss on sale of operating assets increased $7.3 million during 2004 as compared to 2003 primarily due to the sale of our international leisure center operations during the second quarter of 2004.

      Our gain on sale of operating assets decreased $14.3 million during 2003 as compared to 2002 primarily due to the sale of our international cinema and bingo operations during 2002.

Corporate Expenses
      Corporate expenses increased $18.4 million, or 92%, during the nine months ended September 30, 2005 as compared to the nine months ended September 30, 2004 as the result of a $12.5 million increase in litigation contingencies and expenses as well as $3.7 million related to severance payments during 2005. Additional litigation contingencies and expenses are reflected in divisional operating expenses within our other operations.
      Corporate expenses increased $0.6 million, or 2%, in the fiscal year ended 2004 as compared to 2003, primarily due to increases in litigation and rent expenses, partially offset by declines in performance-based bonus expense for the period.
      Corporate expenses increased $4.7 million, or 18%, in the fiscal year ended 2003 as compared to 2002 primarily due to a $4.1 million royalty fee that Clear Channel Communications began charging on January 1, 2003.

OIBDAN
      Our combined OIBDAN decreased $37.6 million, or 28%, during the nine months ended September 30, 2005 as compared to the same period in 2004. Global music OIBDAN decreased $5.5 million primarily as a result of a reduction in the number of domestic events, attendance and ticket prices. Global theater OIBDAN decreased $9.8 million during this period primarily due to a reduction in the investment value of several domestic productions. During the nine months ended September 30, 2005, we experienced an increase of approximately $37.1 million related to litigation reserves and expenses, as well as severance and other costs related to our reorganization, which contributed to the OIBDAN decline as compared to the same period of 2004. For 2005 we estimate that we will incur severance expenses of approximately $14.0 million, approximately $6.1 million of which is included above, and approximately $7.9 million will be incurred in the fourth quarter, which we expect to result in savings of approximately $20.0 million in employee expenses during 2006. This forecast reflects our judgment as of the date of the information statement of conditions we believe will exist and the course of action we expect to take in the fourth quarter of 2005; however, we can give no assurance that we will be able to achieve cost savings of $20.0 million in 2006.
      Our combined OIBDAN decreased $41.2 million, or 24%, in fiscal year 2004 as compared to fiscal year 2003 primarily due to a decrease in global music of $26.7 million. This decrease resulted primarily from higher talent costs in relation to related revenues as well as a reduction in the number of domestic amphitheater events and attendance. In addition, other operations decreased $13.5 million during the period principally as a result of a $3.5 million increase in litigation reserves and expenses, and $2.4 million related to the divestiture of a television production business during 2003.
      Our combined OIBDAN increased $25.8 million, or 18%, in fiscal year 2003 as compared to fiscal year 2002 due to an increase in other operations and global music of $18.4 million and $17.8 million, respectively. The increase in other operations is largely due to a $6.9 million increase in television production results and an $8.3 million increase in sponsorship income. The global music increase in OIBDAN is primarily due to an increase in attendance as well as an increase in sponsorship and premium seat revenues.

Intercompany Interest Expense
      The increases and decreases in intercompany interest expense are directly related to the respective increase or decrease in average debt outstanding as the rate charged remained relatively consistent throughout the periods.

      Our weighted average cost of debt during all periods was 7.0%. Our intercompany debt balances owed to Clear Channel Communications as of September 30, 2005 and December 31, 2004 and 2003 were:

		As of December 31,
	As of
	September 30, 2005	2004	2003

(In millions)	(unaudited)
	$725.5	$628.9	$595.2

Equity in Earnings (Loss) of Nonconsolidated Affiliates
      Equity in earnings (loss) of nonconsolidated affiliates decreased $3.1 million during the nine months ended September 30, 2005 as compared to the nine months ended September 30, 2004 primarily as a result of impairments and losses in several of our nonconsolidated other operations affiliates during 2005.
      For the fiscal year ended 2004 as compared to fiscal 2003, equity in earnings of nonconsolidated affiliates increased $1.5 million primarily as a result of no impairments and fewer losses during 2004 in our nonconsolidated other operations affiliates as compared to the same period of 2003.
      For the fiscal year ended 2003 as compared to 2002, equity in earnings of nonconsolidated affiliates increased $1.6 million primarily due to an increase in earnings from our nonconsolidated global theater affiliates.

Other Income (Expense) — Net
      The principal components of other income (expense) — net, for the applicable periods, were:

	Nine Months
	Ended
	September 30,		Year Ended December 31,

(In millions)	2005	2004	2004	2003	2002

	(unaudited)
Interest income	$1.5	$1.5	$3.2	$6.9	$2.1
Minority interest expense	(5.5)	(2.7)	(3.3)	(3.3)	(3.8)
Other, net	(0.2)	(0.2)	(1.6)	(0.4)	2.0

Other income (expense) — net	$(4.2)	$(1.4)	$(1.7)	$3.2	$0.3

Income Taxes
      Current tax benefit for the nine months ended September 30, 2005 decreased $30.7 million as compared to the nine months ended September 30, 2004. For the nine months ended September 30, 2005, the recorded current tax benefit was reduced due to an increase in litigation reserve and expenses, which is not deductible for tax purposes until the related amounts are paid. In addition, the current tax benefit for the nine months ended September 30, 2004 was increased by taxable losses associated with the disposition of certain assets and higher tax depreciation related to favorable bonus depreciation rules in place during 2004.
      Deferred tax expense for the nine months ended September 30, 2005 decreased $22.9 million as compared to the nine months ended September 30, 2004. This decrease is primarily related to the increase in litigation reserve and expenses recorded during the current period that are not deductible for tax purposes. As a result, a deferred tax benefit was recorded for this item. In addition, deferred tax expense for the nine months ended September 30, 2004 includes amounts associated with the disposition of certain non-core business operations.
      Current tax benefit decreased $12.3 million in 2004 as compared to 2003. As a result of the favorable resolution of certain tax contingencies, current tax benefit for the year ended December 31, 2004 was reduced approximately $11.0 million. The decrease in deferred tax expense of $25.2 million for the year ended December 31, 2004 as compared to December 31, 2003 was due primarily to additional depreciation expense deductions taken for tax purposes associated with a change in our tax lives of certain assets. The additional depreciation expense resulted in an increase in deferred tax expense in 2003.
      Current tax benefit increased $108.4 million and deferred tax expense increased $90.7 million in 2003 as compared to 2002. In 2002, approximately $313.0 million of taxable income was recognized that had been deferred in a prior year. As such, current tax expense for the year ended December 31, 2002 increased approximately $123.6 million. In addition, as the deferred tax liability was reversed, a deferred tax benefit of approximately $123.6 million was recorded for the year ended December 31, 2002. These amounts were offset by the utilization of net operating losses of approximately $59.8 million that decreased current tax expense and increased deferred tax expense for the year ended December 31, 2002.

Cumulative Effect of a Change in Accounting Principle
      The loss recorded as a cumulative effect of a change in accounting principle during 2002 relates to our adoption of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, on January 1, 2002. Statement No. 142 required that we test goodwill and indefinite-lived intangibles for impairment using a fair value approach. As a result of the goodwill test, we recorded a non-cash impairment charge, net of tax, of approximately $3.9 billion. The non-cash impairment of our goodwill was generally caused by unfavorable economic conditions which persisted in the entertainment industry throughout 2001. This weakness contributed to our customers reducing the number of dollars they spent on live entertainment events. These conditions adversely impacted the cash flow projections used to determine the fair value of our goodwill at January 1, 2002, and resulted in the non-cash impairment charge of a portion of our goodwill.
Global Music Results of Operations
      Our global music operating results were as follows:

	Nine Months Ended
	September 30,		Year Ended December 31,

(In thousands)	2005	2004	2004	2003	2002

	(unaudited)
Revenue	$1,708,369	$1,793,072	$2,201,007	$2,069,857	$1,821,215
Divisional operating expenses	1,595,434	1,674,660	2,081,945	1,924,132	1,693,334
Depreciation and amortization	27,363	27,064	37,043	35,262	35,285
Loss (gain) on sale of operating assets	(32)	(2,921)	(3,438)	(863)	(5,135)

Operating income	$85,604	$94,269	$85,457	$111,326	$97,731

Nine Months Ended September 30, 2005 to Nine Months Ended September 30, 2004
      Global music revenue decreased $84.7 million, or 5%, during the nine months ended September 30, 2005 as compared to the nine months ended September 30, 2004. Included in the nine months ended September 30, 2005 results is approximately $8.7 million of foreign exchange rate increases. These foreign exchange rate increases were offset by a $182.2 million decrease in our domestic music operations. The decline in our domestic music revenue was primarily the result of a reduction in the number of domestic events, which reduced attendance, and lower ticket prices. The reduction in ticket prices was partially a result of a ticket charge reduction program aimed at improving the value proposition of our concert tickets to the consumer. Pollstar reported that through September 2005, total industry sales volume decreased approximately 11% compared to the same period in 2004. We believe the decline in events is in part due to a reduction in the number of artists currently interested in touring, and the decline in ticket prices is in part the result of efforts being made by artists and promoters to make the concert experience more affordable to the customer.

      Our domestic music revenue decline was partially offset by a $97.5 million increase in international revenues for the nine months ended September 30, 2005 as compared to the same period of 2004. This increase is primarily due to the acquisition of international promotion companies during the second half of 2004, the acquisition of a festival promoter and venue operator in 2005, an increase in promotion revenue related to shows with higher ticket prices and an increase in the attendance at our international festivals.
      Global music divisional operating expenses decreased $79.2 million, or 5%, during the nine months ended September 30, 2005 as compared to the nine months ended September 30, 2004 primarily due to the decrease in domestic music events. The decrease in domestic divisional operating expenses of $164.0 million was partially offset by a $84.8 million increase in international divisional expenses related to the acquisition of international promotion companies during the second half of 2004, the acquisition of a festival promoter and venue operator in 2005, and an increase in promotion activity, as well as an increase in foreign exchange rates of $8.7 million during the period.

Fiscal Year 2004 Compared to Fiscal Year 2003
      Global music revenue increased $131.2 million, or 6%, during 2004 as compared to 2003. Approximately $57.6 million, or 44% of the increase, was attributable to foreign exchange rate increases. The increase was also driven by an increased number of events and attendance in our international operations. Significant acts for 2004 included Madonna and the Italian tour of Vasco Rossi. In addition, revenue from global music sponsorships and premium seat sales increased in 2004 by $15.9 million, or 12%, over 2003. We had fewer domestic amphitheater events in 2004 as compared to 2003 primarily due to an unusually high number of show cancellations in 2004 as compared to 2003. Attendance for 2004 in our owned and operated amphitheaters was lower than 2003, partially due to these cancellations. In general, the domestic music industry suffered a setback in 2004 and according to Pollstar experienced a decline of approximately 3%, as compared to 2003, in the number of tickets sold for the top 100 tours.
      Global music divisional operating expenses increased $157.8 million, or 8%, during 2004 as compared to 2003. Approximately $53.3 million, or 34% of the increase, was attributable to foreign exchange rate increases. The increase also relates to variable promotion, production and venue costs associated with the number and type of events in 2004 as compared to 2003. In addition, domestic music experienced higher talent and production costs primarily due to higher artist guarantees without a proportional increase in revenue. Domestic music also completed a restructuring of operations in the fourth quarter of 2004, resulting in a staff reduction and an increase in severance costs.
      Depreciation and amortization increased by $1.8 million, or 5%, in 2004 as compared to 2003 primarily due to the completion of new venues placed in service in late 2003 and in 2004.

Fiscal Year 2003 Compared to Fiscal Year 2002
      Global music revenue increased $248.6 million, or 14%, during 2003 as compared to 2002. Approximately $74.6 million, or 30% of the increase, was attributable to foreign exchange rate increases. The increase was also driven by an increased number of events and attendance in our international promotions as well as an increase in the attendance at our international festivals. Significant acts in Europe during 2003 included the Rolling Stones and the Italian tours of Ramazotti and Vasco Rossi. Although domestically we had fewer amphitheater events in 2003 as compared to 2002, we experienced an increase in overall attendance, sponsorship and premium seat revenue. In addition, we had more domestic stadium events in 2003 as compared to 2002, including Bruce Springsteen and Bon Jovi.
      Global music divisional operating expenses increased $230.8 million, or 14%, during 2003 as compared to 2002. Approximately $68.6 million, or 30% of the increase, was attributable to foreign exchange rate increases. The remaining increase primarily relates to variable promotion and production costs associated with the increased number of our international events in 2003 as compared to 2002.

Global Theater Results of Operations
      Our global theater operating results were as follows:

	Nine Months Ended
	September 30,		Year Ended December 31,

	2005	2004	2004	2003	2002
(In thousands)
	(unaudited)
Revenue	$233,265	$222,871	$313,974	$318,219	$296,460
Divisional operating expenses	219,132	198,942	278,327	282,320	254,971
Depreciation and amortization	11,389	11,014	14,709	13,161	11,133
Loss (gain) on sale of operating assets	2	(58)	(58)	24	4

Operating income	$2,742	$12,973	$20,996	$22,714	$30,352

Nine Months Ended September 30, 2005 to Nine Months Ended September 30, 2004
      Global theater revenue increased $10.4 million, or 5%, during the nine months ended September 30, 2005 as compared to the nine months ended September 30, 2004. Approximately $1.3 million, or 13% of the increase, was attributable to foreign exchange rate increases. Additional domestic event dates, the opening of our renovated Boston Opera House in the third quarter of 2004, and a greater number of international productions, including Starlight Express and Chicago, were primarily responsible for the increase. Operationally, global theater expanded its venue network during the nine months ended September 30, 2005 with the acquisition of four theaters in Spain.
      Global theater divisional operating expenses grew $20.2 million, or 10%, during the nine months ended September 30, 2005 as compared to the nine months ended September 30, 2004. Approximately $1.1 million, or 5% of the increase, was attributable to foreign exchange rate increases. The remaining increase primarily relates to additional domestic event dates, the opening of our renovated Boston Opera House in the third quarter of 2004, and the greater number of international productions.

Fiscal Year 2004 Compared to Fiscal Year 2003
      Global theater revenues decreased $4.2 million, or 1%, during 2004 as compared to 2003 primarily due to fewer domestic event dates and the replacement of a number of significant international production investments in 2003 with smaller interests in international productions in 2004 where we receive only investment earnings rather than consolidated production results. These declines were partially offset by an increase in foreign exchange rates of approximately $10.4 million in 2004 as compared to 2003, as well as the positive impact to revenues associated with our opening of the renovated France-Merrick Center for Performing Arts and the Boston Opera House during 2004.
      Global theater divisional operating expenses declined $4.0 million, or 1%, during 2004 as compared to 2003 primarily due to a decrease in global theater revenues during 2004 as compared to 2003. Included in this variance are foreign exchange rate increases of approximately $8.9 million.
      Global theater depreciation and amortization expense increased $1.5 million, or 12%, during 2004 as compared to 2003 primarily due to foreign exchange rate increases of $1.0 million and the completion and opening of the Boston Opera House during 2004.

Fiscal Year 2003 Compared to Fiscal Year 2002
      Global theater revenues increased $21.8 million, or 7%, during 2003 as compared to 2002. Approximately $8.6 million, or 39% of the increase, was attributable to foreign exchange rate increases. The remaining increase primarily relates to an increase in the number of domestic event dates, which included tours of The Lion King, The Producers and Mamma Mia!, as well as Cats in the United Kingdom, in 2003 as compared to 2002.

      Global theater divisional operating expenses increased $27.3 million, or 11%, during 2003 as compared to 2002. Approximately $7.0 million, or 26% of the increase, was attributable to foreign exchange rate increases. The remaining increase primarily relates to an increase in the number of domestic event dates. Operating expenses increased greater than revenues principally due to reduced show profitability and a high number of show cancellations resulting from severe weather in some areas.
      Global theater depreciation and amortization expense increased $2.0 million, or 18%, during 2003 as compared to 2002 primarily due to foreign exchange rate increases of $0.7 million and capital improvements to existing venues.
Other Results of Operations
      Our other operating results were as follows:

	Nine Months Ended
	September 30,		Year Ended December 31,

(In thousands)	2005	2004	2004	2003	2002

	(unaudited)
Revenue	$242,954	$245,936	$291,147	$319,826	$355,644
Divisional operating expenses	236,065	234,183	285,021	300,183	354,402
Depreciation and amortization	4,362	5,655	7,406	9,626	12,694
Loss (gain) on sale of operating assets	(396)	10,379	9,867	(139)	(10,110)

Operating income (loss)	$2,923	$(4,281)	$(11,147)	$10,156	$(1,342)

Nine Months Ended September 30, 2005 to Nine Months Ended September 30, 2004
      Other revenues decreased $3.0 million, or 1%, during the nine months ended September 30, 2005 as compared to the nine months ended September 30, 2004. Foreign exchange rate increases of approximately $1.2 million were offset by decreases related to the sale of the international leisure center business during the second quarter of 2004 as well as the popular Titanic: The Artifact Exhibit completing its run during the second quarter of 2004. These revenue decreases were partially offset by revenue growth from Dora the Explorer as compared to the same period last year and Blue’s Clues, which did not tour in 2004. Growth in the revenue from our specialized motor sports events resulted from a slight increase in attendance and ticket prices. Also, our sports representation business increased during the nine months ended September 30, 2005 as compared to the same period in 2004 primarily from improved hospitality and sponsorship revenue.
      Other divisional operating expenses increased $1.9 million, or 1%, during the nine months ended September 30, 2005 as compared to the nine months ended September 30, 2004. Foreign exchange rate increases of approximately $1.1 million were offset by decreases related to the sale of the international leisure center business during the second quarter of 2004 as well as the popular Titanic: The Artifact Exhibit completing its run during the second quarter of 2004. These expense decreases were partially offset by expense increases related to the growth in our specialized motor sports events, family shows and sports representation businesses as well as a $12.5 million increase in litigation contingencies and expenses during the nine months ended September 30, 2005 as compared to the same period in 2004. Additional litigation contingencies and expenses are reflected in corporate expenses.
      Other divisional depreciation and amortization expense decreased $1.3 million, or 23%, for the nine months ended September 30, 2005 as compared to the nine months ended September 30, 2004 primarily as a result of the sale of the international leisure center business during the second quarter of 2004.

      Other gain on sale of operating assets increased $10.8 million during the nine months ended September 30, 2005 as compared to the same period in 2004 due primarily to the divestiture of our international leisure center operations during the second quarter of 2004.

Fiscal Year 2004 Compared to Fiscal Year 2003
      Other revenues decreased $28.7 million, or 9%, during 2004 as compared to 2003. Foreign exchange rate increases of approximately $6.3 million were offset by decreases relating to the divestiture of certain non-core businesses, including our international leisure center business, during the second quarter of 2004 and a television production business during 2003. In addition, our exhibitions group experienced a reduction in revenues as the popular Titanic: The Artifact Exhibit completed its run during the second quarter of 2004 after a full year of operations in 2003. These revenue declines were partially offset by an increase in the amount of sponsorship sales during 2004.
      Other divisional operating expenses decreased $15.2 million, or 5%, during 2004 as compared to 2003. Foreign exchange rate increases of approximately $5.8 million were offset by decreases relating to the non-core divestitures and conclusion of Titanic: The Artifact Exhibit as mentioned above.
      Other divisional depreciation and amortization expense decreased $2.2 million, or 23%, during 2004 as compared to 2003 primarily due to the divestiture of our international leisure center operations during the second quarter of 2004.
      Other loss on sale of operating assets increased $10.0 million during 2004 as compared to 2003 primarily due to the sale of our international leisure center operations during the second quarter of 2004.

Fiscal Year 2003 Compared to Fiscal Year 2002
      Other revenues decreased $35.8 million, or 10%, during 2003 as compared to 2002. Foreign exchange rate increases of approximately $5.7 million were offset by decreases relating to several factors. We saw a reduction in results from our family shows as 2002 included a strong tour of Dora the Explorer and there were no similar sized productions in 2003. Also, we divested certain non-core businesses during 2003, including our international cinema and bingo business, and two companies involved in television production and music research. In addition, a reduction in certain creative marketing operations was partially offset by an increase in the amount of sponsorship sales during 2003.
      Other divisional operating expenses decreased $54.2 million, or 15%, during 2003 as compared to 2002. Foreign exchange rate increases of approximately $5.7 million were offset by decreases relating to family show results and the divestitures mentioned above.
      Other divisional depreciation and amortization expense decreased $3.1 million, or 24%, during 2003 as compared to 2002 primarily due to divestiture of our international cinema and bingo operations during 2003 as well as certain other assets becoming fully depreciated.
      Other gain on sale of operating assets decreased $10.0 million during 2003 as compared to 2002 primarily due to the sale of our international cinema and bingo operations during 2002.

Reconciliation of Segment Operating Income (Loss)

	Nine Months Ended
	September 30,		Year Ended December 31,

	2005	2004	2004	2003	2002
(In thousands)
	(unaudited)
Global Music	$85,604	$94,269	$85,457	$111,326	$97,731
Global Theater	2,742	12,973	20,996	22,714	30,352
Other	2,923	(4,281)	(11,147)	10,156	(1,342)
Corporate	(41,669)	(23,743)	(36,323)	(36,207)	(31,825)

Combined operating income	$49,600	$79,218	$58,983	$107,989	$94,916

Liquidity and Capital Resources
      Historically, we have operated with a sweep account that allows excess operating cash generated by our domestic operations to be transferred to Clear Channel Communications, generally on a daily basis. Our excess operating cash generated from our international business is also transferred to Clear Channel Communications but not as frequently. Thus, our “Cash and cash equivalents” balances maintained on our combined balance sheets primarily reflects our cash held by our international businesses and our domestic cash that is not swept. Repatriation of some of these funds could be subject to delay and could have potential tax consequences, principally with respect to withholding taxes paid in foreign jurisdictions which do not give rise to a tax benefit in the United States due to our current inability to recognize the related deferred tax assets.
      Our working capital requirements and capital for our general corporate purposes, including acquisitions and capital expenditures, have historically been satisfied as part of the corporate-wide cash management policies of Clear Channel Communications. Our cash needs have historically been funded primarily through an intercompany promissory note with Clear Channel Communications. Subsequent to this distribution, Clear Channel Communications will not be providing us with funds to finance our working capital or other cash requirements. Without the opportunity to obtain financing from Clear Channel Communications, we may in the future need to obtain additional financing from banks, or through public offerings or private placements of debt or equity securities, strategic relationships or other arrangements. We have a credit rating that is lower than Clear Channel Communications’ credit rating and, as a result, will incur debt on terms and at interest rates that will not be as favorable as those generally enjoyed by Clear Channel Communications. We believe that we will be able to meet our cash requirements in 2005 and for at least the succeeding year after the distribution through cash generated from operations and, to the extent necessary, from borrowings under our planned senior secured credit facility described below.
      Our historical balance sheet reflects cash and cash equivalents of $179.1 million and short-term and long-term debt of $650.7 million at December 31, 2004, and cash and cash equivalents of $116.4 million and debt of $617.8 million at December 31, 2003. In connection with this spin-off, Clear Channel Communications will contribute $508.0 million of intercompany debt to our capital, and we expect to incur $367.6 million in indebtedness through a $325.0 million senior secured term loan and we expect Holdco #2 to issue shares of Series A redeemable preferred stock having a liquidation preference of $20 million and Series B redeemable preferred stock having a liquidation preference of $20 million. $200.0 million of the proceeds of the term loan and $20 million of the proceeds from the sale of the Series A preferred stock will be used to repay the remaining portion of our intercompany promissory note to Clear Channel Communications. The Series B preferred stock will be issued to Clear Channel Communications for no cash and immediately resold to a third-party purchaser. There will be no outstanding debt between Clear Channel Communications and us immediately following the spin-off. We also anticipate entering into a revolving credit facility under the senior secured bank facility that will remain available for working capital and general corporate purposes. We intend to use the remaining

$125.0 million of borrowings under the term loan portion of our senior secured credit facility for general corporate proposals, including working capital, potential acquisitions and stock repurchases.
      We currently plan to enter into a senior secured credit facility with lenders as described below. Prior to or concurrently with the completion of the distribution, one of our operating subsidiaries, Holdco #3, which owns more than 95% of the gross value of our assets, will enter into a $575.0 million senior secured credit facility consisting of:

•	a $325.0 million 7 1/2-year term loan; and

•	a $250.0 million 6 1/2-year revolving credit facility, of which up to $200.0 million will be available for the issuance of letters of credit and up to $100.0 million will be available for borrowings in foreign currencies.
      Subject to then market pricing and maturity extending longer than that of the senior secured credit facility, we will be able to add additional term and revolving credit facilities in an aggregate amount not to exceed $250.0 million. We anticipate that the senior secured credit facility will be secured by a first priority lien on substantially all of our domestic assets (other than real property and deposits maintained by us in connection with promoting or producing live entertainment events) and a pledge of the capital stock of our domestic subsidiaries and a portion of the capital stock of certain of our foreign subsidiaries. Borrowings in foreign currencies by our foreign subsidiaries will, in addition, be secured by a first priority lien on substantially all of our foreign assets (other than real property and deposits maintained by us in connection with promoting or producing live entertainment events) and a pledge of the capital stock of all subsidiaries held by such borrowing subsidiary. We further anticipate that the senior secured credit facility will place certain restrictions on the ability to, among other things, incur debt, create liens, make investments, pay dividends, sell assets, undertake transactions with affiliates, and enter into unrelated lines of business.
      After giving effect to the term loan, we expect to have approximately $367.6 million of indebtedness for borrowed money outstanding, and such prospective indebtedness is currently rated B1 by Moody’s Investors Services, Inc. and B+ by Standards & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., which is currently below the ratings given to Clear Channel Communications’ senior debt by such ratings agencies. We intend to use $200.0 million of borrowings under the term loan portion of our senior secured credit facility and the $20 million of proceeds from the issuance of the Series A redeemable preferred stock of Holdco #2 to repay a portion of the indebtedness we owe Clear Channel Communications. We intend to use the remaining $125.0 million of borrowings under the term loan portion of our senior secured credit facility for general corporate purposes, including working capital, potential acquisitions and stock repurchases. We expect that approximately $200.0 million of the revolving credit facility will remain available for working capital and general corporate purposes of Holdco #3 and its subsidiaries immediately following the completion of the distribution, and after the transfer of approximately $50.0 million of letters of credit previously issued under Clear Channel Communications’ credit facilities on behalf of certain Holdco #3 subsidiaries. The issuance of letters of credit will reduce this availability by the notional amount of issued letters of credit. However, on or prior to the distribution date, we may draw advances under the senior secured credit facility for working capital and other general corporate purposes.
      The agreements governing the senior secured credit facility are subject to ongoing negotiation. We cannot be certain the terms described herein will not change or be supplemented. See “Description of Indebtedness.”
      Following the distribution, we currently anticipate that our primary sources of liquidity will be the cash flow generated from our operations, availability under the revolving credit facility and available cash and cash equivalents. These sources of liquidity are needed to fund our new debt service requirements, pay the annual dividend on Holdco #2’s preferred stock, working capital requirements and capital expenditure requirements. As further described below, our ability to obtain funds from our subsidiaries may be restricted by the terms of the senior secured credit facility, the Holdco #2 preferred stock, and applicable state law. If cash flow generated from our operations is less than we expect, we may need to incur additional debt.
      We may need to incur additional debt or issue equity to make strategic acquisitions or investments. We can not assure that such financing will be available to us on acceptable terms or that such financing will be available at all. Our ability to issue additional equity may be constrained because our issuance of additional stock may cause the distribution to be taxable under section 355(e) of the Code, and, under the tax matters agreement, we would be required to indemnify Clear Channel Communications against the tax, if any. We may make significant acquisitions in the near term, subject to limitations imposed by our financing documents, market conditions and the tax matters agreement.
      Our intra-year cash fluctuations are impacted by the seasonality of our various businesses. Examples of seasonal effects include our global music business, which reports the majority of its revenues in the second and third quarters, while our global theater business reports the majority of its revenues in the first, second and fourth quarters of the year. Cash inflows and outflows depend on the timing of event-related payments and generally occur prior to the event. See “— Seasonality.” We believe that we have sufficient financial flexibility to fund these fluctuations and to access the global capital markets on satisfactory terms and in adequate amounts, although there can be no assurance that this will be the case. We expect cash flows from operations and borrowings under our planned senior secured credit facility to satisfy working capital, capital expenditure and debt service requirements in 2005, and for at least the succeeding year after the distribution.

Capital Expenditures
      Venue operations is a capital intensive business, requiring consistent investment in our existing venues in order to address audience and artist expectations, technological industry advances and various federal and state regulations.
      We categorize capital outlays into maintenance expenditures and new venue expenditures. Maintenance expenditures are associated with the upkeep of existing venues and, to a lesser extent, capital expenditures related to information systems and administrative offices. New venue expenditures relate to either the construction of new venues or major renovations to existing buildings that are being added to our venue network. Capital expenditures typically increase during periods when venues are not in operation.
      Our capital expenditures have consisted of the following:

	Nine Months
	Ended
	September 30,		Year Ended December 31,

(In millions)	2005	2004	2004	2003	2002

Maintenance expenditures	$44.1	$17.3	$31.4	$34.2	$58.4
New venue expenditures	27.9	39.2	42.0	35.7	9.8

Total capital expenditures	$72.0	$56.5	$73.4	$69.9	$68.2

      Maintenance expenditures for the nine months ended September 30, 2005 increased $26.8 million over the same period in 2004 largely due to increased expenditures made to improve the audience experience at our owned and operated amphitheaters. We do not expect this higher level of maintenance expenditures to occur at the same level in future periods.
      Our primary short-term liquidity needs are to fund general working capital requirements and maintenance expenditures while our long-term liquidity needs are primarily associated with new venue expenditures. Our primary sources of funds for our short-term liquidity needs will be cash flows from operations and borrowings under our credit facility, while our long-term sources of funds will be from cash from operations, long-term bank borrowings and other debt or equity financing.

Contractual Obligations and Commitments

Firm Commitments
      In addition to the scheduled maturities on our debt, we have future cash obligations under various types of contracts. We lease office space, certain equipment and the venues used in our entertainment operations under long-term operating leases. Some of our lease agreements contain renewal options and annual rental escalation clauses (generally tied to the consumer price index), as well as provisions for our payment of utilities and maintenance. We also have minimum payments associated with noncancelable contracts related to our operations such as artist guarantee contracts, employment contracts and theatrical production payments. As part of our ongoing capital projects, we will enter into construction related commitments for future capital expenditure work. The scheduled maturities discussed below represent contractual obligations as of December 31, 2004 and thus do not represent all expected expenditures for those periods.
      The scheduled maturities of our long-term debt outstanding, future minimum rental commitments under noncancelable lease agreements, minimum payments under other noncancelable contracts and capital expenditures commitments as of December 31, 2004 are as follows:

	Payments Due by Period

(In thousands)	Total	2005	2006 — 2007	2008 — 2009	2010 and thereafter

Long-term debt obligations, including current maturities	$650,675	$1,214	$2,597	$2,613	$644,251
Estimated interest payments(1)	296,132	44,293	98,104	112,320	41,415
Non-cancelable operating lease obligations	755,196	51,485	94,097	77,057	532,557
Non-cancelable contracts	251,191	171,288	46,553	18,067	15,283
Capital expenditures	30,601	13,601	17,000	—	—
Other long-term liabilities(2)

Total	$1,983,795	$281,881	$258,351	$210,057	$1,233,506

(1)	Based on accrued interest expense calculated on the outstanding balance of the debt with Clear Channel Communications at December 31, 2004.

(2)	Assumes liabilities consist of $70.8 million of tax contingencies and $18.2 million of various other obligations. All of our other long-term liabilities do not have contractual maturities and, therefore, we can not predict when, or if, they will become due.
      On a pro forma basis, after giving effect to the term loan under our senior secured credit facility in connection with the spin-off and the issuance of the preferred stock by Holdco #2 and the application of the proceeds therefrom to repay certain long-term debt as if such transactions had occurred at December 31, 2004, our contractual obligations consisted of the following:

	Payments Due by Period (Pro Forma)

(In thousands)	Total	2005	2006 — 2007	2008 — 2009	2010 and thereafter

Long-term debt obligations, including current maturities	$346,778	$4,464	$5,847	$5,863	$330,604
Preferred stock	40,000	—	—	—	40,000
Estimated interest payments(1)	202,800	28,080	56,160	56,160	62,400
Non-cancelable operating lease obligations	755,196	51,485	94,097	77,057	532,557
Non-cancelable contracts	251,191	171,288	46,553	18,067	15,283
Capital expenditures	30,601	13,601	17,000	—	—
Other long-term liabilities(2)

Total	$1,626,566	$268,918	$219,657	$157,147	$980,844

(1)	Includes dividends on the Series A and Series B preferred stock.

(2)	Assumes liabilities consist of $70.8 million of tax contingencies and $18.2 million of various other obligations. All of our other long-term liabilities do not have contractual maturities and, therefore, we can not predict when, or if, they will become due.
Cash Flows

	Nine Months Ended
	September 30,		Year Ended December 31,

	2005	2004	2004	2003	2002
(In thousands)
	(unaudited)
Cash provided by (used in):
Operating activities	$2,203	$88,557	$119,898	$138,713	$142,237
Investing activities	$(72,603)	$(64,662)	$(84,076)	$(51,960)	$(31,329)
Financing activities	$156,618	$44,331	$23,254	$(56,894)	$(112,281)
Operating Activities

Nine Months Ended September 30, 2005 Compared to Nine Months Ended September 30, 2004
      Cash provided by operations was $2.2 million for the nine months ended September 30, 2005, compared to cash provided by operations of $88.6 million for the nine months ended September 30, 2004. The $86.4 million decrease in cash provided by operations resulted from a decrease in net income, changes in the event related operating accounts which are dependent on the number and size of events on-going at period end. We had prepaid more expenses in 2005, including artist deposits, and accrued more expenses, based on the size and timing of the upcoming tours.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003
      Cash provided by operations was $119.9 million for the year ended December 31, 2004 as compared to cash provided by operations of $138.7 million for the year ended December 31, 2003. The $18.8 million decrease in cash provided by operations resulted primarily from a decrease in net income.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002
      Cash provided by operations was $138.7 million for the year ended December 31, 2003 as compared to cash provided by operations of $142.2 million for the year ended December 31, 2002. The $3.5 million decrease in cash provided by operations primarily resulted from an increase in income before the cumulative effect of a change in accounting principle of $53.6 million offset by changes in working capital items.
Investing Activities

Nine Months Ended September 30, 2005 Compared to Nine Months Ended September 30, 2004
      Cash used in investing activities was $72.6 million for the nine months ended September 30, 2005, compared to cash used in investing activities of $64.7 million for the nine months ended September 30, 2004. The $7.9 million increase in cash used in investing activities was primarily due to an increase in capital expenditures of $15.5 million, partially offset by less acquisition related payments in 2005.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003
      Cash used in investing activities was $84.1 million for the year ended December 31, 2004, compared to cash used in investing activities of $52.0 million for the year ended December 31, 2003. The $32.1 million increase in cash used in investing activities was primarily due to more acquisition-related payments in 2004 and the collection of a note receivable in 2003.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002
      Cash used in investing activities was $52.0 million for the year ended December 31, 2003, compared to cash used in investing activities of $31.3 million for the year ended December 31, 2002. The $20.7 million increase in cash used in investing activities was primarily due to fewer asset disposal-related proceeds in 2003.
Financing Activities
      Historically, we have funded our cash needs through an intercompany promissory note with Clear Channel Communications. The intercompany promissory note functions as part of a sweep account that allows excess operating cash generated by our domestic operations to be transferred to Clear Channel Communications, generally on a daily basis. As we have cash needs, these are funded from Clear Channel Communications through this account.
      Following the distribution, we expect to fund our cash needs through cash from operations, borrowings under our revolving credit facility and available cash and cash equivalents.

Nine Months Ended September 30, 2005 Compared to Nine Months Ended September 30, 2004
      Cash provided by financing activities was $156.6 million for the nine months ended September 30, 2005, compared to cash provided by financing activities of $44.3 million for the nine months ended September 30, 2004. The $112.3 million increase in cash provided by financing activities is a result of more cash being provided by Clear Channel Communications for 2005, primarily due to reduced cash from operations for the same period as discussed above.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003
      Cash provided by financing activities was $23.3 million for the year ended December 31, 2004, compared to cash used in financing activities of $56.9 million for the year ended December 31, 2003. The $80.2 million increase in cash provided by financing activities is a result of more cash being provided by Clear Channel Communications for 2004, primarily due to higher cash used in investing activities in 2004 from more acquisition payments. This is also due to more cash generated from operations in our international businesses during 2004 which does not sweep to Clear Channel Communications as often as our domestic operations.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002
      Cash used in financing activities was $56.9 million for the year ended December 31, 2003, compared to cash used in financing activities of $112.3 million for the year ended December 31, 2002. The $55.4 million decrease in cash used in financing activities is a result of fewer payments made on the debt with Clear Channel Communications for 2003.
Seasonality
      For financial statement purposes, our global music segment typically experiences higher operating income in the second and third quarters as our outdoor venues and international festivals are primarily used or occur during May through September. Our global theater segment typically experiences its higher operating income during the first, second and fourth quarters of the calendar year as the theatrical touring season typically runs from September through April.
      Cash flows from global music and global theater typically have a slightly different seasonality as advance payments are often made for artist performance fees and theatrical production costs in advance of the date the related event tickets go on sale. Once tickets for an event go on sale, we begin to receive payments from ticket sales, still in advance of when the event occurs. We record these ticket sales as revenue when the event occurs.
      We expect these trends to continue in the future. See “Risk Factors — Our operations are seasonal and our results of operations vary from quarter to quarter, so our financial performance in certain financial quarters may not be indicative of or comparable to our financial performance in subsequent financial quarters.”
Quantitative and Qualitative Disclosure about Market Risk
      We are exposed to market risks arising from changes in market rates and prices, including movements in foreign currency exchange rates and interest rates.

Foreign Currency Risk
      We have operations in countries throughout the world. The financial results of our foreign operations are measured in their local currencies, except in the hyper-inflationary countries in which we operate. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in the foreign markets in which we have operations. Our foreign operations reported operating income of $49.8 million for the nine months ended September 30, 2005. We estimate that a 10% change in the value of the United States dollar relative to foreign currencies would change our net income for the nine months ended September 30, 2005 by $4.9 million. As of September 30, 2005, our primary foreign exchange exposure included the Euro, British Pound, Swedish Kroner and Canadian Dollar.
      This analysis does not consider the implication such currency fluctuations could have on the overall economic activity that could exist in such an environment in the United States or the foreign countries or on the results of operations of these foreign entities.

Interest Rate Risk
      Our market risk is also affected by changes in interest rates. We had $768.1 million total debt outstanding as of September 30, 2005, of which $0.2 million was variable rate debt.
      Based on the amount of our floating-rate debt as of September 30, 2005, each 25 basis point increase or decrease in interest rates would not increase or decrease our annual interest expense and cash outlay by a significant amount. This potential increase or decrease is based on the simplified assumption that the level of floating-rate debt remains constant with an immediate across-the-board increase or decrease as of September 30, 2005 with no subsequent change in rates for the remainder of the period.
      After our spin-off from Clear Channel Communications, we may use interest rate swaps and other derivative instruments and an increased proportion of fixed rate borrowings to reduce our exposure to market risk from changes in interest rates. The principal objective of such contracts is to minimize the risks and/or costs associated with our variable rate debt. We do not intend to hold or issue interest rate swaps for trading purposes.
Recent Accounting Pronouncements
      In December 2004, the Financial Accounting Standards Board (“FASB”) issued Financial Accounting Standard No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29 (“Statement 153”). Statement 153 eliminates the APB Opinion No. 29 exception for nonmonetary exchanges of similar productive assets and replaces it with an exception for exchanges of nonmonetary assets that do not have commercial substance. Statement 153 is effective for financial statements for fiscal years beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provisions of Statement 153 should be applied prospectively. We expect to adopt Statement 153 for its fiscal year beginning January 1, 2006 and management does not believe that adoption will materially impact our financial position or results of operations.
      In December 2004, the FASB issued Staff Position 109-2, Accounting and Disclosure Guidance for the Foreign Repatriation Provision within the American Jobs Creation Act of 2004 (“FSP 109-2”). FSP 109-2 allows an enterprise additional time beyond the financial reporting period in which the Act was enacted to evaluate the effects of the Act on its plans for repatriation of unremitted earnings for purposes of applying Financial Accounting Standard No. 109, Accounting for Income Taxes, (“Statement 109”). FSP 109-2 clarifies that an enterprise is required to apply the provisions of Statement 109 in the period, or periods, it decides on its plan(s) for reinvestment or repatriation of its unremitted foreign earnings. FSP 109-2 requires disclosure if an enterprise is unable to reasonably estimate, at the time of issuance of its financial statements, the related range of income tax effects for the potential range of foreign earnings that it may repatriate and requires an enterprise to recognize income tax expense (benefit) if an enterprise decides to repatriate a portion of unremitted earnings under the repatriation provision while it is continuing to evaluate the effects of the repatriation provision for the remaining portion of the unremitted foreign earnings. FSP 109-2 is effective upon issuance. We currently have the ability and intent to reinvest any undistributed earnings of its foreign subsidiaries. Any impact from this legislation has not been reflected in the amounts shown since we are reinvested for the foreseeable future.
      On December 16, 2004, the FASB issued Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“Statement 123(R)”), which is a revision of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (“Statement 123”). Statement 123(R) supersedes Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”), and amends Statement No. 95, Statement of Cash Flows. Generally, the approach in Statement 123(R) is similar to the approach described in Statement 123. However, Statement 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. Statement 123(R) is effective for financial statements for the first interim or annual period beginning after June 15, 2005. Early adoption is permitted in periods in which financial statements have not yet been issued. In April 2005, the SEC issued a press release announcing that it would provide for phased-in implementation guidance for Statement 123(R). The SEC would require that registrants that are not small business issuers adopt Statement 123(R)’s fair value method of accounting for share-based payments to employees no later than the beginning of the first fiscal year beginning after June 15, 2005. We intend to adopt Statement 123(R) on January 1, 2006.
      As permitted by Statement 123, we currently account for share-based payments to employees using APB 25 intrinsic value method and, as such, generally recognize no compensation cost for employee stock options. Accordingly, the adoption of Statement 123(R)’s fair value method will have a significant impact on our results of operations, although it will have no impact on our overall financial position. We are unable to quantify the impact of adoption of Statement 123(R) at this time because it will depend on levels of share-based payments granted in the future. However, had we adopted Statement 123(R) in prior periods, the impact of that standard would have approximated the impact of Statement 123 as described in the disclosure of pro forma net income and earnings per share in Note A of the Notes to Combined Financial Statements included elsewhere herein. Statement 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow. This requirement will increase net financing cash flows in periods after adoption. We cannot estimate what those amounts will be in the future because they depend on, among other things, when employees exercise stock options.
      In March 2005, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 107 Share-Based Payment (“SAB 107”). SAB 107 expresses the SEC staff’s views regarding the interaction between Statement 123(R) and certain SEC rules and regulations and provides the staff’s views regarding the valuation of share-based payment arrangements for public companies. In particular, SAB 107 provides guidance related to share-based payment transactions with nonemployees, the transition from nonpublic to public entity status, valuation methods (including assumptions such as expected volatility and expected term), the accounting for certain redeemable financial instruments issued under share-based payment arrangements, the classification of compensation expense, non-GAAP financial measures, first time adoption of Statement 123(R) in an interim period, capitalization of compensation cost related to share-based payment arrangements, the accounting for income tax effects of share-based payment arrangements upon adoption of Statement 123(R) and the modification of employee share options prior to adoption of Statement 123(R). The Company is unable to quantify the impact of adopting SAB 107 and Statement 123(R) at this time because it will depend on levels of share-based payments granted in the future. Additionally, the Company is still evaluating the assumptions it will use upon adoption.
      In April 2005, the SEC issued a press release announcing that it would provide for phased-in implementation guidance for Statement 123(R). The SEC would require that registrants that are not small business issuers adopt Statement 123(R)’s fair value method of accounting for share-based payments to employees no later than the beginning of the first fiscal year beginning after June 15, 2005. The Company intends to adopt Statement 123(R) on January 1, 2006.
      In June 2005, the Emerging Issues Task Force (“EITF”) issued EITF 05-6, Determining the Amortization Period of Leasehold Improvements (“EITF 05-6”). EITF 05-6 requires that assets recognized under capital leases generally be amortized in a manner consistent with the lessee’s normal depreciation policy except that the amortization period is limited to the lease term (which includes renewal periods that are reasonably assured). EITF 05-6 also addresses the determination of the amortization period for leasehold improvements that are purchased subsequent to the inception of the lease. Leasehold improvements acquired in a business combination or purchased subsequent to the inception of the lease should be amortized over the lesser of the useful life of the asset or the lease term that includes reasonably assured lease renewals as determined on the date of the acquisition of the leasehold improvement. We adopted EITF 05-6 on July 1, 2005 which did not materially impact our financial position or results of operations.
      In October 2005, the FASB issued Staff Position 13-1 (“FSP 13-1”). FSP 13-1 requires rental costs associated with ground or building operating leases that are incurred during a construction period be recognized as rental expense. The guidance in FSP 13-1 shall be applied to the first reporting period beginning after December 15, 2005. We will adopt FSP 13-1 January 1, 2006 and do not anticipate adoption to materially impact our financial position or results of operations.
Critical Accounting Policies
      The preparation of our financial statements in conformity with Generally Accepted Accounting Principles requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of expenses during the reporting period. On an ongoing basis, we evaluate our estimates that are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. The result of these evaluations forms the basis for making judgments about the carrying values of assets and liabilities and the reported amount of expenses that are not readily apparent from other sources. Because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such difference could be material. Our significant accounting policies are discussed in Note A, Summary of Significant Accounting Policies, of the Notes to Combined Financial Statements included elsewhere herein. Management believes that the following accounting estimates are the most critical to aid in fully understanding and evaluating our reported financial results, and they require management’s most difficult, subjective or complex judgments, resulting from the need to make estimates about the effect of matters that are inherently uncertain. The following narrative describes these critical accounting estimates, the judgments and assumptions and the effect if actual results differ from these assumptions.
Allowance for Doubtful Accounts
      We evaluate the collectibility of our accounts receivable based on a combination of factors. In circumstances where we are aware of a specific customer’s inability to meet its financial obligations, we record a specific reserve to reduce the amounts recorded to what we believe will be collected. For all other customers, we recognize reserves for bad debt based on historical experience of bad debts as a percentage of revenues for each business unit, adjusted for relative improvements or deteriorations in the agings and changes in current economic conditions.
      If our agings were to improve or deteriorate resulting in a 10% change in our allowance, it is estimated that our bad debt expense for the nine months ended September 30, 2005 would have changed by $1.1 million and our net income for the same period would have changed by $0.7 million.
Long-Lived Assets
      Long-lived assets, such as property, plant and equipment, are reviewed for impairment when events and circumstances indicate that depreciable and amortizable long-lived assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets. When specific assets are determined to be unrecoverable, the cost basis of the asset is reduced to reflect the current fair market value.
      We use various assumptions in determining the current fair market value of these assets, including future expected cash flows and discount rates, as well as future salvage values. Our impairment loss calculations require management to apply judgment in estimating future cash flows, including forecasting useful lives of the assets and selecting the discount rate that reflects the risk inherent in future cash flows.
      If actual results are not consistent with our assumptions and judgments used in estimating future cash flows and asset fair values, we may be exposed to future impairment losses that could be material to our results of operations.
Goodwill
      Goodwill represents the excess of the purchase price over the fair value of identifiable net assets acquired in business combinations. We review goodwill for potential impairment annually using the income approach to determine the fair value of our reporting units. The fair value of our reporting units is used to apply value to the net assets of each reporting unit. To the extent that the carrying amount of net assets would exceed the fair value, an impairment charge may be required to be recorded.
      The income approach we use for valuing goodwill involves estimating future cash flows expected to be generated from the related assets, discounted to their present value using a risk-adjusted discount rate. Terminal values are also estimated and discounted to their present value.

      As a result of adopting Statement 142 on January 1, 2002, we recorded a non-cash, net of tax, goodwill impairment charge of approximately $3.9 billion. As required by Statement 142, a subsequent impairment test was performed at October 1, 2002, which resulted in no additional impairment charge. The non-cash impairment of our goodwill was generally caused by unfavorable economic conditions, which persisted throughout 2001. These conditions adversely impacted the cash flow projections used to determine the fair value of each reporting unit at January 1, 2002, which resulted in the non-cash impairment charge of a portion of our goodwill. We may incur impairment charges in future periods under Statement 142 to the extent we do not achieve our expected cash flow growth rates, and to the extent that market values decrease and long-term interest rates increase.
Barter Transactions
      Barter transactions represent the exchange of display space or tickets for advertising, merchandise or services. These transactions are generally recorded at the fair market value of the display space or tickets relinquished or the fair value of the advertising, merchandise or services received. Revenue is recognized on barter and trade transactions when the advertisements are displayed or the event occurs for which the tickets are exchanged. Expenses are recorded when the advertising, merchandise or service is received or when the event occurs. Barter and trade revenues for the years ended December 31, 2004, 2003 and 2002, were approximately $45.1 million, $33.4 million and $22.5 million, respectively, and are included in total revenues. Barter and trade expenses for the years ended December 31, 2004, 2003 and 2002, were approximately $44.5 million, $32.7 million and $17.7 million, respectively, and are included in divisional operating expenses. These transactions relate to each of our segments and generally occur relatively evenly throughout the year.

INDUSTRY OVERVIEW
Live Music Industry
      The live music industry includes concert promotion and production, set design, venue operation and concession operation. Our main competitors in the North American live music industry include Anschutz Entertainment Group, which operates under a number of different names, House of Blues Entertainment, Inc., and SMG Entertainment, Inc. We also compete with numerous smaller national and regional companies in the United States and Europe.
      According to Pollstar, from 1994 to 2004, gross concert revenues increased from $1.4 billion to $2.8 billion, a compounded annual growth rate of approximately 7%. In the 2002 to 2004 period, our global music revenues, comprised of gross concert revenues, increased from $1.8 billion to $2.2 billion, a compounded annual growth rate of 10%. We believe this growth was primarily due to increasing ticket prices and the continued willingness of top-grossing acts such as Madonna, The Rolling Stones and U2 to continue touring. According to Pollstar, while industry revenues increased from 2003 to 2004, ticket sales for the top 100 tours (representing approximately 70% of total domestic concert ticket revenues) declined by more than 2%. During the same period, our arena attendance actually increased approximately 24%. However, the attendance at our owned and operated amphitheaters declined by approximately 20% as a result of fewer events. The average attendance at these amphitheater events was slightly higher in 2004. While we believe the decrease in ticket sales was partially due to the unexpected cancellations of several high-profile tours, our surveys also have indicated that customers reacted to average ticket prices that had increased more than 28% from 2000 to 2004. Lower recorded music sales by popular artists may have also influenced this decline.
      Typically, to initiate live entertainment events or tours, booking agents directly contract with performers to represent them for defined periods. Booking agents then contact promoters, who will contract with booking agents or directly with performers to arrange events. Booking agents generally receive fixed or percentage fees from performers for their services. Promoters earn revenues primarily from the sale of tickets, as well as percentages of revenues from concessions, and pay performers under one of several different formulas, which may include fixed guarantees, percentages of ticket sales or the greater of guaranteed amounts or profit sharing payments based on gross ticket revenues. In addition, promoters may also reimburse performers for certain costs of production, such as sound and lights. Under guaranteed payment formulas, promoters assume the risks of unprofitable events. Promoters may renegotiate lower guarantees or cancel events because of insufficient ticket sales in order to lessen their losses.
      For musical tours, one to four months typically elapse between booking performers and the first performances. Promoters, in conjunction with performers, managers and agents, set ticket prices and advertise events to cover expenses. Promoters market events, sell tickets, rent or otherwise provide venues (if not provided by booking agents) and arrange for local production services, such as stages and sets.
      Venue operators typically contract with promoters to rent their venues for specific events on specific dates. Venue operators provide services such as concessions, parking, security, ushering and ticket-taking, and receive some or all of the revenues from concessions, merchandise, sponsorships, parking and premium seats. For the events they host, venue operators typically receive fixed fees or percentages of ticket sales, as well as percentages of total concession sales from the vendors and percentages of total merchandise sales from the merchandisers.
      Industry participants, including ourselves, often perform one or more of the booking, promotion and venue operation functions.
Theatrical Industry
      The theatrical industry includes groups engaged in promoting, which is generally referred to in the theater industry as “presenting,” and producing live theatrical presentations, as well as operating venues. Our main North American competitors in the theatrical industry include Nederlander Producing Company of America, Mirvish Productions, The Shubert Organization, The Walt Disney Company and Jujamcyn Theaters, as well as smaller regional players. In Europe, our competitors include Cameron Mackintosh, Really Useful Theater Group and Ambassadors Theatre Group, as well as smaller regional players.
      According to data based on ticket sales of members of The League of American Theatres and Producers, Inc., or the League, as reported by such members to the League and disclosed on the League’s website, gross ticket sales for the North American theatrical industry of touring Broadway theatrical performances has increased from $705 million during the 1993-1994 season to $714 million during the 2003-2004 season, a compounded annual growth rate of 1%, although in some years during this period ticket sales decreased, with a low of $541 million in 2000. In the 2002 to 2004 period, our global theater revenues increased from $296.5 million to $314.0 million, a compounded annual growth rate of 3%.
      Live theater consists mainly of productions of existing musicals and dramatic works and the development of new works. While musicals require greater investments of time and capital than dramatic productions, they are more likely to become touring theatrical shows. For existing musicals, 12 to 24 months typically elapse between producers’ acquisitions of theatrical stage rights and the first performances. During this time the producers assemble touring companies and ready the shows for tours. In comparison, dramatic productions typically have smaller production budgets, shorter pre-production periods, lower operating costs and tend to occupy smaller theaters for shorter runs as compared to musicals.
      Producers of touring theatrical shows first acquire the rights to works from their owners, who typically receive royalty payments in return. Producers then assemble casts, hire directors and arrange for the design and construction of sets and costumes. Producers also arrange transportation and schedule shows with local presenters. Local presenters, who generally operate or have relationships with venues, provide all local services such as selling tickets, hiring local personnel, buying advertising and paying fixed guarantees to producers. Presenters then have the right to recover the guarantees plus their local costs from ticket revenues. Presenters and producers share any remaining ticket revenues. North American venues often sell tickets for touring theatrical performances through “subscription series,” which are pre-sold season tickets for a defined number of shows in given venues.
      In order to secure exclusive touring rights, investors may take equity positions in Broadway or West End shows. Touring rights are generally granted to investors for three to four years. After investors have received complete return of their investments, net profits are generally split between the limited partners and producers.
Other

Specialized Motor Sports
      The specialized motor sports industry includes promoters and producers of specialized motor sports events as well as venue operators. Typical events include motorcycle road racing, supercross racing, monster truck shows, freestyle motocross events and other similar events. Our main competitors in the specialized motor sports industry are primarily smaller regional promoters. On a broader level, we compete against other outdoor motor sports such as the National Association for Stock Car Auto Racing, or NASCAR, and the Indy Racing League, or IRL, in the United States.
      In general, most suitable markets where we operate host one to four motor sports events each year, with larger markets hosting more performances. Venue operators of stadiums and arenas typically work with producers and promoters to schedule individual events or full seasons of events. Corporate sponsorships and television exposure are important financial components that contribute to the success of a single event or seasons of events.

      Specialized motor sports events make up a growing segment of the live entertainment industry. This growth has resulted from additional demand in existing markets and new demand in markets where arenas and stadiums have been built. The increasing popularity of specialized motor sports over the last several years has coincided with the increased popularity of other professional motor sports events, such as professional auto racing, including NASCAR and IRL. A number of events are also broadcast domestically and internationally.

Sports Representation
      The sports representation industry generally encompasses the negotiation of player contracts and the creation and evaluation of endorsement, promotional and other business opportunities for clients. Sports agents may also provide ancillary services, such as financial advisory or management services to their clients. Our primary competition in the sports representation industry are other sports representation agencies such as International Management Group, or IMG, Octagon Worldwide, and Gaylord Sports Management, as well as regional agencies and individual agents.

BUSINESS
Our Company
      We believe we are one of the world’s largest diversified promoters and producers of, and venue operators for, live entertainment events. For the year ended December 31, 2004, we promoted or produced over 28,500 events, including music concerts, theatrical performances, specialized motor sports and other events, with total attendance exceeding 61 million. In addition, we believe we operate one of the largest networks of venues used principally for music concerts and theatrical performances in the United States and Europe. As of September 30, 2005, we owned or operated 117 venues, consisting of 75 domestic and 42 international venues. These venues include 39 amphitheaters, 58 theaters, 14 clubs, four arenas and two festival sites. In addition, through equity, booking or similar arrangements we have the right to book events at 33 additional venues. For the year ended December 31, 2004, we generated revenues of approximately $2.8 billion, net income of approximately $16.3 million, and operating income (loss) before depreciation, amortization, loss (gain) on sale of operating assets and non-cash compensation expense, or OIBDAN, of approximately $130.5 million. Please read “Selected Combined Financial Data — Non-GAAP Financial Measure” for an explanation of OIBDAN and a reconciliation of OIBDAN to operating income. Approximately 90% of our total revenues for 2004 resulted from our promotion or production of music concerts and theatrical performances and from revenues related to our owned or operated venues.
      In addition, we believe we are a leading integrated sports marketing and management company specializing in the representation of sports athletes.
Our History
      We were formed through acquisitions of various entertainment businesses and assets by our predecessors, and a number of our businesses have been operating in the live entertainment industry for more than 30 years. On August 1, 2000, Clear Channel Communications acquired our live entertainment business, which was initially formed in 1997. We were incorporated in our current form as a Delaware corporation on August 2, 2005 to own substantially all of the entertainment business of Clear Channel Communications, Inc.
Our Business
      We operate in two reportable business segments: global music and global theater. In addition, we operate in the specialized motor sports, sport representation and other businesses, which are included under “other.”
      Global Music. Our global music business principally involves the promotion or production of live music shows and tours by music artists in our owned and operated venues and in rented third-party venues. For the year ended December 31, 2004, our global music business generated approximately $2.2 billion, or 78%, of our total revenues. We promoted or produced over 10,000 events in 2004, including tours for artists such as Madonna, Sting, Dave Matthews Band and Toby Keith. In addition, we produced several large festivals in Europe, including Rock Werchter in Belgium and the North Sea Jazz Festival in Holland. Part of our growth strategy is to expand our promotion and production of festivals, particularly in Europe. While our global music business operates year-round, we experience higher revenues during the second and third quarters due to the seasonal nature of our amphitheaters and international festivals, which are primarily used during or occur in May through September.
      Global Theater. Our global theater business presents and produces touring and other theatrical performances. Our touring theatrical performances consist primarily of revivals of previous commercial successes and new productions of theatrical performances playing on Broadway in New York City or the West End in London. For the year ended December 31, 2004, our global theater business generated approximately $314.0 million, or 11%, of our total revenues. In 2004, we presented or produced over 12,000 theatrical performances of productions such as The Producers, The Lion King, Mamma Mia! and Chicago. We pre-sell tickets for our touring shows through one of the largest subscription series in the

United States and Canada in approximately 45 touring markets. While our global theater business operates year-round, we experience higher revenues during September through April, which coincides with the theatrical touring season.
      Other. We believe we are one of the largest promoters and producers of specialized motor sports events, primarily in North America. In 2004, we held over 600 events in stadiums, arenas and other venues including monster truck shows, supercross races, motocross races, freestyle motocross events, motorcycle road racing and dirt track motorcycle racing. In addition, we own numerous trademarked properties, including monster trucks such as Grave Diggertm and Blue Thundertm, which generate additional licensing revenues. While our specialized motor sports business operates year-round, we experience higher revenues during January through March, which is the period when a larger number of specialized motor sports events occur.
      We also provide integrated sports marketing and management services, primarily for professional athletes. Our marketing and management services generally involve our negotiation of player contracts with professional sports teams and of endorsement contracts with major brands. As of September 30, 2005, we had approximately 600 clients, including Tracy McGrady (basketball), David Ortiz (baseball), Tom Lehman (golf), Andy Roddick (tennis), Roy E. Williams (football) and Steven Gerrard (soccer).
      We also promote and produce other live entertainment events, including family shows, such as Dora the Explorer and Blue’s Clues, as well as museum and other exhibitions, such as Saint Peter and The Vatican: The Legacy of the Popes. In addition, we produce and distribute television shows and DVDs, including programs such as A&E Biographies: Rod Stewart and HBO Sports’ The Curse of the Bambino.
      For the year ended December 31, 2004, businesses included under “other” generated approximately $291.1 million, or 11%, of our total revenues.

Our Business Activities
      We principally act in the following capacities, performing one, some or all of these roles in connection with our events and tours:
      Promotion. As a promoter, we typically book performers, arrange performances and tours, secure venues, provide for third-party production services, sell tickets and advertise events to attract audiences. We earn revenues primarily from the sale of tickets and pay performers under one of several formulas, including a fixed guaranteed amount and/or a percentage of ticket sales. For each event, we either use a venue we own or operate, or rent a third-party venue. In our global theater business, we generally refer to promotion as presentation. Revenues related to promotion activities represent the majority of our combined revenues. These revenues are generally related to the volume of ticket sales and ticket prices. Event costs, included in divisional operating expenses, such as artist and production service expenses are typically substantial in relation to the revenues. As a result, significant increases or decreases in promotion revenue do not typically result in comparable changes to operating income.
      Production. As a producer, we generally develop event content, hire directors and artistic talent, develop sets and costumes, and coordinate the actual performances of the events. We produce tours on a global, national and regional basis. We generate revenues from fixed production fees and by sharing in a percentage of event or tour profits primarily related to the sale of tickets, merchandise and event and tour sponsorships. These production revenues are generally related to the size and profitability of the production. Production costs, included in divisional operating expenses, are typically substantial in relation to the revenues. As a result, significant increases or decreases in production revenue do not typically result in comparable changes to operating income.
      Venue Operation. As a venue operator, we contract with promoters to rent our venues for events and provide related services such as concessions, merchandising, parking, security, ushering and ticket-taking. We generate revenues primarily from rental income, ticket service charges, premium seating and venue sponsorships, as well as sharing in percentages of concessions, merchandise and parking. Our outdoor entertainment venues are primarily used, and our international festivals occur, during May through

September. As a result, we experience higher revenues during the second and third quarters. Revenues generated from venue operations typically have a higher margin than promotion or production revenues and therefore typically have a more direct relationship to operating income.
      Sponsorships and Advertising. We actively pursue the sale of national and local sponsorships and placement of advertising, including signage, promotional programs, naming of subscription series and tour sponsorships. Many of our venues also have name-in-title sponsorship programs. We believe national sponsorships allow us to maximize our network of venues and to arrange multi-venue branding opportunities for advertisers. Our national sponsorship programs have included companies such as American Express, Anheuser Busch and Coca-Cola. Our local and venue-focused sponsorships include venue signage, promotional programs, on-site activation, hospitality and tickets, and are derived from a variety of companies across various industry categories. Revenues generated from sponsorships and advertising typically have a higher margin than promotion or production revenues and therefore typically have a more direct relationship to operating income.
Global Music
      We believe we are one of the largest live music promoters, producers and venue operators in North America and Europe. Within our global music segment, we are engaged in promoting and presenting music events and tours, owning and operating concert venues, and selling sponsorships and advertising. Our global music business principally involves the promotion and production of live music performances and tours by music artists in venues owned and operated by us and in third-party venues rented by us. For the year ended December 31, 2004, our global music business generated approximately $2.2 billion, or 78%, of our total revenues. We promoted or produced over 10,000 events in 2004, including tours for artists such as Madonna, Sting, Dave Matthews Band and Toby Keith. In addition, we produce several large festivals in Europe, including Rock Werchter in Belgium and the North Sea Jazz Festival in Holland. We primarily promote concerts performed by newer performers having widespread popularity, such as Coldplay and Beyoncé, as well as more established performers having relatively long-standing and more stable bases of popularity, such as U2, The Rolling Stones and Jimmy Buffett. While our global music business operates year-round, we experience higher revenues during the second and third quarters due to the seasonal nature of our amphitheaters and international festivals, which are primarily used during or occur in May through September.
      Below is a ranking of the top 10 tours in 2004 (based on gross revenues) that we promoted and/or produced:

Rank	Artist

1	Madonna
2	Bette Midler
3	Sting
4	Dave Matthews Band
5	Toby Keith
6	Cher
7	Jimmy Buffett
8	Josh Groban
9	Linkin Park
10	Aerosmith
      The musical venues we operate consist primarily of amphitheaters and music theaters. We typically receive higher music profits from events in venues we own due to our ability to share in a greater percentage of revenues received from concession and merchandise sales as well as the opportunity to sell sponsorships for venue naming rights and other display advertising.
      In the live music industry, concert venues generally consist of:

•	Stadiums — Stadiums are multi-purpose facilities, often housing local sports teams. Stadiums typically have 30,000 or more seats. Although they are the largest venues available for live music,

they are not specifically designed for live music. At September 30, 2005, we did not own or lease any stadiums, although on occasion we may rent them for certain music events.

•	Amphitheaters — Amphitheaters are generally outdoor venues with between 5,000 and 30,000 seats that are used primarily in the summer season. We believe they are popular because they are designed specifically for concert events, with premium seat packages and better lines of sight and acoustics. At September 30, 2005, we owned 14 and leased 25 amphitheaters.

•	Arenas — Arenas are indoor venues that are used as multi-purpose facilities, often housing local sports teams. Arenas typically have between 5,000 and 20,000 seats. Because they are indoors, they are able to offer amenities other similar-sized outdoor venues cannot such as luxury suites and premium club memberships. As a result, we believe they have become increasingly popular for higher-priced concerts aimed at audiences willing to pay for these amenities. At September 30, 2005, we owned one and leased two arenas.

•	Theaters — Theaters are indoor venues that are built specifically for musical and theatrical events, but in some cases with minimal aesthetic and acoustic consideration. These venues typically have less than 5,000 seats. Because of their small size, they do not offer as much economic upside, but they also represent less risk to concert promoters because they have lower fixed costs associated with hosting a concert and also may provide a more appropriately sized venue for developing artists. At September 30, 2005, we owned six and leased 17 theaters.

•	Clubs — Clubs are indoor venues that are built specifically for musical events, but in some cases with minimal aesthetic and acoustic consideration. These venues typically have less than 1,000 seats and often without full fixed seating. Because of their small size, they do not offer as much economic upside, but they also represent less of a risk to a concert promoter because they have lower fixed costs associated with hosting a concert and also may provide a more appropriate size venue for developing artists. At September 30, 2005, we owned three and leased ten clubs.

      We own or operate the following domestic and international music venues:

	DMA®	Type of Venue
	Region
City, State	Rank*	Amphitheater		Theater		Club	Festival Site

New York, NY	1			•
Monmouth, NJ	1	•
Nassau, NY	1	•		•
Los Angeles, CA	2	•	(2)	•
Chicago, IL	3	•	(2)
Philadelphia, PA	4	•		•		•
Boston, MA	5	•	(2)	•
San Francisco, CA	6	•		•	(2)	•
Washington, DC	8	•
Atlanta, GA	9	•		•		•
Detroit, MI	10			•		•
Houston, TX	11			•
Seattle, WA	12	•
Tampa, FL	13	•
Phoenix, AZ	15	•
Cleveland, OH	16	•				•
Denver, CO	18			•
San Jose, CA	19	•
Sacramento, CA	19	•				•

	DMA®	Type of Venue
	Region
City, State	Rank*	Amphitheater		Theater	Club	Festival Site

St. Louis, MO	21	•
Pittsburgh, PA	22	•	(2)
Baltimore, MD	23	•
Indianapolis, IN	25	•		•
Hartford, CT	27	•
New Haven, CT	27			•
Charlotte, NC	28	•
Raleigh-Durham, NC	29	•
Nashville, TN	30	•
Kansas City, MO	31	•		•
Milwaukee, WI	32	•
Cincinnati, OH	33	•		•	•
Columbus, OH	34	•
San Antonio, TX	37	•
West Palm Beach, FL	39	•
Birmingham, AL	40	•
Virginia Beach, VA	41	•
Buffalo, NY	46	•
Albuquerque, NM	47	•
Wilkes-Barre, PA	53	•
Albany, NY	55	•
Wheeling, WV	152			•		•

*	DMA® region refers to a U.S. designated market area as of January 1, 2005. At that date, there were 210 DMA®’s. DMA® is a registered trademark of Nielsen Media Research, Inc.
•  Bullet represents one venue by type, unless otherwise noted.

Type of Venue

City, Country	Arena	Theater		Club		Festival Site

Cardiff, Wales	•
Dublin, Ireland	•
London, England		•	(4)	•	(6)
Manchester, England		•
Reading, England						•
Sheffield, England	•
Southampton, England		•
Stockholm, Sweden		•

•  Bullet represents one venue by type, unless otherwise noted.
Global Theater
      We believe we are one of the largest presenters and producers of touring theatrical performances in the United States and the United Kingdom. Within our theater segment, we are engaged in presentation and the production of touring and other theatrical performances, owning and operating theatrical venues and selling sponsorships and advertising.

      For the year ended December 31, 2004, our global theater business accounted for approximately $314.0 million, or approximately 11% of our total revenues. We presented or produced over 12,000 performances in 2004, including tours of shows such as The Producers, The Lion King, Mamma Mia! and Chicago. Touring theatrical performances consist primarily of revivals of previous commercial successes or new productions of theatrical performances currently playing on Broadway in New York City or the West End in London.
      We pre-sell tickets for our touring and other theatrical performances through one of the largest subscription series in the United States and Canada (with 287,000 subscribers in the 2004-2005 season). We present these subscription series in approximately 45 touring markets in North America, including Atlanta, Georgia; Boston, Massachusetts; Chicago, Illinois; Houston, Texas; Nashville, Tennessee and Seattle, Washington.
      We invest in the production of touring and other theatrical performances. Touring theatrical performances consist primarily of revivals of previous commercial successes or new productions of theatrical performances currently playing on Broadway in New York City or the West End in London. Frequently, we invest in shows or productions to obtain touring rights and favorable scheduling to distribute them across our presentation network.
      In 2004, productions in which we had investments included The Producers, Chicago, 700 Sundays (The Comedy of Billy Crystal), Grease and Fosse.
      We derive revenues from our theater and venue operations primarily from rental income, presenting engagements, sponsorships, concessions and merchandise. For each theatrical event we host, we typically receive a fixed fee for use of the venue, as well as fees representing a percentage of total concession sales from the vendors and total merchandise sales from the performer or tour producer. For each non-theatrical event we host, we may also present or co-present to increase our product mix and income. As a theater owner, we typically receive 100% of sponsorship revenues and a portion of ticketing surcharges.
      Theaters are generally indoor venues that are built specifically for musical and theatrical events, with substantial aesthetic and acoustic consideration. These venues typically have less than 4,000 seats. Additionally, given their size, they are able to host events aimed at niche audiences. At September 30, 2005, we owned 13 and leased 22 theaters in our theater segment. The theater segment also leases one club. Of these venues, 12 theatrical venues are in North America and 24 are international venues used primarily for theatrical presentations in the United Kingdom.

North American Theater Venues:

	DMA®
	Region	Number of
Location	Rank*	Theaters

New York, NY	1	•
Chicago, IL	3	•
Philadelphia, PA	4	•
Boston, MA	5	•	(4)
Washington, DC	8	•
Baltimore, MD	23	•
Louisville, KY	50	•
Toronto, Canada	n/a	•	(2)

*	DMA® region refers to a U.S. designated market area as of January 1, 2005. At that date, there were 210 DMA®s. DMA® is a registered trademark of Nielsen Media Research, Inc.

•	Bullet represents one venue by type, unless otherwise noted.

International Theater Venues:

	Number of		Number of
Location	Theaters		Clubs

Ashton-Under-Lyne, England	•
Barcelona, Spain	•
Birmingham, England	•
Bristol, England	•
Edinburgh, Scotland	•
Felixtowe, England	•
Folkstone, England	•
Grimsby, England	•
Hastings, England	•
Hayes, England	•
Liverpool, England	•
London, England	•	(2)
Madrid, Spain	•	(3)
Manchester, England	•	(2)
Oxford, England	•		•
Southport, England	•
Sunderland, England	•
Torbay, England	•
York, England	•

•	Bullet represents one venue by type, unless otherwise noted.
Other
      Specialized Motor Sports. We believe we are one of the largest producers and promoters of specialized motor sports events in North America, and, in 2004, held our first four events in Europe. These events are primarily held in stadiums and arenas and include monster truck shows, supercross races, motocross races, freestyle motocross events, motorcycle road racing and dirt track motorcycle racing. Other events included in this division are thrill acts and other motor sports concepts and events. Our specialized motor sports activities consist principally of the promotion and production of specialized motor sports, which generate revenues primarily from ticket sales and sponsorships, as well as merchandising and video rights.
      Our specialized motor sports division produced and promoted over 600 specialized events in 2004, including supercross events and the U.S. Hot Rod Association® Monster Jam® Tour. In 2004, our specialized motor sports division had over 4 million spectators at its various events and properties. We own the rights to many specialized motor sports properties, including Grave Diggertm which we believe is one of the most popular monster trucks on the monster truck circuit, and we generate revenues from sponsorship, licensing and merchandising related to these properties. In addition, we provided approximately 200 hours of televised programming related to motor sports in 2004. While our specialized motor sports business operates year-round, we experience higher revenues during January through March, which is the period when a large number of specialized motor sports events occur.
      Sports Representation. We believe we are a leading full-service talent management and marketing agency that represents clients in Major League Baseball, the National Basketball Association, the National Football League, the Professional Golf Association, the Association of Tennis Professionals, the Women’s Tennis Association, the Premier League, Major League Soccer and Olympic competitors. We believe we are able to achieve and maintain our status as one of the premier sports management companies by combining and drawing upon the vast experience and expertise of our agents, who are among the leaders in their respective industries. Within our sports representation business, we are engaged in talent representation, financial advisory services, consulting services, marketing and client endorsements and sponsorship sales.
      Our sports representation business specializes in the negotiation of professional sports contracts and endorsement contracts for clients. Our clients have endorsed numerous products, both domestically and internationally, for many high profile companies. The amount of endorsement and other revenues that our clients generate is a function of, among other things, the clients’ professional performances and public appeal.
      The term of client representation agreements vary by sport, but on average are for a period of three years with automatic renewal options. In addition, we are generally entitled to the revenue streams generated during the remaining term of any contract we negotiate even if our representation agreement expires or is terminated. The sports representation business primarily earns revenue ratably over the year or contract life.
      As of September 30, 2005, we had approximately 600 clients, including Tracy McGrady (basketball), David Ortiz (baseball), Tom Lehman (golf), Andy Roddick (tennis), Roy E. Williams (football) and Steven Gerrard (soccer).
      Other live entertainment events. We also promote and produce other live entertainment events, including family shows, such as Dora the Explorer and Blue’s Clues, as well as museum and other exhibitions, such as Saint Peter and The Vatican: The Legacy of the Popes. In addition, we produce and distribute television shows and DVDs, including programs such as A&E Biographies: Rod Stewart and HBO Sports’ The Curse of the Bambino.
      For the year ended December 31, 2004, our businesses included under “Other” represented approximately $291.1 million, or 11%, of our total revenues.
Our Strategy
      Our goal is to increase stockholder value by maximizing our cash flow from operations. To accomplish this goal, we are pursuing the following key strategies:

•	Maximize efficiencies of owning and operating a leading distribution network of live entertainment venues. We seek to increase the utilization of our owned or operated venues in order to increase attendance and revenue streams associated with live entertainment events.

•	Secure, promote and produce compelling live entertainment events. We seek to attract large audiences by securing compelling live entertainment events. We believe we have an established reputation for high standards of performance and extensive knowledge of the live entertainment industry. We use our industry relationships and experience to attract popular established artists and events, while also using our local presence to identify and develop new artists and events. We also make selective investments in content, such as Broadway and West End theatrical performances, to secure touring or other distribution rights.

•	Use venues, live events and customers to develop and maintain relationships with sponsorship and marketing partners. We seek to use our live events and captive audience to provide differentiated marketing solutions to advertisers. We believe our extensive geographic network of events and venues and a wide range of audience demographics allow us to provide both broad and targeted advertising opportunities. In addition, we seek to sell directly to our customers an expanded line of products and services such as premium seat packages and merchandise related to live entertainment events.

•	Selectively pursue investment and acquisition opportunities. We intend to pursue investments and acquisitions that enhance our business and where the returns and growth potential are consistent with our long-term goal of increasing stockholder value. We believe that significant opportunities exist both in the U.S. and foreign markets, and that such expansion will create additional outlets and cross-over opportunities for performers and events between these markets. However, our ability to make acquisitions in the near term may be constrained by the limitations imposed by our financing documents, market conditions and the tax matters agreement.

Competition
      Competition in the live entertainment industry is intense. We compete primarily on the basis of our ability to deliver quality entertainment products and enhanced fan experiences from music concerts, touring theatrical performances and specialized motor sports events, including:

•	quality of service delivered to our clients;

•	track record in promoting and producing live entertainment events and tours both in the U.S. and internationally;

•	track record in negotiating favorable terms of professional sports contracts and endorsement contracts for clients;

•	scope and effectiveness of our expertise of marketing and sponsorship programs; and

•	financial stability.
      Although we believe that our entertainment products and services currently compete favorably with respect to such factors, we cannot provide any assurance that we can maintain our competitive position against current and potential competitors after the spin-off, especially those with significantly greater brand recognition, financial, marketing, service, support, technical and other resources.
      Global Music. In the markets in which we promote musical concerts, we face competition from promoters, as well as from certain artists that promote their own concerts. We believe that barriers to entry into the promotion services business are low and that certain local promoters are increasingly expanding the geographic scope of their operations. In markets where we own or operate a venue, we compete with other venues to serve artists likely to perform in that general region. In markets where we do not own or operate venues, we compete with other venues for popular tours. Consequently, touring artists have significant alternatives to our venues in scheduling tours.
      Our main competitors in the North American live music industry include AEG Live and House of Blues Entertainment, in addition to numerous smaller regional companies in the U.S. and Europe. Also, Clear Channel Communications’ radio business conducts concert events from time to time and such events may compete with us. Some of our competitors in the live music industry have a stronger presence in certain markets, and have access to other sports and entertainment assets, as well as greater financial resources and brand recognition, which may enable them to gain a greater competitive advantage in relation to us following the spin-off.
      Global Theater. We compete with other presenters to obtain presentation arrangements with venues and performing arts organizations in various markets, including markets with more than one venue suitable for presenting a touring or other theatrical show. We compete with other New York and London-based production companies for the rights to produce particular shows. As a producer of Broadway and London shows, we compete with producers of other theatrical performances for box office sales, talent and theater space. As the producer of a touring show, we compete with producers of other touring or other theatrical performances to book the production in desirable presentation markets.
      Our main competitors in the global theatrical industry include Nederlander Producing Company of America, Mirvish Productions, The Shubert Organization, The Walt Disney Company and Jujamcyn Theaters. Some of our competitors in the theatrical industry operate more theaters and have more Broadway show interests than we do in New York City, from which most North American theatrical touring productions originate. In addition, these competitors may have significantly greater brand recognition and greater financial and other resources than we will following the spin-off, which could enable them to strengthen their competitive positions against us.

      Other. Our main competitors in the specialized motor sports industry are primarily smaller regional promoters. On a broader level, we compete against other outdoor motor sports such as NASCAR and IRL in the U.S. Some of our competitors in the specialized motor sports industry, such as NASCAR, enjoy stronger brand recognition and larger revenues in the motor sports industry than we do and, following the spin-off, may have greater financial and other resources enabling them to gain a greater competitive advantage in relation to us.
      Our primary competition in sports representation includes numerous agencies such as IMG, Octagon and Gaylord, as well as regional agencies and individual agents. Some of our competitors in the sports representation industry have stronger international presence than we do in the sports representation business, as well as larger television sports programming and distribution capabilities.
Government Regulations
      We are subject to federal, state and local laws both domestically and internationally governing matters such as construction, renovation and operation of our venues as well as:

•	licensing and permitting;

•	human health, safety and sanitation requirements;

•	the service of food and alcoholic beverages;

•	working conditions, labor, minimum wage and hour, citizenship, and employment laws;

•	compliance with The Americans with Disabilities Act of 1990;

•	sales and other taxes and withholding of taxes;

•	historic landmark rules; and

•	environmental protection.
      We believe that our venues are in material compliance with these laws. The regulations relating to our food and support service in our venues are many and complex. A variety of regulations at various governmental levels relating to the handling, preparation and serving of food (including in some cases requirements relating to the temperature of food), the cleanliness of food production facilities, and the hygiene of food-handling personnel are enforced primarily at the local public health department level.
      We also must comply with applicable licensing laws, as well as state and local service laws, commonly called dram shop statutes. Dram shop statutes generally prohibit serving alcoholic beverages to certain persons such as an individual who is intoxicated or a minor. If we violate dram shop laws, we may be liable to third parties for the acts of the patron. Although we generally hire outside vendors to provide these services at our operated venues and regularly sponsor training programs designed to minimize the likelihood of such a situation, we cannot guarantee that intoxicated or minor patrons will not be served or that liability for their acts will not be imposed on us.
      We are also required to comply with The Americans with Disabilities Act of 1990, or the ADA, and certain state statutes and local ordinances, among other things, require that places of public accommodation, including both existing and newly constructed theaters, be accessible to customers with disabilities. The ADA requires that theaters be constructed to permit persons with disabilities full use of a live entertainment venue. The ADA may also require that certain modifications be made to existing theaters in order to make them accessible to patrons and employees who are disabled. In order to comply with the ADA, we may face substantial capital expenditures in the future.
      From time to time, state and federal governmental bodies have proposed legislation that could have an affect on our business. For example, some legislatures have proposed laws in the past that would impose strict liability on us and other promoters and producers of live entertainment events for incidents that occur at our events.

      In addition, we and our venues are subject to extensive environmental laws and regulations relating to the use, storage, disposal, emission and release of hazardous and non-hazardous substances, as well as zoning and noise level restrictions which may affect, among other things, the hours of operations of our venues.
Properties and Facilities
      We own or operate or lease 75 venues and 46 facilities throughout North America and 42 venues and 22 facilities internationally, as of September 30, 2005. We believe our venues and facilities are generally well maintained and in good operating condition and have adequate capacity to meet our current business needs. Our corporate headquarters for our domestic operations is located in Beverly Hills, California and includes a substantial portion of our executive and operations management staff; the headquarters of our international operations is in New York, New York.
      Our leases are for varying terms ranging from monthly to yearly. These leases can be for terms of three to ten years for our office leases and 15 to 25 years for our venue leases, and many provide for renewal options. There is no significant concentration of venues under any one lease or subject to negotiation with any one landlord. We believe that an important part of our management activity is to negotiate suitable lease renewals and extensions.
Employees
      At September 30, 2005, we had approximately 3,300 full-time employees, including 2,000 domestic and 1,300 international employees, of which approximately 3,200 were employed in our operations departments and approximately 100 were employed in our corporate area. We expect to hire additional employees in our corporate area as we transition to providing services that were previously provided to us by Clear Channel Communications. However, due to the current reorganization, we expect to reduce total head count by approximately 300 by the end of 2005.
      Our staffing needs vary significantly throughout the year. Therefore, we also, from time to time, employ part-time or seasonal employees. At September 30, 2005, we employed approximately 11,300 seasonal part-time employees and during peak seasonal periods, particularly in the summer months, we have employed as many 15,900 part-time employees. The stagehands at some of our venues, and the actors, musicians and others involved in some of our business operations are subject to collective bargaining agreements. Our union agreements typically have a term of three years and thus regularly expire and require negotiation in the course of our business. We believe that we enjoy good relations with our employees and other unionized labor involved in our events, and there have been no significant work stoppages in the past three years. Upon the expiration of any of our collective bargaining agreements, however, we may be unable to negotiate new collective bargaining agreements on terms favorable to us, and our business operations at one or more of our facilities may be interrupted as a result of labor disputes or difficulties and delays in the process of renegotiating our collective bargaining agreements. A work stoppage at one or more of our owned or operated venues or at our produced or presented events could have a material adverse effect on our business, results of operations and financial condition. We cannot predict the effect that new collective bargaining agreements will have on our expenses or that caps on agents’ fees will have on the revenues and operating income of our sports representation business.
Legal Proceedings
      At the United States House Judiciary Committee hearing on July 24, 2003, an Assistant United States Attorney General announced that the Department of Justice, or DOJ, is pursuing an antitrust inquiry concerning whether Clear Channel Communications, or Clear Channel, and its subsidiaries, including us, have tied radio airplay or the use of certain concert venues to the use of our concert promotion services, in violation of antitrust laws. We are cooperating with DOJ requests.
      We initiated a lawsuit in July 2003 in the State Court of Santa Clara County, California against the City of Mountain View and Shoreline Regional Park Community, seeking declaratory judgment, specific performance and injunctive relief and remedies for breach of contract, inverse condemnation and indemnification as a result of the defendants’ failure to provide parking lots and calculate rent payments in accordance with our lease agreement with the defendants. The defendants in that suit have counterclaimed against us seeking accounting and declaratory judgment and alleging theft, conversion, false claims, breach of contract, and racketeering relating to our payments under the lease agreement. An accounting firm engaged by the city issued a report dated August 30, 2005, in which the firm asserted that we owe the defendants $3,627,658, excluding interest, for rent payments for the period 1999-2004. On September 2, 2005, the defendants issued a Notice of Default and Demand for Cure to us, demanding the payment of these amounts and certain other non-monetary demands. The defendants agreed to accept bond in lieu of cash for satisfaction of its demand, which bond we filed with the court on October 11, 2005 as a cure under protest, pending the outcome of the litigation. Trial has been set for February 2006.
      We are among the defendants in a lawsuit filed September 3, 2002 by JamSports in the United States Federal District Court for the Northern District of Illinois. The plaintiff alleged that we violated federal antitrust laws and wrongfully interfered with plaintiff’s business and contractual rights. On March 21, 2005, the jury rendered its verdict finding that we had not violated the antitrust laws, but had tortiously interfered with a contract which the plaintiff had entered into with co-defendant AMA Pro Racing and with the plaintiff’s prospective economic advantage. In connection with the findings regarding tortious interference, the jury awarded to the plaintiff approximately $17.0 million in lost profits and $73.0 million in punitive damages. In April, 2005, we filed a Renewed Motion for Judgment as a Matter of Law and Motion For a New Trial, to seek a judgment notwithstanding the verdict or a new trial from the U.S. District Court that tried the case. On August 15, 2005, the District Court granted that motion in part, granting judgment in favor of the Clear Channel defendants on the plaintiff’s claim for tortious interference with prospective economic advantage and granting the Clear Channel defendants a new trial with respect to the issue of damages on the plaintiff’s claim for tortious interference with contract. On November 30, 2005, the District Court granted plaintiff’s Motion to Reconsider the August 15 ruling and ordered a new trial on the tortious interference with prospective economic advantage claim. The District Court has set a new date for this trial, on February 6, 2006. We are vigorously defending this remaining claim.
      We are a defendant in a lawsuit filed by Melinda Heerwagen on June 13, 2002 in the U.S. District Court for the Southern District of New York. The plaintiff, on behalf of a putative class consisting of certain concert ticket purchasers, alleges that anti-competitive practices for concert promotion services by us nationwide caused artificially high ticket prices. On August 11, 2003, the Court ruled in our favor, denying the plaintiff’s class certification motion. The plaintiff has appealed this decision to the U.S. Court of Appeals for the Second Circuit, and oral argument was held on November 3, 2004. A decision has not yet been issued.
      We are aware of putative class actions filed by different named plaintiffs in U.S. District Court in Philadelphia, Miami, Los Angeles and Chicago: Cooperberg v. Clear Channel Communications, Inc., et al., Civ. No. 2:05-cv-04492 (E.D. Pa.), Diaz v. Clear Channel Communications, Inc., et al., Civ. No. 05-cv-22413 (S.D. Fla.), Thompson v. Clear Channel Communications, Inc., Civ. No. 2:05-cv-6704 (C.D. Cal.), and Bhatia v. Clear Channel Communications, Inc., et al., Civ. No. 1:05-cv-05612 (N.D. Ill.). The claims made in these actions are substantially similar to the claims made in the Heerwagen action, except that the geographic markets alleged are local in nature and the members of the putative classes are limited to individuals who purchased tickets to concerts in the relevant geographic markets alleged. Clear Channel has been served in two of these actions. We are seeking an extension of the answer dates until after the Court of Appeals rules.
      We are among the defendants in a lawsuit by Keith Beccia on July 10, 2002 and pending in the Morris County Superior Court in New Jersey. Plaintiff alleges tortious interference with a contract, plus claims for breach of contract, breach of covenant of good faith and fair dealing and unfair competition, and interference with prospective economic advantage. On November 17, 2003, plaintiff filed a statement of damages asserting that his estimated compensatory damages are $3.94 million exclusive of losses for salary increases, value of benefits, and lost profits associated with the contract at issue. Plaintiff is also seeking unliquidated punitive damages. A trial date has been set for February 6, 2006, and we intend to vigorously defend all claims.
      We are a defendant in an arbitration proceeding brought by Eric Nederlander and Louis Raizin before the American Arbitration Association, New York, New York in March 2004 in which the claimants allege that they are entitled to certain earn-out payments pursuant to a purchase agreement in connection with the construction and operation of an amphitheater owned by us. Claimants have not provided an estimate of the value of their damages. We have counterclaimed, alleging breach of contract and bad faith. The parties have conducted settlement negotiations and such negotiations are expected to continue.
      NETworks Presentations, LLC, a joint venture between us and Gentry & Associates, Inc., is among the defendants in a lawsuit filed in the U.S. District Court for the Central District of California on September 22, 2005 by Clifford Kellas. The plaintiff claims that he was subject to sexual harassment, gender discrimination and unlawful retaliation in violation of Title VII of the 1964 Civil Rights Act. He seeks $5 million in general damages and $5 million in punitive damages plus legal costs and prejudgment interest. No trial has yet been set, and we intend to vigorously defend all claims.
      From time to time, we are involved in other legal proceedings arising in the ordinary course of our business, including proceedings and claims based upon violations of antitrust laws and tortious interference, which could cause us to incur significant expenses. We also have been the subject of personal injury and wrongful death claims relating to accidents at our venues in connection with our operations. Under our agreements with Clear Channel Communications, we have assumed and will indemnify Clear Channel Communications for liabilities related to our business.

MANAGEMENT
Executive Officers, Directors, and Significant Employees
      Set forth below are the names and ages and current positions of our executive officers, current and proposed directors and significant employees as of the distribution date. Immediately prior to the distribution, we expect to appoint Henry Cisneros, Jeffrey T. Hinson, Connie McCombs McNab, John N. Simons, Jr., Timothy P. Sullivan and Michael Rapino as additional directors to our board of directors. Each director will serve for a term expiring at the annual meeting of stockholders in the year indicated below. See “— Composition of the Board of Directors” below.

			Term as
Name	Age	Position	Director

Henry Cisneros	57	Proposed Director	Expires 2009
Jeffrey T. Hinson	50	Proposed Director	Expires 2008
L. Lowry Mays	70	Director	Expires 2007
Mark P. Mays	42	Vice Chairman of the Board of Directors	Expires 2008
Randall T. Mays	40	Chairman of the Board of Directors	Expires 2009
Connie McCombs McNab	50	Proposed Director	Expires 2009
John N. Simons, Jr.	45	Proposed Director	Expires 2007
Timothy P. Sullivan	42	Proposed Director	Expires 2008
Michael Rapino	40	Chief Executive Officer and Proposed Director	Expires 2007
Alan Ridgeway	38	Chief Financial Officer
Bruce Eskowitz	47	President — Global Venues/ Sponsorship
Arthur Fogel	51	Chairman — Global Music
Thomas O. Johansson	57	Chairman — International Music
David I. Lane	44	Chairman — Global Theatre and Chief Executive Officer — European Theatre
Carl B. Pernow	44	President — International Music
Charles S. Walker	34	President — North American Live Music
Steve K. Winton	44	Chief Executive Officer — North American Theater
      In late 2004 and 2005, we reorganized our entertainment management, and the former chief executive officer, chief financial officer, general counsel and two co-heads of music are no longer with the company or have different responsibilities.
      Henry Cisneros has been nominated to serve on our board of directors. Mr. Cisneros has been the Chairman of American CityVista and City View since August 2000. From January 1997 to August 2000, Mr. Cisneros was the President of Univision Communications. Prior thereto, Mr. Cisneros served as the secretary of the U.S. Department of Housing and Urban Development and was a four-term Mayor of San Antonio, Texas.
      Jeffrey T. Hinson has been nominated to serve on our board of directors. Since July 2005, he has been a consultant to Univision Communications Inc., a Spanish language media company in the United States, which consulting arrangement is expected to end in December 2005. Mr. Hinson served as Executive Vice President and Chief Financial Officer of Univision Communications from March 2004 to June 2005. He served as Senior Vice President and Chief Financial Officer of Univision Radio, the radio division of Univision Communications, from September 2003 to March 2004. From 1997 to 2003, Mr. Hinson served as Senior Vice President and Chief Financial Officer of Hispanic Broadcasting Corporation, which was acquired by Univision Communications in 2003 and became the radio division of Univision Communications.

      L. Lowry Mays has served as a member of our board of directors since our formation. Mr. Mays is the Chairman of the Board of Clear Channel Communications, Inc., which he founded in 1972, and prior to October 2004 he was that company’s Chief Executive Officer. Mr. Mays has been a member of Clear Channel Communications’ board of directors since its inception, and has served on the board of Clear Channel Outdoor Holdings, Inc. since 1997. Mr. Mays is the father of Mark P. Mays and Randall T. Mays, both of whom are members of our board of directors.
      Mark P. Mays is Vice Chairman of our board of directors and has served as a member of the board since our formation. Mr. Mark Mays is President and Chief Executive Officer of Clear Channel Communications and has served on the board of directors of Clear Channel Communications since May 1998. Prior thereto, he served as the Interim Chief Executive Officer and President and Chief Operating Officer of Clear Channel Communications from May 2004 to October 2004 and as the President and Chief Operating Officer of Clear Channel Communications for the remainder of the relevant five-year period. Since 1997, Mr. Mays has served on the board of Clear Channel Outdoor Holdings, Inc. Mr. Mark Mays is the son of L. Lowry Mays, Clear Channel Communications’ Chairman and one of our board members, and the brother of Randall T. Mays, Clear Channel Communications’ Executive Vice President and Chief Financial Officer and one member of our board of directors. Mr. Mark Mays is also a member of the board of directors of Clear Media Limited.
      Randall T. Mays is Chairman of our board of directors and during August 2005 he served as our Interim Chief Executive Officer. He also serves as the Executive Vice President and Chief Financial Officer of Clear Channel Communications. He has served as a member of our board of directors since our formation, has served on the board of directors of Clear Channel Communications since April 1999, and has served on the board of Clear Channel Outdoor Holdings, Inc. since 1997. Mr. Randall Mays is the son of L. Lowry Mays, Clear Channel Communications, Inc.’s Chairman and one of our board members, and the brother of Mark P. Mays, Clear Channel Communications’ President and Chief Executive Officer; and Vice Chairman of our board of directors.
      Connie McCombs McNab has been nominated to serve on our board of directors. Mrs. McNab served as Chair of the Board of Trustees for Saint Luke’s Episcopal School from 2000 to 2002 and has served as a Board member for Saint Luke’s Episcopal School since 1997. She has served as a Board member of Saint Mary’s Hall since 2001 and has served on the Board of the McNay Art Institute since 2004. Mrs. McNab is the daughter of B. J. McCombs, the co-founder of Clear Channel Communications, and serves as an officer on the McCombs Foundation.
      John N. Simons, Jr. has been nominated to serve on our board of directors. From 2002 to 2005, he served as President and Chief Executive Officer of Swift & Company. Mr. Simons served as President and Chief Operating Officer of ConAgra Red Meats, Inc. from 1999 to 2002.
      Timothy P. Sullivan has been nominated to serve on our board of directors. Mr. Sullivan has been the Chief Executive Officer of My Family.com, Inc. since September 2005 and is the Chief Executive Officer of Group Publisher, Inc., a company he founded in July 2005. From February 2001 to September 2004, Mr. Sullivan was the Chief Executive Officer of Match.com. Prior to joining Match.com, Sullivan served as vice president of e-commerce for Ticketmaster’s predecessor, Ticketmaster Online-Citysearch, Inc.
      Michael Rapino is our Chief Executive Officer and has served in this capacity with Clear Channel Entertainment since August 2005. He has also been nominated to serve on our board of directors. From August 2004 to August 2005, Mr. Rapino was CEO and President of our Global Music division. From July 2003 to July 2004, Mr. Rapino served as CEO and President of our International Music division. From July 2001 to 2003, Mr. Rapino served as CEO of our European Music division. Prior to July 2001, Mr. Rapino was an executive in our marketing services group.
      Alan Ridgeway is our Chief Financial Officer and has served in this capacity with Clear Channel Entertainment since September 2005. Prior to that, Mr. Ridgeway served as President of our European Music division. From October 2003 to 2004, Mr. Ridgeway was Chief Operating Officer of the European Music division. Mr. Ridgeway served as Chief Financial Officer for the European Music division from

January 2002 to October 2003. For the balance of the relevant period, he was Finance Director for Hertz Rent-A-Car’s French operation.
      Bruce Eskowitz is the President of our Global Venues/ Sponsorship division and has served in this capacity with Clear Channel Entertainment since 2005. Prior to that, he served as President and Chief Executive Officer of our Properties division from 2004 to 2005. Prior to 2004 and for the remainder of the relevant period, Mr. Eskowitz was President of our National Sales and Marketing division.
      Arthur Fogel is the Chairman of our Global Music division and has served in this capacity with Clear Channel Entertainment since 2005. Prior to that, Mr. Fogel served as President of our Music Touring division since 1999.
      Thomas O. Johansson is the Chairman of our International Music division and has served in this capacity with Clear Channel Entertainment since September 2004. Prior to that, Mr. Johansson served as the Chief Executive Officer of our subsidiary Ema Telstar Group, a company he founded in April 1969 and which we acquired in 1999.
      David I. Lane is the Chairman of our Global Theatre division and Chief Executive Officer of our European Theatre division and has served in these capacities with Clear Channel Entertainment since 2005 and 2001, respectively. Prior to 2001, he served as Managing Director of our UK Theatre division.
      Carl B. Pernow is the President of our International Music division and has served in this capacity with Clear Channel Entertainment since September 2005. From 2004 to September 2005 he served as the Chief Financial Officer for our European Music division. From 1995 to 2004, he served as the Chief Financial Officer for our EMA Telstar Group, Nordic division, which the company acquired in 1999.
      Charles S. Walker is the President of our North American Live Music division and has served in this capacity with Clear Channel Entertainment since 2005. Prior to that, Mr. Walker served as the Chief Operating Officer for our North American Live Music division. From 2000 to 2002, 2002 to 2003, and 2003 to 2004 he served as a Senior Vice President of the Southwest, Northeast and West regions of Clear Channel Entertainment’s North American Live Music division, respectively, and in 2000 he was a General Manager in our North American Live Music division. For the balance of the relevant period, Mr. Walker served in various capacities with our PACE Concerts division.
      Steven K. Winton is the Chief Executive Officer of our North American Theater division and has served in this capacity with Clear Channel Entertainment since May 2005. Prior to that, from January through March, 2005, Mr. Winton was President and COO of the Naples Philharmonic Center in Naples Florida. In 2004, Mr. Winton served as the President of our North American Theater division. Prior to that, Mr. Winton was the Chief Operating Officer of our European Theater division from 2002 to 2003. For the balance of the relevant period, Mr. Winton was an Executive Vice President of our European Theatre division.
Composition of the Board of Directors
      Prior to the completion of the distribution, we intend to restructure our board of directors. Our board of directors will consist of nine directors. We intend to appoint six additional directors immediately prior to the completion of the distribution, each of whom has consented to so serve. We anticipate that Henry Cisneros, Jeffrey T. Hinson, Connie McCombs McNab, John N. Simons, Jr. and Timothy P. Sullivan will be independent as determined by our board of directors under the applicable securities law requirements and listing standards.
      Concurrent with the completion of the spin-off, our directors will be divided into three classes serving staggered three year terms. At each annual meeting of our stockholders, directors will be elected to succeed the class of directors whose terms have expired. Class I directors’ terms will expire at the 2007 annual meeting of our stockholders, Class II directors’ terms will expire at the 2008 annual meeting of our stockholders and Class III directors’ terms will expire at the 2009 annual meeting of our stockholders, and L. Lowry Mays, John N. Simons, Jr. and Michael Rapino initially will be our Class I directors, Jeffrey T.

Hinson, Mark P. Mays and Timothy P. Sullivan initially will be our Class II directors and Henry Cisneros, Connie McCombs McNab and Randall T. Mays will initially be our Class III directors. Our classified board of directors could have the effect of increasing the length of time necessary to change the composition of a majority of our board. Generally, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of the board of directors.
Committees of the Board of Directors after Distribution
      The standing committees of our board of directors will be an audit committee, nominating and governance committee and compensation committee, each of which is described below.

Audit Committee
      The three independent (as defined in the NYSE listing standards) audit committee members will be Jeffrey T. Hinson, who will serve as the chairman, John N. Simons, Jr. and Timothy P. Sullivan. We anticipate that Mr. Simons will be designated by our board of directors as the audit committee financial expert (as defined in the applicable regulations of the Securities and Exchange Commission). The audit committee will operate under a written charter adopted by the board of directors which reflects standards set forth in SEC regulations and NYSE rules. The composition and responsibilities of the audit committee and the attributes of its members, as reflected in the charter, are intended to be in accordance with applicable requirements for corporate audit committees. The charter will be reviewed, and amended if necessary, on an annual basis. The full text of the audit committee’s charter can be found on our website at www.ccespinco.com or may be obtained upon request from our Secretary.
      As set forth in more detail in the charter, the audit committee’s purpose is to assist the board of directors in its general oversight of CCE Spinco’s financial reporting, internal control and audit functions. Clear Channel Communications’ internal audit department will document, test and evaluate our internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The responsibilities of the audit committee will include:

•	recommending the hiring or termination of the independent registered public accounting firm and approving any non-audit work performed by such firm;

•	approving the overall scope of the audit;

•	assisting our board of directors in monitoring the integrity of our financial statements, the independent registered public accounting firm’s qualifications and independence, the performance of the independent registered public accounting firm and our internal audit function and our compliance with legal and regulatory requirements;

•	annually reviewing our independent registered public accounting firm’s report describing the independent registered public accounting firm’s internal quality control procedures, any material issues raised by the most recent internal quality control review, or peer review, of the firm;

•	discussing the annual audited financial and quarterly statements with our management and the independent registered public accounting firm;

•	discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies;

•	discussing policies with respect to risk assessment and risk management;

•	meeting separately, periodically, with management, internal auditors and the independent registered public accounting firm;

•	reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s response;

•	setting clear hiring policies for employees or former employees of the independent auditors;

•	annually reviewing the adequacy of the audit committee’s written charter;

•	reviewing with management any legal matters that may have a material impact on us; and

•	reporting regularly to our full board of directors.

Nominating and Governance Committee
      The nominating and governance committee members will be Henry Cisneros, who will serve as chairman, and Connie McCombs McNab. The nominating and governance committee will operate under a written charter adopted by the board of directors. The committee will be primarily responsible for assembling, reviewing background information for and recommending candidates for our board of directors, including those candidates designated by our stockholders. The committee will also make recommendations to our board of directors regarding the structure and membership of the other board committees, annually review director compensation and benefits and oversee annual self-evaluations of our board of directors and committees.

Compensation Committee
      The compensation committee members will be John N. Simons, Jr., who will serve as chairman, and Timothy P. Sullivan. The compensation committee will operate under a written charter adopted by the board of directors. The committee will be primarily responsible for administering CCE Spinco’s incentive stock plan, performance-based annual incentive compensation plan and other incentive compensation plans. Also, the committee will determine compensation arrangements for all of our executive officers and will make recommendations to the board of directors concerning compensation policies for us and our subsidiaries.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions
      None of our executive officers serve as a member of the compensation committee or as a member of the board of directors of any other company of which any member of our compensation committee or board of directors is an executive officer.
Code of Business Conduct and Ethics
      We adopted a Code of Business Conduct and Ethics applicable to all of our directors and employees, including our chief executive officer and chief financial officer, which is a “code of ethics” as defined by applicable SEC rules. This code is publicly available on our website at www.ccespinco.com or may be obtained upon request from our Secretary. If we make any amendments to this code, other than technical, administrative or other non-substantive amendments, or grant any waivers, including implicit waivers, from any provisions of this code that apply to our chief executive officer and chief financial officer and relate to an element of the SEC’s “code of ethics” definition, we will disclose the nature of the amendment or waiver, its effective date and to whom it applies on our website or in a report on Form 8-K filed with the SEC.
Director Compensation
      We do not currently pay any compensation to any of our directors. In conjunction with this spin-off, we will be adding independent directors to our board of directors and plan to pay our non-employee directors an annual cash retainer of $30,000, an additional $1,500 for each board meeting attended and an additional $1,000 for each committee meeting attended. We may also grant stock options or other stock-based awards to our non-employee directors, and non-employee directors may elect to receive their fees in the form of shares of our common stock. We plan to pay the chairpersons of the audit committee, compensation committee and nominating and governance committee an additional annual cash retainer of approximately $10,000, $5,000 and $5,000, respectively.

Executive Compensation
      CCE Spinco. Inc. was formed on August 2, 2005. The following table sets forth compensation information for our chief executive officer and our other four most highly compensated executive officers, based on employment with Clear Channel Communications, as determined by reference to total annual salary and bonus during 2004, who will become our executive officers. All of the information included in this table reflects compensation earned by the individuals for services with Clear Channel Communications. We refer to these individuals as our “named executive officers” elsewhere in this information statement. Certain of the four most highly compensated executive officers in 2004 are no longer with the newly formed company in those capacities.
Summary Compensation Table

	Annual Compensation			Long-Term Compensation

				Awards			Payouts

				Restricted
			Other Annual	Stock			LTIP	All Other
	Salary	Bonus	Compensation	Award(s)		Options	Payouts	Compensation
Name and Principal Position	($)	($)	($) (1)	($)		(#)	($)	($)

Michael Rapino	467,411	200,000	—	123,793	(2)	—	—	—
Chief Executive Officer
David Ian Lane (3)	641,480	387,249	—	—		6,900	—	122,798	(4)
Chairman — Global Theatrical
Brian Becker*	516,561	—	—	—		60,000	—	5,125	(5)
Former Chief Executive Officer
Miles Wilkin*	482,464	400,000	—	—		16,000	—	5,125	(5)
Former Chief Operating Officer
Dale Head*	407,037	136,810	—	—		13,700	—	5,125	(5)
Former Executive Vice-President and General Counsel

*	No longer serves in this capacity with the newly formed company.

(1)	Perquisites that are less than $50,000 in the aggregate for any named executive officer are not disclosed in the table in accordance with SEC rules.

(2)	Mr. Rapino received an award of 2,780 shares of restricted stock on February 19, 2004. The restricted stock had a fair market value of $93,102 as of December 31, 2004. The restriction will lapse on 695 shares on February 19, 2007, 695 shares on February 19, 2008, and the remaining 1,390 shares on February 19, 2009. Mr. Rapino will receive all cash dividends declared and paid during the vesting period. See “— CCE Stock Incentive Plan — Forms of Award — Restricted Stock and Deferred Stock Awards.”

(3)	Mr. Lane is a citizen of the United Kingdom. The compensation amounts reported in this table have been converted from British pounds to U.S. dollars using the average annual exchange rates for the year.

(4)	Represents $58,650 in contracted payment to Mr. Lane in lieu of a company automobile. The remaining $64,148 represents the amount of contributions paid by Clear Channel Communications to Mr. Lane’s pension plan.

(5)	Represents the amount of matching contributions paid by Clear Channel Communications under its 401(k) Plan.

Stock Options
      The following table sets forth certain information regarding stock options to acquire shares of Clear Channel Communications’ common stock granted to our named executive officers in 2004. The options are subject to the terms of the Clear Channel Communications 2001 Stock Incentive Plan. At the time of the distribution, we will have in place our own stock incentive plan. We expect to make stock option and/or other stock-based awards under our new stock incentive plan at or shortly after the time of the spin-off. However, the number of shares covered by the initial awards and details relating to individual awards have not yet been determined. The effect of the spin-off on the Clear Channel Communications stock options held by our employees who separate from Clear Channel Communications is described below under the heading “— Employee Benefit Plans.”
Stock Option Grant Table

	Individual Grants

		Percent of
	Number of	Total
	Securities	Options
	Underlying	Granted to	Exercise of		Grant Date
	Options	Employees in	Base Price	Expiration	Present
Name	Granted (#)	Fiscal Year	($/Sh)	Date	Value $ (1)

Michael Rapino	—	—	—	—	—
Chief Executive Officer
David Ian Lane	6,900	*	44.53	2/19/09	104,190
Chairman — Global Theatrical
Brian Becker**	60,000	1.30%	44.53	2/19/09	906,000
Former Chief Executive Officer
Miles Wilkin**	16,000	0.03%	44.53	2/19/09	241,600
Former Chief Operating Officer
Dale Head**	13,700	0.03%	44.53	2/19/09	206,870
Former Executive Vice-President and General Counsel

*	Percentage of securities granted to such person is less than 0.01%.

**	No longer serves in this capacity with the newly formed company.

(1)	Present value for this option was estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions: Risk-free of 2.21%, a dividend yield of .90%, a volatility factor of the expected market price of Clear Channel Communications’ common stock of 50% and the expected life of 3 years. The present value of stock options granted is based on a theoretical option-pricing model. In actuality, because Clear Channel Communications’ employee stock options are not traded on an exchange, optionees can receive no value nor derive any benefit from holding stock options under these plans without an increase in the market price of Clear Channel Communications stock. Such an increase in stock price would benefit all stockholders commensurately.

Exercise of Stock Options
      The following table discloses information regarding the exercise of stock options to acquire shares of Clear Channel Communications’ common stock by our named executive officers in 2004 and the value of unexercised stock options held by the named executive officers.
Aggregated Option Exercises and Fiscal Year-End Option Value Table

			Number of Securities	Value of Unexercised
			Underlying Unexercised	In-the-Money
			Options at	Options at
	Shares Acquired		Fiscal Year-End (#)	Fiscal Year-End ($)
Name	on Exercise (#)	Value Realized ($)	Exercisable/Unexercisable	Exercisable/Unexercisable

Michael Rapino	—	—	0/10,000	0/0
Chief Executive Officer
David Ian Lane	—	—	6,900/12,500	0/15,975
Chairman — Global Theatrical
Brian Becker*	—	—	434,160/352,840	720,968/1,273,725
Former Chief Executive Officer
Miles Wilkin*	—	—	71,975/63,375	249,872/0
Former Chief Operating Officer
Dale Head*	—	—	16,450/8,250	0/0
Former Executive Vice-President and General Counsel

*	No longer serves in this capacity with the newly formed company.
Employee Benefit Plans
      Upon completion of the distribution, we will have in place an employee matters agreement with Clear Channel Communications covering a number of compensation and benefits matters relating to our employees. See “Our Relationship with Clear Channel Communications After the Distribution — Employee Matters Agreement.” The principal features of the employee matters agreement are summarized in this section. In general, we will be responsible for all liabilities and expenses relating to our current and former employees and their covered dependents and beneficiaries.
      Our employees currently participate in various Clear Channel Communications incentive compensation, welfare and other employee benefit plans. Our employees’ participation in the Clear Channel Communications plans will end at the time of the spin-off, or, in the case of certain plans, at the end of the month in which the spin-off occurs. We currently maintain our own 401(k)plan, which we will continue to maintain after the spin-off. We will also have in effect at the time of the spin-off such other incentive and employee benefit plans (some of which are described below) as we deem necessary or appropriate in order to maintain continuity or otherwise further our best interests.
      For 2005, certain of our executive officers and other key employees may be entitled to receive incentive compensation in accordance with the terms of the performance-based awards previously made to them under the Clear Channel Communications, Inc. 2005 Annual Incentive Plan. However, at least as to our named executive officers, we will be responsible for determining the amounts, if any, that are payable under those awards, subject to such adjustments as are deemed appropriate in light of the corporate restructuring being undertaken by Clear Channel Communications. The annual incentive bonuses which may be payable to our named executive officers for 2005 performance will be based on improvement to OIBDAN over 2004 levels. The performance goals and bonus opportunities were fixed in early 2005 in accordance with the Clear Channel Communications’ Annual Incentive Plan. The bonus opportunities vary by participant and are not based on a standard formula or other guidelines. We will not make adjustments to the performance goals or bonus opportunities to reflect the spin-off. For 2006, we will have in place our own performance based annual incentive plan for designated executive officers and other key employees. Our plan is described below under the heading “— Our 2006 Annual Incentive Plan.”

      Some of our employees hold shares of Clear Channel Communications stock in their 401(k) accounts. Following the spin-off, these shares will be held as a wasting asset, in the sense that our employees will be permitted to direct the sale of Clear Channel Communications stock credited to their accounts, but not the purchase of such stock. At some point in the future, it is anticipated that any Clear Channel Communications Stock still held in our 401(k)plan will be sold and the proceeds re-invested. We may add our stock to the list of available investments under our 401(k)plan, but there is no assurance this will occur or continue.
      We will assume sole responsibility for payment of deferred compensation owed to our employees under the Clear Channel Communications, Inc. Non-Qualified Deferred Compensation Plan. Clear Channel Communications will cause assets held for the payment of such deferred compensation to be transferred to a trust to be maintained by us, subject to applicable tax law requirements and the terms of our own deferred compensation plan (which will be similar to the Clear Channel Communications Plan).
      Some of our employees and other personnel hold stock options and/or shares of Clear Channel Communications restricted stock under the Clear Channel Communications, Inc. 2001 Stock Incentive Plan and certain predecessor stock incentive plans. In connection with the spin-off, adjustments will be made to the outstanding vested Clear Channel Communications options held by our employees in order to preserve both the aggregate intrinsic value of the options (aggregate value of option shares less aggregate exercise price) and the ratio of the option exercise price per share to the value per share covered by the options. However, because the spin-off will result in the termination of our employees’ employment with the Clear Channel Communications group of companies, the non-vested Clear Channel Communications options held by our employees will be forfeited at the time of the spin-off, and the vested options (as adjusted) will be forfeited to the extent they are not exercised within the applicable post-employment exercise period provided in their option agreements. Our employees who hold restricted shares of Clear Channel Communications stock at the time of the spin-off will participate in the spin-off distribution of shares of our common stock on the same basis as Clear Channel Communications stockholders generally. Our employees will be fully vested in the shares of our stock they receive in the spin-off distribution with respect to their restricted shares of Clear Channel Communications stock. The restricted shares of Clear Channel Communications stock held by our employees will be forfeited following the spin-off due to the termination of their employment with the Clear Channel Communications group of companies.
      After the spin-off, our employees will no longer be eligible for stock awards under the Clear Channel Communications stock incentive plans. However, upon completion of the spin-off, we will have in place our own stock incentive plan under which we will be able to grant options, restricted stock and other awards for our stock. See “— CCE Spinco Stock Incentive Plan” below. We expect to make awards under our new incentive stock plan at the time of or shortly after the spin-off. However, the number of shares covered by the initial awards and details relating to individual awards have not yet been determined.
      Our employees who participate in the Clear Channel Communications, Inc. Employee Stock Purchase Plan will be permitted to continue to participate until the spin-off. The plan custodian will distribute to our employees any shares of Clear Channel Communications stock and shares of our stock that remain in their plan accounts more than 90 days after the spin-off. During that 90-day period, our employees will be permitted to direct the sale of the stock credited to their plan accounts (both Clear Channel Communications stock and our stock) and the distribution of the proceeds.

CCE Spinco Stock Incentive Plan
      Our board of directors adopted and Clear Channel Communications, as our sole stockholder, approved the CCE Spinco 2005 Stock Incentive Plan. The purpose of the plan is to help us attract, motivate and retain qualified executives and other key personnel. In furtherance of this purpose, the plan authorizes us to grant various forms of incentive awards, including stock options, stock appreciation rights, restricted stock, deferred stock awards and performance-based cash and stock awards. See “— Forms of Award” below.
      The plan and certain tax aspects of awards made under the plan are summarized below.

Administration
      The plan will be administered by the compensation committee of our board of directors; however, the full board of directors will have sole responsibility and authority for making and administering awards to any of our non-employee directors. Subject to the terms of the plan, the committee has broad authority to select the persons to whom awards will be made, fix the terms and conditions of each award, and construe, interpret and apply the provisions of the plan and of any award made under the plan. The committee may delegate any of its responsibilities and authority to other persons, subject to applicable law. Subject to certain limitations, we will indemnify the members of the committee against claims made and liabilities and expenses incurred in connection with their service under the plan.

Securities Covered by the Plan
      We can issue a total of 9,000,000 shares of our common stock under the plan. The following shares are not taken into account in applying these limitations: (a) shares covered by awards that expire or are forfeited, canceled or settled in cash, (b) shares withheld by us for the payment of taxes associated with an award, (c) shares withheld by us for the payment of the exercise price under an award, and (d) previously-owned shares received by us in payment of the exercise price under an award.

Individual Award Limitations
      No participant may receive awards in any calendar year covering more than one million shares plus the amount of the participant’s unused annual limit as of the close of the preceding calendar year. No participant may receive performance-based cash awards under the plan in any calendar year covering more than $5 million plus the amount of the participant’s unused annual limit as of the close of the preceding calendar year.

Eligibility
      Awards may be made under the plan to any of our present or future directors, officers, employees, consultants or advisers.

Forms of Award
      Stock Options and Stock Appreciation Rights. We may grant stock options that qualify as “incentive stock options” under Section 422 of the Code (“ISOs”), as well as stock options that do not qualify as ISOs. ISOs may not be granted more than ten years after the date the plan is adopted. We may also grant stock appreciation rights (“SARs”). In general, an SAR gives the holder the right to receive the appreciation in value of the shares of our stock covered by the SAR from the date the SAR is granted to the date the SAR is exercised. The per share exercise price of a stock option and the per share base value of an SAR may not be less than the fair market value per share of our common stock on the date the option or SAR is granted. The maximum term of a stock option is ten years. (Different limitations apply to ISOs granted to ten-percent stockholders: the term may not be greater than five years and the exercise price may not be less than 110% of the value of our common stock on the date the option is granted.) The committee may impose such exercise, forfeiture and other conditions and limitations as it deems appropriate with respect to stock options and SARs. The exercise price under a stock option may be paid in cash or in any other form or manner permitted by the committee, including, without limitation, payment of previously-owned shares of common stock, or payment pursuant to broker-assisted cashless exercise procedures. Methods of exercise and settlement and other terms of SARs will be determined by the committee.
      Restricted Stock and Deferred Stock Awards. The plan authorizes the committee to make restricted stock awards, pursuant to which shares of our common stock are issued to designated participants subject to transfer restrictions and vesting conditions. In general, if the recipient of a restricted stock award terminates employment before the end of the specified vesting period or if the recipient fails to meet performance or other specified vesting conditions, the restricted shares will be forfeited by the recipient and will revert to us. Subject to such conditions as the committee may impose, the recipient of a restricted stock award may be given the rights to vote and receive dividends on shares covered by the award pending the vesting or forfeiture of the shares.
      Deferred stock awards generally consist of the right to receive shares of our common stock in the future, subject to such conditions as the committee may impose including, for example, continuing employment or service for a specified period of time or satisfaction of specified performance criteria. Deferred stock awards may be made in a number of different forms, including “stock units” and “restricted stock units.” Prior to settlement, deferred stock awards do not carry voting, dividend or other rights associated with stock ownership; however, dividend equivalents may be payable or accrue if the committee so determines.
      Other Stock-Based Awards. The plan gives the committee broad discretion to grant other types of equity-based awards, including, for example, dividend equivalent rights, phantom shares and bonus shares, and to provide for settlement in cash and/or shares. The plan also allows non-employee directors to elect to receive their director fees in the form of shares of our common stock in lieu of cash.
      Performance-Based Awards. The committee may also grant performance-based awards under the plan. In general, performance awards would provide for the payment of cash and/or shares of our common stock upon the achievement of performance objectives established by the committee for a fiscal year or other designated performance period. Performance objectives may be based upon any one or more of the following business criteria: (i) earnings per share, (ii) share price or total shareholder return, (iii) pre-tax profits, (iv) net earnings, (v) return on equity or assets, (vi) revenues, (vii) operating income (loss) before depreciation, amortization, loss (gain) on sale of operating assets, and non-cash compensation expense, or OIBDAN, (viii) market share or market penetration, or (ix) any combination of the foregoing. Performance objectives may be based upon the performance of such person or persons as the committee may determine, including an individual or group of individuals, our company on a combined basis, one or more subsidiaries or other affiliates, and one or more divisions or business units. Performance objectives may be expressed in fixed or relative quantitative terms or in other ways, including, for example, targets relative to past performance, or targets compared to the performance of other companies, such as a published or special index or a group of companies selected by the committee for comparison.

Adjustments of Awards
      Capital Changes. In the event of material changes to our capital structure, including, for example, a recapitalization, stock split or spin-off, appropriate adjustments will be made to the maximum number of shares and the class of shares or other securities which may be issued under the plan, the maximum number and class of shares which may be covered by awards made to an individual in any calendar year, the number and class of shares or other securities subject to outstanding awards and, where applicable, the exercise price, base value or purchase price under outstanding awards.
      Merger and other Transactions. If we enter into a merger or other transaction involving the sale of the company, outstanding options and SARs will either become fully vested and exercisable, or assumed by and converted into options or SARs for shares of the acquiring company. Our board of directors may make similar adjustments to other outstanding awards under the plan and may direct a cashout of any or all outstanding awards based upon the value of the consideration paid for our shares in the merger or other transaction giving rise to the adjustment of plan awards. Additional or different types of adjustments may be permitted or required under the terms of individual plan awards, as the committee may determine.
      No Repricing of Stock Options. Subject to the provisions of the plan regarding adjustments due to a change in capital structure, the committee will have no authority to reprice outstanding options, whether through amendment, cancellation or replacement grants, without approval of our stockholders.

Amendment and Termination of the Plan; Term
      Except as may otherwise be required by law or the requirements of any stock exchange or market upon which the common stock may then be listed, our board of directors, acting in its sole discretion and without further action on the part of our stockholders, may amend the plan at any time and from time to time and may terminate the plan at any time.

United States Income Tax Considerations
      The grant of a stock option or SAR under the plan is not a taxable event for federal income tax purposes. In general, ordinary income is realized upon the exercise of a stock option (other than an ISO) in an amount equal to the excess of the fair market value on the exercise date of the shares acquired pursuant to the exercise over the option exercise price paid for the shares. The amount of ordinary income realized upon the exercise of an SAR is equal to the excess of the fair market value of the shares covered by the exercise over the SAR base price. We are entitled to a deduction equal to the amount of ordinary income realized by a plan participant upon the exercise of an option or SAR. The tax basis of shares acquired upon the exercise of a stock option (other than an ISO) or SAR is equal to the value of the shares on the date of exercise. Upon a subsequent sale of the shares, capital gain or loss will be realized in an amount equal to the difference between the selling price and the basis of the shares.
      No income is realized upon the exercise of an ISO other than for purposes of the alternative minimum tax. Income or loss is realized upon a disposition of shares acquired pursuant to the exercise of an ISO. If the disposition occurs more than one year after the ISO exercise date and more than two years after the ISO grant date, then gain or loss on the disposition, measured by the difference between the selling price and the option exercise price for the shares, will be long-term capital gain or loss. If the disposition occurs within one year of the exercise date or within two years of the grant date, then the gain realized on the disposition will be taxable as ordinary income to the extent such gain is not more than the difference between the value of the shares on the date of exercise and the exercise price, and the balance of the gain, if any, will be capital gain. We are not entitled to a deduction with respect to the exercise of an ISO; however, we are entitled to a deduction corresponding to the ordinary income realized by a participant upon a disposition of shares acquired pursuant to the exercise of an ISO before the satisfaction of the applicable one- and two-year holding period requirements described above.
      In general, a participant will realize ordinary income with respect to common stock received pursuant to restricted stock, deferred stock and other non-stock option and non-SAR forms of award at the time the shares become vested in accordance with the terms of the award in an amount equal to the fair market value of the shares at the time they become vested, and we are entitled to a corresponding deduction. A participant may make an “early income election” with respect to the receipt of restricted shares of common stock, in which case the participant will realize ordinary income on the date the restricted shares are received equal to the difference between the value of the shares on that date and the amount, if any, paid for the shares. In such event, any appreciation in the value of the shares after the date of the award will be taxable as capital gain upon a subsequent disposition of the shares. Our deduction is limited to the amount of ordinary income realized by the participant as a result of the early income election.
      Compensation that qualifies as “performance-based” is exempt from the $1 million deductibility limitation imposed by Section 162(m) of the Code. It is contemplated that stock options and SARs granted under the plan with an exercise price or base price at least equal to 100% of fair market value of the underlying stock at the date of grant and certain other plan awards which are conditioned upon achievement of performance goals will be able to qualify for the “performance-based” compensation exemption, assuming the applicable requirements are satisfied. It is anticipated that the plan will be re-submitted for stockholder approval at or before the next annual meeting of our stockholders following the spin-off. Such approval would enable us to continue to qualify for an exception to the annual $1.0 million executive compensation deduction limitation of Section 162(m) of the Code with respect to certain awards made under the plan.
      The above summary pertains solely to certain U.S. federal income tax consequences associated with awards made under the plan. The summary does not address all federal income tax consequences and it does not address state, local and non-U.S. tax considerations.
Our 2006 Annual Incentive Plan
      For 2006, our executive officers and other designated key employees will participate in our own 2006 Annual Incentive Plan, which has been adopted by our board of directors and approved by Clear Channel Communications, in its capacity as our sole stockholder. In general, the plan provides for the payment of annual bonuses tied to the achievement of pre-established performance objectives fixed by the committee. We intend that bonuses under our plan will qualify for the performance-based-compensation exemption from the executive compensation deduction limitations of Section 162(m) of the Code. Toward that end, in order to satisfy regulations issued under section 162(m), we expect to submit our plan for approval at the first annual meeting of our stockholders occurring after the spin-off.
      Our annual incentive plan will be administered by the compensation committee of our board of directors. The committee will have the authority to select the executive officers and other key employees to whom awards will be made, to prescribe the performance objectives which must be satisfied pursuant to such awards, and to make the determinations necessary with respect to the administration and payment of such awards. The performance objectives that may be established for awards made under the plan may be based upon any one or more of the following business criteria: revenue growth, operating income (loss) before depreciation, amortization, loss (gain) on sale of operating assets and non-cash compensation expense (“OIBDAN”), OIBDAN growth, funds from operations, funds from operations per share and per share growth, operating income and operating income growth, net earnings, earnings per share and per share growth, return on equity, return on assets, share price performance on an absolute basis and relative to an index, improvements in attainment of expense levels, implementing or completing critical projects, or improvement in cash-flow (before or after tax). Performance objectives may be based upon the performance of such person or persons as the committee may determine, including an individual or group of individuals, our company on a combined basis, one or more subsidiaries or other affiliates, and one or more divisions or business units. Performance objectives may be expressed in fixed or relative quantitative terms or in other ways, including, for example, targets relative to past performance, or targets compared to the performance of other companies, such as a published or special index or a group of companies selected by the committee for comparison. The committee may provide that the amount, if any, of a participant’s annual bonus will be higher or lower, depending upon the extent to which the applicable performance objective is achieved. Performance objectives applicable to a performance period must be established by the committee prior to, or reasonably soon after the beginning of a performance period, but no later than the 90 days from the beginning of the period or, if earlier, the date 25% of the period has elapsed.
      Upon certification of the achievement of performance objectives by the committee which entitle a participant to the payment of a performance award, subject to deferral arrangements that may be permitted or required by the committee, the award shall be settled in cash or other property. The maximum performance bonus that may be earned by any participant in any calendar year is limited to $15 million.
      The committee is authorized to reduce or eliminate the performance award of any participant, for any reason, including changes in the participant’s position or duties, whether due to termination of employment (including death, disability, retirement, voluntary termination or termination with or without cause) or otherwise. To the extent necessary to preserve the intended economic effects of the plan or an award under the plan, the committee is authorized to adjust pre-established performance objectives and/or performance awards to take into account certain material events, such as a change in corporate capitalization, a corporate transaction, a partial or complete liquidation of our company or any subsidiary, or certain changes in accounting rules; provided that no such adjustment may cause a performance award to fail to be non-deductible under Section 162(m) of the Internal Revenue Code.
      Our board of directors or the committee may, at any time or from time to time, amend the plan. Any such amendment may be made without stockholder approval unless such approval is required to maintain the status of the plan under Section 162(m) of the Code. Our board of directors may terminate the plan at any time.
Employment Agreements
      Michael Rapino. On August 17, 2005, we entered into an Employment Agreement with Michael Rapino. The initial term of the agreement ends on August 31, 2007; the term automatically extends one day at a time beginning on August 31, 2007, until one party gives the other one year’s notice of termination. The contract calls for Mr. Rapino to receive a base salary of $550,000 per year. Mr. Rapino is also eligible to receive a performance bonus as decided at the sole discretion of the compensation committee of our board of directors. Contingent on the closing of the spin-off, we will grant Mr. Rapino options to purchase 120,000 shares of our common stock at an exercise price equal to the fair market value of our common stock on the third day after the closing of the spin off. We may terminate Mr. Rapino’s employment at any time after August 31, 2007, without “Cause” by giving him one year’s written notice. We may also terminate Mr. Rapino’s employment at any time with “Cause,” as defined in the agreement. If Mr. Rapino is terminated without “Cause,” he is entitled to receive a lump sum payment of accrued and unpaid base salary and prorated bonus, if any, and any payments to which he may be entitled under any applicable employee benefit plan. In addition, he would have the option to elect to become a part-time consultant to us for one year, and agree not to compete with us during that time, in exchange for severance pay equal to his base salary and acceleration of certain stock options. Mr. Rapino may also terminate his employment agreement if neither the spin off nor a “Change of Control” of us occurs prior to December 31, 2006, in which case he will be entitled to receive a payment of $1 million in addition to the severance pay described above. In the event that we experience a “Change of Control” (other than in connection with the spin off), all of Mr. Rapino’s outstanding stock options will become fully exercisable and any restricted stock will no longer be restricted. If a “Change of Control” occurs prior to the spin off and prior to December 31, 2006, and the successor does not offer Mr. Rapino comparable employment terms, or Mr. Rapino declines to be employed by the successor, Mr. Rapino will be entitled to a payment of $1 million within 30 days of the “Change of Control” transaction, subject to certain conditions. Mr. Rapino is prohibited by his employment agreement from soliciting our employees for employment for 12 months after termination regardless of the reason for termination of employment.
      Alan Ridgeway. On November 28, 2005, we entered into an employment agreement with Alan Ridgeway. Mr. Ridgeway receives a base salary of $400,000 per year, which is subject to an annual increases in accordance with company policy. Mr. Ridgeway is also eligible to receive a base salary bonus for 2006 and 2007 aggregating approximately $80,000, and performance bonuses for each calendar year during the term of the contract. We may terminate the contract without cause at any time after December 31, 2006. The contract allows us to summarily terminate the contract for cause. The agreement provides that Mr. Ridgeway may not compete with us during the term of the agreement where we operate or plan to operate, including a 50 mile radius of such location.
      Arthur Fogel. On December 3, 2002, we entered into a Personal Services Agreement with Arthur Fogel, which was amended on January 20, 2005. The term of the agreement ends on December 31, 2007. The contract calls for Mr. Fogel to receive a base salary of $600,000 per year, subject to cost of living increases. Mr. Fogel is also entitled to certain additional payments aggregating approximately $150,000 during the term of the contract as well as being eligible for performance bonuses based on the signing of certain key and non-key touring performance acts. We advanced $1.5 million of bonus payments to Mr. Fogel when the contract was signed and at a time when he was not an executive officer of Clear

Channel Communications and these amounts were fully repaid as the bonuses were earned. We may terminate Mr. Fogel’s employment for “Cause” or “Justification” at any time prior to a “Change of Control.” If we terminate Mr. Fogel’s employment for “Cause” or he terminates his employment with us without “Good Reason,” Mr. Fogel is required to repay the unpaid portion of the bonus advances; if we terminate his employment for “Justification,” a pro rata portion of the advances must be repaid. If we terminate Mr. Fogel’s employment without “Cause” or “Justification” or he terminates his employment with us for “Good Reason,” he is entitled to receive his base salary for an additional 18 months or, if less, until December 31, 2007, provided that he complies with non-solicitation, non-disparagement and non-competition restrictions during the 12 months following termination. Mr. Fogel is prohibited by his employment agreement from soliciting our employees for employment for 12 months after termination regardless of the reason for termination of employment. If Mr. Fogel is terminated by us without “Cause” or “Justification” or he terminates his employment for “Good Reason,” then Mr. Fogel is not subject to non-competition restrictions for 12 months after termination.
      Thomas O. Johansson. On October 1, 2004, we entered into an Executive Agreement with Thomas Johansson. The contract calls for Mr. Johansson to receive a base salary of SEK 2,900,000 (Swedish kroner) per year and a pension contribution of SEK 400,000 per year (equivalent to approximately $374,500 and $51,654, respectively, based on the exchange rate in effect on September 30, 2005), each of which is subject to an annual 5% increase. Mr. Johansson was also entitled to a sign-on fee of $200,000 and certain performance bonuses based on the EBITDA and growth rates of certain of our European operations. The initial term of the agreement continues until December 31, 2007, and the term will automatically continue after that date until terminated. The agreement may be terminated by either party by giving 12 months written notice. If we terminate the agreement effective prior to December 31, 2007, we must pay Mr. Johansson severance equal to his annual base salary and bonuses subject to offset for other compensation he receives from alternative employment. Mr. Johansson is subject to non-competition and non-solicitation restrictions for two years following the termination of his employment and we must compensate him for these restrictions by paying him 80% of his annual base salary and pension, subject to offset for other compensation he receives from alternative employment and for severance payments. These restrictions on Mr. Johansson will lapse if we or certain of our European operations are sold.
      David Ian Lane. On October 5, 2000, we entered into a Service Agreement with David Ian Lane, which was amended in 2005. The agreement expires on December 31, 2010. The contract calls for Mr. Lane to receive a base salary of £350,000 per year (equivalent to approximately $616,850 based on the exchange rate in effect on September 30, 2005). Mr. Lane is also eligible to receive a performance bonus based on EBITDA growth rate and the success of certain productions. We may terminate the contract at any time, without cause, by giving twelve (12) months written notice and we may terminate the contract immediately for cause. The agreement provides that Mr. Lane will not compete with us within the United Kingdom for a period of six (6) months following the termination and that he will not solicit our customers or employees for a period of twelve (12) months following the termination. If Mr. Lane terminates the agreement prior to its expiration, he must repay a pro rata portion of the £500,000 retention bonus previously paid to him (equivalent to approximately $881,213 based on the exchange rate in effect on September 30, 2005). If we terminate the agreement prior to its expiration, Mr. Lane will not be required to repay any portion of this retention bonus. If Mr. Lane terminates the agreement in certain circumstances, we must waive the non-competition provisions of the agreement.
      The description of the employment agreements with our executive officers set forth above are summaries. For a more complete understanding of the terms of the employment agreements, please refer to the entire text of the employment agreements filed as exhibits to the Form 10 registration statement, of which this information statement forms a part.

OUR RELATIONSHIP WITH CLEAR CHANNEL COMMUNICATIONS
AFTER THE DISTRIBUTION
      We have provided below a summary description of the master separation and distribution agreement between Clear Channel Communications and us and the other key agreements that relate to our separation from Clear Channel Communications. This description, which summarizes the material terms of these agreements, is not complete. You should read the full text of these agreements, which have been included as exhibits to the registration statement of which this information statement is a part.
Overview
      The master separation and distribution agreement contains many of the key provisions related to our separation from Clear Channel Communications and the distribution of our shares to Clear Channel Communications’ common stockholders. The other agreements referenced in the master separation and distribution agreement govern certain aspects relating to the separation and various interim and ongoing relationships between Clear Channel Communications and us following the distribution. These agreements are:

•	the tax matters agreement;

•	the employee matters agreement;

•	the trademark and copyright license agreement; and

•	the transition services agreement.
Master Separation and Distribution Agreement
      We will enter into a master separation and distribution agreement with Clear Channel Communications prior to the completion of this offering. In this information statement, we refer to this agreement as the Master Agreement. The Master Agreement will set forth our agreements with Clear Channel Communications regarding the principal transactions required to effect the transfer of assets and the assumption of liabilities necessary to separate our company from Clear Channel Communications. It also will set forth other agreements governing our relationship after the separation.

The Transfers
      To effect the separation, Clear Channel Communications will, and will cause its affiliates to, transfer to us the assets related to our businesses not currently owned by us. We or our subsidiaries will assume and agree to perform, discharge and fulfill the liabilities related to our businesses (which, in the case of tax liabilities, will be governed by the tax matters agreement described below). If any governmental approval or other consent required to transfer any assets to us or for us to assume any liabilities is not obtained prior to the completion of this offering, we will agree with Clear Channel Communications that such transfer or assumption will be deferred until the necessary approvals or consents are obtained. Clear Channel Communications will continue to hold the assets and be responsible for the liabilities for our benefit and at our expense until the necessary approvals or consents are obtained.
      Similarly, we will, and will cause our subsidiaries to, transfer to Clear Channel Communications the assets related to its business currently owned by us. Clear Channel Communications will assume from us, and agree to perform, discharge and fulfill the liabilities related to its business.
      Except as expressly set forth in the Master Agreement or in any other transaction document, neither we nor Clear Channel Communications will make any representation or warranty as to:

•	the assets, businesses or liabilities transferred or assumed as part of the separation;

•	any consents or approvals required in connection with the transfers;

•	the value, or freedom from any security interests, of, or any other matter concerning, any assets transferred;

•	the absence of any defenses or right of set-off or freedom from counterclaim with respect to any claim or other asset of either us or Clear Channel Communications; or

•	the legal sufficiency of any document or instrument delivered to convey title to any asset transferred.
      Except as expressly set forth in any transaction document, all assets will be transferred on an “as is,” “where is” basis, and we and our subsidiaries will agree to bear the economic and legal risks that any conveyance was insufficient to vest in us good title, free and clear of any security interest, and that any necessary consents or approvals are not obtained or that any requirements of laws or judgments are not complied with.

The Distribution
      Overview. The Master Agreement also governs the rights and obligations of Clear Channel Communications and our company regarding the proposed distribution by Clear Channel Communications to its common stockholders of the shares of our common stock held by Clear Channel Communications, which is also referred to in this information statement as the “distribution.”
      Pre-Distribution Transactions and Conditions to the Distribution. The Master Agreement provides that the distribution is subject to several pre-distribution transactions and conditions that must be satisfied or waived by Clear Channel Communications, in its sole discretion, including, among others discussed in this information statement:

•	the SEC has declared effective our registration statement on Form 10, of which this information statement is a part, under the Securities Exchange Act of 1934, as amended, and no stop order relating to the registration statement is in effect;

•	we and Clear Channel Communications have received all permits, registrations and consents required under the securities or blue sky laws of states or other political subdivisions of the United States or of foreign jurisdictions in connection with the distribution;

•	Clear Channel Communications has received a private letter ruling from the IRS and the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, in each case, to the effect that the spin-off will qualify as a tax-free distribution for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code;

•	Clear Channel Communications has contributed $508.0 million of our outstanding intercompany note to Clear Channel Communications to our capital and we have repaid the remaining portion of the intercompany note to Clear Channel Communications, prior to or concurrently with the distribution date;

•	no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the distribution or any of the transactions related thereto, including the transfers of assets and liabilities contemplated by the Master Agreement, is in effect;

•	we and Clear Channel Communications have received an opinion that we will be solvent following the distribution and the concurrent transactions described herein;

•	the Series A redeemable preferred stock and the Series B redeemable preferred stock described under “The Distribution — Preferred Stock Issuance” have been issued;

•	we have entered into the credit agreement in connection with the senior secured credit facility described under “Description of Indebtedness”; and

•	we have received any material government approvals and other consents necessary to consummate the distribution.
      The fulfillment of the foregoing transactions and conditions will not create any obligations on Clear Channel Communications’ part to effect the distribution, and Clear Channel Communications’ board of directors has reserved the right to amend, modify or abandon the distribution and the related transactions at any time prior to the distribution date. Clear Channel Communications’ board of directors may, in its sole discretion, also waive any of these conditions.
      In addition, Clear Channel Communications has the right not to complete the distribution if, at any time, Clear Channel Communications’ board of directors determines, in its sole discretion, that the distribution is not in the best interest of Clear Channel Communications or its stockholders.
      If Clear Channel Communications’ board of directors decides not to complete the distribution or waives a material condition to the distribution after the date of this information statement, we intend to issue a press release and file a report on Form 8-K with the Securities and Exchange Commission disclosing this waiver.
      Pursuant to the Master Agreement, we are required to cooperate with Clear Channel Communications to accomplish the distribution and, at Clear Channel Communications’ discretion, to promptly take any and all actions necessary or desirable to effect the distribution.
      Intercompany Debt. Prior to the completion of the distribution, Clear Channel Communications will contribute to our capital $508.0 million of the intercompany indebtedness owed by us. Prior to or concurrently with the completion of the distribution, we intend to use $200 million of borrowings from our term loan under our senior secured credit facility and the $20 million of proceeds from the issuance of the Series A preferred stock of Holdco #2, one of our subsidiaries, to repay the remaining portion of the intercompany note.
      Credit Support Releases. We will also agree to use commercially reasonable efforts to cause Clear Channel Communications to be released unconditionally from all credit support obligations that Clear Channel Communications issued for our benefit. If we do not obtain releases for all credit support obligations, in the event that Clear Channel Communications is required to indemnify a third-party for certain liabilities, Clear Channel Communications will have the right to offset any amounts paid by Clear Channel Communications with respect to the credit support obligations against any obligations Clear Channel Communications may have to us. Additionally, we will agree to indemnify Clear Channel Communications from all liabilities relating to these credit support obligations and Clear Channel Communications will have the right to obtain, at our expense, insurance coverage to cover any such liabilities.
      Termination and Amendment. Clear Channel Communications, in its sole discretion, will determine the terms of the distribution, including the form, structure and terms of any transactions or offerings to effect the distribution and the timing and the conditions to the distribution. Clear Channel Communications may at any time until the completion of the distribution decide to abandon the distribution or modify or change its terms, including accelerating or delaying the timing of the distribution. In addition, Clear Channel Communications has the right not to complete the distribution if, at any time, Clear Channel Communications’ board of directors determines, in its sole discretion, that the distribution is not in the best interest of Clear Channel Communications or its stockholders, or that market conditions are such that it is not advisable to spin-off the entertainment business. Neither we nor Clear Channel Communications may amend the Master Agreement unless the other agrees.

Auditors and Audits; Annual Financial Statements and Accounting
      We will agree that for our 2005 fiscal year and for all fiscal years thereafter for so long as Clear Channel Communications is required to consolidate our results of operations and financial position with its results of operations and financial position:

•	not to select an independent registered public accounting firm different from Clear Channel Communications;

•	to use reasonable commercial efforts to cause our independent registered public accounting firm to date their opinion on our audited annual financial statements on the same date that Clear Channel Communications’ independent registered public accounting firm date their opinion on Clear Channel Communications’ consolidated financial statements and to enable Clear Channel

Communications to meet its timetable for the printing, filing and the dissemination to the public of any of its annual financial statements;

•	to provide Clear Channel Communications with all relevant information that Clear Channel Communications reasonably requires to enable Clear Channel Communications to prepare its quarterly and annual financial statements for quarters or years that include any financial reporting period for which our financial results are consolidated with Clear Channel Communications’ financial statements.

•	to make our auditors available to Clear Channel Communications’ auditors so that the Clear Channel Communications’ auditors are able to perform any procedures necessary to take responsibility for our auditors’ work as it relates to Clear Channel Communications’ financial statements;

•	to provide Clear Channel Communications’ internal auditors with access to our books and records to enable Clear Channel Communications to conduct reasonable audits of our financial statements provided by us to Clear Channel Communications, as well as our internal accounting controls and procedures; and

•	to provide prior notice to Clear Channel Communications of any proposed determination of, or significant changes in, our accounting estimates or accounting principles.

Exchange of Other Information
      The Master Agreement will also provide for other arrangements with respect to the mutual sharing of information between us and Clear Channel Communications in order to comply with reporting, filing, audit or tax requirements, for use in judicial proceedings and in order to comply with our respective obligations after the completion of the separation. We will also agree to provide mutual access to historical records relating to the other’s businesses that may be in our possession.

Releases and Indemnification
      Except for each party’s obligations under the Master Agreement, the other transaction documents and certain other specified liabilities, we and Clear Channel Communications will release and discharge each other and each of our affiliates from all liabilities existing or arising between us on or before the separation, including in connection with the separation, the distribution, the preferred stock offering by Holdco #2 and the senior secured credit facility. The releases will not extend to obligations or liabilities under any agreements between us and Clear Channel Communications that remain in effect following the separation.
      We will indemnify, hold harmless and defend Clear Channel Communications, each of its affiliates and each of their respective directors, officers and employees, on an after-tax basis, from and against all liabilities relating to, arising out of or resulting from:

•	the failure by us or any of our affiliates or any other person or entity to pay, perform or otherwise promptly discharge any liabilities or contractual obligations associated with our businesses, whether arising before or after the separation;

•	the operations, liabilities and contractual obligations of our business, whether arising before or after the separation;

•	any guarantee, indemnification obligation, surety bond or other credit support arrangement by Clear Channel Communications or any of its affiliates for our benefit;

•	any breach by us or any of our affiliates of the Master Agreement, the other transaction documents or our amended and restated certificate of incorporation or amended and restated bylaws;

•	any untrue statement of, or omission to state, a material fact in Clear Channel Communications’ public filings to the extent the statement or omission was as a result of information that we furnished to Clear Channel Communications or that Clear Channel Communications incorporated by reference from our public filings, if the statement or omission was made or occurred after the distribution; and

•	any untrue statement of, or omission to state, a material fact in the registration statement of which this information statement is a part, any offering memorandum, registration statement or information statement related to the senior secured credit facility, or otherwise related to the distribution or related transactions, except to the extent the statement was made or omitted in reliance upon information provided to us by Clear Channel Communications expressly for use in any such offering memorandum, registration statement or information statement.

      Clear Channel Communications will indemnify, hold harmless and defend us, each of our affiliates and each of our and their respective directors, officers and employees, on an after-tax basis, from and against all liabilities relating to, arising out of or resulting from:

•	the failure of Clear Channel Communications or any of its affiliates or any other person or entity to pay, perform or otherwise promptly discharge any liabilities of Clear Channel Communications or its affiliates, other than liabilities associated with our businesses, whether arising before or after the separation;

•	the liabilities of Clear Channel Communications and its affiliates’ businesses, other than liabilities associated with our businesses;

•	any breach by Clear Channel Communications or any of its affiliates of the Master Agreement or the other transaction documents;

•	any untrue statement of, or omission to state, a material fact in our public filings, other than any registration statement or information statement related to the distribution, our debt offerings or associated exchange offer, to the extent the statement or omission was as a result of information that Clear Channel Communications furnished to us or that we incorporated by reference from Clear Channel Communications’ public filings, if the statement or omission was made or occurred after the distribution; and

•	any untrue statement of, or omission to state, a material fact contained in the registration statement of which this information statement is a part, in any offering memorandum, registration statement or information statement or related to the senior secured credit facility, or otherwise related to the distribution or related transactions, but only to the extent the statement was made or omitted in reliance upon information provided by Clear Channel Communications expressly for use in any such offering memorandum, registration statement or information statement.
      The Master Agreement will also specify procedures with respect to claims subject to indemnification and related matters and will provide for contribution in the event that indemnification is not available to an indemnified party.

Expenses of the Separation and Debt Offering
      Clear Channel Communications will pay or reimburse us for all out-of-pocket fees, costs and expenses (including all legal, accounting and printing expenses) incurred prior to the completion of the distribution in connection with our separation from Clear Channel Communications, other than our out-of-pocket fees and expenses related to the senior secured credit facility and the issuance of preferred stock by Holdco #2.

Insurance Matters
      Until the distribution, Clear Channel Communications will maintain in full force its existing insurance policies that apply to us, our assets and our business. Following the distribution, Clear Channel Communications will continue to own its insurance policies and we will be responsible for establishing and maintaining separate property damage, business interruption and liability insurance policies and programs. The Master Agreement contains provisions regarding the handling after the distribution of claims relating to our business that were initiated or arise from occurrences before the distribution.

Litigation
      As of the distribution date, generally we will assume all actions, claims, demands, disputes, lawsuits, arbitrations, inquiries, proceedings or investigations (referred to as “Actions”) relating in any material respect to our business in which Clear Channel Communications or any of its subsidiaries is a defendant or the party against whom the Action is directed. We will conduct the defense of all of the Actions we assume at our sole cost and expense and we will be responsible for all liabilities resulting from the Actions we assume. We will continue to be liable for Actions in which we are named as a defendant or we are the party against whom the Action is directed. As of the distribution date, Clear Channel Communications will transfer to us specified Actions relating primarily to our business in which Clear Channel Communications is a claimant or plaintiff. Clear Channel Communications may participate in any Action we assume at its cost and expense and we will cooperate with Clear Channel Communications in any settlement of an Action we assume. If an Action is commenced after the distribution naming both Clear Channel Communications and us as defendants and one party is a nominal defendant, the other party will use commercially reasonable efforts to have the nominal defendant removed from the Action.

Dispute Resolution Procedures
      We will agree with Clear Channel Communications that neither party will commence any court action to resolve any dispute or claim arising out of or relating to the Master Agreement, subject to certain exceptions. Instead, any dispute that is not resolved in the normal course of business will be submitted to senior executives of each business entity involved in the dispute for resolution. If the dispute is not resolved by negotiation within 45 days after submission to the executives, either party may submit the dispute to mediation. If the dispute is not resolved by mediation within 30 days after the selection of a mediator, either party may submit the dispute to binding arbitration before a panel of three arbitrators. The arbitrators will determine the dispute in accordance with Texas law. Most of the other agreements between us and Clear Channel Communications have similar dispute resolution provisions.

Other Provisions
      The Master Agreement also will contain covenants between us and Clear Channel Communications with respect to other matters, including processing the confidentiality of our and Clear Channel Communications’ information.
Transition Services Agreement
      We will enter into a transition services agreement with Clear Channel Communications or one of its affiliates prior to the completion of the distribution to provide us certain transitional administrative and support services and other assistance. In this information statement, we refer to this agreement as the Transition Services Agreement.
      Clear Channel Communications will provide services to us, including, but not limited to, the following:

•	treasury, payroll and other financial related services;

•	human resources and employee benefits;

•	legal and related services;

•	information systems, network and related services;

•	investment services; and

•	corporate services.
      The agreement also will provide for the lease or sublease of certain facilities used in the operation of our respective businesses.
      The charges for the transition services generally are intended to allow Clear Channel Communications to fully recover the allocated direct costs of providing the services, plus all out-of-pocket costs and expenses, generally without profit. The allocation of costs will be based on various measures depending on the service provided, including relative revenue, employee headcount or number of users of a service.
      The services provided under the Transition Services Agreement will terminate at various times specified in the agreement (generally ranging from three months to one year after the completion of the distribution), but we may terminate any service, other than certain information technology and tax services, by giving at least 90 days’ prior written notice to Clear Channel Communications, and we may terminate tax services with 120 days’ prior written notice. Under the terms of the Transition Services Agreement, Clear Channel Communications will not be liable to us for or in connection with any services rendered pursuant to the agreement or for any actions or inactions taken by Clear Channel Communications in connection with the provision of services. However, Clear Channel Communications will be liable for, and will indemnify us for, liabilities resulting from its gross negligence, willful misconduct, improper use or disclosure of customer information or violations of law, subject to a cap on Clear Channel Communications’ liability of an amount equal to payments made by us to Clear Channel Communications pursuant thereto during the twelve months preceding such event. Additionally, we will indemnify Clear Channel Communications for any losses arising from the provision of services, except to the extent the liabilities are caused by Clear Channel Communications’ gross negligence or material breach of the Transition Services Agreement.
Tax Matters Agreement
      We currently are included in the U.S. federal consolidated income tax return filed by Clear Channel Communications. Additionally, we (and/or one or more of our subsidiaries), on the one hand, and Clear Channel Communications (and/or one or more of its subsidiaries), on the other hand, file tax returns on a consolidated, combined or unitary basis for certain foreign, state and local tax purposes. We and Clear Channel Communications will continue to file tax returns on a consolidated, combined or unitary basis for federal, foreign, state and local tax purposes until the time of the spin-off (each, a “Combined Tax Return”).
      We and Clear Channel Communication have entered into a tax matters agreement that will become effective at the time of the spin-off, to govern the respective rights, responsibilities and obligations of Clear Channel Communications and us with respect to tax liabilities and benefits, tax attributes, tax contests and other matters regarding income taxes, non-income taxes and preparing and filing Combined Tax Returns for taxable periods (or portions thereof) ending on or before the date of the spin-off, which period we refer to as a pre-spin-off period, as well as with respect to any additional taxes incurred by Clear Channel Communications attributable to actions, events or transactions relating to our stock, assets or business following the spin-off, including taxes imposed if the spin-off fails to qualify for tax-free treatment under Section 355 of the Code or if Clear Channel Communications is not able to recognize the Holdco #3 Loss (as defined below).

Preparing and Filing Combined Tax Returns
      Under the tax matters agreement, Clear Channel Communications will have the right and obligation to prepare and file all Combined Tax Returns. We will be required to provide information and to cooperate with Clear Channel Communications in the preparation and filing of these Combined Tax Returns.

Allocation of Tax Liability
      For pre-spin-off periods, Clear Channel Communications generally is responsible for all federal, foreign, state and local taxes attributable to our business and assets to the extent the amount of these taxes exceeds the amount we have paid or will pay to Clear Channel Communications prior to the spin-off in connection with the filing of relevant tax returns. Clear Channel Communications is not required to pay us for its utilization of our tax attributes (or benefits) to reduce federal, foreign, state and local taxes for pre-spin-off periods, whether such utilization occurs upon the filing of a relevant tax return or upon an adjustment to such taxes and whether the tax being reduced is attributable to its or our business and assets.

      In some circumstances, including those discussed below, we will be responsible, and we will indemnify Clear Channel Communications, for any additional federal, foreign, state and local taxes that are imposed for pre-spin-off periods to the extent such additional taxes are imposed as a result of actions, events or transactions relating to our stock, assets or business following the spin-off, or a breach of the relevant representations or covenants made by us in the tax matters agreement. We will also be responsible for all federal, foreign, state and local taxes attributable to our business and assets for taxable periods (or portions thereof) beginning after the date of the spin-off, which period we refer to as a post-spin-off period.

Spin-Off
      We and Clear Channel Communications intend that the spin-off qualify as a reorganization under Sections 355 and 368(a)(1)(D) of the Code. However, if the failure of the spin-off to qualify as a tax-free transaction under Section 355 of the Code (including as a result of Section 355(e) of the Code) is attributable to actions, events or transactions relating to our stock, assets or business, or a breach of the relevant representations or covenants made by us in the tax matters agreement, we have agreed in the tax matters agreement to indemnify Clear Channel Communications and its affiliates against any and all tax-related liabilities. If the failure of the spin-off to qualify under Section 355 of the Code is for any reason for which neither we nor Clear Channel Communications is responsible, we and Clear Channel Communications have agreed in the tax matters agreement that we will each be responsible for 50% of the tax-related liabilities arising from the failure to so qualify.

Tax Contests
      Clear Channel Communications will generally have the right to control all administrative, regulatory and judicial proceedings relating to federal, foreign, state and local taxes attributable to pre-spin-off periods and all proceedings relating to taxes resulting from the failure of the spin-off, or transactions relating to the internal reorganization prior to the spin-off, to qualify as tax-free.

Post-Spin-Off Tax Attributes
      Generally, we may not carry back a loss, credit or other tax attribute from a post-spin-off period to a pre-spin-off period, unless we obtain the consent of Clear Channel Communications and then only to the extent permitted by applicable law.

Holdco #3 Loss
      Prior to the spin-off, Clear Channel Communications will transfer (the “Holdco #3 Exchange”) all of the outstanding stock of Holdco #3 to Holdco #2 in exchange for Holdco #2 common stock and all of Holdco #2’s Series B non-voting preferred stock. Pursuant to a pre-existing binding commitment to be entered into prior to the Holdco #3 Exchange, Clear Channel Communications will immediately sell the Series B preferred stock to a third-party investor. As a result of these transactions, Clear Channel Communications expects to recognize the Holdco #3 Loss.
      Prior to the spin-off, Clear Channel Communications will contribute the common stock of Holdco #2 to us, which we will then contribute to one of our wholly-owned subsidiaries. If Clear Channel Communications is unable to deduct the Holdco #3 Loss for U.S. federal income tax purposes as a result of any action we take following the spin-off or our breach of a relevant representation or covenant made by us in the tax matters agreement, we have agreed in the tax matters agreement to indemnify Clear Channel Communications for the lost tax benefits that Clear Channel Communications would have otherwise realized if it were able to deduct the Holdco #3 Loss.
Employee Matters Agreement
      Upon completion of the distribution, we will have in place an employee matters agreement with Clear Channel Communications covering a number of compensation and employee benefit matters relating to our employees. In general, the employee matters agreement provides that we will be solely responsible for all liabilities and expenses relating to our current and former employees and their covered dependents and beneficiaries, regardless of when incurred. In addition, for a period of one year following the distribution date, neither we nor Clear Channel Communications may, nor will they permit any of their respective subsidiaries, affiliates or agents to, solicit or recruit for employment any employees at the level of vice president and above currently and then in the employ of the other company or its subsidiaries or affiliates, without the prior written consent of the other company.
      Our employees’ participation in the Clear Channel Communications employee plans will end at the time of the spin-off or, in the case of certain plans (including group health), at the end of the month in which the spin-off occurs. We will adopt our own group health plan and certain other welfare benefit plans in order to avoid coverage gaps following the date(s) our employees cease to be covered by the Clear Channel Communications’ plans. We will continue to maintain our 401(k) plan and we will adopt such other incentive compensation and employee plans as we deem necessary or appropriate. Our plans will recognize and give full credit to our current employees for their service with the Clear Channel Communications group before the spin-off.
      Other matters addressed by the employee matters agreement, including the effect of the spin-off on Clear Channel Communications stock options and restricted stock held by our employees, are described in more detail at “Management — Employee Benefit Plans” above.
Use of Clear Channel Communications’ Name and Mark
      After the distribution date, Clear Channel Communications will continue to own all rights in the “Clear Channel” name and logo. We will be required to remove the “Clear Channel” name from the names of our subsidiaries and stop using the “Clear Channel” name and logo shortly after the distribution date.
Products and Services Provided between Clear Channel Communications and Us
      We have provided to, and received from, Clear Channel Communications various products and services on terms comparable to those we provide to third parties. We expect to continue to provide and receive these services following completion of the distribution.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      Clear Channel Communications beneficially and of record holds, and will hold before the spin-off, all of the outstanding shares of our common stock. Holders of Clear Channel Communications common stock, including our directors and executive officers will receive shares of our common stock for shares of Clear Channel Communications common stock held by them.
      The following table provides information with respect to the anticipated beneficial ownership of our common stock by (1) each of our stockholders who we believe will be a beneficial owner of more than 5% of our outstanding common stock, (2) each of our directors and those persons nominated to serve as our directors, (3) each officer named in the Summary Compensation Table, and (4) all of our executive officers and directors as a group. We base the share amounts on each person’s beneficial ownership of Clear Channel Communications common stock as of November 4, 2005, unless we indicate some other basis for the share amounts.

	Shares to Be Owned	Percent
Name of Beneficial Owner	(1)	(2)

Henry Cisneros	—	*
Jeffrey T. Hinson	—	*
L. Lowry Mays (3)	3,561,523	5.2%
Mark P. Mays (4)	181,406	*
Randall T. Mays (5)	133,263	*
Connie McCombs McNab (6)	260,071	*
John N. Simons, Jr.	187	*
Timothy P. Sullivan	—	*
Michael Rapino	1,238	*
David Ian Lane	—	*
FMR Corp. (7)	10,749,769	15.8%
Capital Research and Management Company (8)	7,858,865	11.6%
All directors and executive officers as a group (13 persons) (9)	4,129,565	6.1%

(1)	The amounts included in this column represent the shares of our common stock which will be beneficially owned by the listed individuals based on the distribution ratio of one share of common stock to be received for every eight shares of Clear Channel Communications common stock beneficially owned by such individuals on November 4, 2005 (unless otherwise specified).

(2)	Represents the percentage of our common stock which we expect to be outstanding (based on the expected number of our shares to be distributed based on the number of Clear Channel Communications shares outstanding on November 4, 2005). An asterisk indicates that the percentage of common stock projected to be beneficially owned by the named individual does not exceed 1% of our common stock.

(3)	Includes 6,057 shares held by trusts of which Mr. L. Mays is the trustee, but not a beneficiary, 3,334,663 shares held by the LLM Partners Ltd of which Mr. L. Mays shares control of the sole general partner, 197,140 shares held by the Mays Family Foundation and 12,859 shares held by the Clear Channel Foundation over which Mr. L. Mays has either sole or shared investment or voting authority.

(4)	Includes 19,529 shares held by trusts of which Mr. M. Mays is the trustee, but not a beneficiary, and 127,786 shares held by the MPM Partners, Ltd. Mr. M. Mays controls the sole general partner of MPM Partners, Ltd.

(5)	Includes 21,027 shares held by trusts of which Mr. R. Mays is the trustee, but not a beneficiary, and 77,821 shares held by RTM Partners, Ltd. Mr. R. Mays controls the sole general partner of RTM Partners, Ltd.

(6)	Represents shares held by McCombs Family Ltd. over which Mrs. McNab has shared investment or voting authority.

(7)	Address: 82 Devonshire Street, Boston, Massachusetts 02109. Based on a Schedule 13G/A filed by FMR Corp., Edward C. Johnson III and Abigail Johnson with the SEC on February 14, 2005. The Schedule 13G/A states that the filers have sole voting power with respect to 720,107 shares and sole dispositive power with respect to all shares.

(8)	Address: 333 South Hope Street, Los Angeles, California 90071. Based on a Schedule 13G/A filed by Capital Research and Management Company with the SEC on July 8, 2005. The Schedule 13G/A states that Capital Research, as an investment adviser, is deemed to be the beneficial owner of Clear Channel Communications shares as a result of acting as investment adviser to various investment companies registered under the Investment Company Act of 1940. Capital Research has sole voting power with respect to 2,315,028 shares and sole dispositive power with respect to all shares.

(9)	Includes 40,988 shares held by trusts of which such persons are trustees, but not beneficiaries, 3,334,663 shares held by the LLM Partners, Ltd., 127,786 shares held by the MPM Partners, Ltd., 77,821 shares held by the RTM partners, Ltd., 197,640 shares held by the Mays Family Foundation, 12,859 shares held by the Clear Channel Foundation and 260,071 shares held by McCombs Family Ltd.

DESCRIPTION OF OUR CAPITAL STOCK
      Below we have provided a summary description of our capital stock. This description is not complete. You should read the full text of our amended and restated certificate of incorporation and amended and restated bylaws, which will be included as exhibits to the registration statement of which this information statement is a part, as well as the provisions of applicable Delaware law.
General
      Our authorized capital stock consists of 450,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. Immediately following the distribution, there will be approximately 67,565,591 shares of common stock outstanding (based on the number of outstanding shares of Clear Channel Communications’ common stock at November 4, 2005) and no shares of preferred stock outstanding, other than shares of our preferred stock that may become issuable pursuant to our rights plan described below.
Common Stock
      Each share of our common stock entitles its holder to one vote on all matters on which holders are permitted to vote. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for that purpose. Upon liquidation, subject to preferences that may be applicable to any outstanding preferred stock, the holders of our common stock will be entitled to a pro rata share in any distribution to stockholders. The holders of our common stock are not entitled to any preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are fully paid and nonassessable.
Preferred Stock
      Our board of directors has the authority, without action by our stockholders, to designate and issue our preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of our common stock. It is not possible to state the actual effect of the issuance of any shares of our preferred stock upon the rights of holders of our common stock until our board of directors determines the specific rights of the holders of our preferred stock. However, the effects might include, among other things:

•	restricting dividends on our common stock;

•	diluting the voting power of our common stock;

•	impairing the liquidation rights of our common stock; or

•	delaying or preventing a change in control of our company without further action by our stockholders.
      At the closing of the distribution, no shares of our preferred stock will be outstanding, other than shares of our preferred stock that may become issuable pursuant to our rights plan described below. We have no present plans to issue any additional shares of our preferred stock.
      As of the completion of the distribution, 20 million shares of our junior participating preferred stock will be reserved for issuance upon exercise of our preferred share purchase rights. See “— The Rights Agreement.”

Provisions of Our Amended and Restated Certificate of Incorporation Relating to Related-Party Transactions and Corporate Opportunities
      In order to address potential conflicts of interest between us and Clear Channel Communications, our amended and restated certificate of incorporation contains provisions regulating and defining the conduct of our affairs as they may involve Clear Channel Communications and its officers and directors, and our powers, rights, duties and liabilities and those of our officers, directors and stockholders in connection with our relationship with Clear Channel Communications. In general, these provisions recognize that we and Clear Channel Communications may engage in the same or similar business activities and lines of business, have an interest in the same areas of corporate opportunities and will continue to have contractual and business relations with each other, including officers and directors or both of Clear Channel Communications serving as our officers or directors or both.
      Our amended and restated certificate of incorporation provides that, subject to any written agreement to the contrary, Clear Channel Communications will have no duty to refrain from engaging in the same or similar business activities or lines of business as us or doing business with any of our clients, customers or vendors or employing or otherwise engaging or soliciting any of our officers, directors or employees.
      If one of our directors or officers who is also a director or officer of Clear Channel Communications learns of a potential transaction or matter that may be a corporate opportunity for both us and Clear Channel Communications, our amended and restated certificate of incorporation provides that we will have renounced our interest in the corporate opportunity unless that opportunity is expressly offered to that person in writing solely in his or her capacity as our director or officer.
      If one of our officers or directors, who also serves as a director or officer of Clear Channel Communications, learns of a potential transaction or matter that may be a corporate opportunity for both us and Clear Channel Communications, our amended and restated certificate of incorporation provides that the director or officer will have no duty to communicate or present that corporate opportunity to us and will not be liable to us or our stockholders for breach of fiduciary duty by reason of Clear Channel Communications’ actions with respect to that corporate opportunity.
      Clear Channel Communications’ radio business conducts concert events from time to time. In the event Clear Channel Communications expands its operations in this area, it may compete with us.
      For purposes of our amended and restated certificate of incorporation, “corporate opportunities” include, but are not limited to, business opportunities that we are financially able to undertake, that are, from their nature, in our line of business, of practical advantage to us and are ones in which we would have an interest or a reasonable expectancy.
      The corporate opportunity provisions in the restated certificate will expire on the date that no person who is a director or officer of us is also a director or officer of Clear Channel Communications.
      By becoming a stockholder in our company, you will be deemed to have notice of and have consented to the provisions of our amended and restated certificate of incorporation related to corporate opportunities that are described above.
Anti-Takeover Effects of Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and Delaware Law
      Some provisions of Delaware law and our amended and restated certificate of incorporation and amended and restated bylaws could make the following more difficult:

•	acquisition of us by means of a tender offer or merger;

•	acquisition of us by means of a proxy contest or otherwise; or

•	removal of our incumbent officers and directors.

      These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions also are designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging those proposals because negotiation of them could result in an improvement of their terms.

Election and Removal of Directors
      Our amended and restated certificate of incorporation provides that our board of directors is divided into three classes. The term of the first class of directors expires at our 2007 annual meeting of stockholders, the term of the second class of directors expires at our 2008 annual meeting of stockholders and the term of the third class of directors expires at our 2009 annual meeting of stockholders. At each of our annual meetings of stockholders, the successors of the class of directors whose term expires at that meeting of stockholders will be elected for a three-year term, one class being elected each year by our stockholders. This system of electing and removing directors may discourage a third-party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of our directors.
      Our amended and restated certificate of incorporation requires that directors may only be removed for cause and only by the affirmative vote of not less than 80% of votes entitled to be cast by the outstanding capital stock in the election of our board of directors.

Size of Board and Vacancies
      Our amended and restated certificate of incorporation provides that the number of directors on our board of directors will be fixed exclusively by our board of directors. Newly created directorships resulting from any increase in our authorized number of directors will be filled solely by the vote of our remaining directors in office. Any vacancies in our board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled solely by the vote of our remaining directors in office.

Stockholder Action by Written Consent; Calling of Special Meeting
      Our amended and restated certificate of incorporation provides that except as otherwise provided by the resolution or resolutions adopted by our board of directors designating the rights, powers and preferences of any preferred stock, any action required or permitted to be taken by stockholders may be effected only at a duly called annual or special meeting of stockholders and may not be effected by a written consent or consents by stockholders in lieu of such a meeting. Except as otherwise required by law or provided by the resolution or resolutions adopted by our board of directors designating the rights, powers and preferences of any preferred stock, special meetings of our stockholders may be called only by the chairman of our board of directors or our board of directors pursuant to a resolution approved by a majority of our entire board of directors and any other power of stockholders to call a special meeting is specifically denied. No business other than that stated in the notice of the special meeting shall be transacted at any special meeting.

Amendments to our Amended and Restated Bylaws
      Our amended and restated certificate of incorporation and amended and restated bylaws provide that the provisions of our amended and restated bylaws relating to the calling of meetings of stockholders, notice of meetings of stockholders, quorum and adjournment, conduct of business at meetings of stockholders, procedure for election of directors, stockholder action by written consent, advance notice of stockholder business or director nominations, the authorized number of directors, the classified board structure, the filling of director vacancies or the removal of directors and indemnification of directors and officers (and any provision relating to the amendment of any of these provisions) may only be amended by the vote of a majority of our entire board of directors or by the vote of at least 80% of the voting power of the outstanding capital stock entitled to vote generally in the election of our board of directors. Our amended and restated certificate of incorporation and amended and restated bylaws provide that any other provision of our amended and restated bylaws may only be amended by the vote of a majority of our entire board of directors or by the vote of holders of a majority of the voting power of the outstanding capital stock entitled to vote generally in the election of our board of directors.

Amendment of Certain Amended and Restated Certificate of Incorporation Provisions
      Our amended and restated certificate of incorporation provides that the provisions of our amended and restated certificate of incorporation relating to corporate opportunities and conflicts of interest, board of directors, bylaws, limitations on liability and indemnification of directors and officers, stockholder action (and any provision relating to the amendment of any of these provisions) may only be amended by at least 80% of the voting power of the outstanding capital stock entitled to vote generally in the election of our board of directors. Our amended and restated certificate of incorporation provides that any other provision of our amended and restated certificate of incorporation may only be amended by the vote of a majority of the voting power of the outstanding capital stock entitled to vote generally in the election of our board of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals
      Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of our board of directors or a committee of our board of directors.
      In general, for nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must give notice in writing to our secretary 90 to 120 days before the first anniversary of the preceding year’s annual meeting, and the business must be a proper matter for stockholder action. The stockholder’s notice must include for each proposed nominee and business, as applicable, (i) all required information under the Securities Exchange Act of 1934, as amended, (ii) the proposed nominee’s written consent to serve as a director if elected, (iii) a brief description of the proposed business, (iv) the reasons for conducting the business at the meeting, (v) the stockholder’s material interest in the business, (vi) the stockholder’s name and address and (vii) the class and number of our shares which the stockholder owns.
      In general, only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to our notice of meeting. At a special meeting of stockholders at which directors are to be elected pursuant to our notice of meeting, a stockholder who is a stockholder of record at the time of giving notice, who is entitled to vote at the meeting and who complies with the notice procedures, may nominate proposed nominees. In the event we call a special meeting of stockholders to elect one or more directors, a stockholder may nominate a person or persons if the stockholder’s notice is delivered to our secretary 90 to 120 days before the such special meeting, or, if later, within 10 days of public announcement of the special meeting.
      Only such persons who are nominated in accordance with the procedures set forth in our amended and restated bylaws shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in our amended and restated bylaws. The chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed in accordance with the procedures set forth in our amended and restated bylaws and, if any proposed nomination or business is not in compliance with our amended and restated bylaws, to declare that such defective proposal or nomination shall be disregarded.

Delaware Anti-Takeover Law
      Our amended and restated certificate of incorporation and the Delaware General Corporation Law (the “DGCL”) contain provisions that may delay or prevent an attempt by a third-party to acquire control of us. The requirements of Section 203 of the DGCL will be applicable to us. In general, Section 203 prohibits, for a period of three years, designated types of business combinations, including mergers, between us and any third-party that owns 15% or more of our common stock. This provision does not apply if:

•	our board of directors approves of the transaction before the third-party acquires 15% of our stock;

•	the third-party acquires at least 85% of our stock at the time its ownership goes past the 15% level; or

•	our board of directors and two-thirds of the shares of our common stock not held by the third-party vote in favor of the transaction.
      In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person that, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation’s voting stock. This may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of our common stock.

No Cumulative Voting
      Our amended and restated certificate of incorporation and amended and restated bylaws do not provide for cumulative voting in the election of directors.

Undesignated Preferred Stock
      The authorization of our undesignated preferred stock makes it possible for our board of directors to issue our preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes of control of our management.
The Rights Agreement
      Our board of directors will adopt a rights agreement prior to the distribution. Pursuant to our rights agreement, one preferred share purchase right will be issued for each outstanding share of our common stock (a “right”). Each right being issued will be subject to the terms of our rights agreement.
      Our board of directors will adopt our rights agreement to protect our stockholders from coercive or otherwise unfair takeover tactics. In general terms, our rights agreement works by imposing a significant penalty upon any person or group that acquires 15% or more of our outstanding common stock, and in the case of certain Schedule 13G filers, 20% or more of our outstanding common stock, without the approval of our board of directors.
      We provide the following summary description below. Please note, however, that this description is only a summary, is not complete, and should be read together with our entire rights agreement, which has been publicly filed with the Securities and Exchange Commission as an exhibit to the registration statement of which this information statement is a part.

The Rights
      Our board of directors will authorize the issuance of one right for each share of our common stock outstanding on the date the distribution is completed.
      Our rights will initially trade with, and will be inseparable from, our common stock. Our rights will be evidenced only by certificates that represent shares of our common stock. New rights will accompany any new shares of common stock we issue after the date the distribution is completed until the date on which the rights are distributed as described below.

Exercise Price
      Each right will allow its holder to purchase from us one one-hundredth of a share of our Series A junior participating preferred stock for $80.00, once the rights become exercisable. Prior to exercise, our right does not give its holder any dividend, voting or liquidation rights.

Exercisability
      Each right will not be exercisable until:

•	ten days after the public announcement that a person or group has become an “acquiring person” by obtaining beneficial ownership of 15% or more of our outstanding common stock or, in the case of certain Schedule 13G filers, 20% or more of our outstanding common stock, or, if earlier,

•	ten business days (or a later date determined by our board of directors before any person or group becomes an acquiring person) after a person or group begins a tender or exchange offer that, if completed, would result in that person or group becoming an acquiring person.
      Until the date our rights become exercisable, our common stock certificates also evidence our rights, and any transfer of shares of our common stock constitutes a transfer of our rights. After that date, our rights will separate from our common stock and be evidenced by book-entry credits or by rights certificates that we will mail to all eligible holders of our common stock. Any of our rights held by an acquiring person are void and may not be exercised.

Consequences of a Person or Group Becoming an Acquiring Person

•	Flip In. If a person or group becomes an acquiring person, all holders of our rights except the acquiring person may, for the then applicable exercise price, purchase shares of our common stock with a market value of twice the then applicable exercise price, based on the market price of our common stock prior to such acquisition.

•	Flip Over. If we are later acquired in a merger or similar transaction after the date our rights become exercisable, all holders of our rights except the acquiring person may, for the then applicable exercise price, purchase shares of the acquiring corporation with a market value of twice the then applicable exercise price, based on the market price of the acquiring corporation’s stock prior to such merger.

Expiration
      Our rights will expire on the tenth anniversary of the distribution date.

Redemption
      Our board of directors may redeem our rights for $0.01 per right at any time before the rights separate from our common stock and rights certificates are mailed to eligible holders of our common stock. If our board of directors redeems any of our rights, it must redeem all of our rights. Once our rights are redeemed, the only right of the holders of our rights will be to receive the redemption price of

$0.01 per right. The redemption price will be adjusted if we have a stock split or stock dividends of our common stock.

Exchange
      After a person or group becomes an acquiring person, but before an acquiring person owns 50% or more of our outstanding common stock, our board of directors may extinguish our rights by exchanging one share of our common stock or an equivalent security for each right, other than rights held by the acquiring person.

Anti-Dilution Provisions
      Our board of directors may adjust the purchase price of our preferred stock, the number of shares of our preferred stock issuable and the number of our outstanding rights to prevent dilution that may occur from a stock dividend, a stock split or a reclassification of our preferred stock or common stock. No adjustments to the purchase price of our preferred stock of less than 1% will be made.

Amendments
      The terms of our rights agreement may be amended by our board of directors without the consent of the holders of our rights. After a person or group becomes an acquiring person, our board of directors may not amend the agreement in a way that adversely affects holders of our rights.
Pre-Distribution Transactions with Clear Channel Communications
      Our amended and restated certificate of incorporation provides that neither any agreement nor any transaction entered into between us or any of our affiliated companies and Clear Channel Communications and any of its affiliated companies prior to the distribution nor the subsequent performance of any such agreement will be considered void or voidable or unfair to us because Clear Channel Communications or any of its affiliated companies is a party or because directors or officers of Clear Channel Communications were on our board of directors when those agreements or transactions were approved. In addition, those agreements and transactions and their performance will not be contrary to any fiduciary duty of any directors or officers of our company or any affiliated company.
Limitation on Liability of Directors and Indemnification of our Directors and Officers
      Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person is made a party by reason of the fact that the person is or was a director, officer, employee of or agent to the corporation (other than an action by or in the right of the corporation — a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.
      Our amended and restated certificate of incorporation provides that no director shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except as required by law, as in effect from time to time. Currently, Section 102(b)(7) of the DGCL requires that liability be imposed for the following:

•	any breach of the director’s duty of loyalty to our company or our stockholders;

•	any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; and

•	any transaction from which the director derived an improper personal benefit.
      Our amended and restated bylaws and our amended and restated certificate of incorporation provide that, to the fullest extent permitted by the DGCL, as now in effect or as amended, we will indemnify and hold harmless any person made or threatened to be made a party to any action by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was our director or officer, or while our director or officer is or was serving, at our request, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by us, whether the basis of such proceeding is an alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director or officer, employee or agent. We will reimburse the expenses, including attorneys’ fees, incurred by a person indemnified by this provision when we receive an undertaking by or on behalf of such person to repay such amounts if it is ultimately determined that the person is not entitled to be indemnified by us. Any amendment of this provision will not reduce our indemnification obligations relating to actions taken before an amendment.
      We intend to obtain policies insuring our directors and officers and those of our subsidiaries against certain liabilities they may incur in their capacity as directors and officers. Under these policies, the insurer, on our behalf, may also pay amounts for which we have granted indemnification to the directors or officers.
Transfer Agent and Registrar
      The transfer agent and registrar for our common stock is The Bank of New York.
New York Stock Exchange Listing
      Our common stock has been approved for listing on the New York Stock Exchange under the symbol “LYV.”
DESCRIPTION OF INDEBTEDNESS
      The following is a description of some of the anticipated material terms of the senior secured credit facility. This summary is qualified in its entirety by the specific terms and provisions reflected in the form of this agreement, a copy of which will be filed as an exhibit to the registration statement of which this information statement is a part. We encourage you to read the forms of this agreement. Negotiation of this agreement is ongoing and subject to the completion of definitive documentation. We cannot be certain that the terms described below will not change or be supplemented.

Senior Secured Credit Facility
      Prior to or concurrently with the completion of the distribution, one of our operating subsidiaries, Holdco #3, which owns more than 95% of the gross value of our assets, will enter into a $575.0 million senior secured credit facility consisting of:

•	a $325.0 million 7 1/2-year term loan; and

•	a $250.0 million 6 1/2-year revolving credit facility, of which up to $200.0 million will be available for the issuance of letters of credit and up to $100.0 million will be available for borrowings in foreign currencies.
      The 6 1/2-year revolving credit facility will provide for up to $200.0 million to be available for the issuance of letters of credit, drawings under which reduce the amount available under the revolving credit facility. Availability under the senior secured credit facility will be subject to various conditions precedent typical of syndicated loans.
      Subject to then market pricing and maturity extending longer than that of the senior secured credit facility, we will be able to add additional term and revolving credit facilities in an aggregate amount not to exceed $250.0 million.
      The terms and provisions governing the senior secured credit facility are under ongoing negotiations, and we currently anticipate that the significant agreements of that facility will consist of the following:

•	the senior secured credit facility will be secured by a first priority lien on substantially all of our domestic assets (other than real property and deposits maintained by us in connection with promoting or producing live entertainment events) and a pledge of the capital stock of our domestic subsidiaries and a portion of the capital stock of certain of our foreign subsidiaries;

•	borrowings in foreign currencies by our foreign subsidiaries will, in addition, be secured by a first priority lien on substantially all of our foreign assets (other than real property and deposits maintained by us in connection with promoting or producing live entertainment events) and a pledge of the capital stock of all subsidiaries held by such borrowing subsidiary;

•	borrowings under the 7 1/2-year term loan facility will bear interest at floating rates equal, at our option, to either (1) the base rate (which is the greater of the prime rate offered by the administrative agent or the federal funds rate plus 0.50%) plus 1.25% or (2) Adjusted LIBOR plus 2.25%;

•	borrowings under the 6 1/2-year revolving facility will bear interest at floating rates equal, at our option, to either (1) the base rate (which is the greater of the prime rate offered by the administrative agent or the federal funds rate plus 0.50%) plus 0.75% or (2) Adjusted LIBOR plus 1.75%;

•	Sterling and Euro-denominated borrowings under the 6 1/2-year revolving facility will bear interest at floating rates equal to either Adjusted LIBOR or Adjusted EURIBOR, respectively, plus 1.75%;

•	borrowings in other foreign currency denominations under the 6 1/2-year revolving facility will bear interest at rates to be agreed upon;

•	following delivery of our December 31, 2005 audited financial statements to our lenders, the interest rates applicable to U.S. Dollar, Sterling or Euro-denominated borrowings under the 6 1/2-year revolving facility will, from time to time, be determined and adjusted based on our total leverage;

•	interest rates will be increased by 2.00% on past-due amounts;

•	interest on base rate loans will be payable quarterly on the last day of each March, June, September and December;

•	interest on Adjusted LIBOR and Adjusted EURIBOR loans will generally be payable as of the last day of an interest period but in any event, no less frequently than every three months on interest periods of greater than three months;

•	we will pay a commitment fee based on the undrawn balance of the 6 1/2-year revolving credit facility and we will pay letter of credit fees on letter of credit amounts that are available for drawing;

•	scheduled installments of principal reductions on the 7 1/2-year term loan will commence three months after its funding and will be payable quarterly and in amounts to be determined;

•	we will be permitted to prepay the term loan and to permanently reduce revolving credit commitments, in whole or in part, at any time without penalty, other than a prepayment fee of 1% of the amount the term loan voluntarily prepaid before the first anniversary date of that loan; however, if a prepayment of principal is made with respect to an Adjusted LIBOR or Adjusted EURIBOR loan on a date other than the last day of the applicable interest period, we will be required to compensate the lenders for losses and expenses incurred as a result of the prepayment;

•	amounts prepaid at our option will be applied, at our discretion, to prepay the term loans or revolving loans;

•	we will be required to prepay the 7 1/2-year term loan from certain asset sale proceeds and casualty and condemnation proceeds that we do not reinvest within a 365-day period (or in some instances, within 180 days after such 365-day period) or from debt issuance proceeds if our leverage condition then exceeds a prescribed ratio, with all such proceeds being applied pro ratably to scheduled installments of principal reductions;

•	the senior secured credit facility will require us to meet minimum financial requirements, and in addition, the senior secured credit facility may include restrictive covenants that, among other things, restrict our ability to:

••	incur additional debt;

••	pay dividends and make distributions;

••	make certain investments and acquisitions;

••	repurchase our stock and prepay certain indebtedness;

••	create liens;

••	enter into agreements with affiliates;

••	modify our nature of business;

••	enter into sale and leaseback transactions;

••	transfer and sell material assets; and

••	merge or consolidate; and

•	the senior secured credit facility may contain customary events of default, including without limitation payment defaults, material breaches of representations and warranties, covenant defaults, cross defaults to certain material indebtedness in excess of specified amounts, certain events of bankruptcy and insolvency, imposition of final judgments in excess of specified amounts, certain ERISA defaults, failure of any guaranty or security documents materially supporting the senior secured credit facility to be in full force and effect and a change of control.
      Our failure to comply with the terms and covenants in our indebtedness could lead to a default under the terms of those documents, which would entitle the lenders to accelerate the indebtedness and declare all amounts owed due and payable. We cannot be certain the terms described herein will not change or be supplemented.

      After giving effect to the borrowings under our senior secured credit facility, we expect to have approximately $367.6 million of indebtedness for borrowed money outstanding, and such prospective indebtedness is currently rated B1 by Moody’s Investors Services, Inc. and B+ by Standards & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., which is currently below the ratings given to Clear Channel Communications’ senior debt by such ratings agencies. We expect that approximately $200.0 million of the revolving credit facility will remain available for working capital and general corporate purposes of Holdco #3 and its subsidiaries immediately following the completion of the distribution and the transfer of approximately $50.0 million of letters of credit previously issued under Clear Channel Communications’ credit facilities on behalf of certain Holdco #3 subsidiaries. The issuance of letters of credit will reduce this availability by the notional amount of issued letters of credit. However, on or prior to the distribution date, we may draw advances under the senior secured credit facility for working capital and other general corporate purposes.
DESCRIPTION OF SUBSIDIARY PREFERRED STOCK
      Prior to the completion of the distribution, third-party investors unrelated to Clear Channel Communications will acquire all of the shares of mandatorily redeemable Series A (voting) and Series B (non-voting) preferred stock of Holdco #2, one of our subsidiaries. The terms of the preferred stock are subject to ongoing negotiation. We cannot be certain the terms described below will not be changed or supplemented.
      This preferred stock will consist of 200,000 shares of Series A redeemable preferred stock having an aggregate liquidation preference of $20 million, plus accrued but unpaid dividends, and 200,000 shares of Series B redeemable preferred stock having an aggregate liquidation preference of $20 million, plus accrued but unpaid dividends. We expect the holders of the Series A redeemable preferred stock will have the right to appoint one out of four members to Holdco #2’s board of directors and to otherwise control 25% of the voting power of all outstanding shares of Holdco #2. We anticipate the Series B redeemable preferred stock will have no voting rights other than the right to vote as a class with the Series A redeemable preferred stock to elect one additional member to the board of directors of Holdco #2 in the event Holdco #2 breaches certain terms of the designations of the preferred stock. Each of the Series A and Series B redeemable preferred stock is expected to pay an annual cash dividend of approximately 13% and will be mandatorily redeemable upon the six year anniversary of the date of issuance. Holdco #2 will be required to make an offer to purchase the Series A and Series B redeemable preferred stock at 101% of each series liquidation preference in the event of a change of control. The Series A and Series B redeemable preferred stock will rank pari passu to each other and will be senior to all other classes or series of capital stock of Holdco #2 with respect to dividends and with respect to liquidation or dissolution of Holdco #2. In addition, Holdco #2 is prohibited from issuing any capital stock ranking senior to the Series A and Series B redeemable preferred stock without the prior consent of the holders of a majority of the Series A redeemable preferred stock and the holders of a majority of the Series B redeemable preferred stock. We expect the Series A and Series B redeemable preferred stock will be subject to financial and other covenants substantially similar to the covenants contained in our senior secured credit facility. See “— Incurrence of Debt.” Holdco #2’s preferred stock designation contains a covenant that our leverage ratio cannot exceed 4.0 to 1; if we breach this covenant we will be required to pay additional dividends of 200 to 700 basis points, depending on the leverage ratio. If we default under any of the other covenants applicable to Holdco #2’s preferred stock, the holders of our preferred stock would be entitled to elect an additional director to Holdco #2’s board of directors, and we will have to pay additional dividends of 250 basis points.
WHERE YOU CAN FIND MORE INFORMATION
      We have filed with the Securities and Exchange Commission (SEC) a registration statement on Form 10 under the Securities Exchange Act of 1934 (Exchange Act) with respect to the common stock being distributed. This information statement, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the shares of our common stock, reference is made to the registration statement. Statements contained in this information statement as to the contents of any contract or other document are not necessarily complete. We are not currently subject to the informational requirements of the Exchange Act. As a result of the distribution of the shares of our common stock, we will become subject to the informational requirements of the Exchange Act and, in accordance therewith, will file reports and other information with the SEC. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington, D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov.
      As a result of the distribution, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and, in accordance with the Exchange Act, we will file periodic reports, proxy statements and other information with the SEC.
      We intend to furnish holders of our common stock with annual reports containing consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles and audited and reported on, with an opinion expressed, by an independent registered public accounting firm.
      No person is authorized to give any information or to make any representations with respect to the matters described in this information statement other than those contained in this information statement or in the documents incorporated by reference in this information statement and, if given or made, such information or representation must not be relied upon as having been authorized by us or Clear Channel Communications. Neither the delivery of this information statement nor consummation of the spin-off contemplated hereby shall, under any circumstances, create any implication that there has been no change in our affairs or those of Clear Channel Communications since the date of this information statement, or that the information in this information statement is correct as of any time after its date.

INDEX TO COMBINED FINANCIAL STATEMENTS AND SCHEDULE
CCE SPINCO, INC.

Report of Independent Registered Public Accounting Firm
Board of Directors
Clear Channel Communications, Inc., owner of Clear Channel Entertainment
      We have audited the accompanying combined balance sheets of Clear Channel Entertainment (a division of Clear Channel Communications, Inc. as defined in Note A) (the Company) as of December 31, 2004 and 2003, and the related combined statements of operations, changes in owner’s equity, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Clear Channel Entertainment at December 31, 2004 and 2003, and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.
      As discussed in Note B to the combined financial statements, in 2002 the Company changed its method of accounting for goodwill.
/s/ Ernst & Young LLP
San Antonio, Texas

July 29, 2005, except for the second and third paragraphs of Note M, as to which the dates are August 10, 2005, and November 7, 2005, respectively

COMBINED BALANCE SHEETS

	December 31,

	2004	2003

	(In thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$179,137	$116,360
Accounts receivable, less allowance of $10,174 in 2004 and $11,595 in 2003	167,868	180,387
Prepaid expenses	83,546	88,657
Other current assets	42,006	38,213

Total Current Assets	472,557	423,617
PROPERTY, PLANT AND EQUIPMENT
Land, buildings and improvements	880,881	804,722
Furniture and other equipment	155,563	137,579
Construction in progress	14,917	42,319

	1,051,361	984,620
Less accumulated depreciation	258,045	202,466

	793,316	782,154
INTANGIBLE ASSETS
Definite-lived intangibles, net	14,838	15,633
Goodwill	44,813	127,076
OTHER ASSETS
Notes receivable	7,110	9,198
Investments in, and advances to, nonconsolidated affiliates	27,002	19,717
Deferred tax asset	97,317	92,274
Other assets	21,753	26,046

Total Assets	$1,478,706	$1,495,715

LIABILITIES AND OWNER’S EQUITY
CURRENT LIABILITIES
Accounts payable	$31,440	$41,298
Deferred income	184,413	169,370
Accrued expenses	362,278	335,800
Current portion of long-term debt	1,214	1,283

Total Current Liabilities	579,345	547,751
Long-term debt	20,564	21,344
Debt with Clear Channel Communications	628,897	595,211
Other long-term liabilities	88,997	139,403
Minority interest	3,927	3,723
Commitment and contingent liabilities (Note F)
OWNER’S EQUITY
Owner’s net investment	4,358,352	4,387,447
Retained deficit	(4,187,855)	(4,204,115)
Accumulated other comprehensive income (loss)	(13,521)	4,951

Total Owner’s Equity	156,976	188,283

Total Liabilities and Owner’s Equity	$1,478,706	$1,495,715

See Notes to Combined Financial Statements

COMBINED STATEMENTS OF OPERATIONS

	Year Ended December 31,

	2004	2003	2002

	(In thousands)
Revenue	$2,806,128	$2,707,902	$2,473,319
Operating expenses:
Divisional operating expenses	2,645,293	2,506,635	2,302,707
Depreciation and amortization	64,095	63,436	64,836
Loss (gain) on sale of operating assets	6,371	(978)	(15,241)
Corporate expenses	31,386	30,820	26,101

Operating income	58,983	107,989	94,916
Interest expense	3,119	2,788	3,998
Intercompany interest expense	42,355	41,415	58,608
Equity in earnings (loss) of nonconsolidated affiliates	2,906	1,357	(212)
Other income (expense) — net	(1,690)	3,224	332

Income before income taxes and cumulative effect of a change in accounting principle	14,725	68,367	32,430
Income tax (expense) benefit:
Current	55,946	68,272	(40,102)
Deferred	(54,411)	(79,607)	11,103

Income before cumulative effect of a change in accounting principle	16,260	57,032	3,431
Cumulative effect of a change in accounting principle, net of tax of, $198,640	—	—	(3,932,007)

Net income (loss)	16,260	57,032	(3,928,576)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(18,472)	(22,163)	30,545

Comprehensive income (loss)	$(2,212)	$34,869	$(3,898,031)

Basic and diluted pro forma income before cumulative effect of a change in accounting principle per common share (unaudited)	$0.24	$0.84	$0.05

Basic and diluted pro forma common shares outstanding (unaudited)	67,565	67,565	67,565

See Notes to Combined Financial Statements

COMBINED STATEMENTS OF CHANGES IN OWNER’S EQUITY

			Accumulated
			Other
			Comprehensive
	Owner’s Net	Retained	Income
	Investment	Deficit	(Loss)	Total

	(In thousands)
Balances at December 31, 2001	$4,037,976	$(332,571)	$(3,431)	$3,701,974
Net loss	—	(3,928,576)	—	(3,928,576)
Contributions from Owner	426,971	—	—	426,971
Dividends to Owner	—			—
Currency translation adjustment	—	—	30,545	30,545

Balances at December 31, 2002	4,464,947	(4,261,147)	27,114	230,914
Net income		57,032	—	57,032
Contributions from Owner	15,050	—	—	15,050
Dividends to Owner	(92,550)			(92,550)
Currency translation adjustment	—	—	(22,163)	(22,163)

Balances at December 31, 2003	4,387,447	(4,204,115)	4,951	188,283
Net income	—	16,260	—	16,260
Contributions from Owner	34,968	—	—	34,968
Dividends to Owner	(64,063)			(64,063)
Currency translation adjustment	—	—	(18,472)	(18,472)

Balances at December 31, 2004	$4,358,352	$(4,187,855)	$(13,521)	$156,976

See Notes to Combined Financial Statements

COMBINED STATEMENTS OF CASH FLOWS

	Year Ended December 31,

	2004	2003	2002

	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$16,260	$57,032	$(3,928,576)
Reconciling items:
Cumulative effect of a change in accounting principle, net of tax	—	—	3,932,007
Depreciation	60,918	60,421	61,548
Amortization of intangibles	3,177	3,015	3,288
Deferred income tax expense (benefit)	54,411	79,607	(11,103)
Current tax expense (benefit) contributed by (dividends to) owner	(64,063)	(92,550)	9,332
Non-cash compensation expense	1,084	1,302	1,401
Loss (gain) on sale of operating and fixed assets	10,687	(978)	(15,241)
Equity in (earnings) loss of nonconsolidated affiliates	(2,906)	(1,357)	212
Minority interest expense	3,300	3,280	3,794
Increase (decrease) other, net	(462)	(266)	(311)
Changes in operating assets and liabilities, net of effects of acquisitions:
Decrease (increase) in accounts receivable	11,100	(28,061)	28,507
Decrease (increase) in prepaid expenses	5,527	9,053	(23,038)
Decrease (increase) in other assets	1,178	2,646	(10,334)
Increase (decrease) in accounts payable, accrued expenses and other liabilities	6,195	55,172	64,238
Increase (decrease) in deferred income	16,047	(7,328)	30,822
Increase (decrease) in minority interest liability	(2,555)	(2,275)	(4,309)

Net cash provided by operating activities	119,898	138,713	142,237
CASH FLOWS FROM INVESTING ACTIVITIES
Decrease (increase) in notes receivable, net	1,943	14,795	1,311
Decrease (increase) in investments in, and advances to, nonconsolidated affiliates — net	(1,413)	8,437	1,667
Purchases of property, plant and equipment	(73,435)	(69,936)	(68,185)
Proceeds from disposal of assets	3,581	584	47,518
Acquisition of operating assets	(13,727)	(5,284)	(12,785)
Decrease (increase) in other — net	(1,025)	(556)	(855)

Net cash used in investing activities	(84,076)	(51,960)	(31,329)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from (payments on) debt with Clear Channel Communications	24,079	(53,859)	(104,829)
Proceeds from long-term debt	6,725	—	1,500
Payments on long-term debt	(7,550)	(3,035)	(8,952)

Net cash provided by (used in) financing activities	23,254	(56,894)	(112,281)
Effect of exchange rate changes on cash	3,701	(18,396)	8,366
Net increase in cash and cash equivalents	62,777	11,463	6,993
Cash and cash equivalents at beginning of year	116,360	104,897	97,904

Cash and cash equivalents at end of year	$179,137	$116,360	$104,897

SUPPLEMENTAL DISCLOSURE
Cash paid during the year for:
Interest	3,048	2,564	4,424
See Notes to Combined Financial Statements

NOTES TO COMBINED FINANCIAL STATEMENTS
NOTE A — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation
      The combined financial statements of Clear Channel Entertainment (the “Company”), a division of Clear Channel Communications, Inc. (“Clear Channel Communications”), a diversified media company with operations in radio broadcasting, outdoor advertising and live entertainment, present the stand alone financial position, results of operations, and cash flows of the live entertainment segment and sports representation business of Clear Channel Communications. It is the intention of Clear Channel Communications to distribute its ownership interest in the Company to its common shareholders. Clear Channel Communications expects the distribution to take the form of a spin-off by means of a special dividend to the common shareholders of Clear Channel Communications.

Nature of Business
      The Company has two principal business segments: global music and global theater. Global music operations include the promotion and production of live music performances and tours by music artists in venues owned and operated by the Company and in third-party venues rented by the Company. Global theater operations present and produce touring and other theatrical performances in venues owned and operated by the Company and in third-party venues rented by the Company. In addition, the Company has operations in the specialized motor sports, sport representation and other businesses.

Principles of Combination
      The combined financial statements are comprised of businesses included in the consolidated financial statements and accounting records of Clear Channel Communications, using the historical basis of assets and liabilities of the entertainment business. The international assets of the Company were contributed by Clear Channel Communications through a non-cash capital contribution to the Company of $383.1 million in 2002. Significant intercompany accounts among the combined businesses have been eliminated in consolidation. Investments in nonconsolidated affiliates are accounted for using the equity method of accounting.

Cash and Cash Equivalents
      Cash and cash equivalents include all highly liquid investments with an original maturity of three months or less.

Allowance for Doubtful Accounts
      The Company evaluates the collectibility of its accounts receivable based on a combination of factors. In circumstances where it is aware of a specific customer’s inability to meet its financial obligations, it records a specific reserve to reduce the amounts recorded to what it believes will be collected. For all other customers, it recognizes reserves for bad debt based on historical experience of bad debts as a percent of revenues for each business unit, adjusted for relative improvements or deteriorations in the agings and changes in current economic conditions. When accounts receivable are determined to be uncollectible, the amount of the receivable is written off against the allowance for doubtful accounts.

Prepaid Expenses
      The majority of the Company’s prepaid expenses relate to event expenses including show advances and deposits and other costs directly related to future entertainment events. Such costs are charged to operations upon completion of the related events.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

Purchase Accounting
      The Company accounts for its business acquisitions under the purchase method of accounting. The total cost of acquisitions is allocated to the underlying identifiable net assets based on their respective estimated fair values. The excess of the purchase price over the estimated fair values of the assets acquired is recorded as goodwill. Determining the fair value of assets acquired and liabilities assumed requires management’s judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash inflows and outflows, discount rates, asset lives and market multiples, among other items. In addition, reserves have been established on the Company’s balance sheet related to acquired liabilities and qualifying restructuring costs and contingencies based on assumptions made at the time of acquisition. The Company evaluates these reserves on a regular basis to determine the adequacies of the amounts.

Property, Plant and Equipment
      Property, plant and equipment are stated at cost or fair value at date of acquisition. Depreciation is computed using the straight-line method at rates that, in the opinion of management, are adequate to allocate the cost of such assets over their estimated useful lives, which are as follows:
      Buildings and improvements — 10 to 50 years
      Furniture and other equipment — 3 to 10 years
      Leasehold improvements — shorter of economic life or lease term assuming renewal periods, if appropriate
      Expenditures for maintenance and repairs are charged to operations as incurred, whereas expenditures for renewal and betterments are capitalized.
      The Company tests for possible impairment of property, plant, and equipment whenever events or changes in circumstances, such as a reduction in operating cash flow or a dramatic change in the manner that the asset is intended to be used indicate that the carrying amount of the asset may not be recoverable. If indicators exist, the Company compares the estimated undiscounted future cash flows related to the asset to the carrying value of the asset. If the carrying value is greater than the estimated undiscounted future cash flow amount, an impairment charge is recorded in depreciation and amortization expense in the statement of operations for amounts necessary to reduce the carrying value of the asset to fair value. The impairment loss calculations require management to apply judgment in estimating future cash flows and the discount rates that reflect the risk inherent in future cash flows.

Intangible Assets
      The Company classifies intangible assets as definite-lived or goodwill. Definite-lived intangibles include primarily non-compete and building or naming rights, all of which are amortized over the respective lives of the agreements, typically four to twenty years. The Company periodically reviews the appropriateness of the amortization periods related to its definite-lived assets. These assets are stated at cost. The excess cost over fair value of net assets acquired is classified as goodwill. The goodwill is not subject to amortization, but is tested for impairment at least annually.
      The Company tests for possible impairment of definite-lived intangible assets whenever events or changes in circumstances, such as a reduction in operating cash flow or a dramatic change in the manner that the asset is intended to be used indicate that the carrying amount of the asset may not be recoverable. If indicators exist, the Company compares the estimated undiscounted future cash flows related to the asset to the carrying value of the asset. If the carrying value is greater than the estimated undiscounted future cash flow amount, an impairment charge is recorded in depreciation and amortization expense in the statement of operations for amounts necessary to reduce the carrying value of the asset to fair value.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
The impairment loss calculations require management to apply judgment in estimating future cash flows and the discount rates that reflect the risk inherent in future cash flows.
      At least annually, the Company performs its impairment test for each reporting unit’s goodwill using a discounted cash flow model to determine if the carrying value of the reporting unit, including goodwill, is less than the fair value of the reporting unit. Certain assumptions are used in determining the fair value, including assumptions about cash flow rates, discount rates, and terminal values. If the fair value of the Company’s reporting unit is less than the carrying value of the reporting unit, the Company reduces the carrying amount of goodwill. Impairment charges, other than the charge taken under the transitional rules of Statement 142, Goodwill and Other Intangible Assets, are recorded in depreciation and amortization expense in the statement of operations.
      The loss recorded as a cumulative effect of a change in accounting principle during 2002 relates to our adoption of Statement 142 on January 1, 2002. Statement 142 required that we test goodwill for impairment using a fair value approach. As a result of the goodwill test, we recorded a non-cash, net of tax, impairment charge of approximately $3.9 billion.

Nonconsolidated Affiliates
      In general, investments in which the Company owns 20 percent to 50 percent of the common stock or otherwise exercises significant influence over the company are accounted for under the equity method. The Company does not recognize gains or losses upon the issuance of securities by any of its equity method investees. The Company reviews the value of equity method investments and records impairment charges in the statement of operations for any decline in value that is determined to be other-than-temporary.

Operational Assets
      As part of our operations, the Company will invest in certain assets or rights to use assets, generally in theatrical productions or exhibitions. The Company reviews the value of these assets and records impairment charges in the statement of operations for any decline in value that is determined to be other-than-temporary.

Financial Instruments
      Due to their short maturity, the carrying amounts of accounts receivable, accounts payable and accrued expenses approximated their fair values at December 31, 2004 and 2003. Additionally, as none of the Company’s debt is publicly-traded, the carrying amounts of long-term debt approximated their fair value at December 31, 2004 and 2003.

Income Taxes
      The Company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting bases and tax bases of assets and liabilities and are measured using the enacted tax rates expected to apply to taxable income in the periods in which the deferred tax asset or liability is expected to be realized or settled. Deferred tax assets are reduced by valuation allowances if the Company believes it is more likely than not that some portion or the entire asset will not be realized. As all earnings from the Company’s foreign operations are permanently reinvested and not distributed, the Company’s income tax provision does not include additional U.S. taxes on foreign operations. It is not practical to determine the amount of federal income taxes, if any, that might become due in the event that the earnings were distributed.
      The operations of the Company are included in a consolidated federal income tax return filed by Clear Channel Communications. The Company’s provision for income taxes has been computed on the basis that the Company files separate consolidated income tax returns with its subsidiaries. Certain tax

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
liabilities owed by the Company are remitted to the appropriate taxing authority by Clear Channel Communications and are accounted for as non-cash capital contributions by Clear Channel Communications to the Company. Tax benefits recognized on employee stock options exercises are retained by Clear Channel Communications.
      The Company computes its deferred income tax provision using the liability method in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, as if the Company was a separate taxpayer. The Company’s provision for income taxes is further disclosed in Note H.

Revenue Recognition
      Revenue from the presentation and production of an event is recognized on the date of the performance. Revenue collected in advance of the event is recorded as deferred income until the event occurs. Revenue collected from sponsorships and other revenue, which is not related to any single event, is classified as deferred income and generally amortized over the operating season or the term of the contract.
      The Company believes that the credit risk with respect to trade receivables is limited due to the large number and the geographic diversification of its customers.

Barter Transactions
      Barter transactions represent the exchange of display space or tickets for advertising, merchandise or services. These transactions are generally recorded at the fair market value of the display space or tickets relinquished or the fair value of the advertising, merchandise or services received. Revenue is recognized on barter and trade transactions when the advertisements are displayed or the event occurs for which the tickets are exchanged. Expenses are recorded when the advertising, merchandise or service is received or when the event occurs. Barter and trade revenues for the years ended December 31, 2004, 2003 and 2002, were approximately $45.1 million, $33.4 million and $22.5 million, respectively, and are included in total revenues. Barter and trade expenses for the years ended December 31, 2004, 2003 and 2002, were approximately $44.5 million, $32.7 million and $17.7 million, respectively, and are included in divisional operating expenses.

Foreign Currency
      Results of operations for foreign subsidiaries and foreign equity investees are translated into U.S. dollars using the average exchange rates during the year. The assets and liabilities of those subsidiaries and investees, other than those of operations in highly inflationary countries, are translated into U.S. dollars using the exchange rates at the balance sheet date. The related translation adjustments are recorded in a separate component of owner’s equity, “Accumulated other comprehensive income (loss)”. Foreign currency transaction gains and losses, as well as gains and losses from translation of financial statements of subsidiaries and investees in highly inflationary countries, are included in operations.

Advertising Expense
      The Company records advertising expense as it is incurred. Advertising expenses of $194.2 million, $172.7 million and $152.4 million were recorded during the year ended December 31, 2004, 2003 and 2002, respectively.

Use of Estimates
      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates, judgments, and assumptions that affect the amounts reported in

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
the financial statements and accompanying notes including, but not limited to, legal, tax and insurance accruals. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from those estimates.

New Accounting Pronouncements
      In December 2004, the Financial Accounting Standards Board (“FASB”) issued Financial Accounting Standard No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29 (“Statement 153”). Statement 153 eliminates the APB Opinion No. 29 exception for nonmonetary exchanges of similar productive assets and replaces it with an exception for exchanges of nonmonetary assets that do not have commercial substance. Statement 153 is effective for financial statements for fiscal years beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provisions of Statement 153 should be applied prospectively. The Company expects to adopt Statement 153 for its fiscal year beginning January 1, 2006 and management does not believe that adoption will materially impact the Company’s financial position or results of operations.
      In December 2004, the FASB issued Staff Position 109-2, Accounting and Disclosure Guidance for the Foreign Repatriation Provision within the American Jobs Creation Act of 2004 (“FSP 109-2”). FSP 109-2 allows an enterprise additional time beyond the financial reporting period in which the Act was enacted to evaluate the effects of the Act on its plans for repatriation of unremitted earnings for purposes of applying Financial Accounting Standard No. 109, Accounting for Income Taxes (“Statement 109”). FSP 109-2 clarifies that an enterprise is required to apply the provisions of Statement 109 in the period, or periods, it decides on its plan(s) for reinvestment or repatriation of its unremitted foreign earnings. FSP 109-2 requires disclosure if an enterprise is unable to reasonably estimate, at the time of issuance of its financial statements, the related range of income tax effects for the potential range of foreign earnings that it may repatriate and requires an enterprise to recognize income tax expense (benefit) if an enterprise decides to repatriate a portion of unremitted earnings under the repatriation provision while it is continuing to evaluate the effects of the repatriation provision for the remaining portion of the unremitted foreign earnings. FSP 109-2 is effective upon issuance. The Company currently has the ability and intent to reinvest any undistributed earnings of its foreign subsidiaries. Any impact from this legislation has not been reflected in the amounts shown since the Company is reinvested for the foreseeable future.
      On December 16, 2004, the FASB issued Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“Statement 123(R)”) which is a revision of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (“Statement 123”). Statement 123(R) supersedes Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”), and amends Statement No. 95, Statement of Cash Flows. Generally, the approach in Statement 123(R) is similar to the approach described in Statement 123. However, Statement 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. Statement 123(R) is effective for financial statements for the first interim or annual period beginning after June 15, 2005. Early adoption is permitted in periods in which financial statements have not yet been issued. In April 2005, the SEC issued a press release announcing that it would provide for phased-in implementation guidance for Statement 123(R). The SEC would require that registrants that are not small business issuers adopt Statement 123(R)’s fair value method of accounting for share-based payments to employees no later than the beginning of the first fiscal year beginning after June 15, 2005. The Company intends to adopt Statement 123(R) on January 1, 2006.
      As permitted by Statement 123, the Company currently accounts for share-based payments to employees using APB 25 intrinsic value method and, as such, generally recognizes no compensation cost for employee stock options. Accordingly, the adoption of Statement 123(R)’s fair value method will have a significant impact on the Company’s result of operations, although it will have no impact on its overall

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
financial position. The Company is unable to quantify the impact of adoption of Statement 123(R) at this time because it will depend on levels of share-based payments granted in the future. However, had the Company adopted Statement 123(R) in prior periods, the impact of that standard would have approximated the impact of Statement 123 as described in the disclosure of pro forma net income and earnings per share below. Statement 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow. This requirement will increase net financing cash flows in periods after adoption. The Company cannot estimate what those amounts will be in the future because they depend on, among other things, when employees exercise stock options.

Stock Based Compensation
      The Company does not have any compensation plans under which it grants stock awards to employees. On behalf of the Company, Clear Channel Communications grants the Company’s officers and other key employees stock options to purchase shares of Clear Channel Communications common stock. Clear Channel Communications accounts for its stock-based award plans in accordance with APB 25, and related interpretations, under which compensation expense is recorded to the extent that the current market price of the underlying stock exceeds the exercise price. Clear Channel Communications calculates the pro forma stock compensation expense as if the stock-based awards had been accounted for using the provisions of Statement 123, Accounting for Stock-Based Compensation. The stock compensation expense is then allocated to the Company based on the percentage of options outstanding to employees of the Company. The required pro forma disclosures, based on this allocated expense are as follows:

	2004	2003	2002

	(In thousands,
	except per share data)
Income before cumulative effect of a change in accounting principle:
Reported	$16,260	$57,032	$3,431
Pro forma stock compensation expense, net of tax	(11,368)	(6,499)	(7,809)

Pro Forma	$4,892	$50,533	$(4,378)

Pro forma basic and diluted income (loss) before cumulative effect of a change in accounting principle per common share (unaudited):
As reported	$0.24	$0.84	$0.05
Pro forma	$0.07	$0.75	$(0.06)
      Clear Channel Communications calculated the fair value for these options at the date of grant using a Black-Scholes option-pricing model with the following assumptions for 2004, 2003 and 2002:

	2004	2003	2002

Risk-free interest rate	2.21% – 4.51%	2.91% – 4.03%	2.85% – 5.33%
Dividend yield	.90% – 1.65%	0% – 1.01%	0%
Volatility factors	42% – 50%	43% – 47%	36% – 49%
Weighted average expected life	3 – 7.5	5 – 7.5	3.5 – 7.5
NOTE B — LONG-LIVED ASSETS

Definite-lived Intangibles
      The Company has definite-lived intangible assets which consist primarily of non-compete and building or naming rights, all of which are amortized over the shorter of either the respective lives of the agreements or over the period of time the assets are expected to contribute to the Company’s future cash flows. These definite-lived intangibles had a gross carrying amount and accumulated amortization of

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
$26.9 million and $12.1 million, respectively, as of December 31, 2004, and $26.4 million and $10.8 million, respectively, as of December 31, 2003.
      Total amortization expense from definite-lived intangible assets for the years ended December 31, 2004, 2003 and 2002 was $3.2 million, $3.0 million and $3.3 million, respectively. The following table presents the Company’s estimate of amortization expense for each of the five succeeding fiscal years for definite-lived intangible assets that exist at December 31, 2004:

(In thousands)
2005	$2,540
2006	1,823
2007	1,240
2008	1,240
2009	1,240
      As acquisitions and dispositions occur in the future amortization expense may vary.

Goodwill
      The Company tests goodwill for impairment using a two-step process. The first step, used to screen for potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill. The second step, used to measure the amount of the impairment loss, compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. The following table presents the changes in the carrying amount of goodwill in each of the Company’s reportable segments for the years ended December 31, 2004 and 2003:

	Global	Global
	Music	Theater	Total

	(In thousands)
Balance as of December 31, 2002	$109,495	$32,706	$142,201
Acquisitions	2,677	799	3,476
Dispositions	—	—	—
Foreign currency	1,095	327	1,422
Adjustments	(15,418)	(4,605)	(20,023)

Balance as of December 31, 2003	97,849	29,227	127,076
Acquisitions	13,199	3,942	17,141
Dispositions	—	—	—
Foreign currency	(2,266)	(677)	(2,943)
Adjustments	(74,275)	(22,186)	(96,461)

Balance as of December 31, 2004	$34,507	$10,306	$44,813

      The Company made an acquisition in 2000 in its Global Music segment and overstated goodwill by $11.1 million during its purchase price allocation. The Company discovered this overstatement in 2003, and after considering the guidance in Staff Accounting Bulletin No. 99, Materiality, adjusted its goodwill balance, which is included in the 2003 adjustments above.
      During 2000, Clear Channel Communications acquired the Company and determined during its due diligence that taxing authorities may disagree with tax positions taken on certain preacquisition tax filings, including the amortizable tax basis of certain intangible assets, which would negatively affect the amount of taxes previously paid by the Company. Clear Channel Communications determined that these pre-acquisition contingencies should be accrued in accordance with Statement of Financial Accounting Standards No. 5, Accounting for Contingencies, and a valuation allowance established against the related

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
deferred tax assets. Clear Channel Communications recorded these liabilities and valuation allowance as part of the purchase accounting for the acquisition of the Company resulting in a corresponding increase to goodwill of approximately $96.5 million. During 2004, certain Internal Revenue Service audits were settled for certain pre-acquisition periods of the Company to which the above items related. The associated tax reserve liabilities and valuation allowance recorded as part of the purchase accounting entries were then reversed, resulting in a corresponding $96.5 million decrease to goodwill in accordance with the provisions of EITF 93-7, Uncertainties Related to Income Taxes in a Purchase Business Combination, and paragraph 30 of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. The Company made adjustments to goodwill for $20.0 million for the year ended December 31, 2003 primarily related to the favorable outcome of certain contingencies recorded at the time of acquisition.
      Upon adopting Statement of Financial Accounting Standards No. 142 (“Statement 142”), the Company completed the two-step impairment test during the first quarter of 2002. As a result of this test, the Company recognized an impairment of approximately $3.9 billion, net of deferred taxes of $198.6 million related to tax deductible goodwill, as a component of the cumulative effect of a change in accounting principle during the first quarter of 2002.

Other Operating Assets
      The Company makes investments in various operating assets, including investments in assets and rights related to assets for museum exhibitions. These assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. For the year ended December 31, 2004, the Company recorded an impairment write-down related to these exhibitions, included in the Company’s other operations, of $1.1 million. This write-down was recorded as “Divisional operating expenses”. There were no similar write-offs in 2003 or 2002.
NOTE C — BUSINESS ACQUISITIONS
      The Company made cash payments of $13.8 million, $5.3 million and $12.8 million during the years ended December 31, 2004, 2003 and 2002, respectively, primarily related to acquisitions of music promoters and venue operators and exhibition related assets as well as various earn-outs and deferred purchase price consideration on prior year acquisitions. In addition, Clear Channel Communications made cash payments of $16.2 million, $2.8 million and $18.5 million during the years ended December 31, 2004, 2003 and 2002, respectively, related to these acquisitions. These payments by Clear Channel Communications were recorded as non-cash capital contributions to the Company.

Acquisition Summary
      The following is a summary of the assets and liabilities acquired and the consideration given for all acquisitions made during 2004 and 2003:

	2004	2003

	(In thousands)
Accounts receivable	$24	$—
Property, plant and equipment	31	245
Goodwill	17,141	3,476
Other assets	473	—

	17,669	3,721
Other liabilities	(504)	(24)

	(504)	(24)

Cash paid for acquisitions	$17,165	$3,697

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
      The Company has entered into certain agreements relating to acquisitions that provide for purchase price adjustments and other future contingent payments based on the financial performance of the acquired company. During the years ended December 31, 2004, 2003 and 2002, the cash payments discussed above include payments related to earn-outs and deferred purchase price consideration of $12.8 million, $4.4 million and $9.2 million, respectively, that were recorded to goodwill. The Company will continue to accrue additional amounts related to such contingent payments if and when it is determinable that the applicable financial performance targets will be met. The aggregate of these contingent payments, if performance targets were met, would not significantly impact the Company’s financial position or results of operations.

Restructuring
      The Company restructured its operations in connection with its merger with Clear Channel Communications in August of 2000. A portion of the Company’s international corporate office in New York was closed on June 30, 2001. As of December 31, 2004, the accrual balance for the restructuring was $2.6 million. All restructuring has resulted in the actual termination of approximately 150 employees. The Company recorded a liability in purchase accounting primarily related to severance for terminated employees and lease terminations as follows:

	2004	2003	2002

	(In thousands)
Severance and lease termination costs:
Accrual at January 1	$2,648	$5,312	$8,521
Payments charged against restructuring accrual	(69)	(2,664)	(3,209)

Remaining accrual at December 31	$2,579	$2,648	$5,312

      The remaining severance and lease accrual is comprised of $1.3 million of severance and $1.3 million of lease termination. The severance accrual includes amounts that will be paid over the next several years related to deferred payments to former employees as well as other compensation. The lease termination accrual will be paid over the next nine years. During 2004, $0.2 million was paid and charged to the restructuring reserve related to severance. In addition, Clear Channel Communications made payments related to acquisition contingencies of $1.1 million, $9.6 million and $12.9 million for the years ended December 31, 2004, 2003 and 2002, respectively, on behalf of the Company. These payments were accounted for as non-cash capital contributions by Clear Channel Communications to the Company.
      In 2004, the Company recorded additional restructuring accruals related to the sale of a United Kingdom business included in other operations and a reduction in operating personnel in the global music segment. Total expense related to these restructurings was $6.4 million recorded in “Divisional operating expenses” and resulted in the actual termination of approximately 90 employees. During 2004, $3.5 million was paid and charged to this restructuring reserve related to severance. As of December 31, 2004, the remaining accrual related to this 2004 restructuring was $2.9 million, primarily related to lease termination.
NOTE D — INVESTMENTS
      The Company’s most significant investments in nonconsolidated affiliates are listed below:

Dominion Theatre
      The Company owns a 33% interest in the Dominion Theatre, a United Kingdom theatrical company involved in venue operations.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

MLK
      The Company owns a 20% interest in MLK, a German music company involved in promotion of, and venue operations for, live entertainment events.

House of Blues/ PACE JV
      The Company owns a 32.5% interest in a joint venture with House of Blues. This is a United States music company involved in promotion of, and venue operations for, live entertainment events.

Broadway in Chicago
      The Company owns a 50% interest in Broadway in Chicago, a United States theatrical company involved in promotion, presentation and venue operations for live entertainment events.

Summarized Financial Information
      The following table summarizes the Company’s investments in these nonconsolidated affiliates:

			HOB/PACE	Broadway in	All
	Dominion	MLK	JV	Chicago	Others	Total

	(In thousands)
At December 31, 2003	$5,198	$—	$4,576	$4,083	$5,860	$19,717
Acquisition (disposition) of investments	—	4,425	—	—	(522)	3,903
Additional investment, net	(738)	—	(424)	(2,289)	3,067	(384)
Equity in net earnings (loss)	831	1,518	414	1,801	(1,658)	2,906
Foreign currency translation adjustment	253	721	—	—	(114)	860

At December 31, 2004	$5,544	$6,664	$4,566	$3,595	$6,633	$27,002

      The above investments are not consolidated, but are primarily accounted for under the equity method of accounting, whereby the Company records its investments in these entities in the balance sheet as “Investments in, and advances to, nonconsolidated affiliates.” The Company’s interests in their operations are recorded in the statement of operations as “Equity in earnings (loss) of nonconsolidated affiliates”. There were no accumulated undistributed earnings included in retained deficit for these investments for any of the three years ended December 31, 2004. Investments for which the Company owns less than a 20% interest are accounted for under the cost method.
      These assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. For the year ended December 31, 2004 and 2003, the Company recorded an impairment write-down related to these investments in nonconsolidated affiliates of $0.6 million and $2.8 million, respectively. These write-downs were recorded as “Equity in earnings (loss) of nonconsolidated affiliates”. The 2004 amount related to the global music segment. Of the 2003 amount, $1.1 million related to the global music segment and the remaining $1.7 million related to the Company’s other operations.
      The Company conducts business with certain of its equity method investees in the ordinary course of business. Transactions relate to venue rentals, management fees, sponsorship revenue, and reimbursement of certain costs. Expenses of $2.6 million and $2.8 million were incurred in 2004 and 2003, respectively, and revenues of $1.2 million and $1.4 million were earned in 2004 and 2003, respectively, from these equity investees for services rendered for these business ventures. It is the Company’s opinion that these transactions were recorded at fair value.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
NOTE E — LONG-TERM DEBT
      Long-term debt, which includes capital leases, at December 31, 2004 and 2003, consisted of the following:

	December 31,

	2004	2003

	(In thousands)
Debt with Clear Channel Communications	$628,897	$595,211
Other long-term debt	21,778	22,627

	650,675	617,838
Less: current portion	1,214	1,283

Total long-term debt	$649,461	$616,555

Debt with Clear Channel Communications
      The Company currently has a revolving line of credit with Clear Channel Communications that is payable upon demand by Clear Channel Communications or on August 1, 2010, whichever is earlier, allows for prepayment at any time, and accrues interest at a fixed per annum rate of 7.0%. Clear Channel Communications promises that it will not call the outstanding balance of this revolving line of credit prior to its maturity date.

Other long-term debt
      Other long-term debt is comprised of capital leases of $10.8 million and notes payable of $10.9 million. The notes payable primarily consists of two notes with interest rates ranging from 6.25% to 8.75% and maturities ranging from 8 to 15 years.
      Future maturities of long-term debt at December 31, 2004 are as follows:

(In thousands)
2005	$1,214
2006	1,366
2007	1,231
2008	1,262
2009	1,351
Thereafter	644,251

Total	$650,675

NOTE F — COMMITMENTS AND CONTINGENCIES
      The Company leases office space and equipment. Some of the lease agreements contain renewal options and annual rental escalation clauses (generally tied to the consumer price index), as well as provisions for the payment of utilities and maintenance by the Company. The Company also has non-cancelable contracts related to minimum performance payments with various artists and other event related costs and employment contracts. In addition, the Company has commitments relating to required purchases of property, plant, and equipment under certain construction commitments for facilities and venues.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
      As of December 31, 2004, the Company’s future minimum rental commitments under non-cancelable operating lease agreements with terms in excess of one year, minimum payments under non-cancelable contracts in excess of one year, and capital expenditure commitments consist of the following:

	Non-Cancelable	Non-Cancelable	Capital
	Operating Leases	Contracts	Expenditures

	(In thousands)
2005	$51,485	$171,288	$13,601
2006	49,446	37,010	17,000
2007	44,651	9,543	—
2008	40,170	9,229	—
2009	36,887	8,838	—
Thereafter	532,557	15,283	—

Total	$755,196	$251,191	$30,601

      Rent expense charged to operations for 2004, 2003 and 2002 was $175.7 million, $160.3 million and $141.8 million, respectively.
      The Company is currently involved in certain legal proceedings and, as required, has accrued its best estimate of the probable costs for the resolution of these claims. These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular period could be materially affected by changes in the Company’s assumptions or the effectiveness of its strategies related to these proceedings.
      Various acquisition agreements include deferred consideration payments including future contingent payments based on the financial performance of the acquired companies, generally over a one to five year period. Contingent payments involving the financial performance of the acquired companies are typically based on the acquired company meeting certain financial performance targets as defined in the agreement. The contingent payment amounts are generally calculated based on predetermined multiples of the achieved financial performance not to exceed a predetermined maximum payment. At December 31, 2004, the Company believes its maximum aggregate contingency, which is subject to the financial performance of the acquired companies, is approximately $6.4 million. As the contingencies have not been met or resolved as of December 31, 2004, these amounts are not recorded. If future payments are made, amounts will be recorded as additional purchase price.
      The Company has various investments in nonconsolidated affiliates that are subject to agreements that contain provisions that may result in future additional investments to be made by the Company. The put values are contingent upon financial performance of the investee and are typically based on the investee meeting certain financial performance targets, as defined in the agreements. The contingent payment amounts are generally calculated based on predetermined multiples of the achieved financial performance not to exceed a predetermined maximum amount.
NOTE G — RELATED PARTY TRANSACTIONS
      The Company currently has a revolving line of credit with Clear Channel Communications. See further disclosure in Note E.
      Clear Channel Communications has provided funding for certain of the Company’s acquisitions of net assets. These amounts funded by Clear Channel Communications for these acquisitions are recorded in “Owner’s net investment” as a component of owner’s equity. Also, certain tax related receivables and payables, which are considered non-cash capital contributions or dividends, are recorded in “Owner’s net investment”. During 2004, Clear Channel Communications made an additional non-cash capital

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
contribution of $17.6 million to the Company. As of December 31, 2004 and 2003, the balance recorded in “Owner’s net investment” is $4.4 billion.
      The Company purchases advertising from Clear Channel Communications and its subsidiaries. For the years ended December 31, 2004, 2003 and 2002, the Company recorded $16.7 million, $15.7 million and $16.4 million, respectively, in expense for these advertisements. It is the Company’s opinion that these transactions were recorded at fair value.
      Clear Channel Communications provides management services to the Company, which include, among other things: (i) treasury, payroll and other financial related services; (ii) human resources and employee benefits services; (iii) legal and related services; and (iv) information systems, network and related services. These services are allocated to the Company based on actual direct costs incurred or on the Company’s share of Clear Channel Communications’ estimate of expenses relative to a seasonally adjusted headcount. Management believes this allocation method to be reasonable and the expenses allocated to be materially the same as the amount that would have been incurred on a stand-alone basis. For the years ended December 31, 2004, 2003 and 2002, the Company recorded $9.8 million, $9.2 million and $8.5 million, respectively, as a component of corporate expenses for these services.
      The Company anticipates executing a transitional services agreement with Clear Channel Communications that will provide services similar to the management services discussed above. These services will be provided for a finite period of time subsequent to the spin-off and will be charged to the Company based upon Clear Channel Communications’ direct costs incurred to provide these services, which it estimates to be the fair market value for such services.
      Clear Channel Communications owns the trademark and trade names used by the Company. Beginning January 1, 2003, Clear Channel Communications charges the Company a royalty fee based upon a percentage of annual revenue. Clear Channel Communications used a third party valuation firm to assist in the determination of the royalty fee. For the years ended December 31, 2004 and 2003, the Company recorded $3.1 million and $4.1 million, respectively, of royalty fees in “Corporate expenses.”
      The operations of the Company are included in a consolidated federal income tax return filed by Clear Channel Communications. The Company’s provision for income taxes has been computed on the basis that the Company files separate consolidated income tax returns with its subsidiaries. Tax payments are made to Clear Channel Communications on the basis of the Company’s separate taxable income. Tax benefits recognized on employee stock options exercises are retained by Clear Channel Communications.
      The Company’s domestic employees participate in Clear Channel Communications employee benefit plans, including employee medical insurance and a 401(k) retirement benefit plan. These costs are recorded primarily as a component of “Divisional operating expenses” and were approximately $9.0 million, $7.6 million and $7.2 million for the years ended December 31, 2004, 2003 and 2002, respectively.
NOTE H — INCOME TAXES
      The operations of the Company are included in a consolidated federal income tax return filed by Clear Channel Communications. However, for financial reporting purposes, the Company’s provision for income taxes has been computed on the basis that the Company files separate consolidated income tax returns with its subsidiaries.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
      Significant components of the provision for income tax expense (benefit) are as follows:

	2004	2003	2002

	(In thousands)
Current — federal	$(68,192)	$(71,966)	$23,559
Current — foreign	13,870	2,809	12,771
Current — state	(1,624)	885	3,772

Total current	(55,946)	(68,272)	40,102
Deferred — federal	50,162	73,575	(11,367)
Deferred — foreign	(2,201)	(3,428)	1,725
Deferred — state	6,450	9,460	(1,461)

Total deferred	54,411	79,607	(11,103)

Income tax expense (benefit)	$(1,535)	$11,335	$28,999

      Current tax benefit decreased $12.3 million in 2004 as compared to 2003. As a result of the favorable resolution of certain tax contingencies, current tax expense (benefit) for the year ended December 31, 2004 was reduced approximately $11.0 million. In 2004, certain of the Company’s IRS audits were settled and certain tax contingencies, which had previously been recorded in purchase accounting with an offset to goodwill, were resolved. Thus, the Company reversed $11.0 million of interest that had been accrued as tax expense associated with these items during prior years as a benefit to current tax expense. The $11.0 million was partially offset by approximately $4.9 million of additional current tax expense related to interest expense on other tax contingencies associated with various tax planning items. The decrease in deferred tax expense of $25.2 million for the year ended December 31, 2004 as compared to December 31, 2003 was due primarily to additional depreciation expense deductions taken for tax purposes associated with a change in our tax lives of certain assets. The additional depreciation expense resulted in an increase in deferred tax expense in 2003.
      In 2002, approximately $313.0 million of taxable income was recognized that had been deferred in a prior year. As such, current tax expense for the year ended December 31, 2002 increased approximately $123.6 million. In addition, as the deferred tax liability was reversed, a deferred tax benefit of approximately $123.6 million was recorded for the year ended December 31, 2002. These amounts were offset by the utilization of net operating losses of approximately $59.8 million that decreased current tax expense and increased deferred tax expense for the year ended December 31, 2002.

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
      Significant components of the Company’s deferred tax liabilities and assets as of December 31, 2004 and 2003 are as follows:

	2004	2003

	(In thousands)
Deferred tax liabilities:
Long-term debt	$2,078	$—
Foreign	—	978

Total deferred tax liabilities	2,078	978
Deferred tax assets:
Intangibles and fixed assets	72,081	113,857
Accrued expenses	1,226	4,599
Foreign	1,488	—
Investments	11,013	10,309
Net operating loss carryforwards	—	3,761
Bad debt reserves	3,391	3,298
Deferred income	1,449	369
Prepaid expense	199	6,557
Other	8,548	8,307

Total gross deferred tax assets	99,395	151,057
Valuation allowance	—	57,805

Total deferred tax assets	99,395	93,252

Net deferred tax assets	$97,317	$92,274

      The deferred tax asset related to intangibles and fixed assets primarily relates to the difference in book and tax basis of tax deductible goodwill created from the Company’s various stock acquisitions. In accordance with Statement No. 142, the Company no longer amortizes goodwill. Thus, a deferred tax benefit for the difference between book and tax amortization for the Company’s tax-deductible goodwill is no longer recognized, as these assets are no longer amortized for book purposes. As the Company continues to amortize its tax basis in its tax deductible goodwill, the deferred tax asset will decrease over time.
      The reduction in the valuation allowance during 2004 was a result of the resolution of certain tax contingencies associated with prior acquisitions. This reduction was recorded as an adjustment to the original purchase price allocation and did not impact income tax expense.
      The reconciliation of income tax computed at the U.S. federal statutory tax rates to income tax expense (benefit) is:

	2004	2003	2002

	(In thousands)
Income tax expense (benefit) at statutory rates	$5,154	$23,928	$11,351
State income taxes, net of federal tax benefit	4,825	10,345	2,310
Foreign taxes	(7,084)	(15,610)	3,225
Nondeductible items	1,105	1,101	2,120
Tax contingencies	(6,064)	22,305	8,808
Minority interest	522	433	834
Loss on sale of subsidiary	—	(31,621)	—
Other, net	7	454	351

	$(1,535)	$11,335	$28,999

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
      During 2004, the Company recorded a tax benefit of approximately $1.5 million on income before income taxes of $14.7 million. Foreign income before income taxes was approximately $53.6 million for 2004. As a result of the favorable resolution of certain tax contingencies, current tax expense (benefit) for the year ended December 31, 2004 was reduced approximately $11.0 million. In 2004, certain of the Company’s IRS audits were settled and certain tax contingencies, which had previously been recorded in purchase accounting with an offset to goodwill, were resolved. Thus, the Company reversed $11.0 million of interest associated with these items that had been accrued as tax expense in prior years as a benefit to current tax expense. The $11.0 million was partially offset by approximately $4.9 million of additional current tax expense related to interest expense on other tax contingencies associated with various tax planning items.
      During 2003, the Company recorded tax expense of approximately $11.3 million on income before income taxes of $68.4 million. Foreign income before income taxes was approximately $42.8 million. The Company recorded additional current tax expense related to interest on certain tax contingencies of approximately $22.3 million in 2003. In addition, the Company recorded a tax benefit of $31.6 million related to the loss on the disposition of certain subsidiaries.
      During 2002, the Company recorded tax expense of approximately $29.0 million on income before income taxes of $32.4 million. Foreign income before income taxes was approximately $2.6 million. The Company recorded additional current tax expense related to interest on certain tax contingencies of approximately $8.8 million in 2002. In addition, the Company did not record a tax benefit on certain tax losses in our foreign operations due to the uncertainty of the ability to utilize those tax losses in the future.
      Certain tax liabilities owed by the Company are remitted to the appropriate taxing authority by Clear Channel Communications and are accounted for as non-cash capital contributions by Clear Channel Communications to the Company. To the extent tax benefits of the Company are utilized by Clear Channel Communications, they are accounted for as non-cash dividends from the Company to Clear Channel Communications. For the years ended December 31, 2004 and 2003, Clear Channel Communications utilized $64.1 million and $92.6 million, respectively, of the Company’s tax benefit. For the year ended December 31, 2002, Clear Channel Communications paid $9.3 million in taxes on behalf of the Company.
NOTE I — OWNER’S EQUITY

Stock Options
      Clear Channel Communications has granted options to purchase Clear Channel Communications common stock to employees of the Company and its affiliates under various stock option plans at no less than the fair market value of the underlying stock on the date of grant. These options are granted for a term not exceeding ten years and are forfeited in the event the employee or director terminates his or her employment or relationship with the Company or one of its affiliates. All option plans contain anti-dilutive provisions that require the adjustment of the number of shares of the Clear Channel Communications common stock represented by each option for any stock splits or dividends.

Restricted Stock Awards
      On behalf of the Company, Clear Channel Communications began granting restricted stock awards to the Company’s employees in 2004. These Clear Channel Communications common shares bear a legend which restricts their transferability for a term of from three to five years and are forfeited in the event the employee terminates his or her employment or relationship with the Company prior to the lapse of the restriction. The restricted stock awards were granted out of the Clear Channel Communications’ stock option plans. All option plans contain anti-dilutive provisions that require the adjustment of the number of shares of the Clear Channel Communications common stock represented by each option for any stock splits or dividends. Additionally, recipients of the restricted stock awards are entitled to all cash dividends

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
as of the date the award was granted. The Company had 6,610 restricted stock awards outstanding at December 31, 2004 at a weighted average share price at the date of grant of $43.88. The expense related to these restricted stock awards is included in “Corporate expenses”.
NOTE J — EMPLOYEE STOCK AND SAVINGS PLANS
      The Company’s employees are eligible to participate in various 401(k) savings and other plans provided by Clear Channel Communications for the purpose of providing retirement benefits for substantially all employees. Both the employees and the Company make contributions to the plan. The Company matches a portion of an employee’s contribution. Beginning January 1, 2003, the Company match was increased from 35% to 50% of the employee’s first 5% of pay contributed to the plan. Company matched contributions vest to the employees based upon their years of service to the Company. Contributions to these plans of $2.1 million, $1.6 million and $1.3 million were charged to expense for 2004, 2003 and 2002, respectively.
      The Company’s employees are also eligible to participate in a non-qualified employee stock purchase plan provided by Clear Channel Communications. Under the plan, shares of Clear Channel Communications’ common stock may be purchased at 85% of the market value on the day of purchase. Employees may purchase shares having a value not exceeding 10% of their annual gross compensation or $25,000, whichever is lower. During 2004, 2003 and 2002, all Clear Channel Communications employees purchased 262,163, 266,978 and 319,817 shares at weighted average share prices of $32.05, $34.01 and $33.85, respectively. The Company’s employees represent approximately 6% of the total participation in this plan.
      Certain highly compensated executives of the Company are eligible to participate in a non-qualified deferred compensation plan provided by Clear Channel Communications, which allows deferrals up to 50% of their annual salary and up to 80% of their bonus before taxes. The Company does not match any deferral amounts. Clear Channel Communications retains ownership of all assets until distributed and records the liability under this deferred compensation plan.
NOTE K — OTHER INFORMATION

	For the Year Ended December 31,

	2004	2003	2002

	(In thousands)
The following details the components of “Other income (expense) — net”:
Interest income	$3,221	$6,870	$2,102
Minority interest expense	(3,300)	(3,280)	(3,794)
Other, net	(1,611)	(366)	2,024

Total other income (expense) — net	$(1,690)	$3,224	$332

	As of December 31,

	2004	2003

	(In thousands)
The following details the components of “Other current assets”:
Investments in theatrical productions	$13,275	$11,099
Inventory	4,600	4,701
Assets held in escrow	22,109	19,965
Other	2,022	2,448

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

	As of December 31,

	2004	2003

	(In thousands)
Total other current assets	$42,006	$38,213

The following details the components of “Other assets”:
Prepaid management and booking fees	$10,300	$12,997
Prepaid rent	4,791	6,084
Other	6,662	6,965

Total other assets	$21,753	$26,046

The following details the components of “Accrued expenses”:
Accrued event expenses	$77,402	$58,054
Collections on behalf of others	85,129	37,719
Accrued expenses — other	199,747	240,027

Total accrued expenses	$362,278	$335,800

The following details the components of “Other long-term liabilities”:
Tax contingencies	$70,804	$116,157
Deferred income	5,557	2,471
Other	12,636	20,775

Total other long-term liabilities	$88,997	$139,403

NOTE L — SEGMENT DATA
      The Company has two reportable operating segments — global music and global theater. Revenue and expenses earned and charged between segments are recorded at fair value and eliminated in consolidation. There are no customers that individually account for more than ten percent of the combined revenues in any year.

	Global	Global
	Music	Theater	Other	Corporate	Combined

	(In thousands)
2004
Revenue	$2,201,007	$313,974	$291,147	$—	$2,806,128
Divisional operating expenses	2,081,945	278,327	285,021	—	2,645,293
Depreciation and amortization	37,043	14,709	7,406	4,937	64,095
Loss (gain) on sale of operating assets	(3,438)	(58)	9,867	—	6,371
Corporate expenses	—	—	—	31,386	31,386

Operating income (loss)	$85,457	$20,996	$(11,147)	$(36,323)	$58,983

Identifiable assets	$807,212	$391,523	$138,907	$141,064	$1,478,706
Capital expenditures	$33,581	$32,698	$3,085	$4,071	$73,435

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)

	Global	Global
	Music	Theater	Other	Corporate	Combined

	(In thousands)
2003
Revenue	$2,069,857	$318,219	$319,826	$—	$2,707,902
Divisional operating expenses	1,924,132	282,320	300,183	—	2,506,635
Depreciation and amortization	35,262	13,161	9,626	5,387	63,436
Loss (gain) on sale of operating assets	(863)	24	(139)	—	(978)
Corporate expenses	—	—	—	30,820	30,820

Operating income (loss)	$111,326	$22,714	$10,156	$(36,207)	$107,989

Identifiable assets	$825,212	$401,615	$135,999	$132,889	$1,495,715
Capital expenditures	$33,494	$30,209	$4,571	$1,662	$69,936
2002
Revenue	$1,821,215	$296,460	$355,644	$—	$2,473,319
Divisional operating expenses	1,693,334	254,971	354,402	—	2,302,707
Depreciation and amortization	35,285	11,133	12,694	5,724	64,836
Loss (gain) on sale of operating assets	(5,135)	4	(10,110)	—	(15,241)
Corporate expenses	—	—	—	26,101	26,101

Operating income (loss)	$97,731	$30,352	$(1,342)	$(31,825)	$94,916

Identifiable assets	$798,901	$355,575	$195,252	$168,916	$1,518,644
Capital expenditures	$38,190	$15,307	$7,928	$6,760	$68,185
      Revenue of $776.1 million, $680.0 million and $481.4 million were derived from the Company’s foreign operations, of which $353.7 million, $313.0 million and $252.3 million were derived from the Company’s operations in the United Kingdom for the years ended December 31, 2004, 2003 and 2002, respectively. Identifiable assets of $424.4 million, $348.7 million and $395.2 million were derived from the Company’s foreign operations of which $174.9 million, $160.6 million and $168.1 million were derived from the Company’s operations in the United Kingdom for the years ended December 31, 2004, 2003 and 2002, respectively.
NOTE M — SUBSEQUENT EVENTS
      On April 29, 2005, Clear Channel Communications announced a plan to strategically realign the Clear Channel Communication businesses. The plan includes a 100% spin-off of the Company. Following the spin-off, the Company will be a separate, publicly-traded company in which Clear Channel Communications will not retain any ownership interest. Clear Channel Communications has obtained from the Internal Revenue Service (“IRS”) a letter ruling regarding the tax-free nature of the spin-off. This realignment, which Clear Channel Communications expects to complete in the second half of 2005, is subject to receipt of a tax opinion of counsel and IRS letter ruling, which has been received, relating to the spin-off of the Company, favorable market conditions, the filing and effectiveness of a registration statement with the Securities and Exchange Commission and other customary conditions. The transactions do not require approval by Clear Channel Communications’ shareholders.
      On August 10, 2005, the Company filed an information statement on Form 10 with the Securities and Exchange Commission to distribute shares of its common stock to the holders of Clear Channel Communications common stock. Prior to or upon consummation of the distribution, the assets and liabilities that comprise the Company will be contributed into CCE Spinco, Inc.
      The Company, along with Clear Channel Communications, is among the defendants in a lawsuit filed September 3, 2002 by JamSports in the United States Federal District Court for the Northern District of

NOTES TO COMBINED FINANCIAL STATEMENTS — (Continued)
Illinois. The plaintiff alleged that the Company violated Section One and Section Two of the Sherman Antitrust Act and wrongfully interfered in the plaintiff’s contractual rights. Plaintiff sought in excess of $30 million in alleged actual damages, as well as attorneys fees and costs. On March 21, 2005, the jury rendered its verdict finding that the Company had not violated the antitrust laws, but had tortiously interfered with the contract which the plaintiff had entered into with AMA Pro Racing and with the plaintiff’s prospective economic advantage. In connection with the findings regarding tortious interference, the jury awarded to the plaintiffs approximately $17 million in lost profits and $73 million in punitive damages. The Company is vigorously seeking to overturn or nullify the adverse verdict and damage award regarding tortious interference, and, in April, 2005 filed a Renewed Motion for Judgment as a Matter of Law and Motion For a New Trial, to seek a judgment notwithstanding the verdict or a new trial from the U.S. District Court that tried the case. On August 15, 2005, the District Court granted that motion in part, granting judgment in favor of the Clear Channel defendants on the plaintiff’s claim for tortious interference with prospective economic advantage and granting the Clear Channel defendants a new trial with respect to the issue of damages on the plaintiff’s claim for tortious interference with contract. The District Court has set a new date for this trial, on February 6, 2006. The Company is vigorously defending this remaining claim. The Company has accrued its estimate of the probable costs for the resolution of these claims. These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular period could be materially affected by changes in the Company’s assumptions or the effectiveness of its strategies related to these proceedings.
      During July 2005, the Company purchased a controlling majority interest in Mean Fiddler Music Group, PLC (“Mean Fiddler”) in the United Kingdom for approximately $43.6 million. This company will be a consolidated subsidiary that is part of the Company’s global music segment. Mean Fiddler is involved in the promotion and production of live music events, including festivals, and is involved in venue operations. As part of the acquisition, the Company recorded approximately $5.4 million in restructuring costs primarily related to lease terminations, which it expects to pay over the next several years.

COMBINED BALANCE SHEETS

	September 30,	December 31,
	2005	2004

	(Unaudited)
	(In thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$273,474	$179,137
Accounts receivable, less allowance of $10,850 at September 30, 2005 and $10,174 at December 31, 2004	241,936	167,868
Prepaid expenses	218,293	83,546
Other current assets	48,617	42,006

Total Current Assets	782,320	472,557
PROPERTY, PLANT AND EQUIPMENT
Land, buildings and improvements	904,813	880,881
Furniture and other equipment	164,962	155,563
Construction in progress	40,479	14,917

	1,110,254	1,051,361
Less accumulated depreciation	294,984	258,045

	815,270	793,316
INTANGIBLE ASSETS
Definite-lived intangibles, net	12,787	14,838
Goodwill	143,170	44,813
OTHER ASSETS
Notes receivable	6,436	7,110
Investments in, and advances to, nonconsolidated affiliates	25,281	27,002
Deferred tax asset	87,069	97,317
Other assets	19,900	21,753

Total Assets	$1,892,233	$1,478,706

LIABILITIES AND OWNER’S EQUITY
CURRENT LIABILITIES
Accounts payable	$67,125	$31,440
Deferred income	240,753	184,413
Accrued expenses	469,354	362,278
Current portion of long-term debt	22,546	1,214

Total Current Liabilities	799,778	579,345
Long-term debt	20,038	20,564
Debt with Clear Channel Communications	725,495	628,897
Other long-term liabilities	84,399	88,997
Minority interest	28,507	3,927
Commitment and contingent liabilities (Note 4)
OWNER’S EQUITY
Owner’s net investment	4,409,303	4,358,352
Retained deficit	(4,183,529)	(4,187,855)
Accumulated other comprehensive income (loss)	8,242	(13,521)

Total Owner’s Equity	234,016	156,976

Total Liabilities and Owner’s Equity	$1,892,233	$1,478,706

See Notes to Combined Financial Statements

UNAUDITED INTERIM COMBINED STATEMENTS OF OPERATIONS

	Nine Months Ended
	September 30,

	2005	2004

	(In thousand)
Revenue	$2,184,588	$2,261,879
Operating expenses:
Divisional operating expenses	2,050,631	2,107,785
Depreciation and amortization	46,392	47,499
Loss (gain) on sale of operating assets	(426)	7,400
Corporate expenses	38,391	19,977

Operating income	49,600	79,218
Interest expense	2,671	2,198
Intercompany interest expense	35,719	32,550
Equity in earnings of nonconsolidated affiliates	157	3,231
Other income (expense) — net	(4,157)	(1,437)

Income before income taxes	7,210	46,264
Income tax (expense) benefit:
Current	11,975	42,633
Deferred	(14,859)	(37,808)

Net income	4,326	51,089
Other comprehensive income, net of tax:
Foreign currency translation adjustments	21,763	3,629

Comprehensive income	$26,089	$54,718

Basic and diluted pro forma net income per common share	$0.06	$0.76

Basic and diluted pro forma common shares outstanding	67,565	67,565

See Notes to Combined Financial Statements

UNAUDITED COMBINED STATEMENTS OF CHANGES IN OWNER’S EQUITY

			Accumulated
			Other
		Retained	Comprehensive
	Owner’s Net	Earnings	Income
	Investment	(Deficit)	(Loss)	Total

	(In thousands)
Balances at December 31, 2004	$4,358,352	$(4,187,855)	$(13,521)	$156,976
Net income	—	4,326	—	4,326
Contributions from Owner	81,885	—	—	81,885
Dividends to Owner	(30,934)	—	—	(30,934)
Currency translation adjustment	—	—	21,763	21,763

Balances at September 30, 2005	$4,409,303	$(4,183,529)	$8,242	$234,016

See Notes to Combined Financial Statements

UNAUDITED INTERIM COMBINED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30,

	2005	2004

	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$4,326	$51,089
Reconciling items:
Depreciation	44,536	45,297
Amortization of intangibles	1,856	2,202
Deferred income tax expense (benefit)	14,859	37,808
Current tax expense (benefit) contributed by owner	(30,934)	(58,894)
Non-cash compensation expense	1,735	761
Loss (gain) on sale of operating and fixed assets	(426)	7,400
Equity in (earnings) loss of nonconsolidated affiliates	(157)	(3,231)
Minority interest expense	5,530	2,715
Increase (decrease) other, net	(111)	(230)
Changes in operating assets and liabilities, net of effects of acquisitions:
Decrease (increase) in accounts receivable	(68,469)	(57,917)
Decrease (increase) in prepaid expenses	(136,409)	(25,099)
Decrease (increase) in other assets	4,575	1,661
Increase (decrease) in accounts payable, accrued expenses and other liabilities	121,536	56,070
Increase (decrease) in deferred income	20,451	30,244
Increase (decrease) in minority interest liability	19,305	(1,319)

Net cash provided by operating activities	2,203	88,557
CASH FLOWS FROM INVESTING ACTIVITIES
Decrease (increase) in notes receivable, net	674	1,916
Decrease (increase) in investments in, and advances to, nonconsolidated affiliates — net	610	643
Purchases of property, plant and equipment	(71,997)	(56,516)
Proceeds from disposal of assets	591	2,630
Acquisition of operating assets	(2,530)	(13,442)
Decrease (increase) in other — net	49	107

Net cash used in investing activities	(72,603)	(64,662)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from (payments on) debt with Clear Channel Communications	135,656	44,846
Proceeds from long-term debt	21,643	6,725
Payments on long-term debt	(681)	(7,240)

Net cash provided by financing activities	156,618	44,331
Effect of exchange rate changes on cash	8,119	6,483
Net increase in cash and cash equivalents	94,337	74,709
Cash and cash equivalents at beginning of year	179,137	116,360

Cash and cash equivalents at end of period	$273,474	$191,069

See Notes to Combined Financial Statements

NOTES TO UNAUDITED INTERIM COMBINED FINANCIAL STATEMENTS

NOTE 1:	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Preparation of Interim Financial Statements
      The combined financial statements of Clear Channel Entertainment (the “Company”), a division of Clear Channel Communications, Inc. (“Clear Channel Communications”), a diversified media company with operations in radio broadcasting, outdoor advertising and live entertainment, present the stand alone financial position, results of operations, and cash flows of the live entertainment segment and sports representation business of Clear Channel Communications.
      The combined financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) and, in the opinion of management, include all adjustments (consisting of normal recurring accruals and adjustments necessary for adoption of new accounting standards) necessary to present fairly the results of the interim periods shown. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States have been condensed or omitted pursuant to such SEC rules and regulations. Management believes that the disclosures made are adequate to make the information presented not misleading. Due to seasonality and other factors, the results for the interim periods are not necessarily indicative of results for the full year.
      The combined financial statements are comprised of businesses included in the consolidated financial statements and accounting records of Clear Channel Communications, using the historical results of operations, and the historical basis of assets and liabilities of the entertainment business. Investments in companies in which the Company owns 20 percent to 50 percent of the voting common stock or otherwise exercises significant influence over operating and financial policies of the company are accounted for under the equity method. All significant intercompany transactions among the combined businesses are eliminated in the consolidation process.

Stock-Based Compensation
      The Company does not have any compensation plans under which it grants stock awards to employees. On behalf of the Company, Clear Channel Communications grants the Company’s officers and other key employees stock options to purchase shares of Clear Channel Communications common stock. Clear Channel Communications accounts for its stock-based award plans in accordance with APB 25, and related interpretations, under which compensation expense is recorded to the extent that the current market price of the underlying stock exceeds the exercise price. Clear Channel Communications calculates the pro forma stock compensation expense as if the stock-based awards had been accounted for using the provisions of Statement 123, Accounting for Stock-Based Compensation. The stock compensation expense is then allocated to the Company based on the percentage of options outstanding to employees of the Company. The required pro forma disclosures, based on this allocated expense are as follows:

	Nine Months Ended
	September 30,

	2005	2004

	(In thousands)
Net income:
Reported	$4,326	$51,089
Pro forma stock compensation expense, net of tax	(2,802)	(8,640)

Pro Forma	$1,524	$42,449

Pro forma basic and diluted net income per common share:
As reported	$0.06	$0.76
Pro forma	$0.02	$0.63

NOTES TO UNAUDITED INTERIM COMBINED FINANCIAL STATEMENTS — (Continued)

Recent Accounting Pronouncements
      In March 2005, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 107 Share-Based Payment (“SAB 107”). SAB 107 expresses the SEC staff’s views regarding the interaction between Statement of Financial Accounting Standards No. 123(R) Share-Based Payment (“Statement 123(R)”) and certain SEC rules and regulations and provides the staff’s views regarding the valuation of share-based payment arrangements for public companies. In particular, SAB 107 provides guidance related to share-based payment transactions with nonemployees, the transition from nonpublic to public entity status, valuation methods (including assumptions such as expected volatility and expected term), the accounting for certain redeemable financial instruments issued under share-based payment arrangements, the classification of compensation expense, non-GAAP financial measures, first time adoption of Statement 123(R) in an interim period, capitalization of compensation cost related to share-based payment arrangements, the accounting for income tax effects of share-based payment arrangements upon adoption of Statement 123(R) and the modification of employee share options prior to adoption of Statement 123(R). The Company is unable to quantify the impact of adopting SAB 107 and Statement 123(R) at this time because it will depend on levels of share-based payments granted in the future. Additionally, the Company is still evaluating the assumptions it will use upon adoption.
      In April 2005, the SEC issued a press release announcing that it would provide for phased-in implementation guidance for Statement 123(R). The SEC would require that registrants that are not small business issuers adopt Statement 123(R)’s fair value method of accounting for share-based payments to employees no later than the beginning of the first fiscal year beginning after June 15, 2005. The Company intends to adopt Statement 123(R) on January 1, 2006.
      In June 2005, the Emerging Issues Task Force (“EITF”) issued EITF 05-6, Determining the Amortization Period of Leasehold Improvements (“EITF 05-6”). EITF 05-6 requires that assets recognized under capital leases generally be amortized in a manner consistent with the lessee’s normal depreciation policy except that the amortization period is limited to the lease term (which includes renewal periods that are reasonably assured). EITF 05-6 also addresses the determination of the amortization period for leasehold improvements that are purchased subsequent to the inception of the lease. Leasehold improvements acquired in a business combination or purchased subsequent to the inception of the lease should be amortized over the lesser of the useful life of the asset or the lease term that includes reasonably assured lease renewals as determined on the date of the acquisition of the leasehold improvement. The Company has adopted EITF 05-6 on July 1, 2005 which did not materially impact the Company’s financial position or results of operations.
      In October 2005, the FASB issued Staff Position 13-1 (“FSP 13-1”). FSP 13-1 requires rental costs associated with ground or building operating leases that are incurred during a construction period be recognized as rental expense. The guidance in FSP 13-1 shall be applied to the first reporting period beginning after December 15, 2005. The Company will adopt FSP 13-1 January 1, 2006 and does not anticipate adoption to materially impact its financial position or results of operations.

NOTE 2:	LONG-LIVED ASSETS

Definite-lived Intangibles
      The Company has definite-lived intangible assets which consist primarily of non-compete and building or naming rights, all of which are amortized over the shorter of either the respective lives of the agreements or over the period of time the assets are expected to contribute to the Company’s future cash flows. These definite-lived intangibles had a gross carrying amount and accumulated amortization of $24.4 million and $11.6 million, respectively, as of September 30, 2005, and $26.9 million and $12.1 million, respectively, as of December 31, 2004.

NOTES TO UNAUDITED INTERIM COMBINED FINANCIAL STATEMENTS — (Continued)
      Total amortization expense from definite-lived intangible assets for the nine months ended September 30, 2005, the nine months ended September 30, 2004 and for the year ended December 31, 2004 was $1.9 million, $2.2 million and $3.2 million, respectively. The following table presents the Company’s estimate of amortization expense for each of the five succeeding fiscal years for definite-lived intangible assets:

(In thousands)
2006	$1,823
2007	1,240
2008	1,240
2009	1,240
2010	1,463
      As acquisitions and dispositions occur in the future amortization expense may vary.

Goodwill
      The Company tests goodwill for impairment using a two-step process. The first step, used to screen for potential impairment, compares the fair value of the reporting unit with its carrying amount, including goodwill. The second step, used to measure the amount of the impairment loss, compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. The following table presents the changes in the carrying amount of goodwill in each of the Company’s reportable segments for the nine-month period ended September 30, 2005:

	Global	Global
	Music	Theater	Total

	(In thousands)
Balance as of December 31, 2004	$34,507	$10,306	$44,813
Acquisitions	96,767	7,067	103,834
Foreign currency	(657)	(195)	(852)
Adjustments	(3,561)	(1,064)	(4,625)

Balance as of September 30, 2005	$127,056	$16,114	$143,170

      During July, 2005, the Company purchased a 50.1% controlling majority interest in Mean Fiddler Music Group, PLC (“Mean Fiddler”) in the United Kingdom for approximately $43.6 million. Total assets were valued at approximately $118.3 million, which includes $91.4 million of goodwill, and total liabilities and minority interest of approximately $74.7 million were recorded. Mean Fiddler is a consolidated subsidiary that is part of the Company’s global music segment. Mean Fiddler is involved in the promotion and production of live music events, including festivals, and venue operations.
      The Company recorded approximately $91.4 million of goodwill primarily as a result of efficiencies that the Company expects Mean Fiddler to make in its promotion business as well as giving the Company control of key festivals in the United Kingdom that it can replicate in other markets as a source of future growth. The Company paid $43.6 million for these operations, which exceeded the fair value of the net assets acquired, resulting in the recognition of goodwill.

NOTES TO UNAUDITED INTERIM COMBINED FINANCIAL STATEMENTS — (Continued)
      The results of operations for the nine months ended September 30, 2005 include the operations of Mean Fiddler from July 5, 2005. Unaudited pro forma combined results of operations, assuming the Mean Fiddler acquisition had occurred on January 1, 2004 would have been as follows:

	Nine Months Ended
	September 30,

	2005	2004

	(In thousands, except
	per-share amounts)
Revenue	$2,205,266	$2,336,862
Net income (loss)	$(256)	$52,867
Net income (loss) per common share	$0.00	$0.78

Other Operating Assets
      The Company makes investments in various operating assets, including investments in assets and rights related to assets for museum exhibitions. These assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. For the nine-month period ended September 30, 2005 and the year ended December 31, 2004, the Company recorded an impairment write-down related to these exhibitions, included in the Company’s other operations, of $.9 million and $1.1 million, respectively. These write-downs were recorded as “Divisional operating expenses”.

NOTE 3:	RESTRUCTURING
      The Company restructured its operations in connection with its merger with Clear Channel Communications in August of 2000. A portion of the Company’s international corporate office in New York was closed on June 30, 2001. All restructuring has resulted in the actual termination of approximately 150 employees.
      In July 2005, the Company acquired a controlling majority interest in Mean Fiddler. As part of the acquisition, the Company recorded $5.4 million in restructuring costs primarily related to lease terminations, which it expects to pay over the next several years.
      The Company recorded a liability in purchase accounting primarily related to severance for terminated employees and lease terminations as follows:

	Nine Months Ended	Year Ended
	September 30, 2005	December 31, 2004

	(In thousands)
Severance and lease termination costs:
Accrual at January 1	$2,579	$2,648
Estimated restructuring accruals	$5,390	—
Payments charged against restructuring accrual	(866)	(69)

Remaining accrual at September 30 or December 31	$7,103	$2,579

      The remaining severance and lease accrual is comprised of $0.6 million of severance and $1.1 million of lease termination. The severance accrual includes amounts that will be paid over the next several years related to deferred payments to former employees as well as other compensation. The lease termination accrual will be paid over the next nine years. During the nine months ended September 30, 2005, $0.7 million was paid and charged to the restructuring reserve related to severance. In addition, Clear Channel Communications made payments related to acquisition contingencies of $0.3 million and $1.1 million for the nine months ended September 30, 2005 and the year ended December 31, 2004, respectively, on behalf of the Company. These payments were accounted for as non-cash capital contributions by Clear Channel Communications to the Company.

NOTES TO UNAUDITED INTERIM COMBINED FINANCIAL STATEMENTS — (Continued)
      The Company recorded additional restructuring expense in 2004 primarily related to the sale of a United Kingdom business included in other operations. As of September 30, 2005, the accrual balance of the restructuring was $2.0 million. All of this restructuring has resulted in the actual termination of approximately 90 employees. During the nine months ended September 30, 2005, there were no payments made and charged to this restructuring reserve related to severance.

NOTE 4:	COMMITMENTS AND CONTINGENCIES
      Certain agreements relating to acquisitions provide for purchase price adjustments and other future contingent payments based on the financial performance of the acquired companies. The Company will continue to accrue additional amounts related to such contingent payments if and when it is determinable that the applicable financial performance targets will be met. The aggregate of these contingent payments, if performance targets are met, would not significantly impact the financial position or results of operations of the Company.
      The Company is among the defendants in a lawsuit filed September 3, 2002 by JamSports in United States Federal District Court for the Northern District of Illinois. The plaintiff alleged that the Company violated federal antitrust laws and wrongfully interfered with plaintiff’s business and contractual rights. On March 21, 2005, the jury rendered its verdict finding that the Company had not violated the antitrust laws, but had tortiously interfered with a contract which the plaintiff had entered into with co-defendant AMA Pro Racing and with the plaintiff’s prospective economic advantage. In connection with the findings regarding tortious interference, the jury awarded to the plaintiffs approximately $17.0 million in lost profits and $73.0 million in punitive damages. In April, 2005, the Company filed a Renewed Motion for Judgment as a Matter of Law and Motion For a New Trial, to seek a judgment notwithstanding the verdict or a new trial from the U.S. District Court that tried the case. On August 15, 2005, the District Court granted that motion in part, granting judgment in favor of the Clear Channel defendants on the plaintiff’s claim for tortious interference with prospective economic advantage and granting the Clear Channel defendants a new trial with respect to the issue of damages on the plaintiff’s claim for tortious interference with contract. The District Court has set a new date for this trial, on February 6, 2006. The Company is vigorously defending this remaining claim. The company has accrued its estimate of the probable costs for the resolution of this claim. This estimate has been developed in consultation with counsel and is based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular period could be materially affected by changes in the Company’s assumptions or the effectiveness of its strategies related to this proceeding.
      The Company is currently involved in certain other legal proceedings and, as required, has accrued an estimate of the probable costs for the resolution of these claims. These estimates have been developed in consultation with counsel and are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular period could be materially affected by changes in the Company’s assumptions or the effectiveness of its strategies related to these proceedings.

NOTE 5:	RELATED PARTY TRANSACTIONS
      The Company currently has a revolving line of credit with Clear Channel Communications that is payable upon demand by Clear Channel Communications or on August 1, 2010, whichever is earlier, allows for prepayment at any time, and accrues interest at a fixed per annum rate of 7.0%. Clear Channel Communications promises that it will not call the outstanding balance of this revolving line of credit prior to its maturity date.
      Clear Channel Communications has provided funding for certain of the Company’s acquisitions of net assets. These amounts funded by Clear Channel Communications for these acquisitions are recorded in “Owner’s net investment” as a component of owner’s equity. Also, certain tax related receivables and payables, which are considered non-cash capital contributions or dividends, are recorded in “Owner’s net

NOTES TO UNAUDITED INTERIM COMBINED FINANCIAL STATEMENTS — (Continued)
investment”. During the nine months ended September 30, 2005 and the year ended December 31, 2004, Clear Channel Communications made additional non-cash capital contributions of $1.5 million and $17.6 million, respectively. As of September 30, 2005 and December 31, 2004, the balance recorded in “Owner’s net investment” is $4.4 billion and $4.4 billion, respectively.
      The Company purchases advertising from Clear Channel Communications and its subsidiaries. For the nine months ended September 30, 2005 and 2004, the Company recorded $10.0 million and $13.5 million, respectively, in expense for these advertisements. It is the Company’s opinion that these transactions were recorded at fair value.
      Clear Channel Communications provides management services to the Company, which include, among other things: (i) treasury, payroll and other financial related services; (ii) human resources and employee benefits services; (iii) legal and related services; and (iv) information systems, network and related services. These services are allocated to the Company based on actual direct costs incurred or on the Company’s share of Clear Channel Communications’ estimate of expenses relative to a seasonally adjusted headcount. Management believes this allocation method to be reasonable and the expenses allocated to be materially the same as the amount that would have been incurred on a stand-alone basis. For the nine months ended September 30, 2005 and 2004, the Company recorded $6.9 million and $5.7 million, respectively, as a component of “Corporate expenses” for these services.
      The Company anticipates executing a transitional services agreement with Clear Channel Communications that will provide services similar to the management services discussed above. These services will be provided for a finite period of time subsequent to the spin-off and will be charged to the Company based upon Clear Channel Communications’ direct costs incurred to provide these services, which it estimates to be the fair market value for such services.
      Clear Channel Communications owns the trademark and trade names used by the Company. Beginning January 1, 2003, Clear Channel Communications charges the Company a royalty fee based upon a percentage of annual revenue. Clear Channel Communications used a third party valuation firm to assist in the determination of the royalty fee. For the nine months ended September 30, 2005 and 2004, the Company recorded $0.5 million and $1.3 million, respectively, of royalty fees in “Corporate expenses.”
      The operations of the Company are included in a consolidated federal income tax return filed by Clear Channel Communications. The Company’s provision for income taxes has been computed on the basis that the Company files separate consolidated income tax returns with its subsidiaries. Tax payments are made to Clear Channel Communications on the basis of the Company’s separate taxable income. Tax benefits recognized on employee stock options exercises are retained by Clear Channel Communications.

NOTES TO UNAUDITED INTERIM COMBINED FINANCIAL STATEMENTS — (Continued)

NOTE 6:	SEGMENT DATA
      The Company has two reportable operating segments — global music and global theater. Revenue and expenses earned and charged between segments are recorded at fair value and eliminated in consolidation. There are no customers that individually account for more than ten percent of the combined revenues in any year.

	Global Music	Global Theater	Other	Corporate	Combined

Nine months ended September 30, 2005
Revenue	$1,708,369	$233,265	$242,954	$—	$2,184,588
Divisional operating expenses	1,595,434	219,132	236,065	—	2,050,631
Depreciation and amortization	27,363	11,389	4,362	3,278	46,392
Loss (gain) on sale of operating assets	(32)	2	(396)	—	(426)
Corporate expense	—	—	—	38,391	38,391

Operating income (loss)	$85,604	$2,742	$2,923	$(41,669)	$49,600

Identifiable assets	$1,180,912	$408,540	$219,699	$83,082	$1,892,233
Capital expenditures	$31,032	$29,429	$8,204	$3,332	$71,997
Nine months ended September 30, 2004
Revenue	$1,793,072	$222,871	$245,936	$—	$2,261,879
Divisional operating expenses	1,674,660	198,942	234,183	—	2,107,785
Depreciation and amortization	27,064	11,014	5,655	3,766	47,499
Loss (gain) on sale of operating assets	(2,921)	(58)	10,379	—	7,400
Corporate expense	—	—	—	19,977	19,977

Operating income (loss)	$94,269	$12,973	$(4,281)	$(23,743)	$79,218

Identifiable assets	$952,484	$422,195	$139,947	$106,318	$1,620,944
Capital expenditures	$28,175	$23,750	$2,708	$1,883	$56,516
      Revenue of $677.6 million and $574.1 million were derived from the Company’s foreign operations, of which $313.1 million and $249.9 million were derived from the Company’s operations in the United Kingdom for the nine months ended September 30, 2005 and 2004, respectively. Identifiable assets of $593.8 million and $409.4 million were derived from the Company’s foreign operations, of which $302.8 million and $173.0 million were derived from the Company’s operations in the United Kingdom as of September 30, 2005 and 2004, respectively.

NOTE 7:	SUBSEQUENT EVENTS
      On August 10, 2005, the Company filed an information statement on Form 10 with the Securities and Exchange Commission to distribute shares of its common stock to the holders of Clear Channel Communications common stock. Prior to or upon consummation of the distribution, the assets and liabilities that comprise the Company will be contributed into CCE Spinco, Inc.

Report of Independent Registered Public Accounting Firm on Financial Statement Schedules
Board of Directors
Clear Channel Communications, Inc., owner of Clear Channel Entertainment
      We have audited the combined balance sheets of Clear Channel Entertainment (a division of Clear Channel Communications, Inc. as defined in Note A) as of December 31, 2004 and 2003, and the related combined statements of operations, changes in owner’s equity, and cash flows for each of the three years in the period ended December 31, 2004, and have issued our report thereon dated July 29, 2005, except for the second and third paragraphs of Note M, as to which the dates are August 10, 2005, and November 7, 2005, respectively (included elsewhere in this Registration Statement). Our audits also included the Schedule II Allowance for Doubtful Accounts and Schedule II Deferred Tax Asset Valuation Allowance in this Registration Statement. These schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits.
      In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP
San Antonio, Texas
July 29, 2005

SCHEDULE II
VALUATION AND QUALIFYING ACCOUNTS
Allowance for Doubtful Accounts
(In thousands)

		Charges
	Balance at	to Costs,	Write-off		Balance
	Beginning	Expenses	of Accounts		at end of
Description	of period	and other	Receivable	Other	Period

Year ended December 31, 2002	$15,803	$1,757	$(3,135)	$363(1)	$14,788

Year ended December 31, 2003	$14,788	$3,417	$(6,994)	$384(1)	$11,595

Year ended December 31, 2004	$11,595	$2,017	$(3,546)	$108(1)	$10,174

(1)	Foreign currency adjustments.

SCHEDULE II
VALUATION AND QUALIFYING ACCOUNTS
Deferred Tax Asset Valuation Allowance
(In thousands)

		Charges
	Balance at	to Costs,			Balance at
	Beginning	Expenses			end of
Description	of period	and other	Deletions(1)	Other	Period

Year ended December 31, 2002	$79,000	$—	$14,965	$—	$64,035

Year ended December 31, 2003	$64,035	$—	$6,230	$—	$57,805

Year ended December 31, 2004	$57,805	$—	$57,805	$—	$—

(1)	In 2002, 2003 and 2004, the Company utilized net operating loss carryforwards and certain deferred tax assets, which resulted in the reduction of the allowance for those net operating loss carryforwards and other assets.

INTERNATIONAL VENUES

UK
Sweden
Spain
Edinburgh
Sunderland
York
Southport
Grimsby
Manchester
(3)
Ashton-Under-Lyne
Dublin
Liverpool
Sheffield
Leicestershire
Birmingham
Felixtowe
Oxford
Bristol
Reading
(6)
(6) London
Cardiff
Hayes
Folkestone
Hastings
Southampton
Torbay
Stockholm
Barcelona
(3) Madrid
Amphitheater
Arena
Club
Theater
Festival Site

Note: Does not include 1 theater in which we have non controlling equity interests.

* See inside front cover for a map of our North American venues.